                                                                    EXHIBIT 4.51

                                U.S. $375,000,000


                                CREDIT AGREEMENT


                            DATED AS OF JUNE 30, 1999


                                      AMONG

                         HORSESHOE GAMING HOLDING CORP.,
                                  AS BORROWER,


                           THE LENDERS LISTED HEREIN,
                                   AS LENDERS,


                           DLJ CAPITAL FUNDING, INC.,
                              AS SYNDICATION AGENT,


                       CANADIAN IMPERIAL BANK OF COMMERCE,
                            AS ADMINISTRATIVE AGENT,

                   WELLS FARGO BANK, NATIONAL ASSOCIATION,
                             AS DOCUMENTATION AGENT,


                         LEAD ARRANGER AND BOOK RUNNER:


             DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION

                                  CO-ARRANGER:

                            CIBC WORLD MARKETS CORP.

                         HORSESHOE GAMING HOLDING CORP.

                                CREDIT AGREEMENT

                                TABLE OF CONTENTS

                                                                               PAGE
Section 1.        DEFINITIONS...............................................   2
     1.1          Certain Defined Terms.....................................   2
     1.2          Accounting Terms; Utilization of GAAP for Purposes of
                  Calculations Under Agreement..............................  32
     1.3          Other Definitional Provisions and Rules of
                  Construction..............................................  32

Section 2.        AMOUNTS AND TERMS OF COMMITMENTS AND LOANS................  32
     2.1          Commitments; Making of Loans; the Register; Notes.........  32
     2.2          Interest on the Loans.....................................  40
     2.3          Fees......................................................  45
     2.4          Repayments, Prepayments and Reductions in Revolving
                  Loan Commitments; General Provisions Regarding
                  Payments..................................................  45
     2.5          Use of Proceeds...........................................  53
     2.6          Special Provisions Governing Adjusted Eurodollar Rate
                  Loans.....................................................  53
     2.7          Increased Costs; Taxes; Capital Adequacy..................  55
     2.8          Obligation of Lenders and Issuing Lenders to
                  Mitigate; Replacement of Lender...........................  59


Section 3.        LETTERS OF CREDIT.........................................  61
     3.1          Issuance of Letters of Credit and Lenders' Purchase
                  of Participations.........................................  61
     3.2          Letter of Credit Fees.....................................  63
     3.3          Drawings and Reimbursement of Amounts Paid Under
                  Letters of Credit.........................................  63
     3.4          Obligations Absolute......................................  66
     3.5          Nature of Issuing Lenders' Duties.........................  67

Section 4.        CONDITIONS TO EFFECTIVENESS OF AGREEMENT AND TO LOANS
                  AND LETTERS OF CREDIT.....................................  68
     4.1          Conditions to Effectiveness of Agreement..................  68
     4.2          Conditions to Tranche B Term Loans and Initial
                  Revolving Loans and Swing Line Loans......................  69
     4.3          Conditions to All Loans...................................  76
     4.4          Conditions to Letters of Credit...........................  77

Section 5.        COMPANY'S REPRESENTATIONS AND WARRANTIES..................  78
     5.1          Organization, Powers, Qualification, Good Standing,
                  Business and Subsidiaries.................................  78
     5.2          Authorization of Borrowing, etc...........................  79
     5.3          Financial Condition.......................................  79
     5.4          No Material Adverse Effect; No Restricted Junior
                  Payments..................................................  80
     5.5          Title to Properties; Liens; Real Property.................  80
     5.6          Litigation; Adverse Facts.................................  81
     5.7          Payment of Taxes..........................................  81
     5.8          Performance of Agreements; Materially Adverse
                  Agreements; Material Contracts............................  81
     5.9          Governmental Regulation...................................  82
     5.10         Securities Activities.....................................  82
     5.11         Employee Benefit Plans....................................  82
     5.12         Certain Fees..............................................  82
     5.13         Environmental Protection..................................  83
     5.14         Employee Matters..........................................  83
     5.15         Solvency..................................................  83
     5.16         Matters Relating to Collateral............................  84
     5.17         Disclosure................................................  84
     5.18         Year 2000 Compliance......................................  85
     5.19         Compliance With Laws; Maintenance of Licenses.............  85
     5.20         Intangible Property.......................................  86
     5.21         Classification of Ships...................................  86

Section 6.        COMPANY'S AFFIRMATIVE COVENANTS..........................   86
     6.1          Financial Statements and Other Reports...................   86
     6.2          Legal Existence, etc.....................................   91
     6.3          Payment of Taxes and Claims; Tax Consolidation...........   91
     6.4          Maintenance of Properties; Insurance; Application of
                  Net Insurance/Condemnation Proceeds......................   92
     6.5          Inspection Rights; Lender Meeting........................   92
     6.6          Compliance with Laws; Maintenance of Licenses............   93
     6.7          Environmental Review and Investigation, Disclosure,
                  Etc.; Company's Actions Regarding Hazardous Materials
                  Activities, Environmental Claims and Violations of
                  Environmental Laws.......................................   93
     6.8          Execution of Subsidiary Guaranty and Personal
                  Property Collateral Documents by Certain Subsidiaries
                  and Future Subsidiaries; IP Collateral...................   95
     6.9          Conforming Leasehold Interests; Matters Relating to
                  Additional Real Property Collateral......................   96
     6.10         Additional Ship Mortgages, Etc...........................   98
     6.11         Year 2000 Compliance.....................................   98
     6.12         Redemption of Existing Empress Bonds.....................   99

Section 7.        COMPANY'S NEGATIVE COVENANTS.............................   99
     7.1          Indebtedness.............................................   99
     7.2          Liens and Related Matters................................  100
     7.3          Investments; Joint Ventures..............................  101
     7.4          Contingent Obligations...................................  102
     7.5          Restricted Junior Payments...............................  102
     7.6          Financial Covenants......................................  103
     7.7          Restriction on Fundamental Changes; Asset Sales and
                  Acquisitions.............................................  104
     7.8          Consolidated Capital Expenditures........................  105
     7.9          Restriction on Leases....................................  105
     7.10         Sales and Lease-Backs....................................  106
     7.11         Transactions with Stockholders and Affiliates............  106
     7.12         Disposal of Subsidiary Equity............................  106
     7.13         Conduct of Business......................................  107

     7.14         Amendments of Documents Relating to Subordinated
                  Indebtedness.............................................  107
     7.15         Fiscal Year..............................................  107

Section 8.        EVENTS OF DEFAULT........................................  107
     8.1          Failure to Make Payments When Due........................  107
     8.2          Default in Other Agreements..............................  107
     8.3          Breach of Certain Covenants..............................  108
     8.4          Breach of Warranty.......................................  108
     8.5          Other Defaults Under Loan Documents......................  108
     8.6          Involuntary Bankruptcy; Appointment of Receiver, etc.....  108
     8.7          Voluntary Bankruptcy; Appointment of Receiver, etc.......  109
     8.8          Judgments and Attachments................................  109
     8.9          Dissolution..............................................  109
     8.10         Employee Benefit Plans...................................  109
     8.11         Change in Control........................................  109
     8.12         Invalidity of Subsidiary Guaranty; Failure of
                  Security; Repudiation of Obligations.....................  110
     8.13         Loss of Gaming License...................................  110


Section 9.        THE AGENTS...............................................  111
     9.1          Appointment..............................................  111
     9.2          Powers and Duties; General Immunity......................  113
     9.3          Representations and Warranties; No Responsibility For
                  Appraisal of Creditworthiness............................  114
     9.4          Right to Indemnity.......................................  114
     9.5          Successor Agents and Swing Line Lender...................  115
     9.6          Collateral Documents and Subsidiary Guaranty.............  115

Section 10.       MISCELLANEOUS............................................  116
     10.1         Assignments and Participations in Loans and Letters
                  of Credit................................................  116
     10.2         Expenses.................................................  120
     10.3         Indemnity................................................  121
     10.4         Set-Off; Security Interest in Deposit Accounts...........  122
     10.5         Ratable Sharing..........................................  122

     10.6         Amendments and Waivers...................................  123
     10.7         Independence of Covenants................................  124
     10.8         Notices..................................................  124
     10.9         Survival of Representations, Warranties and
                  Agreements...............................................  125
     10.10        Failure or Indulgence Not Waiver; Remedies Cumulative....  125
     10.11        Marshalling; Payments Set Aside..........................  125
     10.12        Severability.............................................  125
     10.13        Obligations Several; Independent Nature of Lenders'
                  Rights...................................................  125
     10.14        Headings.................................................  126
     10.15        Applicable Law...........................................  126
     10.16        Successors and Assigns...................................  126
     10.17        Consent to Jurisdiction and Service of Process...........  126
     10.18        Waiver of Jury Trial.....................................  127
     10.19        Confidentiality..........................................  127
     10.20        Counterparts; Effectiveness..............................  128
     10.21        Cooperation With Gaming Authorities......................  128


         Signature pages .................................................   S-1

                                    EXHIBITS
I.             FORM OF NOTICE OF BORROWING
II.            FORM OF NOTICE OF CONVERSION/CONTINUATION
III.           FORM OF NOTICE OF ISSUANCE OF LETTER OF CREDIT
IV.            FORM OF TRANCHE B TERM NOTE
V.             FORM OF REVOLVING NOTE
VI.            FORM OF SWING LINE NOTE
VII.           FORM OF COMPLIANCE CERTIFICATE
VIII.          FORM OF SIGNING DATE OPINION OF SWIDLER BERLIN SHEREFF
               FRIEDMAN, LLP
IX.            FORM OF INITIAL FUNDING DATE OPINION OF SWIDLER BERLIN SHEREFF
               FRIEDMAN, LLP
X.             FORM OF SIGNING DATE OPINION OF O'MELVENY & MYERS LLP
XI.            FORM OF INITIAL FUNDING DATE OPINION OF O'MELVENY & MYERS LLP
XII.           FORM OF ASSIGNMENT AGREEMENT
XIII.          FORM OF CERTIFICATE RE NON-BANK STATUS
XIV.           FORM OF SOLVENCY CERTIFICATE
XV.            FORM OF SUBSIDIARY GUARANTY
XVI.           FORM OF SECURITY AGREEMENT
XVII.          FORM OF CONFIRMATION OF EFFECTIVENESS CERTIFICATE
XVIII.         FORM OF AGREEMENT OF JOINDER
XIX.           FORM OF DEBT CAPACITY CERTIFICATE

                                  SCHEDULES

2.1         LENDERS' COMMITMENTS AND PRO RATA SHARES
4.2E        INITIAL FUNDING DATE MORTGAGED PROPERTIES
5.1         SUBSIDIARIES OF COMPANY
5.5         REAL PROPERTY
5.6         LITIGATION
5.8         MATERIAL CONTRACTS
5.16        GOVERNMENTAL CONSENTS
5.20        SERVICE MARKS AND TRADEMARKS
7.1         CERTAIN EXISTING INDEBTEDNESS
7.2         CERTAIN EXISTING LIENS
7.4         CERTAIN EXISTING CONTINGENT OBLIGATIONS
7.11        AFFILIATE TRANSACTIONS

                         HORSESHOE GAMING HOLDING CORP.

                                CREDIT AGREEMENT

            This CREDIT AGREEMENT is dated as of June 30, 1999 and entered into by and among HORSESHOE GAMING HOLDING CORP., a Delaware corporation ("COMPANY"), THE LENDERS LISTED ON THE SIGNATURE PAGES HEREOF (each individually referred to herein as a "LENDER" and collectively as "LENDERS"), DLJ CAPITAL FUNDING, INC. ("DLJ"), as syndication agent hereunder for Lenders (in such capacity, "SYNDICATION AGENT") and CANADIAN IMPERIAL BANK OF COMMERCE ("CIBC"), as administrative agent for Lenders (in such capacity, "ADMINISTRATIVE AGENT").

                                 R E C I T A L S

            WHEREAS, Horseshoe (this and other capitalized terms used in these recitals without definition being used as defined in subsection 1.1) has entered into the Empress Acquisition Agreement;

            WHEREAS, (i) certain of the members of Horseshoe have caused Company to be formed and have contributed their membership interests in Horseshoe in exchange for the capital stock of Company; (ii) Horseshoe has tendered for the Former Senior Horseshoe Bonds in an aggregate amount of up to approximately $135.4 million (including tender premiums of approximately $6.8 million); (iii) Company has issued $600 million of New Sub Debt; (iv) Company has lent approximately $240.3 million to Horseshoe, which was applied as follows: $75.0 million to repay the Indebtedness outstanding under the Existing Horseshoe Credit Agreement, approximately $135.4 million in connection with the transaction described in (ii) above and approximately $29.9 million of working capital; and (v) the commitment available under the Existing Horseshoe Credit Agreement has been reduced to $20 million.

            WHEREAS, in accordance with the Empress Acquisition Agreement, on the Initial Funding Date and, if Empress Joliet is acquired later, the Empress Joliet Acquisition Date, (i) Company will acquire 100% of the outstanding capital stock of Empress Hammond or Empress Hammond and Empress Joliet; (ii) approximately $460.9 million (excluding the application of a $10 million cash deposit made previously) will be paid to the Empress shareholders in connection with the events described in (i); and (iii) Company will own 100% of the equity of Horseshoe. The events described in clauses (i) and (ii), together with any other transactions contemplated by the Empress Acquisition Agreement, are referred to collectively herein as the "Empress Acquisition".

            WHEREAS, Lenders have agreed to extend certain credit facilities to Company, the proceeds of which will be used by Company, together with the proceeds of the issuance of the New Sub Debt; (i) to finance the Empress Acquisition; (ii) to refinance the Existing Horseshoe Credit Facility; (ii) to pay the Transaction Costs; (iii) to fund the repurchase of the Existing Empress Bonds; and (iv) to provide for working capital and/or other general purposes of Company and its Subsidiaries;

            WHEREAS, Company desires to secure all of the Obligations hereunder and under the other Loan Documents by granting to Administrative Agent, on behalf of Lenders, a first priority Lien on substantially all of its personal property and its real property including a pledge of all of the capital stock of its Domestic Subsidiaries and a pledge of 65% of the capital stock of its Foreign Subsidiaries that are owned by Company or a Domestic Subsidiary;

            WHEREAS, all of Company's Domestic Subsidiaries have agreed to guarantee the Obligations hereunder and under the other Loan Documents and to secure their Subsidiary Guaranty by granting to Administrative Agent on behalf of Lenders, a First Priority Lien on substantially all of their respective personal property and substantially all of their respective real property including a pledge of all of the capital stock of each of their Domestic Subsidiaries and 65% of the capital stock of each of their Foreign Subsidiaries that is owned by Company or a Domestic Subsidiary;

            NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Company, Lenders, Syndication Agent and Administrative Agent agree as follows:

SECTION 1.  DEFINITIONS

1.1   CERTAIN DEFINED TERMS.

            The following terms used in this Agreement shall have the following meanings:

            "ADJUSTED EURODOLLAR RATE" means, for any Interest Rate Determination Date with respect to any Interest Period for an Adjusted Eurodollar Rate Loan, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) obtained by dividing (x) the rate of interest equal to (a) the interest rate per annum for deposits in Dollars in an amount approximately equal to the amount of CIBC's Adjusted Eurodollar Rate Loan and for a period approximately equal to such Interest Period which appears on page 3750 of the Dow Jones Telerate Screen as of 11:00 A.M. (London time) two (2) Business Days prior to the beginning of such Interest Period for delivery on the first day of such Interest Period, or (b) if such a rate does not appear on page 3750 of the Dow Jones Telerate Screen, the average (rounded upwards, if necessary, to the nearest 1/100 of 1%) of the rates per annum at which Dollar deposits in immediately available funds are offered to CIBC in the interbank Eurodollar market as at or about 11:00 A.M. (New York City time) two (2) Business Days prior to the beginning of such Interest Period for delivery on the first day of such Interest Period, and in an amount approximately equal to the amount of CIBC's Adjusted Eurodollar Rate Loan and for a period approximately equal to such Interest Period, by (y) a percentage equal to 100% minus the stated maximum rate (expressed as a percentage) of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves) applicable on such Interest Rate Determination Date to any member bank of the Federal Reserve System in respect of "Eurocurrency liabilities" as defined in Regulation D (or any successor category of liabilities under Regulation D).

            "ADJUSTED EURODOLLAR RATE LOANS" means Loans bearing interest at rates determined by reference to the Adjusted Eurodollar Rate as provided in subsection 2.2A.

             "ADMINISTRATIVE AGENT" has the meaning assigned to that term in the introduction to this Agreement and also means and includes any successor Administrative Agent appointed pursuant to subsection 9.5A.

            "AFFECTED CLASS" has the meaning assigned to that term in subsection 10.6.

            "AFFECTED LENDER" has the meaning assigned to that term in subsection 2.6C.

            "AFFILIATE", as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person, or any trust for the benefit of such Person or established by such Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

            "AFFILIATED FUND" means, with respect to any Lender that is a fund that invests in commercial loans, any other fund that invests in commercial loans and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

            "AGENTS" means, collectively, the Syndication Agent and the Administrative Agent.

            "AGREEMENT" means this Credit Agreement dated as of June 30, 1999, as it may be amended, supplemented or otherwise modified from time to time.

            "APPLICABLE CAPITAL GAIN TAX RATE" in respect of each of Company or any of its Subsidiaries means for each such entity calculated separately an amount equal to the sum of (i) the highest marginal Federal capital gain tax rate applicable to any Equity Holder of Company plus (ii) an amount equal to the sum of the highest marginal state and local capital gain tax rates applicable to any Equity Holder of Company multiplied by a factor equal to 1 minus such highest marginal Federal capital gain tax rate.

            "APPLICABLE CONSOLIDATED LEVERAGE RATIO" means, at any date of determination, the Consolidated Leverage Ratio as set forth in an Officer's Certificate delivered in accordance with the provisions of subsection 4.2B(vii) or the most recent Compliance Certificate or Margin Determination Certificate, as the case may be, delivered in accordance with the provisions of subsection 6.1(iv).

            "APPLICABLE INCOME TAX RATE" in respect of each of Company or any of its Subsidiaries means for each such entity calculated separately, an amount equal to the sum of (i) the highest marginal Federal income tax rate applicable to any Equity Holder of Company plus (ii) an amount equal to the sum of the highest marginal state and local income tax rates applicable to any Equity Holder of Company multiplied by a factor equal to 1 minus such highest marginal Federal income tax rate.

            "ARRANGERS" means DLJ Securities and CIBC World Markets as arrangers of the credit facilities described herein.

            "ASSET SALE" means the sale by Company or any of its Subsidiaries to any Person other than Company or any of its wholly-owned Subsidiaries of (i) any of the equity ownership of any of Company's Subsidiaries, (ii) substantially all of the assets of any division or line of business of Company or any of its Subsidiaries, or (iii) any other assets (whether tangible or intangible) of Company or any of its Subsidiaries (other than Excluded Asset Sales).

            "ASSIGNMENT AGREEMENT" means an Assignment Agreement in substantially the form of Exhibit XII annexed hereto.

            "BANKRUPTCY CODE" means Title 11 of the United States Code entitled "Bankruptcy", as now and hereafter in effect, or any successor statute.

            "BASE RATE" means, at any time, the higher of (x) the Reference Rate or (y) the rate which is 1/2 of 1% in excess of the Federal Funds Effective Rate.

            "BASE RATE LOANS" means Loans bearing interest at rates determined by reference to the Base Rate as provided in subsection 2.2A.

            "BUSINESS DAY" means (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close, and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Adjusted Eurodollar Rate Loans, any day that is a Business Day described in clause (i) above and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

            "CAPITAL LEASE", as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

            "CASH" means money, currency or a credit balance in a Deposit
Account.

            "CASH EQUIVALENTS" means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, the highest rating obtainable from either Standard & Poor's Ratings Group ("S&P") or Moody's Investors Service, Inc. ("MOODY'S"); (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody's; (iv) certificates of deposit or bankers' acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least "adequately capitalized" (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (v) shares of any money market mutual fund that (a) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody's.

            "CERTIFICATE RE NON-BANK STATUS" means a certificate substantially in the form of Exhibit XIII annexed hereto delivered by a Lender to Administrative Agent pursuant to subsection 2.7B(iii).

            "CHANGE OF CONTROL" means

            (a) prior to the consummation of an underwritten initial public offering, the failure of Majority Shareholders to own, free and clear of all Liens or other encumbrances, at least 80% of the outstanding shares of Company on a fully diluted basis; or

            (b) following the consummation of an underwritten initial public offering, the failure of Majority Shareholders to own, free and clear of all Liens or other encumbrances, at least 51% of the outstanding shares of Company on a fully diluted basis; or

            (c) the occurrence of a "change in control" as defined in the New Sub Debt Indenture; or

            (d) the occurrence of a "change in control" as defined in the Existing Subordinated Horseshoe Indenture.

            "CIBC" has the meaning assigned to that term in the introduction to this Agreement.

            "CIBC WORLD MARKETS" means CIBC World Markets Corp.

            "CLASS" means, as applied to Lenders, each of the following classes of Lenders: (i) Lenders having Tranche B Term Loan Exposure; (ii) Lenders having Revolving Loan Exposure; and (iii) Lenders having exposure in additional commitments made in accordance with clause (viii) of subsection 10.6.

            "CODE" means the Internal Revenue Code of 1986, as amended.

            "COLLATERAL" means, collectively, all of the real, personal and mixed property (including capital stock) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

            "COLLATERAL ACCESS AGREEMENT" means any landlord waiver, mortgagee waiver, bailee letter or any similar acknowledgement or agreement of any landlord or mortgagee in respect of any Real Property Asset where any Collateral is located or any warehouseman or processor in possession of any Inventory of any Loan Party, in form and substance reasonably satisfactory to Agents.

            "COLLATERAL DOCUMENTS" means the Security Agreement, the Mortgages, the Ship Mortgages and all other instruments or documents delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to Administrative Agent, on behalf of Lenders, a Lien on any real, personal or mixed property of that Loan Party as security for the Obligations.

            "COMMITMENT FEE PERCENTAGE" means, as of any date of determination, a percentage per annum as set forth opposite the Applicable Consolidated Leverage Ratio:

            Applicable Consolidated                 Commitment
                  Leverage Ratio                   Fee Percentage
                  --------------                   --------------
              > or equal to 3.5:1.0                   0.500%
              < 3.5:1.0                               0.375%

            "COMMITMENTS" means the commitments of Lenders to make Loans as set forth in subsection 2.1A.

            "COMPANY" has the meaning assigned to that term in the introduction to this Agreement.

            "COMPLIANCE CERTIFICATE" means a certificate substantially in the form of Exhibit VII annexed hereto delivered to Agents and Lenders by Company pursuant to subsection 6.1(iv).

            "CONFORMING LEASEHOLD INTEREST" means any Recorded Leasehold Interest as to which the lessor has agreed in writing for the benefit of Administrative Agent (which writing has been delivered to Administrative Agent), whether under the terms of the applicable lease, under the terms of a Landlord Consent and Estoppel, or otherwise, to the matters described in the definition of "Landlord Consent and Estoppel," which interest, if a subleasehold or sub-subleasehold interest, is not subject to any contrary restrictions contained in a superior lease or sublease.

            "CONSOLIDATED CAPITAL EXPENDITURES" means Maintenance Capital Expenditures, New Venture Capital Expenditures and Expansion Capital Expenditures.

            "CONSOLIDATED EBITDA" means, for any period, the sum of the amounts for such period of (i) Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) provisions for taxes based on income (if incurred), (iv) total depreciation expense, (v) total amortization expense, (vi) Consolidated Preopening Expenses and (vii) other non-cash items reducing Consolidated Net Income less other non-cash items increasing Consolidated Net Income, all of the foregoing as determined on a consolidated basis for Company and its Subsidiaries in conformity with GAAP; provided that all components of Consolidated EBITDA for the period of four Fiscal Quarters ending at the end of each Fiscal Quarter shall include or exclude, as the case may be, without duplication, such components of Consolidated EBITDA attributable to any business or assets that have been acquired or disposed of by Company or any of its Subsidiaries (including businesses and assets acquired in the Empress Acquisition and through mergers or consolidations but excluding Excluded Asset Sales) after the first day of such period of four Fiscal Quarters and prior to the end of such period, as determined in good faith by Company on a pro forma basis for such period of four Fiscal Quarters as if such acquisition or disposition had occurred on such first day of such period.

            "CONSOLIDATED FIXED CHARGE COVERAGE RATIO" means, for any Fiscal Quarter, the ratio of (i) Consolidated EBITDA less Maintenance Capital Expenditures for the consecutive four Fiscal Quarter period ending on the last day of such Fiscal Quarter to (ii) Consolidated Fixed Charges for such period.

            "CONSOLIDATED FIXED CHARGES" means, for any period, the sum (without duplication) of the amounts for such period of (i) Consolidated Interest Expense, (ii) provisions for taxes based on income and, without duplication, Permitted Tax Distributions, (iii) scheduled principal payments in respect of Consolidated Total Debt and (iv) all dividends and distributions paid on any shares of capital stock of Company and all cash repurchases or redemptions of capital stock of Company, all of the foregoing as determined on a consolidated basis for Company and its Subsidiaries in conformity with GAAP; provided that the amounts in clauses (i) and (ii) shall be calculated (a) for the first full Fiscal Quarter following the Initial Funding Date by multiplying the amount for the Fiscal Quarter ended on such date by four, (b) for the second full Fiscal Quarter following the Initial Funding Date by multiplying the sum of the amounts for that Fiscal Quarter and the immediately preceding Fiscal Quarter by two, and
(c) for the third full Fiscal Quarter following the Initial Funding Date by multiplying the sum of the amounts for that Fiscal Quarter and the two immediately preceding Fiscal Quarters by 1.33; and provided, further that the amount in clauses (iii) and (iv) shall include only those payments, distributions and dividends made after the Initial Funding Date.

            "CONSOLIDATED INTEREST EXPENSE" means, for any period, total interest expense paid in cash (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Company and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Company and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs under Interest Rate Agreements, but excluding, however, any amounts referred to in subsection 2.3 payable to Arrangers and Agents on or before the Initial Funding Date.

            "CONSOLIDATED LEVERAGE RATIO" means, for any Fiscal Quarter, the ratio of (a) Consolidated Total Debt as of the last day of such Fiscal Quarter to (b) Consolidated EBITDA for the consecutive four Fiscal Quarters ending on the last day of such Fiscal Quarter.

            "CONSOLIDATED NET INCOME" means, for any period, the net income (or loss) of Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided that there shall be excluded (i) the income (or loss) of any Person (other than a Subsidiary of Company) in which any other Person (other than Company or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Company or any of its Subsidiaries by such Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Company or is merged into or consolidated with Company or any of its Subsidiaries or that Person's assets are acquired by Company or any of its Subsidiaries, (iii) the income of any Subsidiary of Company to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iv) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan, and (v) (to the extent not included in clauses (i) through (iv) above) any net extraordinary gains or net non-cash extraordinary losses.

            "CONSOLIDATED NET WORTH" means, as at any date of determination, the sum of the capital stock and additional paid-in capital plus retained earnings (or minus accumulated deficits) of Company and its Subsidiaries on a consolidated basis determined in conformity with GAAP.

            "CONSOLIDATED OPERATING LEASE RENTAL PAYMENTS" means, for any period, the aggregate amount of all rents paid or payable by Company and its Subsidiaries on a consolidated basis during that period under all Operating Leases to which Company or any of its Subsidiaries is a party as lessee.

            "CONSOLIDATED PREOPENING EXPENSES" means, for any period, those costs incurred prior to the commencement of a new operation, including payroll, consulting fees, legal expenses, licensing, supplies, travel, printing, relocation expense, temporary housing and other similar expenses of Company and its Subsidiaries on a consolidated basis, that are expensed in accordance with GAAP.

            "CONSOLIDATED TOTAL DEBT" means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

            "CONTINGENT OBLIGATION", as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof or (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings. Contingent Obligations shall include (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (X) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (Y) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (X) or (Y) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited.

            "CONTRACTUAL OBLIGATION", as applied to any Person, means any provision of any Security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

            "DEBT CAPACITY CERTIFICATE" means an Officer's Certificate of Company in the form attached hereto as Exhibit XIX delivered to Agents and Lenders pursuant to subsections 4.2T, 6.1(ii) and (iii) calculating the maximum amount of Indebtedness that can be incurred by Company and its Subsidiaries under the Debt Restrictive Agreements.

            "DEBT RESTRICTIVE AGREEMENTS" means the Existing Subordinated Horseshoe Indenture, the New Sub Debt Indenture, the Existing Empress Indenture (if applicable), and any other applicable agreements to which Company and its Subsidiaries are party or are bound which limit the maximum amount of Indebtedness which can be incurred by Company and its Subsidiaries.

            "DEPOSIT ACCOUNT" means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

            "DLJ" has the meaning assigned to that term in the introduction to this Agreement.

            "DLJ SECURITIES" means Donaldson, Lufkin & Jenrette Securities Corporation.

            "DOCUMENTATION AGENT" means Wells Fargo Bank, National
Association.

            "DOLLARS" and the sign "$" mean the lawful money of the United States of America.

            "DOMESTIC SUBSIDIARY" means a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia.

            "ELIGIBLE ASSIGNEE" means (I) to the extent required under applicable Gaming Laws, registered with, approved by, or not disapproved by (whichever may be required under applicable Gaming Laws), all applicable Gaming Authorities and (II) (A) (i) a commercial bank, savings and loan association or savings bank organized under the laws of the United States or any state thereof; provided that such financial institution has combined capital and surplus of at least $100,000,000; (ii) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided that (x) such bank is acting through a branch or agency located in the United States or (y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; and (iii) any other entity which is an "accredited investor" (as defined in Regulation D under the Securities Act) which extends credit or buys loans as one of its businesses including insurance companies, mutual funds, lease financing companies and investment funds; and (B) any Lender, any Affiliate of any Lender and any Affiliated Fund of any Lender; provided that no Affiliate of Company shall be an Eligible Assignee.

            "EMPLOYEE BENEFIT PLAN" means any "employee benefit plan" as defined in Section 3(3) of ERISA which is or was maintained or contributed to by Company, any of its Subsidiaries or any of their respective ERISA Affiliates.

            "EMPRESS" means Empress Entertainment, Inc., a Delaware corporation.

            "EMPRESS ACQUISITION" has the meaning given to such term in the recitals hereof.

            "EMPRESS ACQUISITION AGREEMENT" means that certain Agreement and Plan of Merger by and among Horseshoe, Horseshoe Gaming (Midwest), Inc., Empress Acquisition Illinois, Empress Acquisition Indiana, Empress, Empress Joliet and Empress Hammond dated as of September 2, 1998, as amended by that certain First Amendment dated as of March 25, 1999, both in the form delivered to Agents and Lenders prior to their execution of this Agreement and as such agreement may be amended from time to time thereafter to the extent permitted under subsection 4.2B.

            "EMPRESS ACQUISITION ILLINOIS" means Empress Acquisition Illinois, Inc., a Delaware corporation and a wholly-owned subsidiary of Horseshoe.

            "EMPRESS ACQUISITION INDIANA" means Empress Acquisition Indiana, Inc., a Delaware corporation and a wholly-owned subsidiary of Horseshoe.

            "EMPRESS HAMMOND" means Empress Casino Hammond Corporation, an Indiana corporation.

            "EMPRESS JOLIET" means Empress Casino Joliet Corporation, an Illinois corporation.

            "EMPRESS JOLIET ACQUISITION DATE" means the date on or after the Initial Funding Date on which Company acquires Empress Joliet.

            "ENVIRONMENTAL CLAIM" means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any governmental authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (ii) in connection with any Hazardous Materials or any actual or alleged Hazardous Materials Activity, or
(iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

            "ENVIRONMENTAL LAWS" means any and all current or future statutes, ordinances, orders, rules, regulations, guidance documents, judgments, Governmental Authorizations, or any other requirements of governmental authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity, (ii) the generation, use, storage, transportation or disposal of Hazardous Materials, or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Company or any of its Subsidiaries or any Facility, including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. Section 136 et seq.), the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.), the Oil Pollution Act (33 U.S.C. Section 2701 et
seq) and the Emergency Planning and Community Right-to-Know Act (42 U.S.C.
Section 11001 et seq.), each as amended or supplemented, any analogous present or future state or local statutes or laws, and any regulations promulgated pursuant to any of the foregoing.

            "EQUITY HOLDER" means (a) with respect to a corporation, each shareholder of such corporation, (b) with respect to a limited liability company or similar entity, each member of such limited liability company or similar entity, (c) with respect to a partnership, each partner of such partnership and
(d) with respect to any disregarded entity, the owner of such entity.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

            "ERISA AFFILIATE" means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of Company or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Company or such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Company or such Subsidiary and with respect to liabilities arising after such period for which Company or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

            "ERISA EVENT" means (i) a "reportable event" within the meaning of
Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the material failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the material failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the material failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Company, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in material liability pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of any material liability on Company, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Company, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential for material liability therefor, or the receipt by Company, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on Company, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges, in a material amount, under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or
(l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Company, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

            "EVENT OF DEFAULT" means each of the events set forth in Section 8.

            "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

            "EXCLUDED ASSET SALES" means (a) gaming equipment sold in the ordinary course of business to the extent the proceeds of such sale are promptly invested in other gaming equipment, (b) the vessel known by the name Queen of the Red, (c) the Le Bossier Hotel and (d) sales of assets (i) the aggregate value of such assets sold in any single transaction or related series of transactions is equal to $5,000,000 or less and (ii) the aggregate value of such assets sold during the term of this Agreement is equal to $10,000,000 or less.

            "EXISTING EMPRESS BONDS" means the 8.125% Senior Subordinated Notes due July 1, 2006 issued by Empress.

            "EXISTING EMPRESS BONDS REPURCHASE" means the repurchase by Empress or by Company as successor obligor of the Existing Empress Bonds pursuant to the "change in control" provisions of Section 10.14 of the Existing Empress Indenture or pursuant to the "asset sale repurchase offer" provisions of Section
10.13 of the Existing Empress Indenture, in either case in an aggregate maximum amount not to exceed approximately $151.5 million (including tender premiums not exceeding $1.5 million plus accrued and unpaid interest thereon).

            "EXISTING EMPRESS CREDIT AGREEMENT" means that certain Credit Agreement dated as of June 17, 1998 among Empress, Empress Joliet, Empress Hammond, the Lenders named therein and Wells Fargo Bank, National Association, as Swingline Lender, L/C Issuer and Agent Bank.

            "EXISTING EMPRESS INDENTURE" means that certain Indenture, dated as of June 18, 1998, among Empress, the Guarantor and U.S. Bank Trust National Association, as Trustee, pursuant to which the existing Empress Bonds were issued.

            "EXISTING HORSESHOE CREDIT AGREEMENT" means that certain amended and restated credit facility agreement dated as of November 12, 1997 by and among Horseshoe, certain commercial lending institutions as lenders, CIBC, as administrative agent and CIBC Oppenheimer Corp., as arranger.

            "EXISTING SUBORDINATED HORSESHOE BONDS" means the 9.375% Senior Subordinated Notes of Horseshoe due 2007.

            "EXISTING SUBORDINATED HORSESHOE INDENTURE" means that certain Indenture dated as of June 15, 1997 between Company, as issuer, and U.S. Trust Company of Texas, N.A., as trustee, pursuant to which the Existing Subordinated Horseshoe Bonds were issued.

            "EXPANSION CAPITAL EXPENDITURES" means any expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Leases which is capitalized on the consolidated balance sheet of Company and its Subsidiaries) by Company and its Subsidiaries during that period that, in conformity with GAAP, are included in "purchases of property and equipment" or comparable items reflected in the consolidated statement of cash flows of Company and its Subsidiaries that are made with respect to any Related Business that further expands or enhances the Gaming Facilities pledged under the Collateral Documents and which is not properly characterized as a Maintenance Capital Expenditure.

            "FACILITIES" means any and all real property (including all buildings, fixtures or other improvements located thereon and all Gaming Facilities) now, hereafter or heretofore owned, leased, operated or used by Company or any of its Subsidiaries or any of their respective predecessors or Affiliates.

            "FEDERAL FUNDS EFFECTIVE RATE" means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by Administrative Agent.

            "FINANCIAL PLAN" has the meaning assigned to that term in subsection 6.1(xiii).

            "FIRST PRIORITY" means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that (i) such Lien has priority over any other Lien on such Collateral (other than Permitted Encumbrances and Liens permitted pursuant to subsection 7.2A) and (ii) such Lien is the only Lien (other than Permitted Encumbrances and Liens permitted pursuant to subsection 7.2A) to which such Collateral is subject.

            "FISCAL QUARTER" means a fiscal quarter of any Fiscal Year.

            "FISCAL YEAR" means the fiscal year of Company and its Subsidiaries ending on December 31 of each calendar year.

            "FLOOD HAZARD PROPERTY" means a Mortgaged Property located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

            "FLOW THROUGH ENTITY" means an entity which (x) for Federal income tax purposes constitutes (i) an "S corporation" (as defined in Section 1361(a) of the code), (ii) a "qualified subchapter S subsidiary" (as defined in Section 1361(b)(3)(B) of the Code), (iii) a "partnership" (within the meaning of Section 7701(a)(2) of the Code) other than a "publicly traded partnership" (as defined in Section 7704 of the code), or (iv) a business entity which is disregarded as an entity separate from its owner under the Code, the Treasury Regulations or any published administrative guidance of the Internal Revenue Service and (y) for state and local jurisdictions in respect of which Permitted Tax Distributions are being made, is subject to substantially similar "flow through" treatment under the applicable state or local income tax law.

            "FOREIGN SUBSIDIARY" means any Subsidiary that is not a Domestic Subsidiary.

            "FORMER SENIOR HORSESHOE BONDS" means the 12.75% Senior Notes of Horseshoe due 2000.

            "FUNDING AND PAYMENT OFFICE" means (i) the office of Administrative Agent and Swing Line Lender located at CIBC, 425 Lexington Avenue, New York, New York 10017 or (ii) such other office of Administrative Agent and Swing Line Lender as may from time to time hereafter be designated as such in a written notice delivered by Administrative Agent and Swing Line Lender to Company and each Lender.

            "FUNDING DATE" means the date of the funding of a Loan.

            "GAAP" means, subject to the limitations on the application thereof set forth in subsection 1.2, generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.

            "GAMING AUTHORITY" means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States federal or foreign government, any state, province or any city of other political subdivision or otherwise and whether now or hereafter in existence, or any officer of official thereof, including, without limitation, the Illinois Gaming Authorities, the Indiana Gaming Authorities, the Louisiana Gaming Authorities and the Mississippi Gaming Authorities, with authority to regulate any gaming operation (or proposed gaming operation) owned, managed or operated by Company or any of its Subsidiaries.

            "GAMING FACILITY" means any gaming establishment and other property or assets directly ancillary thereto or used in connection therewith, including, without limitation, any casinos, hotels, resorts, race tracks, theaters, parking facilities, recreational vehicle parks, timeshare operations, retail shops, restaurants, other buildings, land, golf courses and other recreation and entertainment facilities, marinas, vessels, barges, ships and related equipment.

            "GAMING LAWS" means all statutes, rules, regulations, ordinances, codes and administrative or judicial precedents pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gambling, gaming or casino activities conducted by Company and its Subsidiaries within its jurisdiction, including the Illinois Riverboat Gambling Act, the Indiana Riverboat Act, the Louisiana Riverboat Economic Development and Gaming Control Act and the Mississippi Gaming Act.

            "GOVERNMENTAL AUTHORIZATION" means any permit, license, authorization, plan, directive, consent order or consent decree of or from any federal, state or local governmental authority, agency or court or any Gaming Authority.

            "HAZARDOUS MATERIALS" means (i) any chemical, material or substance at any time defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous waste", acutely hazardous waste", "radioactive waste", "biohazardous waste", "pollutant", "toxic pollutant", "contaminant", "restricted hazardous waste", "infectious waste", "toxic substances", or any other term or expression intended to define, list or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, "TCLP toxicity" or "EP toxicity" or words of similar import under any applicable Environmental Laws); (ii) any oil, petroleum, petroleum fraction or petroleum derived substance; (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (iv) any flammable substances or explosives; (v) any radioactive materials; (vi) any asbestos-containing materials; (vii) urea formaldehyde foam insulation; (viii) electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls;
(ix) pesticides; and (x) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

            "HAZARDOUS MATERIALS ACTIVITY" means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

            "HORSESHOE" means Horseshoe Gaming, L.L.C., a Delaware limited liability company.

            "ILLINOIS GAMING AUTHORITIES" means, without limitation, the Illinois Gaming Board and any other applicable Governmental Authority involved in the regulation of gaming and gaming activities conducted by Company or any of its Subsidiaries in the State of Illinois.

            "ILLINOIS RIVERBOAT GAMBLING ACT" means the Riverboat Gambling Act of Illinois, as from time to time amended, or any successor provision of law, and the regulations promulgated thereunder.

            "INDEBTEDNESS", as applied to any Person, means (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money,
(iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA and trade accounts payable and accrued obligations incurred in the ordinary course of business), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument, (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person and (vi) Contingent Obligations in respect of letters of credit (including Letters of Credit outstanding) and under guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of Company and its Subsidiaries. Obligations under Interest Rate Agreements constitute Investments, and not Indebtedness.

            "INDEMNITEE" has the meaning assigned to that term in subsection
10.3.

            "INDIANA GAMING AUTHORITIES" means, without limitation, the Indiana Gaming Commission and any other applicable Governmental Authority involved in the regulation of gaming and gaming activities conducted by Company or any of its Subsidiaries in the State of Indiana.

            "INDIANA RIVERBOAT ACT" means Indiana Code section 4-33-1-1, et seq., as from time to time amended, or any successor provision of law, and the regulations promulgated thereunder.

            "INITIAL FUNDING DATE" means the date on or before December 1, 1999 on which the initial Loans are made and on which Empress Hammond or Empress Hammond and Empress Joliet are acquired.

            "INTELLECTUAL PROPERTY" means all patents, trademarks, tradenames, copyrights, technology, know-how and processes used in or necessary for the conduct of the business of Company and its Subsidiaries as currently or hereafter conducted that are material to the condition (financial or otherwise), business or operations of Company and its Subsidiaries, taken as a whole.

            "INTEREST PAYMENT DATE" means, (i) with respect to any Base Rate Loan, the last day of each March, June, September and December, commencing on the first such date to occur after the Initial Funding Date, and (ii) with respect to any Adjusted Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided that, in the case of each Interest Period of longer than three months, "Interest Payment Date" shall also include each date that is three months, or an multiple thereof, after the commencement of such Interest Period.

            "INTEREST PERIOD" has the meaning assigned to that term in subsection 2.2B.

            "INTEREST RATE AGREEMENT" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement to which Company or any of its Subsidiaries is a party.

            "INTEREST RATE DETERMINATION DATE" means, with respect to any Interest Period, the second Business Day prior to the first day of such Interest Period.

            "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

            "INVENTORY" means, with respect to any Person as of any date of determination, all goods, merchandise and other personal property which are then held by such Person for sale or lease, including raw materials and work in process.

            "INVESTMENT" means (i) any direct or indirect purchase or other acquisition by Company or any of its Subsidiaries of, or of a beneficial interest in, any Securities of any other Person other than a Person that prior to such purchase or acquisition was a Subsidiary of Company, (ii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Company or any of its Subsidiaries to any other Person (other than a wholly-owned Subsidiary of Company), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business, or (iii) Interest Rate Agreements. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

            "IP COLLATERAL" means, collectively, the Collateral under the Security Agreement that constitutes Intellectual Property .

            "ISSUING LENDER" means, with respect to any Letter of Credit, CIBC and also means any Revolving Lender that agrees or is otherwise obligated to issue such Letter of Credit, determined as provided in subsection 3.1B(ii).

            "JOINT VENTURE" means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that in no event shall any Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

            "LANDLORD CONSENT AND ESTOPPEL" means, with respect to any Leasehold Property, a letter, certificate or other instrument in writing from the lessor under the related lease, satisfactory in form and substance to Agents, pursuant to which such lessor agrees, for the benefit of Administrative Agent, (i) that without any further consent of such lessor or any further action on the part of the Loan Party holding such Leasehold Property, such Leasehold Property may be encumbered pursuant to a Mortgage and may be assigned to the purchaser at a foreclosure sale or in a transfer in lieu of such a sale (and to a subsequent third party assignee if any Agent, any Lender, or an Affiliate of either so acquires such Leasehold Property), (ii) that such lessor shall not terminate such lease as a result of a default by such Loan Party thereunder without first giving Agents notice of such default and at least 60 days (or, if such default cannot reasonably be cured by Agents within such period, such longer period as may reasonably be required) to cure such default, (iii) to the matters contained in a Collateral Access Agreement, and (iv) to such other matters relating to such Leasehold Property as any Agents may reasonably request.

            "LEASEHOLD PROPERTY" means any leasehold interest of any Loan Party as lessee under any lease of real property.

            "LENDER" and "LENDERS" means the persons identified as "Lenders" and listed on the signature pages of this Agreement, together with their successors and permitted assigns pursuant to subsection 10.1, and the term "Lenders" shall include Swing Line Lender unless the context otherwise requires.

            "LETTER OF CREDIT" or "LETTERS OF CREDIT" means Standby Letters of Credit issued or to be issued by Issuing Lenders for the account of Company pursuant to subsection 3.1.

            "LETTER OF CREDIT USAGE" means, as at any date of determination, the sum of (i) the maximum aggregate amount which is or at any time thereafter may become available for drawing under all Letters of Credit then outstanding plus
(ii) the aggregate amount of all drawings under Letters of Credit honored by Issuing Lenders and not theretofore reimbursed by Company (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B).

            "LICENSE REVOCATION" means the revocation, failure to renew or suspension of, or the appointment of a receiver, supervisor or similar official with respect to, any casino, gambling or gaming licenses issued by any Gaming Authority covering any casino, gambling or gaming facility owned or operated by Company or any of its Subsidiaries.

            "LIEN" means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

            "LOAN" or "LOANS" means one or more of the Tranche B Term Loans, Revolving Loans or Swing Line Loans or any combination thereof.

            "LOAN DOCUMENTS" means this Agreement, the Notes, the Letters of Credit (and any applications for, or reimbursement agreements or other documents or certificates executed by Company in favor of an Issuing Lender relating to, the Letters of Credit), the Subsidiary Guaranty and the Collateral Documents.

            "LOAN PARTY" means each of Company and any of Company's Subsidiaries from time to time executing a Loan Document, and "LOAN PARTIES" means all such Persons, collectively.

            "LOUISIANA GAMING AUTHORITIES" means, without limitation, the Louisiana Gaming Control Board, the Riverboat Gaming Enforcement Division of the Louisiana State Police and any other applicable Governmental Authority involved in the regulation of gaming and gaming activities conducted by Company or any of its Subsidiaries in the State of Louisiana.

            "LOUISIANA GAMING CONTROL ACT" means the Louisiana Riverboat Economic Development and Gaming Control Act, as from time to time amended, or any successor provision of law, and the regulations promulgated thereunder.

            "MAINTENANCE CAPITAL EXPENDITURES" means any expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Leases which is capitalized on the consolidated balance sheet of Company and its Subsidiaries) by Company and its Subsidiaries during that period that, in conformity with GAAP, are included in "purchases of property and equipment" or comparable items reflected in the consolidated statement of cash flows of Company and its Subsidiaries and which are made to maintain, restore or refurbish the condition or usefulness of then-existing property of Company or its Subsidiaries, or otherwise to support the continuation of such Person's day-to-day operations as then conducted, but which are not properly chargeable to repairs and maintenance in accordance with GAAP; provided, however, that such term shall not include any Consolidated Capital Expenditures to restore the condition or usefulness of property to the extent funded from insurance proceeds delivered to Company or its Subsidiaries in accordance with the terms of the Loan Documents.

            "MAJORITY SHAREHOLDERS" means Jack B. Binion, Phyllis Cope and their family members and their Affiliates.

            "MARGIN DETERMINATION CERTIFICATE" means an Officer's Certificate of Company delivered to Agents and Lenders pursuant to subsection 6.1(iv).

            "MARGIN STOCK" has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

            "MATERIAL ADVERSE EFFECT" means (i) a material adverse effect upon the business, operations, properties, assets, performance, licenses, approvals, regulatory outlook or prospects of Company and its Subsidiaries and, prior to the earlier of December 1, 1999 or the Empress Joliet Acquisition Date, Empress and its Subsidiaries, taken as a whole or (ii) the material impairment of the ability of any Loan Party to perform, or of Agents or Lenders to enforce, the Obligations.

            "MATERIAL CONTRACT" means any contract or other arrangement to which Company or any of its Subsidiaries is a party (other than the Loan Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

            "MATERIAL LEASEHOLD PROPERTY" means a Leasehold Property reasonably determined by Agents to be of material value as Collateral or of material importance to the operations of Company or any of its Subsidiaries.

            "MISSISSIPPI GAMING AUTHORITIES" means, without limitation, the Mississippi Gaming Commission, the Mississippi State Tax Commission and any other applicable Governmental Authority involved in the regulation of gaming and gaming activities conducted by Company or any of its Subsidiaries in the State of Mississippi.

            "MISSISSIPPI GAMING ACT" means the Mississippi Gaming Control Act, as from time to time amended, or any successor provision of law, and the regulations promulgated thereunder.

            "MORTGAGE" means (i) a security instrument (whether designated as a deed of trust or a mortgage or by any similar title) executed and delivered by any Loan Party, in such form as may be approved by Agents in their reasonable discretion, in each case with such changes thereto as may be recommended by Administrative Agent's local counsel based on local laws or customary local mortgage or deed of trust practices, or (ii) at the option of Agents, in the case of an Additional Mortgaged Property (as defined in subsection 6.9B), an amendment to an existing Mortgage, in form reasonably satisfactory to Agents, adding such Additional Mortgaged Property to the Real Property Assets encumbered by such existing Mortgage, in either case as such security instrument or amendment may be amended, supplemented or otherwise modified from time to time. "MORTGAGES" means all such instruments, including any Additional Mortgages (as defined in subsection 6.9B), collectively.

            "MORTGAGED PROPERTY" means an Initial Funding Date Mortgaged Property (as defined in subsection 4.2E) or an Additional Mortgaged Property (as defined in subsection 6.9B).

            "MULTIEMPLOYER PLAN" means any Employee Benefit Plan which is a "multiemployer plan" as defined in Section 3(37) of ERISA.

            "NET ASSET SALE PROCEEDS" means, with respect to any Asset Sale, Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received from such Asset Sale, net of any bona fide direct costs incurred in connection with such Asset Sale, including (i) income taxes reasonably estimated to be actually payable within two years of the date of such Asset Sale as a result of any gain recognized in connection with such Asset Sale and (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale.

            "NET INSURANCE/CONDEMNATION PROCEEDS" means any Cash payments or proceeds received by Company or any of its Subsidiaries (i) under any business interruption or casualty insurance policy in respect of a covered loss thereunder or (ii) as a result of the taking of any assets of Company or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, in each case net of any actual and reasonable documented costs incurred by Company or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Company or such Subsidiary in respect thereof.

            "NEW SUB DEBT" means $600 million of 8-5/8% Senior Subordinated Notes due 2009 issued by the Company.

            "NEW SUB DEBT INDENTURE" means that certain Indenture dated as of May 11, 1999, between Company and U.S. Trust Company, National Association, as trustee, pursuant to which the New Sub Debt was issued.

            "NEW VENTURES CAPITAL EXPENDITURES" means any expenditures of Company or any of its Subsidiaries made with the expectation of acquiring or developing new Gaming Facilities at a location at which neither Company nor its Subsidiaries currently conducts business.

            "NOTES" means one or more of the Tranche B Term Notes, Revolving Notes or Swing Line Notes or any combination thereof.

            "NOTICE OF BORROWING" means a notice substantially in the form of
Exhibit I annexed hereto delivered by Company to Administrative Agent pursuant to subsection 2.1B with respect to a proposed borrowing.

            "NOTICE OF CONVERSION/CONTINUATION" means a notice substantially in the form of Exhibit II annexed hereto delivered by Company to Administrative Agent pursuant to subsection 2.2D with respect to a proposed conversion or continuation of the applicable basis for determining the interest rate with respect to the Loans specified therein.

            "NOTICE OF ISSUANCE OF LETTER OF CREDIT" means a notice substantially in the form of Exhibit III annexed hereto delivered by Company to Administrative Agent pursuant to subsection 3.1B(i) with respect to the proposed issuance of a Letter of Credit.

            "OBLIGATIONS" means all obligations of every nature of each Loan Party from time to time owed to Arranger, Agents, Lenders or any of them under the Loan Documents, whether for principal, interest, reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnification or otherwise.

            "OFFICER'S CERTIFICATE" means, as applied to any corporation, a certificate executed on behalf of such corporation by its president, any of its vice presidents or its chief financial officer (or if there is no chief financial officer, its chief accounting officer or controller); provided that every Officer's Certificate with respect to the compliance with a condition precedent to the making of any Loans hereunder shall include (i) a statement that the officer making or giving such Officer's Certificate has read such condition and any definitions or other provisions contained in this Agreement relating thereto, (ii) a statement that, in the opinion of the signer, such officer has made or has caused to be made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such condition has been complied with, and (iii) a statement as to whether, in the opinion of the signer, such condition has been complied with.

            "OPERATING LEASE" means, as applied to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capital Lease in accordance with GAAP other than any such lease under which that Person is the lessor.

            "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

            "PENSION PLAN" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

            "PERMITTED DISTRIBUTION AMOUNT" means, for any date of determination, the lesser of (a) an amount equal to (y) 50% of the remainder of
(1) Consolidated Net Income for the period (taken as one accounting period), commencing on October 1, 1999 to and including the last day of the latest Fiscal Quarter ended immediately prior to the date of determination less (2) Permitted Tax Distributions for such period less (z) the sum of dividends or similar distributions on the capital stock of Company made during such period pursuant to subsection 7.5(iii) and Investments made during such period permitted pursuant to subsection 7.3(viii) or (b) the amount permitted for permitted dividend and similar distributions under the most restrictive of the New Sub Debt Indenture, the Existing Subordinated Horseshoe Indenture and the Existing Empress Indenture.

            "PERMITTED ENCUMBRANCES" means the following types of Liens (excluding any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA, any such Lien relating to or imposed in connection with any Environmental Claim, and any such Lien expressly prohibited by any applicable terms of any of the Collateral Documents):

            (i) Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by subsection 6.3;

            (ii) statutory Liens of landlords, statutory Liens of banks and rights of set-off, statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business (a) for amounts not yet overdue or (b) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of 30 days) are being contested in good faith by appropriate proceedings, so long as (1) such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, and (2) in the case of a Lien with respect to any portion of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral on account of such Lien;

            (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

            (iv) any attachment or judgment Lien not constituting an Event of Default under subsection 8.8;

            (v) leases or subleases granted to third parties in accordance with any applicable terms of the Collateral Documents and not interfering in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries or resulting in a material diminution in the value of any Collateral as security for the Obligations;

            (vi) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries or result in a material diminution in the value of any Collateral as security for the Obligations;

            (vii) any (a) interest or title of a lessor or sublessor under any lease permitted by subsection 7.9, (b) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to, or (c) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause (b), so long as the holder of such restriction or encumbrance agrees to recognize the rights of such lessee or sublessee under such lease;

            (viii) Liens arising from filing UCC financing statements relating solely to leases, including capital leases, not prohibited by this Agreement;

            (ix) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

            (x) any zoning, landmark, historical preservation or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

            (xi) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of Company and its Subsidiaries;

            (xii) licenses of patents, trademarks and other intellectual property rights granted by Company or any of its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of Company or such Subsidiary; and

            (xiii) until the close of business on the Initial Funding Date, Liens securing the Indebtedness of Company under the Existing Horseshoe Credit Agreement.

      "PERMITTED TAX DISTRIBUTIONS" in respect of Company, and each of its Subsidiaries that qualify as a Flow Through Entity means, with respect to any taxable year, the sum of: (I) the product of (A) the excess of (i) all items of taxable income or gain (other than capital gain) allocated by Company and each such Subsidiary to their respective Equity Holders for that year over (ii) all items of taxable deduction or loss (other than capital loss) allocated to such Equity Holders by Company and each such Subsidiary, respectively, for such year and (B) the Applicable Income Tax Rate, plus (II) the product of (A) the net capital gain (i.e., net long-term capital gain over net short-term capital loss), if any, allocated by us and each such Subsidiary to their respective Equity Holders for such year and (B) the Applicable Capital Gain Tax Rate, plus
(III) taking into account the capital gain and loss of Company and each such Subsidiary, respectively, the product of (A) the net short-term capital gain (i.e., net short-term capital gain in excess of net long-term capital loss), if any, allocated by Company and each such subsidiary to their respective Equity Holders for such year and (B) the Applicable Income Tax Rate, minus (IV) the aggregate Tax Loss Benefit Amounts for Company and each such Subsidiary, respectively, for such year. For purposes of calculating the amount of Permitted Tax Distributions of Company, the proportionate part of the items of taxable income, gain, deduction or loss (including capital gain or loss) of any subsidiary which is a Flow Through Entity shall be included in determining taxable income, gain, deduction or loss (including capital gain or loss of Company.

            "PERSON" means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments (whether federal, state or local, domestic or foreign, and including political subdivisions thereof) and agencies or other administrative or regulatory bodies thereof.

            "POTENTIAL EVENT OF DEFAULT" means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

            "PRO RATA SHARE" means (i) with respect to all payments, computations and other matters relating to the Tranche B Term Loan Commitment or the Tranche B Term Loan of any Lender, the percentage obtained by dividing (x) the Tranche B Term Loan Exposure of that Lender by (y) the aggregate Tranche B Term Loan Exposure of all Lenders, (ii) with respect to all payments, computations and other matters relating to the Revolving Loan Commitment or the Revolving Loans of any Lender or any Letters of Credit issued or participations therein purchased by any Lender or any participations in any Swing Line Loans purchased or deemed purchased by any Revolving Lender, the percentage obtained by dividing (x) the Revolving Loan Exposure of that Lender by (y) the aggregate Revolving Loan Exposure of all Lenders, and (iii) for all other purposes with respect to each Lender, the percentage obtained by dividing (x) the sum of the Tranche B Term Loan Exposure of that Lender plus the Revolving Loan Exposure of that Lender by (y) the sum of the aggregate Tranche B Term Loan Exposure of all Lenders plus the aggregate Revolving Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to subsection 10.1. The initial Pro Rata Share of each Lender for purposes of each of clauses (i), (ii) and (iii) of the preceding sentence is set forth opposite the name of that Lender in Schedule 2.1 annexed hereto.

            "PTO" means the United States Patent and Trademark Office or any successor or substitute office in which filings are necessary or, in the opinion of Administrative Agent, desirable in order to create or perfect Liens on any IP Collateral.

            "REAL PROPERTY ASSET" means, at any time of determination, any interest then owned by any Loan Party in any real property.

            "RECORDED LEASEHOLD INTEREST" means a Leasehold Property with respect to which a Record Document (as hereinafter defined) has been recorded in all places necessary or desirable, in the reasonable judgment of Agents, to give constructive notice of such Leasehold Property to third-party purchasers and encumbrancers of the affected real property. For purposes of this definition, the term "RECORD DOCUMENT" means, with respect to any Leasehold Property, (a) the lease evidencing such Leasehold Property or a memorandum thereof, executed and acknowledged by the owner of the affected real property, as lessor, or (b) if such Leasehold Property was acquired or subleased from the holder of a Recorded Leasehold Interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form reasonably satisfactory to Agents.

            "REFERENCE RATE" means the rate that CIBC announces from time to time as its prime lending rate, as in effect from time to time.

            "REFUNDED SWING LINE LOANS" has the meaning assigned to that term in subsection 2.1A(iii).

            "REGISTER" has the meaning set forth in subsection 2.1D.

            "REGULATION D" means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

            "REIMBURSEMENT DATE" has the meaning assigned to that term in subsection 3.3B.

            "RELATED BUSINESS" means the gaming (including pari-mutuel betting) business and any and all reasonably related businesses necessary for, in support or anticipation of and ancillary to or in preparation for, the gaming business including, without limitation, the development, expansion or operation of any Gaming Facility (including any land-based, dockside, riverboat or other type of Gaming Facility) owned, or to be owned, by Company or one of its Subsidiaries.

            "RELEASE" means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the movement of any Hazardous Materials through the air, soil, surface water or groundwater.

            "REQUISITE CLASS LENDERS" means, at any time of determination, (i) for the Class of Lenders having Tranche B Term Loan Exposure, Lenders having or holding more than 51% of the aggregate Tranche B Term Loan Exposure of all Lenders, (ii) for the Class of Lenders having Revolving Loan Exposure, Lenders having or holding more than 51% of the aggregate Revolving Loan Exposure and
(iii) for any Lenders having exposure in additional commitments or loans in any additional Class created in accordance with clause (viii) of subsection 10.6, Lenders having or holding more than 51% of the aggregate exposure in commitments or loans of such Class.

            "REQUISITE LENDERS" means Lenders having or holding 51% or more of the sum of (i) the aggregate Tranche B Term Loan Exposure of all Lenders plus
(ii) the aggregate Revolving Loan Exposure of all Lenders plus (iii) the aggregate exposure of any Lenders having exposure in additional commitments or loans made in accordance with clause (viii) of subsection 10.6.

            "RESTRICTED JUNIOR PAYMENT" means (i) any distribution, direct or indirect, on account of any class of stock of Company now or hereafter outstanding, except a distribution payable solely in shares of that class of stock payable solely to holders of that class, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any class of stock of Company now or hereafter outstanding,
(iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Company now or hereafter outstanding, and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness that is not approved by Agents and Requisite Lenders.

            "REVOLVING LENDER" means a Lender having a Revolving Loan
Commitment.

            "REVOLVING LOAN APPLICABLE BASE RATE MARGIN" means, as of any date of determination, a percentage per annum as set forth opposite the Applicable Consolidated Leverage Ratio:

              Applicable                              Revolving
             Consolidated                          Loan Applicable
            Leverage Ratio                         Base Rate Margin
            --------------                         ----------------
            > or equal to 4.5:1.0                      1.50%
            > or equal to 4.0:1.0 < 4.5:1.0            1.25%
            > or equal to 3.5:1.0 < 4.0:1.0            1.00%
            > or equal to 3.0:1.0 < 3.5:1.0            0.75%
            <3.0:1.0                                   0.50%

; provided that for the first six months after the Initial Funding Date, the Revolving Loan Applicable Base Rate Margin shall be (a) 1.25% per annum if the Applicable Consolidated Leverage Ratio is less than 4.5:1.0 or (b) 1.50% per annum if such Applicable Consolidated Leverage Ratio is equal to or greater than 4.5:1.0; and provided further that if Company acquires Empress Hammond but not Empress Joliet on the Initial Funding Date, each of the percentages set forth for Revolving Loan Applicable Base Rate Margin in the above table and the immediately preceding proviso shall be increased by 0.25% until the earlier of the Empress Joliet Acquisition Date and the Revolving Loan Commitment Termination Date.

            "REVOLVING LOAN APPLICABLE ADJUSTED EURODOLLAR RATE MARGIN" means, as of any date of determination, a percentage per annum as set forth opposite the Applicable Consolidated Leverage Ratio:

              Applicable                           Revolving Loan
             Consolidated                         Applicable Adjusted
            Leverage Ratio                       Eurodollar Rate Margin
            --------------                       ----------------------
            > or equal to 4.5:1.0                      2.50%
            > or equal to 4.0:1.0 < 4.5:1.0            2.25%
            > or equal to 3.5:1.0 < 4.0:1.0            2.00%
            > or equal to 3.0:1.0 < 3.5:1.0            1.75%
            <3.0:1.0                                   1.50%

; provided that for the first six months after the Initial Funding Date, the Revolving Loan Applicable Adjusted Eurodollar Rate Margin shall be (a) 2.25% per annum if the Applicable Consolidated Leverage Ratio is less than 4.5:1.0 or (b) 2.50% per annum if the Applicable Consolidated Leverage Ratio is equal to or greater than 4.5:1.0; and provided further that if Company acquires Empress Hammond but not Empress Joliet on the Initial Funding Date, each of the percentages set forth for Revolving Loan Applicable Adjusted Eurodollar Rate Margin shall be increased by 0.25% until the earlier of the Empress Joliet Acquisition Date and the Revolving Loan Commitment Termination Date.

            "REVOLVING LOAN COMMITMENT" means the commitment of a Lender to make Revolving Loans to Company pursuant to subsection 2.1A(ii), and "REVOLVING LOAN COMMITMENTS" means such commitments of all Lenders in the aggregate.

            "REVOLVING LOAN COMMITMENT TERMINATION DATE" means September 30,
2004.

            "REVOLVING LOAN EXPOSURE" means, with respect to any Revolving Lender as of any date of determination (i) prior to the termination of the Revolving Loan Commitments, that Revolving Lender's Revolving Loan Commitment and (ii) after the termination of the Revolving Loan Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Revolving Lender plus (b) in the event that Revolving Lender is an Issuing Lender, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Revolving Lender (in each case net of any participations purchased by other Revolving Lenders in such Letters of Credit or any unreimbursed drawings thereunder) plus (c) the aggregate amount of all participations purchased by that Revolving Lender in any outstanding Letters of Credit or any unreimbursed drawings under any Letters of Credit plus (d) in the case of Swing Line Lender, the aggregate outstanding principal amount of all Swing Line Loans (net of any participations therein purchased by other Revolving Lenders) plus (e) the aggregate amount of all participations purchased by that Revolving Lender in any outstanding Swing Line Loans.

            "REVOLVING LOANS" means the Loans made by Revolving Lenders to Company pursuant to subsection 2.1A(ii).

            "REVOLVING NOTES" means (i) the promissory notes of Company issued pursuant to subsection 2.1E(ii) on the Initial Funding Date and (ii) any promissory notes issued by Company pursuant to the last sentence of subsection 10.1B(i) in connection with assignments of the Revolving Loan Commitments and Revolving Loans of any Revolving Lenders, in each case substantially in the form of Exhibit V annexed hereto, as they may be amended, supplemented or otherwise modified from time to time.

             "SECURITIES" means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

            "SECURITIES ACT" means the Securities Act of 1933, as amended from time to time, and any successor statute.

            "SECURITIES COLLATERAL" means, collectively, the "Securities Collateral" as defined in the Security Agreement.

            "SECURITY AGREEMENT" means the Security Agreement executed and delivered by Company and the Subsidiary Guarantors on the Signing Date, substantially in the form of Exhibit XVI annexed hereto, as such Security Agreement may thereafter be amended, supplemented or otherwise modified from time to time.

            "SHIP MORTGAGES" means the First Preferred Ship Mortgages by each of the respective owners of the Ships with respect to the relevant Ships in favor of the Administrative Agent on behalf of Lenders, each dated as of the Initial Funding Date or, in the case of any Ships owned by Empress Joliet, the Empress Joliet Acquisition Date, and in a form satisfactory to Agents, as such mortgages may hereafter be amended, supplemented or otherwise modified, from time to time.

            "SHIPS" means, collectively, King of the Red (U.S. Coast Guard Official Number D1061968), Empress (U.S. Coast Guard Official Number 984286), Empress II (U.S. Coast Guard Official Number 998517), Empress III (U.S. Coast Guard Official Number 1035267) and the barge located at the Horseshoe Casino and Hotel, Tunica, all together with any and all present and future engines, boilers, machinery, components, masts, boats, anchors, cables, chains, rigging, tackle, apparel, furniture, capstans, outfit, tools, pumps, gear, furnishings, appliances, fittings, spare and replacement parts, and any and all appurtenances thereto or belonging to such ship, whether now or hereafter acquired, and whether on board or not on board, together with any and all present and future additions, improvements and replacements therefore, made in or to such ship, or any part or parts thereof; and all accounts, earned hire, charter payments, freight, earnings, revenues, income and profits therefrom and additionally all log books, manuals, trip records, maintenance records, inspection records, seaworthiness certificates and other historical records or information relating to such ship.

            "SIGNING DATE" means the date on or before June 30, 1999 on which this Agreement is executed and delivered by the Persons then party hereto.

            "SOLVENCY CERTIFICATE" means an Officer's Certificate substantially in the form of Exhibit XIV annexed hereto.

            "SOLVENT" means, with respect to any Person, that as of the date of determination both (A) (i) the then fair saleable value of the property of such Person is (y) greater than the total amount of liabilities (including contingent liabilities) of such Person and (z) not less than the amount that will be required to pay the probable liabilities on such Person's then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person; (ii) such Person's capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (iii) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (B) such Person is "solvent" within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

            "STANDBY LETTER OF CREDIT" means any standby letter of credit or similar instrument issued for the purpose of supporting (i) Indebtedness of Company or any of its Subsidiaries in respect of industrial revenue or development bonds or financings, (ii) workers' compensation liabilities of Company or any of its Subsidiaries, (iii) the obligations of third party insurers of Company or any of its Subsidiaries, (iv) obligations with respect to Capital Leases or Operating Leases of Company or any of its Subsidiaries, and
(v) performance, payment, deposit or surety obligations of Company or any of its Subsidiaries, in any case if required by law or governmental rule or regulation or in accordance with custom and practice in the industry; provided that Standby Letters of Credit may not be issued for the purpose of supporting (a) trade payables or (b) any Indebtedness constituting "antecedent debt" (as that term is used in Section 547 of the Bankruptcy Code).

            "SUBORDINATED INDEBTEDNESS" means Indebtedness, including the New Sub Debt, the Existing Empress Bonds, the Existing Subordinated Horseshoe Bonds and other Indebtedness, of Company subordinated in right of payment to the Obligations pursuant to documentation containing maturities, amortization schedules, covenants, defaults, remedies, subordination provisions and other material terms in form and substance satisfactory to Agents.

            "SUBSIDIARY" means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof. On and after the Initial Funding Date and, if different, the Empress Joliet Acquisition Date, Empress Joliet and Empress Hammond, as applicable, will each be a Subsidiary of Company.

            "SUBSIDIARY GUARANTOR" means any Domestic Subsidiary of Company that executes and delivers a counterpart of the Subsidiary Guaranty on the Initial Funding Date or from time to time thereafter pursuant to subsection 6.8.

            "SUBSIDIARY GUARANTY" means the Subsidiary Guaranty executed and delivered by existing Domestic Subsidiaries of Company on the Initial Funding Date and to be executed and delivered by additional Domestic Subsidiaries of Company from time to time thereafter in accordance with subsection 6.8, substantially in the form of Exhibit XV annexed hereto, as such Subsidiary Guaranty may hereafter be amended, supplemented or otherwise modified from time to time.

            "SUPPLEMENTAL COLLATERAL AGENT" has the meaning assigned to that term in subsection 9.1B.

            "SWING LINE LENDER" means CIBC, or any Person serving as a successor Administrative Agent hereunder, in its capacity as Swing Line Lender hereunder.

            "SWING LINE LOAN COMMITMENT" means the commitment of Swing Line Lender to make Swing Line Loans to Company pursuant to subsection 2.1A(iii).

            "SWING LINE LOANS" means the Loans made by Swing Line Lender to Company pursuant to subsection 2.1A(iii).

            "SWING LINE NOTE" means (i) the promissory note of Company issued pursuant to subsection 2.1E(iii) on the Initial Funding Date and (ii) any promissory note issued by Company to any successor Administrative Agent and Swing Line Lender pursuant to the last sentence of subsection 9.5B, in each case substantially in the form of Exhibit VI annexed hereto, as it may be amended, supplemented or otherwise modified from time to time.

            "SYNDICATION AGENT" has the meaning assigned to that term in the introduction to this Agreement.

            "TAX" or "TAXES" means any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided that "TAX ON THE OVERALL NET INCOME" of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person is organized or in which that Person's principal office (and/or, in the case of a Lender, its lending office) is located or in which that Person (and/or, in the case of a Lender, its lending office) is deemed to be doing business on all or part of the net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of a Lender, its lending office).

            "TAX LOSS BENEFIT AMOUNT" as to any taxable year of Company or any of its Subsidiaries means the amount by which the Permitted Tax Distributions would be reduced were a net operating loss or net capital loss from a prior taxable year of such entity ending subsequent to the Signing Date carried forward to the applicable taxable year; provided, that for such purpose the amount of any such net operating loss or net capital loss shall be utilized only once and in each case shall be carried forward to the next succeeding taxable year until so utilized.

            "TITLE COMPANY" means one or more title insurance companies selected by Company and reasonably satisfactory to Agents.

            "TOTAL UTILIZATION OF REVOLVING LOAN COMMITMENTS" means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans (other than Revolving Loans made, but not yet applied, for the purpose of repaying any Refunded Swing Line Loans or reimbursing the applicable Issuing Lender for any amount drawn under any Letter of Credit) plus (ii) the aggregate principal amount of all outstanding Swing Line Loans plus (iii) the Letter of Credit Usage.

            "TRANCHE B APPLICABLE ADJUSTED EURODOLLAR RATE MARGIN" means, as of any date of determination, a percentage per annum as set forth opposite the Applicable Consolidated Leverage Ratio:

              Applicable                            Tranche B
             Consolidated                      Applicable Adjusted
            Leverage Ratio                    Eurodollar Rate Margin
            --------------                    ----------------------
                > or equal to 4.5:1.0                  2.75%
                <4.5:1.0                               2.50%

; provided that if Company acquires Empress Hammond but not Empress Joliet on the Initial Funding Date, each of the percentages set forth for Tranche B Loan Applicable Adjusted Eurodollar Rate Margin in the above table and the immediately preceding proviso shall be increased by 0.25% until the earlier of the Empress Joliet Acquisition Date and the date on which the Tranche B Term Loans must be paid in full pursuant to subsection 2.4A.

            "TRANCHE B APPLICABLE BASE RATE MARGIN" means, as of any date of determination, a percentage per annum as set forth opposite the Applicable Consolidated Leverage Ratio:

            Applicable Consolidated         Tranche B Applicable
                Leverage Ratio                Base Rate Margin
                --------------                ----------------
                  > or equal to 4.5:1.0             1.75%
                  <4.5:1.0                          1.50%

; provided that if Company acquires Empress Hammond but not Empress Joliet on the Initial Funding Date, each of the percentages set forth for Tranche B Loan Applicable Base Rate Margin in the above table and the immediately preceding proviso shall be increased by 0.25% until the earlier of the Empress Joliet Acquisition Date and the date on which the Tranche B Term Loans must be paid in full pursuant to subsection 2.4A.

             "TRANCHE B TERM LOAN COMMITMENT" means the commitment of a Lender to make a Tranche B Term Loan to Company pursuant to subsection 2.1A(i), and "TRANCHE B TERM LOAN COMMITMENTS" means such commitments of all Lenders in the aggregate.

            "TRANCHE B TERM LOAN EXPOSURE" means, with respect to any Tranche B Term Loan Lender as of any date of determination (i) prior to the funding of the Tranche B Term Loans, that Lender's Tranche B Term Loan Commitment and (ii) after the funding of the Tranche B Term Loans, the outstanding principal amount of the Tranche B Term Loan of that Lender.

            "TRANCHE B TERM LOAN LENDER" means any Lender who holds a Tranche B Term Loan Commitment or who has made a Tranche B Term Loan hereunder, and any assignee of such Lender pursuant to subsection 10.1B.

            "TRANCHE B TERM LOANS" means the Tranche B Term Loans made by Tranche B Term Loan Lenders to Company pursuant to subsection 2.1A(i).

            "TRANCHE B TERM NOTES" means (i) the promissory notes of Company issued pursuant to subsection 2.1E(i) on the Initial Funding Date and (ii) any promissory notes issued by Company pursuant to the last sentence of subsection 10.1B(i) in connection with assignments of the Tranche B Term Loan Commitments or Tranche B Term Loans of any Tranche B Term Loan Lenders, in each case substantially in the form of Exhibit IV annexed hereto, as they may be amended, supplemented or otherwise modified from time to time.

            "TRANSACTION COSTS" means the fees, costs and expenses payable by Company in connection with the transaction contemplated by the Loan Documents and the Empress Acquisition Agreement.

            "UCC" means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

1.2 ACCOUNTING TERMS; UTILIZATION OF GAAP FOR PURPOSES OF CALCULATIONS UNDER AGREEMENT.

            Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Company to Lenders pursuant to clauses (i), (ii),
(iii) and (xiii) of subsection 6.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in subsection 6.1(v)). Calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize accounting principles and policies in conformity with those used to prepare the financial statements referred to in subsection 5.3.

1.3   OTHER DEFINITIONAL PROVISIONS AND RULES OF CONSTRUCTION.

      A. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.

      B. References to "Sections" and "subsections" shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided.

      C. The use in any of the Loan Documents of the word "include" or "including", when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

SECTION 2.  AMOUNTS AND TERMS OF COMMITMENTS AND LOANS

2.1   COMMITMENTS; MAKING OF LOANS; THE REGISTER; NOTES.

      A. COMMITMENTS. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Company herein set forth, each Tranche B Term Loan Lender hereby severally agrees to make the Tranche B Term Loans described in subsection 2.1A(i), each Revolving Lender hereby severally agrees to make the Revolving Loans described in subsection 2.1A(ii) and Swing Line Lender hereby agrees to make the Loans described in subsection 2.1A(iii).

            (i) Tranche B Term Loans. Each Tranche B Term Loan Lender severally agrees to lend to Company on the Initial Funding Date an amount not exceeding its Pro Rata Share of the aggregate amount of the Tranche B Term Loan Commitments to be used for the purposes identified in subsection 2.5A. The amount of each Tranche B Term Loan Lender's Tranche B Term Loan Commitment is set forth opposite its name on

      Schedule 2.1 annexed hereto and the aggregate amount of the Tranche
      B Term Loan Commitments is $125,000,000; provided that the Tranche B Term Loan Commitments of Tranche B Term Loan Lenders shall be adjusted to give effect to (a) any Tranche B Term Loan increases pursuant to subsection 2.1A(iv) and (b) any assignments of the Tranche B Term Loan Commitments pursuant to subsection 10.1B. Each Tranche B Term Loan Lender's Tranche B Term Loan Commitment shall expire immediately and without further action on December 1, 1999, if Tranche B Term Loans in the full amount of the Tranche B Term Loan Commitments (without taking account of any increase permitted under subsection 2.1A(iv))are not made on or before that date. Except as permitted by subsection 2.1A(iv), Company may make only one borrowing under the Tranche B Term Loan Commitments. Amounts borrowed under this subsection 2.1A(i) and subsequently repaid or prepaid may not be reborrowed.

            (ii) Revolving Loans. Each Revolving Lender severally agrees, subject to the limitations set forth below with respect to the maximum amount of Revolving Loans permitted to be outstanding from time to time, to lend to Company from time to time during the period from the Initial Funding Date to but excluding the Revolving Loan Commitment Termination Date an aggregate amount not exceeding its Pro Rata Share of the aggregate amount of the Revolving Loan Commitments to be used for the purposes identified in subsection 2.5B. The original amount of each Revolving Lender's Revolving Loan Commitment is set forth opposite its name on
      Schedule 2.1 annexed hereto and the aggregate original amount of the Revolving Loan Commitments is $250,000,000; provided that the Revolving Loan Commitments of the Revolving Lenders shall be adjusted to give effect
      (a) any Revolving Loan Commitment increases pursuant to subsection 2.1A(iv) and (b) to any assignments of the Revolving Loan Commitments pursuant to subsection 10.1B; and provided, further that the amount of the Revolving Loan Commitments shall be reduced from time to time by the amount of any reductions thereto made pursuant to subsections 2.4B, 2.4C(ii) and 2.4C(iii). Each Revolving Lender's Revolving Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Loan Commitments shall be paid in full no later than that date; provided that each Revolving Lender's Revolving Loan Commitment shall expire immediately and without further action on December 1, 1999 if Tranche B Term Loans in the full amount of the Tranche B Term Loan Commitments (without taking account of any increase permitted under subsection 2.1A(iv)) are not made on or before that date and provided further that no Revolving Loans may be made prior to December 1, 1999 unless the entire amount of the Tranche B Term Loan Commitment (without taking account of any increase permitted under subsection 2.1A(iv)) has been borrowed. Amounts borrowed under this subsection 2.1A(ii) may be repaid and reborrowed up to but excluding the Revolving Loan Commitment Termination Date.

            Anything contained in this Agreement to the contrary notwithstanding, in no event shall the Total Utilization of Revolving Loan Commitments at any time exceed the Revolving Loan Commitments then in effect.

            (iii) Swing Line Loans. Swing Line Lender hereby agrees, subject to the limitations set forth below with respect to the maximum amount of Swing Line Loans permitted to be outstanding from time to time, to make a portion of the Revolving Loan Commitments available to Company from time to time during the period from the Initial Funding Date up to but excluding the Revolving Loan Commitment Termination Date by making Swing Line Loans to Company in an aggregate amount not exceeding the amount of the Swing Line Loan Commitment to be used for the purposes identified in subsection 2.5B, notwithstanding the fact that such Swing Line Loans, when aggregated with Swing Line Lender's outstanding Revolving Loans and Swing Line Lender's Pro Rata Share of the Letter of Credit Usage then in effect, may exceed Swing Line Lender's Revolving Loan Commitment. The original amount of the Swing Line Loan Commitment is $10,000,000; provided that any reduction of the Revolving Loan Commitments made pursuant to subsection 2.4B, 2.4C(ii) or 2.4C(iii) which reduces the aggregate Revolving Loan Commitments to an amount less than the then current amount of the Swing Line Loan Commitment shall result in an automatic corresponding reduction of the Swing Line Loan Commitment to the amount of the Revolving Loan Commitments, as so reduced, without any further action on the part of Company, Administrative Agent or Swing Line Lender. The Swing Line Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans shall be paid in full no later than that date; provided that the Swing Line Loan Commitment shall expire immediately and without further action on December 1, 1999, if Tranche B Term Loans are not made on or before that date; provided, further that no Swing Line Loan shall be outstanding for more than five Business Days. Amounts borrowed under this subsection 2.1A(iii) may be repaid and reborrowed up to but excluding the Revolving Loan Commitment Termination Date.

            Anything contained in this Agreement to the contrary notwithstanding, the Swing Line Loans and the Swing Line Loan Commitment shall be subject to the limitation that in no event shall the Total Utilization of Revolving Loan Commitments at any time exceed the Revolving Loan Commitments then in effect.

            With respect to any Swing Line Loans which have not been voluntarily prepaid by Company pursuant to subsection 2.4C(i), Swing Line Lender may, at any time in its sole and absolute discretion, deliver to Administrative Agent (with a copy to Company), no later than 10:00 A.M. (New York City time) on the first Business Day in advance of the proposed Funding Date, a notice (which shall be deemed to be a Notice of Borrowing given by Company) requesting Revolving Lenders to make Revolving Loans that are Base Rate Loans on such Funding Date in an amount equal to the amount of such Swing Line Loans (the "REFUNDED SWING LINE LOANS") outstanding on the date such notice is given which Swing Line Lender requests Revolving Lenders to prepay. Anything contained in this Agreement to the contrary notwithstanding, (i) the proceeds of such Revolving Loans made by Revolving Lenders other than Swing Line Lender shall be immediately delivered by Administrative Agent to Swing Line Lender (and not to Company) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (ii) on the day such Revolving Loans are made, Swing Line Lender's Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by Swing Line Lender, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note of Swing Line Lender but shall instead constitute part of Swing Line Lender's outstanding Revolving Loans and shall be due under the Revolving Note of Swing Line Lender. Company hereby authorizes Administrative Agent and Swing Line Lender to charge Company's accounts with Administrative Agent and Swing Line Lender (up to the amount available in each such account) in order to immediately pay Swing Line Lender the amount of the Refunded Swing Line Loans to the extent the proceeds of such Revolving Loans made by Revolving Lenders, including the Revolving Loan deemed to be made by Swing Line Lender, are not sufficient to repay in full the Refunded Swing Line Loans. If any portion of any such amount paid (or deemed to be paid) to Swing Line Lender should be recovered by or on behalf of Company from Swing Line Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Revolving Lenders in the manner contemplated by subsection 10.5.

            If for any reason (a) Revolving Loans are not made upon the request of Swing Line Lender as provided in the immediately preceding paragraph in an amount sufficient to repay any amounts owed to Swing Line Lender in respect of any outstanding Swing Line Loans or (b) the Revolving Loan Commitments are terminated at a time when any Swing Line Loans are outstanding, each Revolving Lender shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding Swing Line Loans in an amount equal to its Pro Rata Share (calculated, in the case of the foregoing clause (b), immediately prior to such termination of the Revolving Loan Commitments) of the unpaid amount of such Swing Line Loans together with accrued interest thereon. Upon one Business Day's notice from Swing Line Lender, each Revolving Lender shall deliver to Swing Line Lender an amount equal to its respective participation in same day funds at the Funding and Payment Office. In order to further evidence such participation (and without prejudice to the effectiveness of the participation provisions set forth above), each Revolving Lender agrees to enter into a separate participation agreement at the request of Swing Line Lender in form and substance reasonably satisfactory to such Revolving Lender, Swing Line Lender and the other Revolving Lenders. In the event any Revolving Lender fails to make available to Swing Line Lender the amount of such Revolving Lender's participation as provided in this paragraph, Swing Line Lender shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the rate customarily used by Swing Line Lender for the correction of errors among banks for three Business Days and thereafter at the Base Rate. In the event Swing Line Lender receives a payment of any amount in which other Revolving Lenders have purchased participations as provided in this paragraph, Swing Line Lender shall promptly distribute to each such other Revolving Lender its Pro Rata Share of such payment.

            Anything contained herein to the contrary notwithstanding, each Revolving Lender's obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to the second preceding paragraph and each Revolving Lender's obligation to purchase a participation in any unpaid Swing Line Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including (a) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender may have against Swing Line Lender, Company or any other Person for any reason whatsoever; (b) the occurrence or continuation of an Event of Default or a Potential Event of Default;
      (c) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company or any of its Subsidiaries; (d) any breach of this Agreement or any other Loan Document by any party thereto; or (e) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Revolving Lender are subject to the condition that (X) Swing Line Lender believed in good faith that all conditions under Section 4 to the making of the applicable Refunded Swing Line Loans or other unpaid Swing Line Loans, as the case may be, were satisfied at the time such Refunded Swing Line Loans or unpaid Swing Line Loans were made or (Y) the satisfaction of any such condition not satisfied had been waived in accordance with subsection 10.6 prior to or at the time such Refunded Swing Line Loans or other unpaid Swing Line Loans were made.

            (iv) Increases of the Tranche B Term Loans or Revolving Loan Commitments. At the mutual discretion of Company and Arrangers, Company may request in writing at any time during the period from the Signing Date to and including September 30, 2000 that (x) the then effective aggregate principal amount of Tranche B Term Loans be increased, and/or (y) the then effective aggregate principal amount of Revolving Loan Commitments be increased; provided that (1) the aggregate principal amount of the increases in Tranche B Term Loans and/or Revolving Loan Commitments pursuant to this subsection 2.1A(iv) shall not exceed $50,000,000, (2) Company may not make more than one request for such increase in Tranche B Term Loans and/or Revolving Loan Commitments, (3) no Event of Default or Potential Event of Default shall have occurred and be continuing or shall occur as a result of such increases in Tranche B Term Loans and/or Revolving Loan Commitments, (4) such increases shall be subject to any prior approvals or exemptions required under any applicable Gaming Laws and (5) Company shall, and shall cause its Subsidiaries to, execute and deliver such documents and instruments and take such other actions (including, without limitation, obtaining appropriate endorsements to title insurance policies) as may be reasonably requested by Agents in connection with such increases. Any request under this subsection 2.1A(iv) shall be submitted by Company to Agents (which shall forward copies to Lenders), specify the proposed effective date and amount of such increase and be accompanied by an Officer's Certificate stating that no Event of Default or Potential Event of Default exists or will occur as a result of such increase. Company may also specify any fees offered to those Lenders (the "INCREASING LENDERS") which agree to increase the principal amount of their Tranche B Term Loans or Revolving Loan Commitments, as the case may be, which fees may be variable based upon the amount by which any such Lender is willing to increase the principal amount of its Term Loan or Revolving Loan Commitment, as the case may be. No Lender shall have any obligation, express or implied, to offer to increase the aggregate principal amount of its Tranche B Term Loan or Revolving Loan Commitment, as the case may be. Only the consent of each Increasing Lender shall be required for an increase in the aggregate principal amount of Tranche B Term Loans or Revolving Loan Commitments, as the case may be, pursuant to this subsection 2.1A(iv). No Lender which elects not to increase the principal amount of its Tranche B Term Loan or Revolving Loan Commitment, as the case may be, may be replaced in respect of its existing Tranche B Term Loan or Revolving Loan Commitment, as the case may be, as a result thereof without such Lender's consent.

                  Each Increasing Lender shall as soon as practicable specify the amount of the proposed increase which it is willing to assume. Company may accept some or all of the offered amounts or designate new lenders who qualify as Eligible Assignees and which are reasonably acceptable to Agents as additional Lenders hereunder in accordance with this subsection 2.1A(iv) (each such new lender being a "NEW LENDER"), which New Lender may assume all or a portion of the increase in the aggregate principal amount of the Tranche B Term Loans or Revolving Loan Commitments, as the case may be. Company and Agents shall have discretion jointly to adjust the allocation of the increased aggregate principal amount of Tranche B Term Loans or Revolving Loan Commitments, as the case may be, among Increasing Lenders and New Lenders.

                  Each New Lender designated by Company and reasonably acceptable to Agents shall become an additional party hereto as a New Lender concurrently with the effectiveness of the proposed increase in the aggregate principal amount of the Tranche B Term Loans or Revolving Loan Commitments, as the case may be, upon its execution of an Agreement of Joinder in the form of Exhibit XVIII, in each case in form and substance reasonably satisfactory to Agents.

                  Subject to the foregoing, any increase requested by Company shall be effective as of the date proposed by Company and shall be in the principal amount equal to (i) the principal amount which Increasing Lenders are willing to assume as increases to the principal amount of their Tranche B Term Loans or Revolving Loan Commitments, as the case may be, plus (ii) the principal amount offered by New Lenders with respect to Tranche B Term Loans or Revolving Loan Commitments, as the case may be, in either case as adjusted by Company and Agents pursuant to this subsection 2.1A(iv). All new Tranche B Term Loans to be made under this subsection 2.1A(iv) shall be made to Company on the same day as such increase in Tranche B Term Loans under this subsection 2.1A(iv) becomes effective. Upon effectiveness of any such increase, the Pro Rata Share of each Lender will be adjusted to give effect to the increase in Tranche B Term Loans or Revolving Loan Commitments, as the case may be, Administrative Agent shall distribute to Lenders a revised Schedule 2.1 reflecting the Tranche B Term Loan, Revolving Loan Commitment and Pro Rata Share of each Lender after giving effect to such increase. To the extent that the adjustment of Pro Rata Shares results in loss or expenses to any Lender as a result of the prepayment of any Adjusted Eurodollar Rate Loan on a date other than the scheduled last day of the applicable Interest Period, Company shall be responsible for such loss or expense pursuant to subsection 2.6D.

      B. BORROWING MECHANICS. Tranche B Term Loans or Revolving Loans made on any Funding Date (other than Revolving Loans made pursuant to a request by Swing Line Lender pursuant to subsection 2.1A(iii) for the purpose of repaying any Refunded Swing Line Loans or Revolving Loans made pursuant to subsection 3.3B for the purpose of reimbursing any Issuing Lender for the amount of a drawing under a Letter of Credit issued by it) shall be in an aggregate minimum amount of $1,000,000 and multiples of $1,000,000 in excess of that amount; provided that Tranche B Term Loans or Revolving Loans made on any Funding Date as Adjusted Eurodollar Rate Loans with a particular Interest Period shall be in an aggregate minimum amount of $1,000,000 and multiples of $1,000,000 in excess of that amount. Swing Line Loans made on any Funding Date shall be in an aggregate minimum amount of $100,000 and multiples of $100,000 in excess of that amount. Whenever Company desires that Lenders make Tranche B

Term Loans or Revolving Loans it shall deliver to Administrative Agent a Notice of Borrowing no later than 10:00 A.M. (New York City time) at least three Business Days in advance of the proposed Funding Date (in the case of an Adjusted Eurodollar Rate Loan) or at least one Business Day in advance of the proposed Funding Date (in the case of a Base Rate Loan). Whenever Company desires that Swing Line Lender make a Swing Line Loan, it shall deliver to Administrative Agent a Notice of Borrowing no later than 12:00 Noon (New York City time) on the proposed Funding Date. The Notice of Borrowing shall specify
(i) the proposed Funding Date (which shall be a Business Day), (ii) the amount and type of Loans requested, (iii) in the case of Swing Line Loans and any Loans made on the Initial Funding Date, that such Loans shall be Base Rate Loans, (iv) in the case of Revolving Loans not made on the Initial Funding Date, whether such Loans shall be Base Rate Loans or Adjusted Eurodollar Rate Loans, and (v) in the case of any Loans requested to be made as Adjusted Eurodollar Rate Loans, the initial Interest Period requested therefor. Tranche B Term Loans and Revolving Loans may be continued as or converted into Base Rate Loans and Adjusted Eurodollar Rate Loans in the manner provided in subsection 2.2D. In lieu of delivering the above-described Notice of Borrowing, Company may give Administrative Agent telephonic notice by the required time of any proposed borrowing under this subsection 2.1B; provided that such notice shall be promptly confirmed in writing by delivery of a Notice of Borrowing to Administrative Agent on or before the applicable Funding Date.

            Neither Administrative Agent nor any Lender shall incur any liability to Company in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of Company or for otherwise acting in good faith under this subsection 2.1B, and upon funding of Loans by Lenders in accordance with this Agreement pursuant to any such telephonic notice Company shall have effected Loans hereunder.

            Company shall notify Administrative Agent prior to the funding of any Loans in the event that any of the matters to which Company is required to certify in the applicable Notice of Borrowing is no longer true and correct as of the applicable Funding Date, and the acceptance by Company of the proceeds of any Loans shall constitute a re-certification by Company, as of the applicable Funding Date, as to the matters to which Company is required to certify in the applicable Notice of Borrowing.

      C. DISBURSEMENT OF FUNDS. Except to the extent provided in subsection 2.1A(iv), all Tranche B Term Loans and Revolving Loans under this Agreement shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender's obligation to make a Loan requested hereunder nor shall the Commitment of any Lender to make the particular type of Loan requested be increased or decreased as a result of a default by any other Lender in that other Lender's obligation to make a Loan requested hereunder. Promptly after receipt by Administrative Agent of a Notice of Borrowing pursuant to subsection 2.1B (or telephonic notice in lieu thereof), Administrative Agent shall notify each Lender or Swing Line Lender, as the case may be, of the proposed borrowing. Each Lender shall make the amount of its Loan available to Administrative Agent not later than 12:00 Noon (New York City time) on the applicable Funding Date, and Swing Line Lender shall make the amount of its Swing Line Loan available to Administrative Agent not later than 2:00 P.M. (New York City time) on the applicable Funding Date, in each case in same day funds in Dollars, at the Funding and Payment

Office. Except as provided in subsection 2.1A(iii) or subsection 3.3B with respect to Revolving Loans used to repay Refunded Swing Line Loans or to reimburse any Issuing Lender for the amount of a drawing under a Letter of Credit issued by it, upon satisfaction or waiver of the conditions precedent specified in subsections 4.2 (in the case of Loans made on the Initial Funding
Date) and 4.3 (in the case of all Loans), Administrative Agent shall make the proceeds of such Loans available to Company on the applicable Funding Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders or Swing Line Lender, as the case may be, to be credited to the account of Company at the Funding and Payment Office.

            Unless Administrative Agent shall have been notified by any Lender prior to the Funding Date for any Loans that such Lender does not intend to make available to Administrative Agent the amount of such Lender's Loan requested on such Funding Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Funding Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Company a corresponding amount on such Funding Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the rate customarily used by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent's demand therefor, Administrative Agent shall promptly notify Company and Company shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the rate payable under this Agreement for Base Rate Loans. Nothing in this subsection 2.1C shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Company may have against any Lender as a result of any default by such Lender hereunder.

      D.    THE REGISTER.

            (i) Administrative Agent shall maintain, at its address referred to in subsection 10.8, a register for the recordation of the names and addresses of Lenders and the Commitments and Loans of each Lender from time to time (the "REGISTER"). The Register shall be available for inspection by Company or any Lender at any reasonable time and from time to time upon reasonable prior notice.

            (ii) Administrative Agent shall record in the Register the Tranche B Term Loan Commitment and Revolving Loan Commitment and the Tranche B Term Loans and Revolving Loans from time to time of each Lender and each repayment or prepayment in respect of the principal amount of the Tranche B Term Loans or Revolving Loans of each Lender. Any such recordation shall be conclusive and binding on Company and each Lender, absent manifest error; provided that failure to make any such recordation, or any error in such recordation, shall not affect any Lender's Commitments or Company's Obligations in respect of any applicable Loans.

            (iii) Each Lender shall record on its internal records (including, any Notes held by such Lender) the amount of the Tranche B Term Loans and each Revolving Loan made by it and each payment in respect thereof. To the extent permitted by applicable law, any such recordation shall be prima facie evidence of the amount of such Loans and payments; provided that failure to make any such recordation, or any error in such recordation, shall not affect any Lender's Commitments or Company's Obligations in respect of any applicable Loans; and provided, further that in the event of any inconsistency between the Register and any Lender's records, the recordations in the Register shall govern.

            (iv) Company, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been accepted by Administrative Agent and recorded in the Register as provided in subsection 10.1B(ii). Prior to such recordation, all amounts owed with respect to the applicable Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

            (v) Company hereby designates CIBC to serve as Company's agent solely for purposes of maintaining the Register as provided in this subsection 2.1D, and Company hereby agrees that, to the extent CIBC serves in such capacity, CIBC and its officers, directors, employees, agents and affiliates shall constitute Indemnitees for all purposes under subsection 10.3.

      E. NOTES. Company shall execute and deliver on the Initial Funding Date
(i) to each Tranche B Term Loan Lender (or to Administrative Agent for that Lender) a Tranche B Term Note substantially in the form of Exhibit IV annexed hereto to evidence that Lender's Tranche B Term Loan, in the principal amount of that Lender's Tranche B Term Loan and with other appropriate insertions, (ii) to each Revolving Lender (or to Administrative Agent for that Lender) a Revolving Note substantially in the form of Exhibit V annexed hereto to evidence that Lender's Revolving Loans, in the principal amount of that Lender's Revolving Loan Commitment and with other appropriate insertions and (iii) to Swing Line Lender (or to Administrative Agent for Swing Line Lender) a Swing Line Note substantially in the form of Exhibit VI annexed hereto to evidence Swing Line Lender's Swing Line Loans, in the principal amount of the Swing Line Loan Commitment and with other appropriate insertions.

2.2   INTEREST ON THE LOANS.

      A. RATE OF INTEREST. Subject to the provisions of subsections 2.6 and 2.7, each Tranche B Term Loan and each Revolving Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate or the Adjusted Eurodollar Rate. Subject to the provisions of subsection 2.7, each Swing Line Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate. The applicable basis for determining the rate of interest with respect to any Tranche B Term Loan or any Revolving Loan shall be selected by Company initially at the time a Notice of Borrowing is given with respect to such Loan pursuant to subsection 2.1B, and the basis for determining the interest rate with respect to any Tranche B Term Loan or any Revolving Loan may be changed from time to time pursuant to subsection 2.2D. If on any day a Tranche B Term Loan or Revolving Loan is outstanding with respect to which notice has not been delivered to Administrative Agent in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day that Loan shall bear interest determined by reference to the Base Rate.

      (i) (a) Subject to the provisions of subsections 2.2E and 2.7, the Revolving Loans shall bear interest through maturity as follows:

                 (1) if a Base Rate Loan, then at the sum of the Base Rate plus the Revolving Loan Applicable Base Rate Margin; or

                 (2) if an Adjusted Eurodollar Rate Loan, then at the sum of the Adjusted Eurodollar Rate plus the Revolving Loan Applicable Adjusted Eurodollar Rate Margin.

            (b) Subject to the provisions of subsections 2.2E and 2.7, the Tranche B Term Loans shall bear interest through maturity as follows:

                (1) if a Base Rate Loan, then at the sum of the Base Rate plus the Tranche B Applicable Base Rate Margin; or

                (2) if an Adjusted Eurodollar Rate Loan, then at the sum of the
            Adjusted Eurodollar Rate plus the Tranche B Applicable Adjusted Eurodollar Rate Margin.

      Upon delivery of the Margin Determination Certificate or Compliance Certificate, as the case may be, by Company to Administrative Agent pursuant to subsection 6.1(iv), the applicable margins shall automatically be adjusted in accordance with such Margin Determination Certificate or Compliance Certificate, such adjustment to become effective on the next succeeding March 1, June 1, September 1 or December 1, as applicable, following the receipt by Administrative Agent of such Margin Determination Certificate or Compliance Certificate; provided that, for the period commencing on the Business Day following the date that is six months after the Initial Funding Date, the applicable margins shall be determined by reference to the Margin Determination Certificate or Compliance Certificate most recently received by Administrative Agent and provided further that, if at any time a Margin Determination Certificate or Compliance Certificate, as the case may be, is not delivered at the time required pursuant to subsection 6.1(iv), from the time such Margin Determination Certificate or Compliance Certificate was required to be delivered until delivery of such Margin Determination Certificate or Compliance Certificate, such applicable margins shall be the maximum percentage amount for the relevant Loan set forth above.

            (ii) Subject to the provisions of subsections 2.2E and 2.7, the Swing Line Loans shall bear interest through maturity at the sum of the Base Rate plus the Revolving Loan Applicable Base Rate Margin.

            B. INTEREST PERIODS. In connection with each Adjusted Eurodollar Rate Loan, Company may, pursuant to the applicable Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, select an interest period (each an "INTEREST PERIOD") to be applicable to such Loan, which Interest Period shall be, at Company's option, either a one, two, three or six month period; provided that:

               (i) the initial Interest Period for any Adjusted Eurodollar Rate Loan shall commence on the Funding Date in respect of such Loan, in the case of a Loan initially made as an Adjusted Eurodollar Rate Loan, or on the date specified in the applicable Notice of Conversion/Continuation, in the case of a Loan converted to an Adjusted Eurodollar Rate Loan;

               (ii) in the case of immediately successive Interest Periods applicable to an Adjusted Eurodollar Rate Loan continued as such pursuant to a Notice of Conversion/Continuation, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

               (iii) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

               (iv) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause

               (v) of this subsection 2.2B, end on the last Business Day of a calendar month; (v) no Interest Period with respect to any portion of the Tranche B Term Loans shall extend beyond September 30, 2006 or, if Existing Empress Bonds remain outstanding in an aggregate amount of greater than $50 million 60 days after the Empress Joliet Acquisition Date, March 17, 2006;

               (vi) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the date on which a permanent reduction of the Revolving Loan Commitments is scheduled to occur unless the sum of (a) the aggregate principal amount of Revolving Loans that are Base Rate Loans plus (b) the aggregate principal amount of Revolving Loans that are Adjusted Eurodollar Rate Loans with Interest Periods expiring on or before such date plus (c) the excess of the Revolving Loan Commitments then in effect over the aggregate principal amount of Revolving Loans then outstanding equals or exceeds the permanent reduction of the Revolving Loan Commitments that is scheduled to occur on such date;

               (vii) no Interest Period with respect to any portion of the Tranche B Term Loans shall extend beyond a date on which Company is required to make a scheduled payment of principal of the Tranche B Term Loans, as the case may be, unless the sum of (a) the aggregate principal amount of Tranche B Term Loans, as the case may be, that are Base Rate Loans plus (b) the aggregate principal amount of Tranche B Term Loans, as the case may be, that are Adjusted Eurodollar Rate Loans with Interest Periods expiring on or before such date equals or exceeds the principal amount required to be paid on the Tranche B Term Loans, as the case may be, on such date;

               (viii) there shall be no more than 10 Interest Periods outstanding at any time; and

               (ix) in the event Company fails to specify an Interest Period for any Adjusted Eurodollar Rate Loan in the applicable Notice of Borrowing or Notice of Conversion/Continuation, Company shall be deemed to have selected an Interest Period of one month.

      C. INTEREST PAYMENTS. Subject to the provisions of subsection 2.2E, interest on each Loan shall be payable in arrears on and to each Interest Payment Date applicable to that Loan, upon any prepayment of that Loan (to the extent accrued on the amount being prepaid) and at maturity (including final maturity); provided that in the event any Swing Line Loans or any Revolving Loans that are Base Rate Loans are prepaid pursuant to subsection 2.4C(i), interest accrued on such Swing Line Loans or Revolving Loans through the date of such prepayment shall be payable on the next succeeding Interest Payment Date applicable to Base Rate Loans (or, if earlier, at final maturity).

      D. CONVERSION OR CONTINUATION. Subject to the provisions of subsection 2.6, Company shall have the option (i) to convert at any time all or any part of its outstanding Tranche B Term Loans or Revolving Loans equal to $1,000,000 and multiples of $1,000,000 in excess of that amount from Loans bearing interest at a rate determined by reference to one basis to Loans bearing interest at a rate determined by reference to an alternative basis or (ii) upon the expiration of any Interest Period applicable to an Adjusted Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $1,000,000 and multiples of $1,000,000 in excess of that amount as an Adjusted Eurodollar Rate Loan; provided, however, that an Adjusted Eurodollar Rate Loan may only be converted into a Base Rate Loan on the expiration date of an Interest Period applicable thereto.

            Company shall deliver a Notice of Conversion/Continuation to Administrative Agent no later than 10:00 A.M. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, an Adjusted Eurodollar Rate Loan). A Notice of Conversion/Continuation shall specify (i) the proposed conversion/continuation date (which shall be a Business Day), (ii) the amount and type of the Loan to be converted/continued, (iii) the nature of the proposed conversion/continuation,
(iv) in the case of a conversion to, or a continuation of, an Adjusted Eurodollar Rate Loan, the requested Interest Period, and (v) in the case of a conversion to, or a continuation of, an Adjusted Eurodollar Rate Loan, that no Potential Event of Default or Event of Default has occurred and is continuing. In lieu of delivering the above-described Notice of Conversion/Continuation, Company may give Administrative Agent telephonic notice by the required time of any proposed conversion/continuation under this subsection 2.2D; provided that such notice shall be promptly confirmed in writing by delivery of a Notice of Conversion/Continuation to Administrative Agent on or before the proposed conversion/continuation date. Upon receipt of written or telephonic notice of any proposed conversion/continuation under this subsection 2.2D, Administrative Agent shall promptly transmit such notice by telefacsimile or telephone to each Lender.

            Neither Administrative Agent nor any Lender shall incur any liability to Company in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized to act on behalf of Company or for otherwise acting in good faith under this subsection 2.2D, and upon conversion or continuation of the applicable basis for determining the interest rate with respect to any Loans in accordance with this Agreement pursuant to any such telephonic notice Company shall have effected a conversion or continuation, as the case may be, hereunder.

            Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Notice of Conversion/Continuation for conversion to, or continuation of, an Adjusted Eurodollar Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Company shall be bound to effect a conversion or continuation in accordance therewith.

      E. DEFAULT RATE. Upon the occurrence and during the continuation of any Event of Default, the outstanding principal amount of all Loans and, to the extent permitted by applicable law, any interest payments thereon not paid when due and any fees and other amounts then due and payable hereunder on such Loans, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable upon demand at a rate that is 2% per annum in excess of the interest rate otherwise payable under this Agreement with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans that are Tranche B Term Loans); provided that, in the case of Adjusted Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Adjusted Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this subsection 2.2E is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of any Agent or any Lender.

      F. COMPUTATION OF INTEREST. Interest on the Loans shall be computed (i) in the case of Base Rate Loans, on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of Adjusted Eurodollar Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from an Adjusted Eurodollar Rate Loan, the date of conversion of such Adjusted Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to an Adjusted Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Adjusted Eurodollar Rate Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day's interest shall be paid on that Loan.

2.3   FEES.

      A. COMMITMENT FEES. Company agrees to pay to Administrative Agent, for distribution to each Revolving Lender in proportion to that Lender's Pro Rata Share, (i) commitment fees for the period from and including the Signing Date to and excluding the Initial Funding Date equal to the Revolving Loan Commitment multiplied by 0.50%, calculated on the basis of a 360-day year and the actual number of days elapsed, (ii) commitment fees for the period from and including the Signing Date to and excluding the Initial Funding Date equal to the Tranche B Term Loan Commitment multiplied by (a) on or prior to September 30, 1999, 0.50% and (b) after September 30, 1999, 1.50% and (iii) commitment fees for the period from and including the Initial Funding Date to and excluding the Revolving Loan Commitment Termination Date equal to the average of the daily excess of the Revolving Loan Commitments over the aggregate principal amount of outstanding Revolving Loans (but not including any outstanding Swing Line Loans or the Letter of Credit Usage) multiplied by the Commitment Fee Percentage, calculated on the basis of a 360-day year and the actual number of days elapsed, all to be payable in arrears on the Initial Funding Date and quarterly in arrears thereafter on the last day of March, June, September and December of each year, commencing on the first such date to occur after the Signing Date, and on the Final Maturity of the Revolving Loans (whether or not Revolving Loan Commitment Termination Date).

      B. OTHER FEES. Company agrees to pay to Arrangers and Agents such other fees in the amounts and at the times separately agreed upon between Horseshoe, Company, Agents and Arrangers in that certain Fee Letter dated April 23, 1999.

2.4 REPAYMENTS, PREPAYMENTS AND REDUCTIONS IN REVOLVING LOAN COMMITMENTS; GENERAL PROVISIONS REGARDING PAYMENTS.

      A. SCHEDULED PAYMENTS OF TRANCHE B TERM LOANS. Company shall make principal payments on the Tranche B Term Loans in installments on the dates and in the amounts set forth below:

                                      Scheduled Repayment
          Date                     of Tranche B Term Loans
          ----                     -----------------------
      December 31, 1999, each March     $      312,500
      31, June 30, September 30 and
      December 31, in the years 2000-
      2004, and each of March 31,
      June 30 and September 30, 2005

      Each of December 31, 2005 and           29,375,000
      March 31, June 30 and
      September 30, 2006
                                        ----------------
      Total                             $    125,000,000


       ; provided that the scheduled installments of principal of the Tranche B Term Loans set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the Tranche B Term Loans in accordance with subsection 2.4C(iv); provided, further that the Tranche B Term Loans and all other amounts owed hereunder with respect to the Tranche B Term Loans shall be paid in full no later than September 30, 2006, and the final installment payable by Company in respect of the Tranche B Term Loans on such date shall be in an amount, if such amount is different from that specified above, sufficient to repay all amounts owing by Company under this Agreement with respect to the Tranche B Term Loans; provided, further that if Existing Empress Bonds remain outstanding in an aggregate amount of greater than $50 million 60 days after the Empress Joliet Acquisition Date, the Tranche B Term Loans and all other amounts owed hereunder with respect to the Tranche B Term Loans shall be paid in full no later than March 17, 2006; provided further that in the event that the aggregate principal amount of Tranche B Term Loans is increased pursuant to subsection 2.1A(iv), then each scheduled principal repayment to be made after such increase becomes effective shall be increased by an amount equal to (a) the aggregate principal amount of the increase in Tranche B Term Loans pursuant to subsection 2.1A(iv) multiplied by (b) a fraction equal to (x) such scheduled repayment amount divided by (y) the aggregate principal amount of Tranche B Term Loans to be repaid immediately prior to giving effect to the increase in Tranche B Term Loans made pursuant to subsection 2.1A(iv).

       B. SCHEDULED REDUCTIONS OF REVOLVING LOAN COMMITMENTS. The Revolving Loan Commitments shall be permanently reduced on the dates and in the amounts set forth below:

                                                          Scheduled Reduction of
                        Date                            Revolving Loan Commitments
                        ----                            --------------------------
               December 31, 2001                               $  9,375,000
               March 31, 2002                                     9,375,000
               June 30, 2002                                      9,375,000
               September 30, 2002                                 9,375,000
               December 31, 2002                                 12,500,000
               March 31, 2003                                    12,500,000
               June 30, 2003                                     12,500,000
               September 30, 2003                                12,500,000
               December 31, 2003                                 40,625,000
               March 31, 2004                                    40,625,000
               June 30, 2004                                     40,625,000
               September 30, 2004                                40,625,000
                                                               ------------
                                                               $250,000,000

; provided that the scheduled reductions of the Revolving Loan Commitments set forth above shall be reduced in connection with any voluntary or mandatory reductions of the Commitments in accordance with subsection 2.4C(iv); and provided further that in the event that the aggregate principal amount of Revolving Loan Commitments is increased pursuant to subsection 2.1A(iv), then each scheduled reduction to be made after such increase becomes effective shall be increased by an amount equal to (a) the aggregate principal amount of the increase in Revolving Loan Commitments pursuant to subsection 2.1A(iv) multiplied by (b) a fraction equal to (x) such scheduled reduction amount divided by (y) the aggregate principal amount of Revolving Loan Commitments to be repaid immediately prior to giving effect to the increase in Revolving Loan Commitments made pursuant to subsection 2.1A(iv).

       C.  PREPAYMENTS AND UNSCHEDULED REDUCTIONS IN REVOLVING LOAN COMMITMENTS.

           (i) Voluntary Prepayments. Company may, upon written or telephonic notice to Administrative Agent on or prior to 12:00 Noon (New York City time) on the date of prepayment, which notice, if telephonic, shall be promptly confirmed in writing, at any time and from time to time prepay any Swing Line Loan on any Business Day in whole or in part in an aggregate minimum amount of $100,000 and multiples of $100,000 in excess of that amount. Company may, upon not less than one Business Day's prior written or telephonic notice, in the case of Base Rate Loans, and three Business Days' prior written or telephonic notice, in the case of Adjusted Eurodollar Rate Loans, in each case given to Administrative Agent by 12:00 Noon (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (which original written or telephonic notice Administrative Agent will promptly transmit by telefacsimile or telephone to each Lender), at any time and from time to time prepay any Tranche B Term Loans or Revolving Loans on any Business Day in whole or in part in an aggregate minimum amount of $1,000,000 and multiples of $1,000,000 in excess of that amount; provided, however, that an Adjusted Eurodollar Rate Loan may only be prepaid on the expiration of the Interest Period applicable thereto unless Company complies with subsection 2.6D with respect to any breakage costs resulting from such prepayment being made on a date prior to the expiration of the applicable Interest Period. Notice of prepayment having been given as aforesaid, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in subsection 2.4C(iv).

           (ii) Voluntary Reductions of Revolving Loan Commitments. Company may, upon not less than three Business Days' prior written or telephonic notice confirmed in writing to Administrative Agent (which original written or telephonic notice Administrative Agent will promptly transmit by telefacsimile or telephone to each Revolving Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Loan Commitments in an amount up to the amount by which the Revolving Loan Commitments exceed the Total Utilization of Revolving Loan Commitments at the time of such proposed termination or reduction; provided that any such partial reduction of the Revolving Loan Commitments shall be in an aggregate minimum amount of $1,000,000 and multiples of $1,000,000 in excess of that amount. Company's notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Loan Commitments shall be effective on the date specified in Company's notice and shall reduce the Revolving Loan Commitment of each Revolving Lender proportionately to its Pro Rata Share. Any such voluntary reduction of the Revolving Loan Commitments shall be applied as specified in subsection 2.4C(iv).

              (iii) Mandatory Prepayments and Mandatory Reductions of Revolving Loan Commitments. The Loans shall be prepaid and/or the Revolving Loan Commitments shall be permanently reduced in the amounts and under the circumstances set forth below, all such prepayments and/or reductions to be applied as set forth below or as more specifically provided in subsection 2.4C(iv):

                     (a) Prepayments and Reductions From Net Asset Sale
              Proceeds. No later than the first Business Day following the date of receipt by Company or any of its Subsidiaries of any Net Asset Sale Proceeds in respect of any Asset Sale, Company shall prepay the Loans and/or the Revolving Loan Commitments shall be permanently reduced in an aggregate amount equal to such Net Asset Sale Proceeds.

                     (b) Prepayments and Reductions from Net
              Insurance/Condemnation Proceeds. No later than the first Business Day following the date of receipt by Administrative Agent or by Company or any of its Subsidiaries of any Net Insurance/Condemnation Proceeds, Company shall prepay the Loans and/or the Revolving Loan Commitments shall be permanently reduced in an aggregate amount equal to the amount of such Net Insurance/Condemnation Proceeds; provided, however, that no such prepayment shall be required to the extent (i) under the terms of any lease or other agreement existing on the date hereof such Net Insurance/Condemnation Proceeds are required to be used to replace, rebuild or repair the asset so damaged, destroyed or taken or (ii) Company determines to utilize such Net Insurance/Condemnation Proceeds to replace, rebuild or repair the asset damaged, destroyed or taken, and in each case referred to in clauses (i) and (ii) above, Company so utilizes such Net Insurance/Condemnation Proceeds within 18 months of the receipt thereof.

                     (c) Prepayments and Reductions Due to Issuance of Debt
              Securities. On the date of receipt by Company or any of its Subsidiaries of the Cash proceeds (any such cash proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses, being "NET DEBT SECURITIES PROCEEDS"), from the issuance of debt Securities of Company or any of its Subsidiaries (other than Indebtedness permitted by subsection 7.1) after the Initial Funding Date, Company shall prepay the Loans and/or the Revolving Loan Commitments shall be permanently reduced in an aggregate amount equal to such Net Debt Securities Proceeds.

                     (d) Prepayments and Reductions Due to Issuance of Equity
              Securities. On the date of receipt by Company or any of its Subsidiaries of the Cash proceeds (any such cash proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses, being "NET EQUITY SECURITIES PROCEEDS") at any time during which the Consolidated Leverage Ratio determined as of the last day of the immediately preceding Fiscal Quarter is greater than or equal to 3.5:1, from the issuance of equity Securities of Company or any of its Subsidiaries after the Initial Funding Date, Company shall prepay the Loans and/or the Revolving Loan

              Commitments shall be permanently reduced in an aggregate amount equal to 50% of such Net Equity Securities Proceeds.

                     (e) Calculations of Net Proceeds Amounts; Additional
              Prepayments and Reductions Based on Subsequent Calculations. Concurrently with any prepayment of the Loans and/or reduction of the Revolving Loan Commitments pursuant to subsections 2.4C(iii)(a)-(d), Company shall deliver to Agents an Officer's Certificate demonstrating the calculation of the amount (the "NET PROCEEDS AMOUNT") of the applicable Net Asset Sale Proceeds, Net Insurance/Condemnation Proceeds, Net Debt Securities Proceeds (as such term is defined in subsection 2.4C(iii)(c)) or Net Equity Securities Proceeds (as such term is defined in subsection 2.4C(iii)(d)), as the case may be, that gave rise to such prepayment and/or reduction. In the event that Company shall subsequently determine that the actual Net Proceeds Amount was greater than the amount set forth in such Officer's Certificate, Company shall promptly make an additional prepayment of the Loans (and/or, if applicable, the Revolving Loan Commitments shall be permanently reduced) in an amount equal to the amount of such excess, and Company shall concurrently therewith deliver to Agents an Officer's Certificate demonstrating the derivation of the additional Net Proceeds Amount resulting in such excess.

                     (f) Change of Control. On the date which is the earlier of
              (x) 30 days after the date on which a "change of control" (as defined in the Existing Subordinated Horseshoe Indenture or the New Sub Debt Indenture, as applicable) occurs and (y) the date on which Company shall have offered to repurchase the Existing Subordinated Horseshoe Bonds or the New Sub Debt, as a result of such change of control (i) Company shall prepay in full the Loans,
              (ii) the Revolving Loan Commitments shall be terminated in full and (iii) Company shall cash collateralize any outstanding Letter of Credit on terms reasonably satisfactory to the Administrative Agent.

                     (g) Existing Empress Bonds Remain Outstanding. If Existing
              Empress Bonds in an aggregate amount of at least $25 million but no more than $75 million remain outstanding 60 days after the Empress Joliet Acquisition Date, the Revolving Loan Commitments shall be immediately and permanently reduced by the aggregate amount of Existing Empress Bonds outstanding.

                     (h) Prepayments Due to Reductions or Restrictions of
              Revolving Loan Commitments. Company shall from time to time prepay first the Swing Line Loans and second the Revolving Loans to the extent necessary so that the Total Utilization of Revolving Loan Commitments shall not at any time exceed the Revolving Loan Commitments then in effect.

              (iv) Application of Prepayments and Unscheduled Reductions of Commitments.

                     (a) Application of Voluntary Prepayments by Type of Loans
              and Order of Maturity. Any voluntary prepayments pursuant to subsection 2.4C(i) shall be applied as specified by Company in the applicable notice of prepayment; provided that in the event Company fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied first to repay outstanding Swing Line Loans to the full extent thereof, second to repay outstanding Tranche B Term Loans to the full extent thereof and third to repay outstanding Revolving Loans to the full extent thereof. Any voluntary prepayments of the Tranche B Term Loans pursuant to subsection 2.4C(i) (whether the application thereof is specified by Company or not) shall be applied to prepay the Tranche B Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) and to reduce the scheduled installments of principal of the Tranche B Term Loans set forth in subsection 2.4A on a pro rata basis.

                     (b) Application of Mandatory Prepayments by Type of Loans.
              Any amount (the "APPLIED AMOUNT") required to be applied as a mandatory prepayment of the Loans and/or a reduction of the Revolving Loan Commitments pursuant to subsections 2.4C(iii)(a)-(h) shall be applied first to prepay the Tranche B Term Loans to the full extent thereof, second, to the extent of any remaining portion of the Applied Amount, to prepay the Swing Line Loans to the full extent thereof and to permanently reduce the Revolving Loan Commitments by the amount of such prepayment and third, to the extent of any remaining portion of the Applied Amount, to prepay the Revolving Loans to the full extent thereof and to further permanently reduce the Revolving Loan Commitments by the amount of such prepayment; provided that Company may elect in writing to offer the Lenders with Tranche B Term Loans outstanding the opportunity to waive such right to receive the amount of such mandatory prepayment, and if any Lender so elects, 50% of the amount that would otherwise have been applied as a mandatory repayment of such Lender's Tranche B Term Loan shall be applied to the prepayment of the outstanding principal amount under, and a reduction in, the Revolving Loan Commitments and the remaining 50% shall be retained by Company.

                     (c) Application of Mandatory Prepayments of Tranche B Term
              Loans and the Scheduled Installments of Principal Thereof. Any mandatory prepayments of the Tranche B Term Loans pursuant to subsection 2.4C(iii) shall be applied on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) and to reduce the scheduled installments of principal of the Tranche B Term Loans set forth in subsection 2.4A on a pro rata basis.

                     (d) Application of Prepayments to Base Rate Loans and
              Adjusted Eurodollar Rate Loans. Considering Tranche B Term Loans and Revolving Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to Adjusted Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Company pursuant to subsection 2.6D.

                     (e) Application of Unscheduled Reductions of Revolving Loan
              Commitments. Any voluntary reduction of the Revolving Loan Commitments pursuant to subsection 2.4C(ii) shall be applied to reduce the scheduled reductions of the Revolving Loan Commitments set forth in subsection 2.4B in forward chronological order. Any mandatory reduction of Revolving Loan Commitments pursuant to subsection 2.4C(iii) shall be applied on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) to each scheduled reduction of the Revolving Loan Commitments set forth in subsection 2.4B that is remaining at the time of such mandatory reduction.

       D.     GENERAL PROVISIONS REGARDING PAYMENTS.

              (i) Manner and Time of Payment. All payments by Company of principal, interest, fees and other Obligations hereunder and under the Notes shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 12:00 Noon (New York City time) on the date due at the Funding and Payment Office for the account of Lenders; funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Company on the next succeeding Business Day. Company hereby authorizes Administrative Agent to charge its accounts with Administrative Agent in order to cause timely payment to be made to Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

              (ii) Application of Payments to Principal and Interest. Except as provided in subsection 2.2C, all payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest before application to principal.

              (iii) Apportionment of Payments. Aggregate principal and interest payments in respect of Tranche B Term Loans and Revolving Loans shall be apportioned among all outstanding Loans to which such payments relate, in each case proportionately to Lenders' respective Pro Rata Shares. Administrative Agent shall promptly distribute to each Lender, at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Lender may request, its Pro Rata Share of all such payments received by Administrative Agent and the commitment fees of such Lender when received by Administrative Agent pursuant to subsection 2.3. Notwithstanding the foregoing provisions of this subsection 2.4D(iii), if, pursuant to the provisions of subsection 2.6C, any Notice of Conversion/Continuation is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Adjusted Eurodollar Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

              (iv) Payments on Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest, the commitment fees or Letter of Credit fees hereunder, as the case may be.

              (v) Notation of Payment. Each Lender agrees that before disposing of any Note held by it, or any part thereof (other than by granting participations therein), that Lender will make a notation thereon of all Loans evidenced by that Note and all principal payments previously made thereon and of the date to which interest thereon has been paid; provided that the failure to make (or any error in the making of) a notation of any Loan made under such Note shall not limit or otherwise affect the obligations of Company hereunder or under such Note with respect to any Loan or any payments of principal or interest on such Note.

       E. APPLICATION OF PROCEEDS OF COLLATERAL AND PAYMENTS UNDER SUBSIDIARY GUARANTY

              (i) Application of Proceeds of Collateral. Except as provided in subsection 2.4C(iii)(a) with respect to prepayments from Net Asset Sale Proceeds, all proceeds received by Administrative Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral under any Collateral Document may, in the discretion of Administrative Agent, be held by Administrative Agent as Collateral for, and/or (then or at any time thereafter) applied in full or in part by Administrative Agent against, the applicable Secured Obligations (as defined in such Collateral Document) in the following order of priority:

                     (a) To the payment of all costs and expenses of such sale, collection or other realization, including reasonable compensation to Administrative Agent and its agents and counsel, and all other expenses, liabilities and advances made or incurred by Administrative Agent in connection therewith, and all amounts for which Administrative Agent is entitled to indemnification under such Collateral Document and all advances made by Administrative Agent thereunder for the account of the applicable Loan Party, and to the payment of all costs and expenses paid or incurred by Administrative Agent in connection with the exercise of any right or remedy under such Collateral Document, all in accordance with the terms of this Agreement and such Collateral Document;

                     (b) thereafter, to the extent of any excess such proceeds, to the payment of all other such Secured Obligations for the ratable benefit of the holders thereof; and

                     (c) thereafter, to the extent of any excess such proceeds, to the payment to or upon the order of such Loan Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

              (ii) Application of Payments Under Subsidiary Guaranty. All payments received by Administrative Agent under any of the Subsidiary Guaranty shall be applied promptly from time to time by Administrative Agent in the following order of priority:

                     (a) to the payment of the costs and expenses of any
              collection or other realization under the Subsidiary Guaranty, including reasonable compensation to Administrative Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by Administrative Agent in connection therewith, all in accordance with the terms of this Agreement and such Guaranty;

                     (b) thereafter, to the extent of any excess such payments, to the payment of all other Guarantied Obligations (as defined in such Guaranty) for the ratable benefit of the holders thereof; and

                     (c) thereafter, to the extent of any excess such payments, to the payment to the applicable Subsidiary Guarantor or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

2.5    USE OF PROCEEDS.

       A. TRANCHE B TERM LOANS. The proceeds of the Tranche B Term Loans, together with the proceeds of the New Sub Debt, shall be applied by Company to finance the Empress Acquisition, to refinance the Existing Horseshoe Credit Agreement and to pay Transaction Costs.

       B. REVOLVING LOANS; SWING LINE LOANS. In addition to the purposes set forth in 2.5A, the proceeds of the Revolving Loans and any Swing Line Loans shall be applied by Company to repurchase the Existing Empress Bonds and for general corporate purposes.

       C. MARGIN REGULATIONS. No portion of the proceeds of any borrowing under this Agreement shall be used by Company or any of its Subsidiaries in any manner that might cause the borrowing or the application of such proceeds to violate Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

2.6    SPECIAL PROVISIONS GOVERNING ADJUSTED EURODOLLAR RATE LOANS.

               Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to Adjusted Eurodollar Rate Loans as to the matters covered:

       A. DETERMINATION OF APPLICABLE INTEREST RATE. As soon as practicable after 10:00 A.M. (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Adjusted Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Company and each Lender.

       B. INABILITY TO DETERMINE APPLICABLE INTEREST RATE. In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Adjusted Eurodollar Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted Eurodollar Rate, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to

Company and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Adjusted Eurodollar Rate Loans until such time as Administrative Agent notifies Company and Lenders that the circumstances giving rise to such notice no longer exist and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by Company with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Company.

       C. ILLEGALITY OR IMPRACTICABILITY OF ADJUSTED EURODOLLAR RATE LOANS. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Company and Administrative Agent) that the making, maintaining or continuation of its Adjusted Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) has become impracticable, or would cause such Lender material hardship, as a result of contingencies occurring after the date of this Agreement which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an "AFFECTED LENDER" and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Company and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). Thereafter (a) the obligation of the Affected Lender to make Loans as, or to convert Loans to, Adjusted Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (b) to the extent such determination by the Affected Lender relates to an Adjusted Eurodollar Rate Loan then being requested by Company pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, the Affected Lender shall make such Loan as (or convert such Loan to, as the case may be) a Base Rate Loan, (c) the Affected Lender's obligation to maintain its outstanding Adjusted Eurodollar Rate Loans (the "AFFECTED LOANS") shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (d) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to an Adjusted Eurodollar Rate Loan then being requested by Company pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Company shall have the option, subject to the provisions of subsection 2.6D, to rescind such Notice of Borrowing or Notice of Conversion/Continuation as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this subsection 2.6C shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Adjusted Eurodollar Rate Loans in accordance with the terms of this Agreement.

       D. COMPENSATION FOR BREAKAGE OR NON-COMMENCEMENT OF INTEREST PERIODS. Company shall compensate each Lender, upon written request by that Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid by that Lender to lenders of funds borrowed by it to make or carry its Adjusted Eurodollar Rate Loans and any loss, expense or liability sustained by that

Lender in connection with the liquidation or re-employment of such funds) which that Lender may sustain: (i) if for any reason (other than a default by that Lender) a borrowing of any Adjusted Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Borrowing or a telephonic request for borrowing, or a conversion to or continuation of any Adjusted Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Conversion/Continuation or a telephonic request for conversion or continuation,
(ii) if any prepayment (including any prepayment pursuant to subsection 2.4C(i)) or other principal payment or any conversion of any of its Adjusted Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan, (iii) if any prepayment of any of its Adjusted Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by Company, or (iv) as a consequence of any other default by Company in the repayment of its Adjusted Eurodollar Rate Loans when required by the terms of this Agreement.

       E. BOOKING OF ADJUSTED EURODOLLAR RATE LOANS. Any Lender may make, carry or transfer Adjusted Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of that Lender.

       F. ASSUMPTIONS CONCERNING FUNDING OF ADJUSTED EURODOLLAR RATE LOANS. Calculation of all amounts payable to a Lender under this subsection 2.6 and under subsection 2.7A shall be made as though that Lender had actually funded each of its relevant Adjusted Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate in an amount equal to the amount of such Adjusted Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of that Lender to a domestic office of that Lender in the United States of America; provided, however, that each Lender may fund each of its Adjusted Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this subsection 2.6 and under subsection 2.7A.

       G. ADJUSTED EURODOLLAR RATE LOANS AFTER DEFAULT. After the occurrence of and during the continuation of a Potential Event of Default or an Event of Default, (i) Company may not elect to have a Loan be made or maintained as, or converted to, an Adjusted Eurodollar Rate Loan after the expiration of any Interest Period then in effect for that Loan and (ii) subject to the provisions of subsection 2.6D, any Notice of Borrowing or Notice of Conversion/Continuation given by Company with respect to a requested borrowing or conversion/continuation that has not yet occurred shall be deemed to be rescinded by Company.

2.7    INCREASED COSTS; TAXES; CAPITAL ADEQUACY.

       A. COMPENSATION FOR INCREASED COSTS AND TAXES. Subject to the provisions of subsection 2.7B (which shall be controlling with respect to the matters covered thereby), in the event that any Lender (including any Issuing Lender) shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law):

              (i) subjects such Lender (or its applicable lending office or letter of credit office) to any additional Tax (other than any Tax on the overall net income of such Lender and franchise taxes in lieu of such Tax on income) with respect to this Agreement or any of its obligations hereunder (including issuing or maintaining Letters of Credit or purchasing or maintaining participations therein) or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder;

              (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or Letters of Credit issued by, or participations therein purchased by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Adjusted Eurodollar Rate Loans that are reflected in the definition of Adjusted Eurodollar
       Rate); or

              (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending or letter of credit office) or its obligations hereunder or the London interbank market;

and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder, agreeing to issue, issuing or maintaining any Letter of Credit or agreeing to purchase, purchasing or maintaining any participations therein or to reduce any amount received or receivable by such Lender (or its applicable lending or letter of credit office) with respect thereto; then, in any such case, Company shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased fee or rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to reasonably compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this subsection 2.7A, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

       B.     WITHHOLDING OF TAXES.

              (i) Payments to Be Free and Clear. All sums payable by Company under this Agreement and the other Loan Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than a Tax on the overall net income of any Lender and franchise taxes in lieu of such Tax on income) imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of

       Company or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

              (ii) Grossing-up of Payments. If Company or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by Company to Administrative Agent or any Lender under any of the Loan Documents:

                     (a) Company shall notify Administrative Agent of any such
              requirement or any change in any such requirement as soon as Company becomes aware of it;

                     (b) Company shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on Company) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender;

                     (c) the sum payable by Company in respect of which the
              relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and

                     (d) within 30 days after paying any sum from which it is
              required by law to make any deduction or withholding, and within 30 days after the due date of payment of any Tax which it is required by clause (b) above to pay, Company shall deliver to Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority;

       provided that no such additional amount shall be required to be paid to any Lender under clause (c) above except to the extent that any change after the date hereof (in the case of each Lender listed on the signature pages hereof) or after the date of the Assignment Agreement pursuant to which such Lender became a Lender (in the case of each other Lender) in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date of this Agreement or at the date of such Assignment Agreement, as the case may be, in respect of payments to such Lender.

              (iii)  Evidence of Exemption from U.S. Withholding Tax.

                     (a) Each Lender that is organized under the laws of any
              jurisdiction other than the United States or any state or other political subdivision thereof (for purposes of this subsection 2.7B(iii), a "NON-US LENDER") shall deliver to Administrative Agent for transmission to Company, on or prior to the Initial Funding Date (in the case of each Lender listed on the signature pages hereof) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Company or Administrative Agent (each in the reasonable exercise of its discretion), (1) two original copies of Internal Revenue Service Form 1001 or 4224 (or any successor forms), properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Loan Documents or (2) if such Lender is not a "bank" or other Person described in Section 881(c)(3) of the Internal Revenue Code and cannot deliver either Internal Revenue Service Form 1001 or 4224 pursuant to clause (1) above, a Certificate re Non-Bank Status together with two original copies of Internal Revenue Service Form W-8 (or any successor form), properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Loan Documents.

                     (b) Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to subsection 2.7B(iii)(a) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly (1) deliver to Administrative Agent for transmission to Company two new original copies of Internal Revenue Service Form 1001 or 4224, or a Certificate re Non-Bank Status and two original copies of Internal Revenue Service Form W-8, as the case may be, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Loan Documents or (2) notify Administrative Agent and Company of its inability to deliver any such forms, certificates or other evidence.

                     (c) Company shall not be required to pay any additional
              amount to any Non-US Lender under clause (c) of subsection 2.7B(ii) if such Lender shall have failed to satisfy the requirements of clause (a) or (b)(1) of this subsection 2.7B(iii); provided that if such Lender shall have satisfied the requirements of subsection 2.7B(iii)(a) on the Initial Funding Date (in the case of each Lender listed on the signature pages hereof) or on the date of the Assignment Agreement pursuant to which it became a Lender (in the case of each other Lender), nothing in this subsection 2.7B(iii)(c) shall relieve Company of its obligation to pay any additional amounts pursuant to clause (c) of subsection 2.7B(ii) in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described in subsection 2.7B(iii)(a).

       C. CAPITAL ADEQUACY ADJUSTMENT. If any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the date hereof of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such governmental authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender's Loans or Commitments or Letters of Credit or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Company from such Lender of the statement referred to in the next sentence, Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Such Lender shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis of the calculation of such additional amounts, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

2.8    OBLIGATION OF LENDERS AND ISSUING LENDERS TO MITIGATE; REPLACEMENT OF
LENDER.

       A. MITIGATION. Each Lender and Issuing Lender agrees that, as promptly as practicable after the officer of such Lender or Issuing Lender responsible for administering the Loans or Letters of Credit of such Lender or Issuing Lender, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender or Issuing Lender to receive payments under subsection 2.7, it will, to the extent not inconsistent with the internal policies of such Lender or Issuing Lender and any applicable legal or regulatory restrictions, use reasonable efforts (i) to make, issue, fund or maintain the Commitments of such Lender or the affected Loans or Letters of Credit of such Lender or Issuing Lender through another lending or letter of credit office of such Lender or Issuing Lender, or (ii) take such other measures as such Lender or Issuing Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender or Issuing Lender pursuant to subsection 2.7 would be materially reduced and if, as determined by such Lender or Issuing Lender in its sole discretion, the making, issuing, funding or maintaining of such Commitments or Loans or Letters of Credit through such other lending or letter of credit office or in accordance with such other measures, as the case may be, would not otherwise materially adversely affect such Commitments or Loans or Letters of Credit or the interests of such Lender or Issuing Lender; provided that such Lender or Issuing Lender will not be obligated to utilize such other lending or letter of credit office pursuant to this subsection 2.8 unless Company agrees to pay all incremental expenses incurred by such Lender or Issuing Lender as a result of utilizing such other lending or letter of credit office as described in clause
(i) above. A certificate as to the amount of any such expenses payable by Company pursuant to this subsection 2.8 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender or Issuing Lender to Company (with a copy to Administrative Agent) shall be conclusive absent manifest error.

       B. REPLACEMENT OF LENDER. If Company receives a notice pursuant to subsection 2.7A, 2.7C or 3.6, Company shall have the right, if no Potential Event of Default or Event of Default then exists, to replace such Lender (a "REPLACED LENDER") with one or more Eligible Assignees (collectively, the "REPLACEMENT LENDER") acceptable to Agents; provided that (i) at the time of any replacement pursuant to this subsection 2.8B, the Replacement Lender shall enter into one or more Assignment Agreements pursuant to subsection 10.1B (and with all fees payable pursuant to such subsection 10.1B to be paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire all of the outstanding Loans and Commitments of, and in each case participations in Letters of Credit and Swing Line Loans by, the Replaced Lender and, in connection therewith, shall pay to (x) the Replaced Lender in respect thereof an amount equal to the sum of (A) an amount equal to the principal of all outstanding Loans of the Replaced Lender and (B) an amount equal to all unpaid drawings with respect to Letters of Credit that have been funded by (and not reimbursed to) such Replaced Lender, (y) the appropriate Issuing Lender an amount equal to such Replaced Lender's Pro Rata Share of any unpaid drawings with respect to Letters of Credit (which at such time remains an unpaid drawing) issued by it to the extent such amount was not theretofore funded by such Replaced Lender, and (z) Swing Line Lender an amount equal to such Replaced Lender's Pro Rata Share of any Refunded Swing Line Loans to the extent such amount was not theretofore funded by such Replaced Lender, and (ii) all obligations (including, without limitation, all such amounts, if any, owing under subsection 2.6D) of Company owing to the Replaced Lender (other than those specifically described in clause
(i) above in respect of which the assignment purchase price has been, or is concurrently being, paid), shall be paid in full to such Replaced Lender concurrently with such replacement. All accrued but unpaid interest, commitment fees and letter of credit fees and other amounts payable to the Replaced Lender shall be paid in accordance with the terms set forth in the respective Assignment Agreement. Upon the execution and delivery of the respective Assignment Agreements, the payment of amounts referred to in clauses (i) and
(ii) above and delivery to the Replacement Lender of the appropriate Note or Notes executed by Company, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder except with respect to indemnification and confidentiality provisions under this Agreement which by the terms of this Agreement survive the termination of this Agreement, which indemnification and confidentiality provisions shall survive as to such Replaced Lender. Notwithstanding anything to the contrary contained above, no Issuing Lender may be replaced hereunder at any time while it has Letters of Credit outstanding hereunder unless arrangements satisfactory to such Issuing Lender (including the furnishing of a Standby Letter of Credit in form and substance, and issued by an issuer, satisfactory to such Issuing Lender or the furnishing of cash collateral in amounts and pursuant to arrangements satisfactory to such Issuing Lender or the cancellation and return of such outstanding Letter of Credit) have been made with respect to such outstanding Letters of Credit.

SECTION 3.    LETTERS OF CREDIT

3.1    ISSUANCE OF LETTERS OF CREDIT AND LENDERS' PURCHASE OF PARTICIPATIONS .

       A. LETTERS OF CREDIT. In addition to Company requesting that Revolving Lenders make Revolving Loans pursuant to subsection 2.1A(ii), Company may request, in accordance with the provisions of this subsection 3.1, from time to time during the period from the Initial Funding Date to but excluding the Revolving Loan Commitment Termination Date, that one or more Revolving Lenders issue Letters of Credit for the account of Company for the purposes specified in the definition of Standby Letters of Credit. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Company herein set forth, any one or more Revolving Lenders may, but (except as provided in subsection 3.1B(ii)) shall not be obligated to, issue such Letters of Credit in accordance with the provisions of this subsection 3.1; provided that Company shall not request that any Revolving Lender issue, and no Revolving Lender shall issue:

              (i) any Letter of Credit if, after giving effect to such issuance, the Total Utilization of Revolving Loan Commitments would exceed the Revolving Loan Commitments then in effect;

              (ii) any Letter of Credit if, after giving effect to such issuance, the Letter of Credit Usage would exceed $20,000,000; or

              (iii) any Standby Letter of Credit having an expiration date later than the earlier of (a) the Revolving Loan Commitment Termination Date and (b) the date that is one year from the date of issuance of such Standby Letter of Credit; provided that the immediately preceding clause
       (b) shall not prevent any Issuing Lender from agreeing that a Standby Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each unless such Issuing Lender elects not to extend for any such additional period; and provided, further that such Issuing Lender shall elect not to extend such Standby Letter of Credit if it has knowledge that an Event of Default has occurred and is continuing (and has not been waived in accordance with subsection 10.6) at the time such Issuing Lender must elect whether or not to allow such extension.

       B.     MECHANICS OF ISSUANCE.

              (i) Notice of Issuance. Whenever Company desires the issuance of a Letter of Credit, it shall deliver to Administrative Agent a Notice of Issuance of Letter of Credit substantially in the form of Exhibit III annexed hereto no later than 12:00 Noon (New York City time) at least three Business Days, or such shorter period as may be agreed to by the Issuing Lender in any particular instance, in advance of the proposed date of issuance. The Notice of Issuance of Letter of Credit shall specify (a) the proposed date of issuance (which shall be a Business
       Day), (b) the face amount of the Letter of Credit, (c) the expiration date of the Letter of Credit, (d) the name and address of the beneficiary, and (e) either the verbatim text of the proposed Letter of Credit or the proposed terms and conditions thereof, including a precise description of any documents to be presented by the beneficiary which, if presented by the beneficiary in substantial compliance with such terms and conditions and on or before the expiration date of the Letter of Credit, would require the Issuing Lender to make payment under the Letter of Credit; provided that the Issuing Lender, in its reasonable discretion, may require changes in the text of the proposed Letter of Credit or any such documents; and provided, further that no Letter of Credit shall require payment against a conforming draft to be made thereunder on the same business day (under the laws of the jurisdiction in which the office of the Issuing Lender to which such draft is required to be presented is located) that such draft is presented if such presentation is made after 10:00 A.M. (in the time zone of such office of the Issuing Lender) on such business day.

                   Company shall notify the applicable Issuing Lender (and Administrative Agent, if Administrative Agent is not such Issuing Lender) prior to the issuance of any Letter of Credit in the event that any of the matters to which Company is required to certify in the applicable Notice of Issuance of Letter of Credit is no longer true and correct as of the proposed date of issuance of such Letter of Credit, and upon the issuance of any Letter of Credit Company shall be deemed to have re-certified, as of the date of such issuance, as to the matters to which Company is required to certify in the applicable Notice of Issuance of Letter of Credit.

              (ii) Determination of Issuing Lender. Upon receipt by Administrative Agent of a Notice of Issuance of Letter of Credit pursuant to subsection 3.1B(i) requesting the issuance of a Letter of Credit, in the event Administrative Agent elects to issue such Letter of Credit, Administrative Agent shall promptly so notify Company, and Administrative Agent shall be the Issuing Lender with respect thereto. In the event that Administrative Agent, in its sole discretion, elects not to issue such Letter of Credit, Administrative Agent shall promptly so notify Company, whereupon Company may request any other Revolving Lender to issue such Letter of Credit by delivering to such Revolving Lender a copy of the applicable Notice of Issuance of Letter of Credit. Any Revolving Lender so requested to issue such Letter of Credit shall promptly (but in any event within three Business Days) notify Company and Administrative Agent whether or not, in its sole discretion, it has elected to issue such Letter of Credit, and any such Lender which so elects to issue such Letter of Credit shall be the Issuing Lender with respect thereto. In the event that all other Revolving Lenders do not agree to issue such Letter of Credit within three Business Days following delivery of the Notice of Issuance of Letter of Credit, notwithstanding the prior election of Administrative Agent not to issue such Letter of Credit, Administrative Agent shall be obligated to issue such Letter of Credit and shall be the Issuing Lender with respect thereto, notwithstanding the fact that the Letter of Credit Usage with respect to such Letter of Credit and with respect to all other Letters of Credit issued by Administrative Agent, when aggregated with Administrative Agent's outstanding Revolving Loans and Swing Line Loans, may exceed Administrative Agent's Revolving Loan Commitment then in effect.

              (iii) Issuance of Letter of Credit. Upon satisfaction or waiver (in accordance with subsection 10.6) of the conditions set forth in subsection 4.4, the Issuing Lender shall issue the requested Letter of Credit in accordance with the Issuing Lender's standard operating procedures.

              (iv) Notification to Revolving Lenders. Upon the issuance of any Letter of Credit, the applicable Issuing Lender shall promptly notify Administrative Agent and each other Revolving Lender of such issuance, which notice shall be accompanied by a copy of such Letter of Credit. Promptly after receipt of such notice (or, if Administrative Agent is the Issuing Lender, together with such notice), Administrative Agent shall notify each Revolving Lender of the amount of such Lender's respective participation in such Letter of Credit, determined in accordance with subsection 3.1C.

       C. REVOLVING LENDERS' PURCHASE OF PARTICIPATIONS IN LETTERS OF CREDIT. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby agrees to, have irrevocably purchased from the Issuing Lender a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Revolving Lender's Pro Rata Share of the maximum amount which is or at any time may become available to be drawn thereunder.

3.2    LETTER OF CREDIT FEES.

              Company agrees to pay the following amounts with respect to Letters of Credit issued hereunder:

              (i) with respect to each Standby Letter of Credit, (a) a fronting fee, payable directly to the applicable Issuing Lender for its own account, equal to 0.125% per annum of the daily amount available to be drawn under such Standby Letter of Credit and (b) a letter of credit fee, payable to Administrative Agent for the account of Revolving Lenders (based upon their respective Pro Rata Shares), equal to (x) Revolving Loan Applicable Adjusted Eurodollar Rate Margin set forth in subsection 2.2A hereof for multiplied by (y) the daily amount available from time to time to be drawn under such Standby Letter of Credit, each such fronting fee or letter of credit fee to be payable in arrears on the Initial Funding Date and thereafter in arrears on and to (but excluding) the last day of March, June, September and December of each year and computed on the basis of a 360-day year for the actual number of days elapsed; and

              (ii) with respect to the issuance, amendment or transfer of each Letter of Credit and each payment of a drawing made thereunder (without duplication of the fees payable under clauses (i) above), documentary and processing charges payable directly to the applicable Issuing Lender for its own account in accordance with such Issuing Lender's standard schedule for such charges in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

For purposes of calculating any fees payable under clauses (i) of this subsection 3.2, the daily amount available to be drawn under any Letter of Credit shall be determined as of the close of business on any date of determination. Promptly upon receipt by Administrative Agent of any amount described in clauses (i)(b) of this subsection 3.2, Administrative Agent shall distribute to each Revolving Lender its Pro Rata Share of such amount.

3.3    DRAWINGS AND REIMBURSEMENT OF AMOUNTS PAID UNDER LETTERS OF CREDIT.

       A. RESPONSIBILITY OF ISSUING LENDER WITH RESPECT TO DRAWINGS. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, the Issuing Lender shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be substantially in accordance with the terms and conditions of such Letter of Credit.

       B. REIMBURSEMENT BY COMPANY OF AMOUNTS PAID UNDER LETTERS OF CREDIT. In the event an Issuing Lender has determined to honor a drawing under a Letter of Credit issued by it, such Issuing Lender shall immediately notify Company and Administrative Agent, and Company shall reimburse such Issuing Lender on or before the Business Day immediately following the date on which such drawing is honored (the "REIMBURSEMENT DATE") in an amount in Dollars and in same day funds equal to the amount of such honored drawing; provided that, anything contained in this Agreement to the contrary notwithstanding, (i) unless Company shall have notified Administrative Agent and such Issuing Lender prior to 10:00 A.M. (New York City time) on the date such drawing is honored that Company intends to reimburse such Issuing Lender for the amount of such honored drawing with funds other than the proceeds of Revolving Loans, Company shall be deemed to have given a timely Notice of Borrowing to Administrative Agent requesting Lenders to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars equal to the amount of such honored drawing and (ii) subject to satisfaction or waiver of the conditions specified in subsection 4.3B, Revolving Lenders shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the amount of such honored drawing, the proceeds of which shall be applied directly by Administrative Agent to reimburse such Issuing Lender for the amount of such honored drawing; and provided, further that if for any reason proceeds of Revolving Loans are not received by such Issuing Lender on the Reimbursement Date in an amount equal to the amount of such honored drawing, Company shall reimburse such Issuing Lender, on demand, in an amount in same day funds equal to the excess of the amount of such honored drawing over the aggregate amount of such Revolving Loans, if any, which are so received. Nothing in this subsection 3.3B shall be deemed to relieve any Revolving Lender from its obligation to make Revolving Loans on the terms and conditions set forth in this Agreement, and Company shall retain any and all rights it may have against any Revolving Lender resulting from the failure of such Lender to make such Revolving Loans under this subsection 3.3B.

       C. PAYMENT BY REVOLVING LENDERS OF UNREIMBURSED AMOUNTS PAID UNDER LETTERS OF CREDIT.

              (i) Payment by Revolving Lenders. In the event that Company shall fail for any reason to reimburse any Issuing Lender as provided in subsection 3.3B in an amount equal to the amount of any drawing honored by such Issuing Lender under a Letter of Credit issued by it, such Issuing Lender shall promptly notify each other Revolving Lender of the unreimbursed amount of such honored drawing and of such other Revolving Lender's respective participation therein based on such Revolving Lender's Pro Rata Share. Each Revolving Lender shall make available to such Issuing Lender an amount equal to its respective participation, in Dollars and in same day funds, at the office of such Issuing Lender specified in such notice, not later than 12:00 Noon (New York City time) on the first business day (under the laws of the jurisdiction in which such office of such Issuing Lender is located) after the date notified by such Issuing Lender. In the event that any Revolving Lender fails to make available to such Issuing Lender on such business day the amount of such Revolving Lender's participation in such Letter of Credit as provided in this subsection 3.3C, such Issuing Lender shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the Federal Funds Effective Rate for three Business Days and thereafter at the Base Rate. Nothing in this subsection 3.3C shall be deemed to prejudice the right of any Revolving Lender to recover from any Issuing Lender any amounts made available by such Revolving Lender to such Issuing Lender pursuant to this subsection 3.3C in the event that it is determined by the final judgment of a court of competent jurisdiction that the payment with respect to a Letter of Credit by such Issuing Lender in respect of which payment was made by such Revolving Lender constituted gross negligence or willful misconduct on the part of such Issuing Lender.

              (ii) Distribution to Revolving Lenders of Reimbursements Received From Company. In the event any Issuing Lender shall have been reimbursed by other Revolving Lenders pursuant to subsection 3.3C(i) for all or any portion of any drawing honored by such Issuing Lender under a Letter of Credit issued by it, such Issuing Lender shall distribute to each other Revolving Lender which has paid all amounts payable by it under subsection 3.3C(i) with respect to such honored drawing such other Revolving Lender's Pro Rata Share of all payments subsequently received by such Issuing Lender from Company in reimbursement of such honored drawing when such payments are received. Any such distribution shall be made to a Revolving Lender at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Revolving Lender may request.

       D.     INTEREST ON AMOUNTS PAID UNDER LETTERS OF CREDIT.

              (i) Payment of Interest by Company. Company agrees to pay to each Issuing Lender, with respect to drawings honored under any Letters of Credit issued by it, interest on the amount paid by such Issuing Lender in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by Company (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B) at a rate equal to (a) for the period from the date such drawing is honored to but excluding the Reimbursement Date, the rate then in effect under this Agreement with respect to Revolving Loans that are Base Rate Loans and (b) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable under this Agreement with respect to Revolving Loans that are Base Rate Loans. Interest payable pursuant to this subsection 3.3D(i) shall be computed on the basis of a 360-day year for the actual number of days elapsed in the period during which it accrues and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full.

              (ii) Distribution of Interest Payments by Issuing Lender. Promptly upon receipt by any Issuing Lender of any payment of interest pursuant to subsection 3.3D(i) with respect to a drawing honored under a Letter of Credit issued by it, (a) such Issuing Lender shall distribute to each other Revolving Lender, out of the interest received by such Issuing Lender in respect of the period from the date such drawing is honored to but excluding the date on which such Issuing Lender is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B), the amount that such other Revolving Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period pursuant to subsection
       3.2 if no
       drawing had been honored under such Letter of Credit, and (b) in the event such Issuing Lender shall have been reimbursed by other Revolving Lenders pursuant to subsection 3.3C(i) for all or any portion of such honored drawing, such Issuing Lender shall distribute to each other Revolving Lender which has paid all amounts payable by it under subsection 3.3C(i) with respect to such honored drawing such other Revolving Lender's Pro Rata Share of any interest received by such Issuing Lender in respect of that portion of such honored drawing so reimbursed by other Revolving Lenders for the period from the date on which such Issuing Lender was so reimbursed by other Revolving Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by Company. Any such distribution shall be made to a Revolving Lender at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Revolving Lender may request.

3.4    OBLIGATIONS ABSOLUTE.

              The obligation of Company to reimburse each Issuing Lender for drawings honored under the Letters of Credit issued by it and to repay any Revolving Loans made by Revolving Lenders pursuant to subsection 3.3B and the obligations of Revolving Lenders under subsection 3.3C(i) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including any of the following circumstances:

              (i) any lack of validity or enforceability of any Letter of Credit;

              (ii) the existence of any claim, set-off, defense or other right which Company or any Revolving Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), any Issuing Lender or other Lender or any other Person or, in the case of a Lender, against Company, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Company or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured);

              (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

              (iv) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company or any of its Subsidiaries;

              (v) any breach of this Agreement or any other Loan Document by any party thereto;

              (vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or

              (vii) the fact that an Event of Default or a Potential Event of Default shall have occurred and be continuing;

       provided, in each case, that payment by the applicable Issuing Lender under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of such Issuing Lender under the circumstances in question (as determined by a final judgment of a court of competent jurisdiction); provided, further that reimbursement of an Issuing Lender by Company does not constitute an acknowledgement by Company that the actions of such Issuing Lender did not constitute gross negligence or willful misconduct.

3.5    NATURE OF ISSUING LENDERS' DUTIES.

              As between Company and any Issuing Lender, Company assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by such Issuing Lender by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, such Issuing Lender shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit;
(iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of such Issuing Lender, including any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority, and none of the above shall affect or impair, or prevent the vesting of, any of such Issuing Lender's rights or powers hereunder.

              In furtherance and extension and not in limitation of the specific provisions set forth in the first paragraph of this subsection 3.5, any action taken or omitted by any Issuing Lender under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put such Issuing Lender under any resulting liability to Company.

              Notwithstanding anything to the contrary contained in this subsection 3.5, Company shall retain any and all rights it may have against any Issuing Lender for any liability arising out of the gross negligence or willful misconduct of such Issuing Lender, as determined by a final judgment of a court of competent jurisdiction.

SECTION 4. CONDITIONS TO EFFECTIVENESS OF AGREEMENT AND TO LOANS AND LETTERS OF CREDIT

              The effectiveness of this Agreement and obligations of Lenders to make Loans and the issuance of Letters of Credit hereunder are subject to the satisfaction of the following conditions.

4.1    CONDITIONS TO EFFECTIVENESS OF AGREEMENT.

              The effectiveness of this Agreement is subject to prior or concurrent satisfaction of the following conditions:

       A. LOAN PARTY DOCUMENTS. On or before the Signing Date, Company shall deliver to Lenders (or to Agents for Lenders with sufficient originally executed copies, where appropriate, for each Lender and its counsel) the following with respect to Company each, unless otherwise noted, dated the Signing Date:

              (i) Certified copies of the Certificate or Articles of Incorporation of Company, together with a good standing certificate from the Secretary of State of its jurisdiction of incorporation and each other state in which Company is qualified as a foreign corporation to do business and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such jurisdictions, each dated a recent date prior to the Signing Date;

              (ii) Copies of the Bylaws of Company, certified as of the Signing Date by Company's corporate secretary or an assistant secretary;

              (iii) Resolutions of the Board of Directors of Company approving and authorizing the execution, delivery and performance of the Credit Agreement, certified as of the Signing Date by the corporate secretary or an assistant secretary of Company as being in full force and effect without modification or amendment;

              (iv) Signature and incumbency certificates of the officers of Company executing the Credit Agreement;

              (v) Executed originals of the Credit Agreement; and

              (vi) Such other documents as Agents may reasonably request.

       B. NO MATERIAL ADVERSE EFFECT. Since December 31, 1998, no Material Adverse Effect shall have occurred.

       C. OPINIONS OF COUNSEL TO LOAN PARTIES. Lenders and their respective counsel shall have received originally executed copies of one or more favorable written opinions of Swidler Berlin Shereff Friedman, LLP, special counsel for Loan Parties, in form and substance reasonably satisfactory to Agents and their counsel, dated as of the Signing Date and setting forth substantially the matters in the opinions designated in Exhibit VIII annexed hereto and as to such other matters as Agents acting on behalf of Lenders may reasonably request.

       D. OPINIONS OF AGENTS' COUNSEL. Lenders shall have received originally executed copies of one or more favorable written opinions of O'Melveny & Myers LLP, counsel to Agents, dated as of the Signing Date, substantially in the form of Exhibit X annexed hereto and as to such other matters as Agents acting on behalf of Lenders may reasonably request.

       E. REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF AGREEMENTS. Company shall have delivered to Agents an Officer's Certificate, in form and substance satisfactory to Agents, to the effect that the representations and warranties in
Section 5 hereof are true, correct and complete in all material respects on and as of the Signing Date (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were true, correct and complete in all material respects on and as of such earlier date) and that Company shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before the Signing Date except as otherwise disclosed to and agreed to in writing by Agents.

       F. FINANCIAL STATEMENTS. Lenders shall have received unaudited financial statements of Horseshoe and its Subsidiaries and Empress and its Subsidiaries for the year-to-date through April 30, 1999 and for the year-to-date through April 30, 1998.

       G. FEES. The Lenders, the Arrangers and the Agents shall have received all fees and expenses required by that certain Fee Letter dated April 23, 1999 among Horseshoe, Company, Agents and Arrangers to be paid on or before the Signing Date.

       H. CONFIRMATION OF EFFECTIVENESS CERTIFICATE. A certificate shall have been executed and delivered by Company and the Agents in the form of
Exhibit XVII hereto in which Company certifies that (i) the New Sub Debt was issued on May 11, 1999, (ii) all of the Former Senior Horseshoe Bonds have been repaid or defeased and (iii) at least 90% of the membership interests in Horseshoe are held by Company and in which the Agents confirm that, based upon the representations made and the documents delivered on the Signing Date, all conditions to effectiveness of this Agreement have been satisfied or waived.

4.2 CONDITIONS TO TRANCHE B TERM LOANS AND INITIAL REVOLVING LOANS AND SWING LINE LOANS.

              The obligations of Lenders to make the Tranche B Term Loans and any Revolving Loans and Swing Line Loans to be made on the Initial Funding Date and, if Empress Hammond and Empress Illinois are acquired in separate transactions, on the Empress Joliet Acquisition Date, are, in addition to the conditions precedent specified in subsection 4.3, subject to prior or concurrent satisfaction of the following conditions:

       A. LOAN PARTY DOCUMENTS. On or before the Initial Funding Date, Company shall and/or shall cause each other Loan Party (to the extent such Loan Party is delivering Loan Documents or Collateral Documents on the Initial Funding Date) to, deliver to Lenders (or to Agents for Lenders with sufficient originally executed copies, where appropriate, for each Lender and its counsel) the following with respect to Company or such Loan Party, as the case may be, each, unless otherwise noted, dated the Initial Funding Date; provided that documents relating to Empress Joliet need not be delivered until the Empress Joliet Acquisition Date:

              (i) Certified copies of the Certificate or Articles of Incorporation of such Person, together with a good standing certificate from the Secretary of State of its jurisdiction of incorporation and each other state in which such Person is qualified as a foreign corporation to do business and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such jurisdictions, each dated a recent date prior to the Initial Funding Date;

              (ii) Copies of the Bylaws of such Person, certified as of the Initial Funding Date by such Person's corporate secretary or an assistant secretary;

              (iii) Resolutions of the Board of Directors of such Person approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party, certified as of the Initial Funding Date by the corporate secretary or an assistant secretary of such Person as being in full force and effect without modification or amendment;

              (iv) Signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party;

              (v) Executed originals of the Loan Documents to which such Person is a party (to the extent such Loan Documents were not delivered on the Signing Date); and

              (vi) Such other documents as Agents may reasonably request.

       B.     CONSUMMATION OF EMPRESS ACQUISITION.

              (i) All conditions to the Empress Acquisition (or the acquisition of Empress Hammond or Empress Joliet, as applicable) to be satisfied by Company and its affiliates, as Buyers, which conditions are all set forth in Article VII and Section 9.03 of the Empress Acquisition Agreement, shall have been satisfied in all material respects or the fulfillment of any such conditions shall have been waived by Sellers with the consent of Agents; provided that conditions relating to Empress Joliet need not be satisfied until the Empress Joliet Acquisition Date;

              (ii) The Empress Acquisition or the acquisition of Empress Hammond shall have been consummated substantially in accordance with the terms of the Empress Acquisition Agreement or as such agreement may be amended with the consent of Agents by no later than December 1, 1999;

              (iii) If Empress Hammond is acquired prior to Empress Joliet, on the date each such acquisition is consummated, after giving effect to such acquisition, the Consolidated Leverage Ratio must not exceed 4.7:1.0 and the ratio of the principal amount of the Loans outstanding to Consolidated EBITDA must not exceed 2.0:1.0, in each case calculated on a pro forma basis giving effect to such acquisition as though it had been consummated on the first day of the four Fiscal Quarter period most recently concluded and the incurrence of all Indebtedness used to finance such acquisition;

              (iv) Transaction Costs shall not exceed an aggregate amount reasonably satisfactory to Arrangers;

              (v) Company and its Subsidiaries must have at least $40,000,000 of Cash and Cash Equivalents and have outstanding an unused portion of the Revolving Commitment on the Initial Funding Date and, if different, the Empress Joliet Acquisition Date, equal to or greater than $35,000,000;

              (vi) If only Empress Hammond is acquired on the Initial Funding Date, Empress shall have irrevocably offered to purchase all of the outstanding Existing Empress Bonds pursuant to section 10.13 of the Existing Empress Indenture.

              (vii) Each Arranger, Agent and Lender shall have received an Officer's Certificate of Company to the effect set forth in clauses
       (i)-(iii), (v) and, if applicable, (vi) above.

       C. OWNERSHIP OF HORSESHOE. As of the Initial Funding Date, the Agents shall have received satisfactory evidence that Company owns 100% of the membership interests in Horseshoe.

       D. NO MATERIAL ADVERSE EFFECT. Since December 31, 1998, no Material Adverse Effect shall have occurred.

       E. MORTGAGES; MORTGAGE POLICIES; ETC. Administrative Agent shall have received from Company and each applicable Subsidiary Guarantor; provided that documents relating to Empress Joliet need not be delivered until the Empress Joliet Acquisition Date:

              (i) Mortgages. Fully executed and notarized Mortgages in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering each Real Property Asset listed in Schedule 4.2E annexed hereto (each an "INITIAL FUNDING DATE MORTGAGED PROPERTY" and, collectively, the "INITIAL FUNDING DATE MORTGAGED PROPERTIES");

              (ii) Opinions of Local Counsel. An opinion of counsel (which counsel shall be reasonably satisfactory to Agents) in each state in which an Initial Funding Date Mortgaged Property is located with respect to the enforceability of the form(s) of Mortgages to be recorded in such state and such other matters as Agents may reasonably request, in each case in form and substance reasonably satisfactory to Agents dated as of the Initial Funding Date;

              (iii) Title Insurance. As determined by Agents in their sole discretion, (a) unconditional commitments for mortgagee title insurance policies (the "INITIAL FUNDING DATE MORTGAGE POLICIES") issued by the Title Company with respect to the Initial Funding Date Mortgaged Properties in amounts not less than the respective amounts designated therein with respect to any particular Initial Funding Date Mortgaged Properties, insuring Administrative Agent that the applicable Mortgages create valid and enforceable First Priority mortgage Liens on the respective Initial Funding Date Mortgaged Properties encumbered thereby, subject only to a standard survey exception, and such other exceptions approved by Agents, which Initial Funding Date Mortgage

       Policies (1) shall include a lenders aggregation endorsement, an endorsement for future advances under this Agreement and for any other matters reasonably requested by Agents and (2) shall provide for affirmative insurance and such reinsurance as Agents may reasonably request, all of the foregoing in form and substance reasonably satisfactory to Agents; and (b) evidence satisfactory to Agents that such Loan Party has (i) delivered to the Title Company all certificates and affidavits required by the Title Company in connection with the issuance of the Initial Funding Date Mortgage Policies and (ii) paid to the Title Company or to the appropriate governmental authorities all expenses and premiums of the Title Company in connection with the issuance of the Initial Funding Date Mortgage Policies and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages in the appropriate real estate records;

              (iv) Title Reports. With respect to each Initial Funding Date Mortgaged Property, a title report issued by the Title Company with respect thereto, dated not more than 30 days prior to the Initial Funding Date and satisfactory in form and substance to Agents;

              (v) Copies of Documents Relating to Title Exceptions. Copies of all recorded documents listed as exceptions to title or otherwise referred to in the Initial Funding Date Mortgage Policies or in the title reports delivered pursuant to subsection 4.2E(iv);

              (vi) Matters Relating to Flood Hazard Properties. (a) Evidence, which may be in the form of a letter from an insurance broker or a municipal engineer, as to whether the community in which any Initial Funding Date Property is located is participating in the National Flood Insurance Program, (b) such Loan Party's written acknowledgement of receipt of written notification from Administrative Agent (1) acknowledging that such Initial Funding Date Property is a Flood Hazard Property and (2) as to whether the community in which each Initial Funding Date Property is located is participating in the National Flood Insurance Program, and (c) in the event any such Initial Funding Date Property is located in a community that participates in the National Flood Insurance Program, evidence that Company has obtained flood insurance in respect of such Initial Funding Date Property to the extent required under the applicable regulations of the Board of Governors of the Federal Reserve System; and

              (vii) Environmental Indemnity. An environmental indemnity agreement, satisfactory in form and substance to Agents and their counsel, with respect to the indemnification of Agents and Lenders for any liabilities that may be imposed on or incurred by any of them as a result of any Hazardous Materials Activity.

       F. SECURITY INTERESTS IN PERSONAL AND MIXED PROPERTY. To the extent not otherwise satisfied pursuant to subsection 4.2E, Agents shall have received evidence satisfactory to each of them that Company and Subsidiary Guarantors shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, and made or caused to be made all such filings and recordings (other than the filing or recording of items described in clauses (iii), (iv) and (v) below) that may be necessary or, in the opinion of Agents, desirable in order to create in favor of Administrative Agent, for the benefit of Lenders, a valid and (upon such filing and recording) perfected First Priority security interest in the entire personal and mixed property Collateral; provided that documents relating to Empress Joliet need not be delivered until the Empress Joliet Acquisition Date. Such actions shall include the following:

              (i) Schedules to Collateral Documents. Delivery to Agents of accurate and complete schedules to all of the applicable Collateral Documents;

              (ii) Stock Certificates and Instruments. Delivery to Administrative Agent of (a) certificates (which certificates shall be accompanied by irrevocable undated stock powers, duly endorsed in blank and otherwise satisfactory in form and substance to Agents) representing all capital stock pledged pursuant to the Security Agreement, and (b) all promissory notes or other instruments (duly endorsed, where appropriate, in a manner satisfactory to Agents) evidencing any Collateral;

              (iii) Lien Searches and UCC Termination Statements. Delivery to Agents of (a) the results of a recent search, by a Person satisfactory to Agents, of all effective UCC financing statements and fixture filings and all judgment and tax lien filings which may have been made with respect to any personal or mixed property of any Loan Party, together with copies of all such filings disclosed by such search, and (b) UCC termination statements duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements or fixture filings disclosed in such search (other than any such financing statements or fixture filings in respect of Liens permitted to remain outstanding pursuant to the terms of this Agreement);


              (iv) UCC Financing Statements and Fixture Filings. Delivery to Administrative Agent of UCC financing statements and, where appropriate, fixture filings, duly executed by each applicable Loan Party with respect to all personal and mixed property Collateral of such Loan Party, for filing in all jurisdictions as may be necessary or, in the opinion of Agents, desirable to perfect the security interests created in such Collateral pursuant to the Collateral Documents;

              (v) PTO Cover Sheets, Etc. Delivery to Administrative Agent of all cover sheets or other documents or instruments required to be filed with the PTO in order to create or perfect Liens in respect of any IP Collateral;

              (vi) Certificates of Title, Etc. Delivery to Administrative Agent of certificates of title with respect to all motor vehicles and other rolling stock of Loan Parties and the taking of all actions necessary to cause Administrative Agent to be noted as lienholder thereon or otherwise necessary to perfect the First Priority Lien granted to Administrative Agent on behalf of Lenders in such rolling stock; and

              (vii) Opinions of Local Counsel. Delivery to Agents of an opinion of counsel (which counsel shall be reasonably satisfactory to Agents) under the laws of each jurisdiction in which any Loan Party or any personal or mixed property Collateral is located with respect to the creation and perfection of the security interests in favor of Administrative Agent in such Collateral and such other matters governed by the laws of such jurisdiction regarding such security interests as Agents may reasonably request, in each case in form and substance reasonably satisfactory to Agents dated as of the Initial Funding Date.


       G. SHIP MORTGAGES. Company shall have delivered, and have caused Empress Hammond and, at the time it is acquired, Empress Joliet to deliver, the Ship Mortgages.

       H. EVIDENCE OF INSURANCE. Administrative Agent shall have received a certificate from Company's insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to subsection 6.4 is in full force and effect and that Administrative Agent on behalf of Lenders has been named as additional insured and/or loss payee thereunder to the extent required under subsection 6.4.

       I. OPINIONS OF COUNSEL TO LOAN PARTIES. Lenders and their respective counsel shall have received (i) originally executed copies of one or more favorable written opinions of Swidler Berlin Shereff Friedman, LLP, special counsel for Loan Parties, and local counsel in form and substance reasonably satisfactory to Agents and their counsel, dated as of the Initial Funding Date and setting forth substantially the matters in the opinions designated in
Exhibit IX annexed hereto and as to such other matters as Agents acting on behalf of Lenders may reasonably request, and (ii) if Empress Joliet is acquired subsequent to Empress Hammond, written opinion of Swidler Berlin Shereff Friedman, LLP and local counsel in form and substance reasonably satisfactory to Agents and dated as of the Empress Joliet Acquisition Date.

       J. OPINIONS OF AGENTS' COUNSEL. Lenders shall have received (i) originally executed copies of one or more favorable written opinions of O'Melveny & Myers LLP, counsel to Agents, dated as of the Initial Funding Date, substantially in the form of Exhibit XI annexed hereto and as to such other matters as Agents acting on behalf of Lenders may reasonably request and (ii) if Empress Joliet is acquired subsequent to Empress Hammond, written opinion of O'Melveny & Myers LLP in form and substance reasonably satisfactory to Agents and dated as of the Empress Joliet Acquisition Date.

       K. FEES. Company shall have paid to the Lenders, the Arrangers and the Agents the fees and expenses payable on or before the Initial Funding Date and, if different, the Empress Joliet Acquisition Date, including, but not limited to, the fees referred to in Section 2.3.

       L. SOLVENCY CERTIFICATE. Company shall have delivered to Arrangers and Agents a Solvency Certificate dated the Initial Funding Date and, if applicable, the Empress Joliet Acquisition Date.

       M. ENVIRONMENTAL MATTERS. Arrangers and Agents shall have received reports and other information in form, scope and substance reasonably satisfactory to Arrangers and Agents regarding environmental matters related to the Facilities.

       N. REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF AGREEMENTS. Company shall have delivered to Agents an Officer's Certificate, in form and substance satisfactory to Agents, to the effect that the representations and warranties in
Section 5 hereof are true, correct and complete in all material respects on and as of the Initial Funding Date and, if applicable, the Empress Joliet Acquisition Date to the same extent as though made on and as of that date (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were true, correct and complete in all material respects on and as of such earlier date) and that Company shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before the Initial Funding Date and, if different, the Empress Joliet Acquisition Date except as otherwise disclosed to and agreed to in writing by Agents.

       O. NECESSARY GOVERNMENTAL AUTHORIZATIONS AND CONSENTS; EXPIRATION OF WAITING PERIODS, ETC. Company shall have obtained all Governmental Authorizations (including, without limitation, Governmental Authorizations from Gaming Authorities, including Company obtaining gaming licenses from the states of Indiana and, on or prior to the Empress Joliet Acquisition Date, Illinois and all consents of other Persons, in each case that are necessary or advisable in connection with all transactions contemplated by the Loan Documents and each of the foregoing shall be in full force and effect, in each case other than those the failure to obtain or maintain which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Empress Acquisition and all other transactions contemplated by the Loan Documents, and no law or regulation shall be applicable which in the judgment of either Arrangers or either Agent could have any such effect. No action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

       P. FINANCIAL STATEMENTS. Lenders shall have received (i) unaudited financial statements of Horseshoe and its Subsidiaries and Empress and its Subsidiaries for the year-to-date through the last day of the month immediately prior to the month most recently ended prior to the Initial Funding Date and the Empress Joliet Acquisition Date and for the same periods during 1998 and (ii) a consolidating pro-forma opening balance sheet of Company and its subsidiaries as of the Initial Funding Date and the Empress Joliet Acquisition Date, giving effect to the acquisition of Empress Hammond and/or Empress Joliet, as applicable.

       Q. COMPLETION OF PROCEEDINGS. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by each Agent, acting on behalf of Lenders, and its counsel shall be satisfactory in form and substance to Agents and such counsel, and Agents and such counsel shall have received all such counterpart originals or certified copies of such documents as Agents may reasonably request.

       R. LITIGATION. There shall exist no pending or threatened material litigation, proceedings or investigations which (x) would contest the consummation of the Empress Acquisition or any of the related transactions or
(y) could reasonably be expected to have a material adverse effect or change on the condition (financial or otherwise), operations, assets, businesses, properties, performance, licenses, approvals, regulatory outlook or prospects of either Company or Empress or any of their respective subsidiaries or on the facts and information as represented to date.

       S. REPAYMENT OF EXISTING INDEBTEDNESS. As of the Initial Funding Date, all Indebtedness under the Existing Credit Agreement and the Existing Empress Credit Agreement shall have been repaid in full, all commitments relating thereto shall have been terminated, and all liens or security interests related thereto shall have been terminated or released, in each case on terms satisfactory to the Arrangers and the Agents. After giving effect to the acquisition of Empress Hammond and/or Empress Joliet, as applicable, and the related transactions contemplated thereby, Company, Horseshoe, Empress Joliet and Empress Hammond and their respective subsidiaries shall have no existing indebtedness outstanding other than (i) Existing Subordinated Horseshoe Bonds in an aggregate principal amount not exceeding $160 million, (ii) Existing Empress Bonds, (iii) notes issued to former minority investors in Horseshoe Entertainment L.P. and to former management of Horseshoe as set forth in Schedule 7.1, (iv) notes issued to shareholders of Horseshoe, to the extent permitted by subsection 7.1(vi) and (v) the New Sub Debt.

       T. DEBT CAPACITY CERTIFICATE. Company shall have delivered to Arrangers and Agents a Debt Capacity Certificate dated the Initial Funding Date and, if applicable, the Empress Joliet Acquisition Date certifying that the incurrence of all Indebtedness and Liens incurred on such date or dates shall not contravene any Debt Restrictive Agreement.

       U. APPRAISALS. The Agents shall have received copies of MAI appraisals prepared in accordance with the Financial Institutions Reform, Recovery and Enforcement Act of 1989, addressed to the Agents, with respect to each Gaming Facility, prepared by HVS International and in form, scope and substance reasonably satisfactory to the Agents in all material respects, which appraisals shall not have been withdrawn or modified.

       V. THIRD PARTY CONSENTS. Company and its Subsidiaries shall have used their best efforts to obtain, in form and substance satisfactory to Agents, all consents required for Lenders to obtain a First Priority security interest in Empress Hammond's interests in leases and licenses of real property and improvements, including but not limited to those of the City of Hammond, Indiana, the Hammond Port Authority and the City of Hammond, Indiana Department of Redevelopment.

4.3    CONDITIONS TO ALL LOANS.

              The obligations of Lenders to make Loans on each Funding Date are subject to the following further conditions precedent:

       A. Administrative Agent shall have received before that Funding Date, in accordance with the provisions of subsection 2.1B, an originally executed Notice of Borrowing, in each case signed by the chief executive officer, the chief financial officer or the treasurer of Company or by any executive officer of Company designated by any of the above-described officers on behalf of Company in a writing delivered to Administrative Agent.

       B.     AS OF THAT FUNDING DATE:

              (i) The representations and warranties contained herein and in the other Loan Documents shall be true, correct and complete in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date;

              (ii) No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Notice of Borrowing that would constitute an Event of Default or a Potential Event of Default;

              (iii) Each Loan Party shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before that Funding Date;

              (iv) No order, judgment or decree of any court, arbitrator or governmental authority shall purport to enjoin or restrain any Lender from making the Loans to be made by it on that Funding Date;

              (v) The making of the Loans requested on such Funding Date shall not violate any law including Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System;

              (vi) There shall not be pending or, to the knowledge of Company, threatened, any action, suit, proceeding, governmental investigation or arbitration against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries that has not been disclosed by Company in writing pursuant to subsection 5.6 or 6.1(x) prior to the making of the last preceding Loans (or, in the case of the initial Loans, prior to the execution of this Agreement), and there shall have occurred no development not so disclosed in any such action, suit, proceeding, governmental investigation or arbitration so disclosed, that, in either event, in the opinion of Agents or of Requisite Lenders, would be expected to have a Material Adverse Effect; and

              (vii) The incurrence of all Indebtedness and Liens incurred shall not contravene any Debt Restrictive Agreement.

4.4    CONDITIONS TO LETTERS OF CREDIT.

              The issuance of any Letter of Credit hereunder (whether or not the applicable Issuing Lender is obligated to issue such Letter of Credit) is subject to the following conditions precedent:

       A. On or before the date of issuance of the initial Letter of Credit pursuant to this Agreement, the initial Loans shall have been made.

       B. On or before the date of issuance of such Letter of Credit, Administrative Agent shall have received, in accordance with the provisions of subsection 3.1B(i), an originally executed Notice of Issuance of Letter of Credit, in each case signed by the chief executive officer, the chief financial officer or the treasurer of Company or by any executive officer of Company designated by any of the above-described officers on behalf of Company in a writing delivered to Administrative Agent, together with all other information specified in subsection 3.1B(i) and such other documents or information as the applicable Issuing Lender may reasonably require in connection with the issuance of such Letter of Credit.

       C. On the date of issuance of such Letter of Credit, all conditions precedent described in subsection 4.3B shall be satisfied to the same extent as if the issuance of such Letter of Credit were the making of a Loan and the date of issuance of such Letter of Credit were a Funding Date.

SECTION 5.    COMPANY'S REPRESENTATIONS AND WARRANTIES

              In order to induce Lenders and the Agents to enter into this Agreement and to make the Loans, to induce Issuing Lenders to issue Letters of Credit and to induce other Lenders to purchase participations therein, Company represents and warrants to each Lender and the Agents, on the date of this Agreement, on each Funding Date and on the date of issuance of each Letter of Credit, that the following statements are true, correct and complete:

5.1    ORGANIZATION, POWERS, QUALIFICATION, GOOD STANDING, BUSINESS AND
SUBSIDIARIES.

       A. ORGANIZATION AND POWERS. Each Loan Party is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation as specified in Schedule 5.1 annexed hereto. Each Loan Party has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

       B. QUALIFICATION AND GOOD STANDING. Each Loan Party is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had and will not have a Material Adverse Effect.

       C. CONDUCT OF BUSINESS. Company and its Subsidiaries are engaged only in the businesses permitted to be engaged in pursuant to subsection 7.13.

       D.     SUBSIDIARIES. All of the Subsidiaries of Company are identified in
Schedule 5.1 annexed hereto, as said Schedule 5.1 may be supplemented from time to time pursuant to the provisions of subsection 6.1(xvi). The capital stock of each of the Subsidiaries of Company identified in Schedule 5.1 annexed hereto (as so supplemented) is duly authorized, validly issued, fully paid and nonassessable and none of such capital stock constitutes Margin Stock. Each of the Subsidiaries of Company identified in Schedule 5.1 annexed hereto (as so supplemented) is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation set forth therein, has all requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, in each case except where failure to be so qualified or in good standing or a lack of such corporate power and authority has not had and will not have a Material Adverse Effect. Schedule 5.1 annexed hereto (as so supplemented) correctly sets forth the ownership interest of Company and each of its Subsidiaries in each of the Subsidiaries of Company identified therein.

5.2    AUTHORIZATION OF BORROWING, ETC.

       A. AUTHORIZATION OF BORROWING. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary actions on the part of each Loan Party that is a party thereto.

       B. NO CONFLICT. The execution, delivery and performance by Loan Parties of the Loan Documents and the consummation of the transactions contemplated by the Loan Documents do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to Company or any of its Subsidiaries, the Certificate or the Articles of Incorporation or Bylaws of Company or any of Company's Subsidiaries or any order, judgment or decree of any court or other agency of government binding on Company or any of Company's Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Company or any of its Subsidiaries, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of Company or any of Company's Subsidiaries (other than any Liens created under any of the Loan Documents in favor of Administrative Agent on behalf of Lenders), or (iv) require any approval of or consent of any Person under any Contractual Obligation of Company or any of Company's Subsidiaries, except for such approvals or consents which will be obtained on or before the Initial Funding Date and disclosed in writing to Lenders.

       C. GOVERNMENTAL CONSENTS. The execution, delivery and performance by Loan Parties of the Loan Documents and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body except (i) those that have been obtained and copies of which have been delivered to Administrative Agent pursuant to subsection 4.2O or the absence of which Administrative Agent has deemed satisfactory pursuant to subsection 4.2O, (ii) those notices or informational filings or both that will be required to be given to the Securities and Exchange Commission or any Gaming Authority but that are not yet due and (iii) any right of any Gaming Authority to object to any Lender or participant in the Loans at any future date.

       D. BINDING OBLIGATION. Each of the Loan Documents has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability (regardless of whether such enforcement is sought in a proceeding in equity or at law).

5.3    FINANCIAL CONDITION.

             Company has heretofore delivered to Lenders, at Lenders' request, the following financial statements and information: (i) the audited consolidated balance sheet of Horseshoe and its Subsidiaries and Empress and its Subsidiaries as at December 31, 1998 and the related consolidated statements of income, stockholders' equity and cash flows of Horseshoe and its Subsidiaries and Empress and its Subsidiaries for the Fiscal Year then ended and (ii) the unaudited consolidated balance sheet of Horseshoe and its Subsidiaries and Empress and its

Subsidiaries as of March 31, 1999 and March 31, 1998 and the related unaudited consolidated statements of income, stockholders' equity and cash flows of Horseshoe and its Subsidiaries and Empress and its Subsidiaries for the one month then ended. All such statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position (on a consolidated basis) of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated basis) of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from normal year-end adjustments.

5.4    NO MATERIAL ADVERSE EFFECT; NO RESTRICTED JUNIOR PAYMENTS.

              Since December 31, 1998, no event or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect. None of Company, any of its Subsidiaries nor Empress Joliet or Empress Hammond has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment or agreed to do so except as permitted by subsection 7.5.

5.5    TITLE TO PROPERTIES; LIENS; REAL PROPERTY.

       A. TITLE TO PROPERTIES; LIENS. Company and its Subsidiaries have (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), or (iii) good title to (in the case of all other personal property), all of their respective material properties and assets reflected in the financial statements referred to in subsection 5.3 or in the most recent financial statements delivered pursuant to subsection 6.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under subsection
7.7. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

       B. REAL PROPERTY. As of the Initial Funding Date, Schedule 5.5 annexed hereto contains a true, accurate and complete list of (i) all real property owned by Company or any Subsidiary and (ii) all material leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Property Asset of any Loan Party, regardless of whether such Loan Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Except as specified in Schedule 5.5 annexed hereto, each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and Company does not have knowledge of any default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles.

       C. OWNERSHIP. From and after the Initial Funding Date, Company or its Subsidiaries will be the true owner of all rights in and to all existing agreements, permits and licenses relating to all of its Facilities (now or hereafter acquired) (other than rights of third parties under leases and agreements permitted hereunder), and will be the true owner of all rights in and to all future agreements, permits and licenses relating to all of its Facilities (now or hereafter acquired), other than rights of third parties under leases and agreements permitted hereunder, except where the absence of such true ownership would not have a Material Adverse Effect. Company's interest in all such agreements, permits, and licenses is not and, to Company's best knowledge, will not be subject to any present claim (other than under the Loan Documents), set-off or deduction other than in the ordinary course of business.

5.6    LITIGATION; ADVERSE FACTS.

              Except as set forth in Schedule 5.6 annexed hereto, there are no actions, suits, proceedings, arbitrations or known governmental investigations (whether or not purportedly on behalf of Company or any of its Subsidiaries) at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign (including any Environmental Claims) that are pending or, to the knowledge of Company, threatened against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries and that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither Company nor any of its Subsidiaries (i) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (ii) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

5.7    PAYMENT OF TAXES.

              Except to the extent permitted by subsection 6.3, all tax returns and reports of Horseshoe or Company and their respective Subsidiaries required to be filed by any of them have been timely filed, and all material taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Company and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid.

5.8    PERFORMANCE OF AGREEMENTS; MATERIALLY ADVERSE AGREEMENTS; MATERIAL
CONTRACTS.

       A. Neither Company nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and to the knowledge of Company, no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, would not have a Material Adverse Effect.

       B. Schedule 5.8 contains a true, correct and complete list of all the Material Contracts in effect on the Initial Funding Date. Except as described on
Schedule 5.8, all such Material Contracts are in full force and effect except to the extent such material contracts have expired in accordance with their terms or have been terminated by a Loan Party in accordance therewith and no material defaults currently exist thereunder.

5.9    GOVERNMENTAL REGULATION.

              Except for the Gaming Laws, neither Company nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.

5.10   SECURITIES ACTIVITIES.

       A. Neither Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

       B. Following application of the proceeds of each Loan, not more than 25% of the value of the assets (either of Company only or of Company and its Subsidiaries on a consolidated basis) subject to the provisions of subsection
7.2 or 7.7 or subject to any restriction contained in any agreement or instrument, between Company and any Lender or any Affiliate of any Lender, relating to Indebtedness and within the scope of subsection 8.2, will be Margin Stock.

5.11   EMPLOYEE BENEFIT PLANS.

       A. Company, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance in all material respects with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have in all material respects performed all their obligations under each Employee Benefit Plan. Each Employee Benefit Plan which is intended to qualify under
Section 401(a) of the Internal Revenue Code is so qualified.

       B.     No ERISA Event has occurred or is reasonably expected to occur.

       C. Except to the extent required under Section 4980B of the Internal Revenue Code, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Company, any of its Subsidiaries or any of their respective ERISA Affiliates.

       D. As of the most recent valuation date for any Pension Plan, the amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), does not exceed $1,000,000.

       E. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Company, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA, does not exceed $1,000,000.

5.12   CERTAIN FEES.

              Except as disclosed to the Arrangers, no broker's or finder's fee or commission will be payable with respect to this Agreement or any of the transactions contemplated hereby, and Company hereby indemnifies Lenders against, and agrees that it will hold Lenders harmless from, any claim, demand or liability for any such broker's or finder's fees alleged to have been incurred by any Loan Party in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

5.13   ENVIRONMENTAL PROTECTION.

              (i) Neither Company nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to (a) any Environmental Law, (b) any Environmental Claim, or
       (c) any Hazardous Materials Activity;

              (ii) neither Company nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C.
       Section 9604) or any comparable state law;

              (iii) there are and, to Company's knowledge, have been no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of a material Environmental Claim against Company or any of its Subsidiaries;

              (iv) neither Company nor any of its Subsidiaries nor, to Company's knowledge, any predecessor of Company or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and none of Company's or any of its Subsidiaries' operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent; and

              (v) compliance by Company and its Subsidiaries with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws will not, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect.

               Notwithstanding anything in this subsection 5.13 to the contrary, no event or condition has occurred or is occurring with respect to Company or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity, which individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect.

5.14   EMPLOYEE MATTERS.

              There is no strike or work stoppage in existence or threatened involving Company or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect.

5.15   SOLVENCY.

              Each Loan Party is and, upon the incurrence of any Obligations by such Loan Party on any date on which this representation is made, will be, Solvent.

5.16   MATTERS RELATING TO COLLATERAL.

       A. CREATION, PERFECTION AND PRIORITY OF LIENS. The execution and delivery of the Collateral Documents by Loan Parties, together with (i) the actions taken on or prior to the date hereof pursuant to subsections 4.2E, 4.2F,
6.8 and 6.9 and (ii) the delivery to Administrative Agent of any Securities Collateral not delivered to Administrative Agent at the time of execution and delivery of the applicable Collateral Document (all of which Securities Collateral has been so delivered) are effective to create in favor of Administrative Agent for the benefit of Lenders, as security for the respective Secured Obligations (as defined in the applicable Collateral Document in respect of any Collateral), a valid and perfected First Priority Lien on all of the Collateral, and as of the Initial Funding Date all filings and other actions necessary or desirable to perfect and maintain the perfection and First Priority status of such Liens have been duly made or taken and remain in full force and effect, other than the filing of any UCC financing statements delivered to Administrative Agent for filing (but not yet filed) and the periodic filing of UCC continuation statements in respect of UCC financing statements filed by or on behalf of Administrative Agent.

       B. GOVERNMENTAL AUTHORIZATIONS. Other than the authorization and approvals set forth on Schedule 5.16, all of which have been obtained except as otherwise set forth on Schedule 5.16, no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body (including the Gaming Authorities) is required for either (i) the pledge or grant by any Loan Party of the Liens purported to be created in favor of Administrative Agent pursuant to any of the Collateral Documents or (ii) the exercise by Administrative Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Collateral Documents or created or provided for by applicable law), except for filings or recordings contemplated by subsection 5.16A and except as may be required, in connection with the disposition of any Securities Collateral, by laws generally affecting the offering and sale of securities.

       C. ABSENCE OF THIRD-PARTY FILINGS. Except such as may have been filed in favor of Administrative Agent as contemplated by subsection 5.16A or with respect to Liens permitted by this Agreement, (i) no effective UCC financing statement, fixture filing or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office and (ii) no effective filing covering all or any part of the IP Collateral is on file in the PTO.

       D. MARGIN REGULATIONS. The pledge of the Securities Collateral pursuant to the Collateral Documents does not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.

       E. INFORMATION REGARDING COLLATERAL. All written information supplied to Agents by or on behalf of any Loan Party with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects.

5.17   DISCLOSURE.

              No representation or warranty of any Loan Party contained in any Loan Document or in any other document, certificate or written statement furnished to Lenders by or on behalf of Company or any of its Subsidiaries for use in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact (known to Company, in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in materials supplied to Agents or Lenders in writing are based upon good faith estimates and assumptions believed by Company to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

5.18   YEAR 2000 COMPLIANCE..

              Company has (i) initiated a review and assessment of its and its Subsidiaries' business and operations (including those affected by suppliers and vendors) that Company believes could be adversely affected by the "Year 2000 Problem" (that is, the risk that computer applications used by Company or Subsidiaries (or suppliers and vendors) may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999), (ii) developed a plan and timeline for addressing the Year 2000 Problem on a timely basis, and (iii) to date, implemented that plan substantially in accordance with that timetable. Company believes that its own computer applications that are material to its or its Subsidiaries' business and operations will on a timely basis be able to perform properly date-sensitive functions for all dates before and after December 31, 1999 (that is, be "Year 2000 compliant") except to the extent that a failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.19   COMPLIANCE WITH LAWS; MAINTENANCE OF LICENSES.

       A. COMPLIANCE WITH LAWS. Company and its Subsidiaries are in compliance with the requirements of all applicable laws, rules, regulations, ordinances and orders (including, without limitation, Gaming Laws) if noncompliance would affect the ability of any such party to operate any of the Facilities or the ability of any of Company or any of its Subsidiaries to perform its obligations under the Loan Documents to which it is a party, except where the failure to so comply or perform would not have a Material Adverse Effect. The use of each of the Facilities complies with applicable zoning ordinances, regulations, restrictive covenants and requirements of Governmental Authorizations affecting the respective Facilities as well as all environmental, ecological, landmark, and other applicable laws and regulations (including, without limitation, Gaming Laws); and all requirements for such use have been satisfied, except where the failure to so comply would not have a Material Adverse Effect.

       B. MAINTENANCE OF LICENSES. Company and its Subsidiaries have (i) such valid material gaming licenses, registrations and findings of suitability in all jurisdictions as may be necessary to operate each of its Gaming Facility businesses and (ii) all material liquor licenses and registrations as may be necessary to sell alcoholic beverages from and in its Gaming Facilities.

5.20   INTANGIBLE PROPERTY.

              Company and its Subsidiaries own or are licensed to use all trade names, unregistered trademarks and service marks, brand names, patents, registered and unregistered copyrights, registered trademarks and service marks, and all applications for any of the foregoing, and all permits, grants and licenses or other rights with respect thereto, except where the absence of such ownership, license or permit, grant or other right would not have a Material Adverse Effect. Schedule 5.20 annexed hereto sets forth a true and complete list of all service marks and registered trademarks (or trademarks for which registration is pending) owned or licensed by Company and its Subsidiaries. None of Company and its Subsidiaries has been charged with any material infringement of any intangible property of the character described above or been notified or advised of any material claim of any other Person relating to any of the intangible property.

5.21   CLASSIFICATION OF SHIPS.

              From and after the Effective Date, the American Bureau of Shipping classification of each Ship shall remain the highest applicable classification and rating to which a ship of the same age and type as such Ship can qualify under the rules and standards of the American Bureau of Shipping.

SECTION 6.    COMPANY'S AFFIRMATIVE COVENANTS

              Company covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations and the cancellation or expiration of all Letters of Credit, unless Requisite Lenders shall otherwise give prior written consent, Company shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1    FINANCIAL STATEMENTS AND OTHER REPORTS.

              Company will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. Company will deliver to Agents for delivery to Lenders:

              (i) Monthly Financials: as soon as available and in any event within 30 days after the end of each month ending after the Signing Date,
       (a) the consolidated operating statements of Company and its Subsidiaries and, until the earlier of the Empress Joliet Acquisition Date or December 1, 1999, Empress and its Subsidiaries, as at the end of such month, setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, to the extent prepared on a monthly basis, all in reasonable detail and certified by the chief financial officer, chief accounting officer or controller of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments, and (b) a narrative report describing the operations of Company and its Subsidiaries in the form prepared for presentation to senior management for such month and for the period from the beginning of the then current Fiscal Year to the end of such month;

              (ii) Quarterly Financials: as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters,
       (a) the consolidated balance sheet of Company and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders' equity and cash flows of Company and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail and certified by the chief financial officer of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments and (b) a Debt Capacity Certificate in the form of
       Exhibit XIX;

              (iii) Year-End Financials: as soon as available and in any event within 90 days after the end of each Fiscal Year, (a) the consolidated balance sheet of Company and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders' equity and cash flows of Company and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, all in reasonable detail and certified by the chief financial officer, chief accounting officer or controller of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, (b) in the case of such consolidated financial statements, a report thereon of Arthur Andersen LLP or other independent certified public accountants of recognized national standing selected by Company and reasonably satisfactory to Agents, which report shall be unqualified, shall express no doubts about the ability of Company and its Subsidiaries to continue as a going concern, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards, and (c) a Debt Capacity Certificate in the form of Exhibit XIX;

              (iv) Officer's, Margin Determination and Compliance Certificates: together with each delivery of financial statements of Company and its Subsidiaries pursuant to subdivisions (ii) and (iii) above, (a) an Officer's Certificate of Company stating that the signers have reviewed or are familiar with the terms of this Agreement and the other

       Loan Documents and have made, or caused to be made under their supervision, a review in reasonable detail of the material transactions and condition of Company and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such Officer's Certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Company has taken, is taking and proposes to take with respect thereto; and (b) a Compliance Certificate demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the restrictions contained in Section 7, in each case to the extent compliance with such restrictions is required to be tested at the end of the applicable accounting period; and within 45 days after the end of each Fiscal Year, a Margin Determination Certificate demonstrating in reasonable detail the Consolidated Leverage Ratio for the four consecutive Fiscal Quarters ending on the last day of the accounting period covered by such financial statements;

              (v) Reconciliation Statements: if, as a result of any change in accounting principles and policies from those used in the preparation of the audited financial statements referred to in subsection 5.3, the consolidated financial statements of Company and its Subsidiaries delivered pursuant to subdivisions (i), (ii), (iii) or (xiii) of this subsection 6.1 will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then (a) together with the first delivery of financial statements pursuant to subdivision (i), (ii), (iii) or (xiii) of this subsection 6.1 following such change, consolidated financial statements of Company and its Subsidiaries for (y) the current Fiscal Year to the effective date of such change and (z) the two full Fiscal Years immediately preceding the Fiscal Year in which such change is made, in each case prepared on a pro forma basis as if such change had been in effect during such periods, and (b) together with each delivery of financial statements pursuant to subdivision (i), (ii), (iii) or (xiii) of this subsection 6.1 following such change, a written statement of the chief accounting officer or chief financial officer of Company setting forth the differences (including any differences that would affect any calculations relating to the financial covenants set forth in subsection 7.6) which would have resulted if such financial statements had been prepared without giving effect to such change;

              (vi) Accountants' Certification: together with each delivery of consolidated financial statements of Company and its Subsidiaries pursuant to subdivision (iii) above, a written statement by the independent certified public accountants giving the report thereon (a) stating that their audit examination has included a review of the terms of Section 7 of this Agreement as they relate to accounting matters, (b) stating whether, in connection with their audit examination, any condition or event that constitutes an Event of Default or Potential Event of Default has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof; provided that such accountants shall not be liable by reason of any failure to obtain knowledge of any such Event of Default or Potential Event of Default that would not be disclosed in the course of their audit examination, and (c) stating that based on their audit examination nothing has come to their attention that causes them to believe either or both that the information contained in the certificates delivered therewith pursuant to subdivision (iv) above is not correct or that the matters set forth in the Compliance Certificates delivered therewith pursuant to clause (c) of subdivision (iv) above for the applicable Fiscal Year are not stated in accordance with the terms of this Agreement; which statement shall be limited to accounting matters and disclaim responsibility for legal interpretations;

              (vii) Accountants' Reports: promptly upon receipt thereof (unless restricted by applicable professional standards), copies of all reports submitted to Company by independent certified public accountants in connection with each annual, interim or special audit of the financial statements of Company and its Subsidiaries made by such accountants, including any comment letter submitted by such accountants to management in connection with their annual audit;

              (viii) SEC Filings and Press Releases: promptly upon their becoming available, copies of (a) all financial statements, reports, notices and proxy statements sent or made available generally by Company to its security holders or by any Subsidiary of Company to its security holders other than Company or another Subsidiary of Company, (b) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by Company or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, and (c) all press releases and other statements made available generally by Company or any of its Subsidiaries to the public concerning material developments in the business of Company or any of its Subsidiaries;

              (ix) Events of Default, etc.: promptly upon any officer of Company permitted by the terms of this Agreement to sign an Officer's Certificate obtaining knowledge (a) of any condition or event that constitutes an Event of Default or Potential Event of Default, or becoming aware that any Lender has given any notice (other than to Administrative Agent) or taken any other action with respect to a claimed Event of Default or Potential Event of Default, (b) that any Person has given any notice to Company or any of its Subsidiaries or taken any other action with respect to a claimed default or event or condition of the type referred to in subsection 8.2, (c) of any condition or event that would be required to be disclosed in a current report filed by Company with the Securities and Exchange Commission on Form 8-K (Items 1, 2, 4, 5 and 6 of such Form as in effect on the date hereof) if Company were required to file such reports under the Exchange Act, or (d) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, an Officer's Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Potential Event of Default, default, event or condition, and what action Company has taken, is taking and proposes to take with respect thereto;


              (x) Litigation or Other Proceedings: (a) promptly upon any officer of Company obtaining knowledge of (X) the institution of, or non-frivolous threat of, any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries (collectively, "PROCEEDINGS") not previously disclosed in writing by Company to Lenders or (Y) any material development in any Proceeding that, in any case:

                     (1) if adversely determined, has a reasonable possibility
              of giving rise to a Material Adverse Effect; or

                     (2) seeks to enjoin or otherwise prevent the consummation
              of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby;

       written notice thereof together with such other information as may be reasonably available to Company to enable Lenders and their respective counsel to evaluate such matters; and (b) within twenty days after the end of each Fiscal Quarter, a schedule of all Proceedings involving an alleged liability of, or claims against or affecting, Company or any of its Subsidiaries equal to or greater than $5,000,000, and promptly after request by Agents such other information as may be reasonably requested by Agents to enable Agents and their respective counsel to evaluate any of such Proceedings;

              (xi) ERISA Events: promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Company, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

              (xii) ERISA Notices: with reasonable promptness, copies of (a) all notices received by Company, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (b) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;

              (xiii) Financial Plans: as soon as practicable and in any event no later than 30 days after the beginning of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year (the "FINANCIAL PLAN" for such Fiscal Year), including a forecasted consolidated balance sheet reported on a quarterly basis and forecasted consolidated statements of income reported on a quarterly basis and cash flows of Company and its Subsidiaries for each such Fiscal Year, together with pro forma financial covenant calculations for each such Fiscal Year determined in a manner consistent with financial covenant calculations shown in a Compliance Certificate and an explanation of the assumptions on which such forecasts are based;

              (xiv) Insurance: as soon as practicable and in any event by January 1 of each year, a report in form and substance satisfactory to Administrative Agent outlining all material insurance coverage maintained as of the date of such report by Company and its Subsidiaries and all material insurance coverage planned to be maintained by Company and its Subsidiaries in the twelve months ending on the next succeeding January 1;

              (xv) Board of Directors: with reasonable promptness, written notice of any change in the Board of Directors of Company;

              (xvi) New Subsidiaries: promptly upon any Person becoming a Subsidiary of Company, a written notice setting forth with respect to such Person (a) the date on which such Person became a Subsidiary of Company and (b) all of the data required to be set forth in Schedule 5.1 annexed hereto with respect to all Subsidiaries of Company (it being understood that such written notice shall be deemed to supplement
       Schedule 5.1 annexed hereto for all purposes of this Agreement);

              (xvii) Material Contracts: promptly, and in any event within ten Business Days after any Material Contract of Company or any of its Subsidiaries is terminated or amended in a manner that is materially adverse to Company or such Subsidiary, as the case may be, or any new Material Contract is entered into, a written statement describing such event with copies of such material amendments or new contracts, and an explanation of any actions being taken with respect thereto;

              (xviii) Other Information: with reasonable promptness, such other information and data with respect to Company or any of its Subsidiaries as from time to time may be reasonably requested by any Lender.

Administrative Agent shall give prompt notice to each Lender of each notice or request required or permitted to be given to Administrative Agent by Company pursuant to the terms of this Agreement (unless concurrently delivered to Lenders by Company). Administrative Agent will distribute to each Lender each document or instrument received for its account and copies of all other communications received by Administrative Agent from Company for distribution to Lenders by Administrative Agent in accordance with the terms of this Agreement.

6.2    LEGAL EXISTENCE, ETC.

              Except as permitted under subsection 7.7, Company will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its legal existence and all rights and franchises material to its business; provided, however that neither Company nor any of its Subsidiaries shall be required to preserve any such right or franchise if the Board of Directors of Company or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of Company or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to Company, such Subsidiary or Lenders.

6.3    PAYMENT OF TAXES AND CLAIMS; TAX CONSOLIDATION.

       A. Company will, and will cause each of its Subsidiaries to, pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such charge or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (1) such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor and (2) in the case of a charge or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such charge or claim.

       B. Company will not, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Company or any of its Subsidiaries).

6.4    MAINTENANCE OF PROPERTIES; INSURANCE; APPLICATION OF NET
       INSURANCE/CONDEMNATION PROCEEDS.

       A. MAINTENANCE OF PROPERTIES. Except as otherwise provided in or permitted under subsection 7.7, Company will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material tangible properties used or useful in the business of Company and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

       B. INSURANCE. Company will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Company and its Subsidiaries as may customarily be carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for corporations similarly situated in the industry. Without limiting the generality of the foregoing, Company will maintain or cause to be maintained (i) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (ii) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times satisfactory to Agents in their commercially reasonable judgment. Each such policy of insurance shall (a) name Administrative Agent for the benefit of Lenders as an additional insured thereunder as its interests may appear and (b) in the case of each business interruption and casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to Agents, that names Administrative Agent for the benefit of Lenders as the loss payee thereunder for any covered loss in excess of $5,000,000 and provides for at least 30 days prior written notice to Agents of any modification or cancellation of such policy.

6.5    INSPECTION RIGHTS; LENDER MEETING.

       A. INSPECTION RIGHTS. Company shall, and shall cause each of its Subsidiaries to, permit any authorized representatives designated by any Lender to visit and inspect any of the properties of Company or of any of its Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided that Company may, if it so chooses, be present at or participate in any such discussion), all upon reasonable advance written notice and at such reasonable times during normal business hours and as often as may reasonably be requested.

       B. LENDER MEETING. Company will, upon the written request of Agents or Requisite Lenders, participate in a meeting of Agents and Lenders once during each Fiscal Year to be held at Company's corporate offices (or at such other location as may be agreed to by Company and Agents) at such time as may be agreed to by Company and Agents.

6.6    COMPLIANCE WITH LAWS; MAINTENANCE OF LICENSES.

       A. COMPLIANCE WITH LAWS. Company shall comply, and shall cause each of its Subsidiaries to comply, and shall use commercially reasonable efforts to cause all other Persons on or occupying any Facilities to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority, including all Gaming Laws and Environmental Laws, and to obtain and keep in full force and effect any permit, license, consent or approval required under this Agreement if such noncompliance or failure to obtain and keep in full force and effect could reasonably be expected to cause, individually or in the aggregate, a Material Adverse Effect. Company shall and shall cause each of its Subsidiaries to comply in all material respects with the requirements of all Gaming Laws applicable to such Person.

       B. MAINTENANCE OF LICENSES. Company shall, and shall cause each of its Subsidiaries to, maintain (i) such valid gaming licenses, registrations and findings of suitability in all jurisdictions as may be necessary for and material to the operation of each of its Gaming Facility businesses and (ii) all liquor licenses and registrations as may be necessary to sell alcoholic beverages from and in its Gaming Facilities.

6.7 ENVIRONMENTAL REVIEW AND INVESTIGATION, DISCLOSURE, ETC.; COMPANY'S ACTIONS REGARDING HAZARDOUS MATERIALS ACTIVITIES, ENVIRONMENTAL CLAIMS AND VIOLATIONS OF ENVIRONMENTAL LAWS.

       A. ENVIRONMENTAL REVIEW AND INVESTIGATION. Company agrees that Agents may, from time to time and in their reasonable discretion, (i) retain, at Company's expense, an independent professional consultant to review any environmental audits, investigations, analyses and reports relating to Hazardous Materials prepared by or for Company and (ii) in the event (a) Agent reasonably believes that Company has breached any representation, warranty or covenant contained in subsection 5.6, 5.13, 6.6 or 6.7 or that there has been a material violation of Environmental Laws at any Facility or by Company or any of its Subsidiaries at any other location, or (b) an Event of Default has occurred and is continuing, conduct its own investigation of any Facility; provided that, in the case of any Facility no longer owned, leased, operated or used by Company or any of its Subsidiaries, Company shall only be obligated to use its best efforts to obtain permission for Agents' professional consultant to conduct an investigation of such Facility. For purposes of conducting such a review and/or investigation, Company hereby grants to Agents and their respective agents, employees, consultants and contractors the right to enter into or onto any Facilities currently owned, leased, operated or used by Company or any of its Subsidiaries and to perform such tests on such property (including taking samples of soil, groundwater and suspected asbestos-containing materials) as are reasonably necessary in connection therewith. Any such investigation of any Facility shall be conducted, unless otherwise agreed to by Company and Agents, during normal business hours and, to the extent reasonably practicable, shall be conducted so as not to interfere with the ongoing operations at such Facility or to cause any damage or loss to any property at such Facility. Company and Agents hereby acknowledge and agree that any report of any investigation conducted at the request of Agents pursuant to this subsection 6.7A will be obtained and shall be used by Agents and Lenders for the purposes of Lenders' internal credit decisions, to monitor and police the Loans and to protect Lenders' security interests, if any, created by the Loan Documents. Agents agree to deliver a copy of any such report to Company with the understanding that Company acknowledges and agrees that (x) it will indemnify and hold harmless each Agent and each Lender from any costs, losses or liabilities relating to Company's use of or reliance on such report, (y) neither of the Agents nor any Lender makes any representation or warranty with respect to such report, and (z) by delivering such report to Company, neither of the Agents nor any Lender is requiring or recommending the implementation of any suggestions or recommendations contained in such report.

       B.     ENVIRONMENTAL DISCLOSURE. Company will deliver to Agents and
              Lenders:

              (i) Environmental Audits and Reports. As soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Company or any of its Subsidiaries or by independent consultants, governmental authorities or any other Persons, with respect to significant environmental matters at any Facility;

              (ii) Notice of Certain Releases, Remedial Actions, Etc. Promptly after an officer of the Company or any Subsidiary or any employee responsible for compliance with any Environmental Law or for the conduct of any Hazardous Waste Activity at the Company or any Subsidiary obtains or has reason to obtain knowledge of any of the following, written notice describing in reasonable detail (a) any Release required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws, (b) any remedial action taken by Company or any other Person in response to (1) any Hazardous Materials Activities the existence of which has a reasonable possibility of resulting in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (2) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of resulting in a Material Adverse Effect, and (c) Company's discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws.

              (iii) Written Communications Regarding Environmental Claims, Releases, Etc. As soon as practicable following the sending or receipt thereof by Company or any of its Subsidiaries, a copy of any and all written communications with respect to (a) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect, (b) any Release required to be reported to any federal, state or local governmental or regulatory agency, and (c) any request for information from any governmental agency that suggests such agency is investigating whether Company or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity.

              (iv) Notice of Certain Proposed Actions Having Environmental Impact. Prompt written notice describing in reasonable detail (a) any proposed acquisition of stock, assets, or property by Company or any of its Subsidiaries that could reasonably be expected to (1) expose Company or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (2) affect the ability of Company or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (b) any proposed action to be taken by Company or any of its Subsidiaries to commence manufacturing or other industrial operations or to modify current operations in a manner that could reasonably be expected to subject Company or any of its Subsidiaries to any additional obligations or requirements under any Environmental Laws.

              (v) Other Information. With reasonable promptness, such other documents and information as from time to time may be reasonably requested by Agents in relation to any matters disclosed pursuant to this subsection 6.7.

       C. Company's Actions Regarding Hazardous Materials Activities, Environmental Claims and Violations of Environmental Laws.

              (i) Remedial Actions Relating to Hazardous Materials Activities. Company shall promptly undertake, and shall cause each of its Subsidiaries promptly to undertake, any and all investigations, studies, sampling, testing, abatement, cleanup, removal, remediation or other response actions necessary to remove, remediate, clean up or abate any Hazardous Materials Activity on, under or about any Facility that is in violation of any Environmental Laws or that presents a material risk of giving rise to an Environmental Claim. In the event Company or any of its Subsidiaries undertakes any such action with respect to any Hazardous Materials, Company or such Subsidiary shall conduct and complete such action in compliance with all applicable Environmental Laws and in accordance with the policies, orders and directives of all federal, state and local governmental authorities except when, and only to the extent that, Company's or such Subsidiary's liability with respect to such Hazardous Materials Activity is being contested in good faith by Company or such Subsidiary.


              (ii) Actions with Respect to Environmental Claims and Violations of Environmental Laws. Company shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to
       (a) cure any violation of applicable Environmental Laws by Company or its Subsidiaries and (b) make an appropriate response to any Environmental Claim against Company or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have individually or in the aggregate, a Material Adverse Effect.

6.8 EXECUTION OF SUBSIDIARY GUARANTY AND PERSONAL PROPERTY COLLATERAL DOCUMENTS BY CERTAIN SUBSIDIARIES AND FUTURE SUBSIDIARIES; IP COLLATERAL.

       A. EXECUTION OF SUBSIDIARY GUARANTY AND PERSONAL PROPERTY COLLATERAL DOCUMENTS. In the event that any Person becomes a Domestic Subsidiary of Company after the date hereof, Company will promptly notify Administrative Agent of that fact and cause such Domestic Subsidiary to execute and deliver to Administrative Agent counterparts of the Subsidiary Guaranty and the Security Agreement and to take all such further actions and execute all such further documents and instruments (including actions, documents and instruments comparable to those described in subsection 4.2F) as may be reasonably necessary or, in the reasonable opinion of Agents, desirable to create in favor of Administrative Agent, for the benefit of Lenders, a valid and perfected First Priority Lien on all of the personal and mixed property assets of such Domestic Subsidiary described in the applicable forms of Collateral Documents.

       B. SUBSIDIARY CHARTER DOCUMENTS, LEGAL OPINIONS, ETC. Company shall deliver to Administrative Agent, together with such Loan Documents, (i) certified copies of such Domestic Subsidiary's Certificate or Articles of Incorporation, together with a good standing certificate from the Secretary of State of the jurisdiction of its incorporation and each other state in which such Person is qualified as a foreign corporation to do business and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such jurisdictions, each to be dated a recent date prior to their delivery to Administrative Agent, (ii) a copy of such Domestic Subsidiary's Bylaws certified by its secretary or an assistant secretary as of a recent date prior to their delivery to Administrative Agent, (iii) a certificate executed by the secretary or an assistant secretary of such Domestic Subsidiary as to (a) the fact that the attached resolutions of the Board of Directors of such Domestic Subsidiary approving and authorizing the execution, delivery and performance of such Loan Documents are in full force and effect and have not been modified or amended and (b) the incumbency and signatures of the officers of such Domestic Subsidiary executing such Loan Documents, and (iv) a favorable opinion of counsel to such Domestic Subsidiary, in form and substance satisfactory to Agents and their respective counsel, as to (a) the due organization and good standing of such Subsidiary, (b) the due authorization, execution and delivery by such Domestic Subsidiary of such Loan Documents, (c) the enforceability of such Loan Documents against such Domestic Subsidiary, (d) such other matters (including matters relating to the creation and perfection of Liens in any Collateral pursuant to such Loan Documents) as Agents may reasonably request, all of the foregoing to be reasonably satisfactory in form and substance to Agents and their respective counsel.

       C. IP COLLATERAL. If any Domestic Subsidiary becomes an owner of any Intellectual Property, Company shall cause such Domestic Subsidiary to promptly execute and deliver to Administrative Agent such security agreement as Administrative Agent shall reasonably deem appropriate and take such further action and execute such further documents and instruments as may be necessary, or in the reasonable opinion of Administrative Agent, desirable to create in favor of Administrative Agent, for the benefit of Lenders, a valid and perfected First Priority Lien on such Intellectual Property.

6.9 CONFORMING LEASEHOLD INTERESTS; MATTERS RELATING TO ADDITIONAL REAL PROPERTY COLLATERAL..

       A. CONFORMING LEASEHOLD INTERESTS. If Company or any of its Subsidiaries acquires any Leasehold Property, Company shall, or shall cause such Subsidiary to, cause such Leasehold Property to be a Conforming Leasehold Interest.

       B. ADDITIONAL MORTGAGES, ETC. From and after the Initial Funding Date, in the event that (i) Company or any Subsidiary Guarantor acquires any fee interest in real property or any Material Leasehold Property or (ii) at the time any Person becomes a Subsidiary Guarantor, such Person owns or holds any fee interest in real property or any Material Leasehold Property, in either case excluding any such Real Property Asset the encumbrancing of which requires the consent of any applicable lessor or then-existing senior lienholder, where Company and its Subsidiaries are unable to obtain such lessor's or senior lienholder's consent (any such non-excluded Real Property Asset described in the foregoing clause (i) or (ii) being an "ADDITIONAL MORTGAGED PROPERTY"), Company or such Subsidiary Guarantor shall deliver to Administrative Agent, as soon as practicable after such Person acquires such Additional Mortgaged Property or becomes a Subsidiary Guarantor, as the case may be, the following:

              (i) Additional Mortgage. A fully executed and notarized Mortgage (an "ADDITIONAL MORTGAGE"), duly recorded in all appropriate places in all applicable jurisdictions, encumbering the interest of such Loan Party in such Additional Mortgaged Property;

              (ii) Opinions of Counsel. (a) A favorable opinion of counsel to such Loan Party, in form and substance reasonably satisfactory to Agents and their respective counsel, as to the due authorization, execution and delivery by such Loan Party of such Additional Mortgage and such other matters as Agents may reasonably request, and (b) if required by Agents, an opinion of counsel (which counsel shall be reasonably satisfactory to Agents) in the state in which such Additional Mortgaged Property is located with respect to the enforceability of the form of Additional Mortgage recorded in such state and such other matters (including any matters governed by the laws of such state regarding personal property security interests in respect of any Collateral) as Agents may reasonably request, in each case in form and substance reasonably satisfactory to Agents;

              (iii) Landlord Consent and Estoppel; Recorded Leasehold Interest. In the case of an Additional Mortgaged Property consisting of a Leasehold Property, (a) a Landlord Consent and Estoppel, unless Company or such Subsidiary is unable to obtain the Landlord Consent and Estoppel after using commercially reasonable efforts to obtain the same and (b) evidence that such Leasehold Property is a Recorded Leasehold Interest;

              (iv) Title Insurance. (a) If required by Agents, an ALTA mortgagee title insurance policy or an unconditional commitment therefor (an "ADDITIONAL MORTGAGE POLICY") issued by the Title Company with respect to such Additional Mortgaged Property, in an amount satisfactory to Agents, insuring fee simple title to, or a valid leasehold interest in, such Additional Mortgaged Property vested in such Loan Party and assuring Agents that such Additional Mortgage creates a valid and enforceable First Priority mortgage Lien on such Additional Mortgaged Property, subject only to a standard survey exception, which Additional Mortgage Policy (1) shall include an endorsement for mechanics' liens, for future advances under this Agreement and for any other matters reasonably requested by Agents and (2) shall provide for affirmative insurance and such reinsurance as Agents may reasonably request, all of the foregoing in form and substance reasonably satisfactory to Agents; and (b) evidence reasonably satisfactory to Agents that such Loan Party has (i) delivered to the Title Company all certificates and affidavits required by the Title Company in connection with the issuance of the Additional Mortgage Policy and (ii) paid to the Title Company or to the appropriate governmental authorities all reasonable expenses and premiums of the Title Company in connection with the issuance of the Additional Mortgage Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Additional Mortgage in the appropriate real estate records;

              (v) Title Report. If no Additional Mortgage Policy is required with respect to such Additional Mortgaged Property, a title report issued by the Title Company with respect thereto, dated not more than 30 days prior to the date such Additional Mortgage is to be recorded and reasonably satisfactory in form and substance to Agents;

              (vi) Copies of Documents Relating to Title Exceptions. Copies of all recorded documents listed as exceptions to title or otherwise referred to in the Additional Mortgage Policy or title report delivered pursuant to clause (iv) or (v) above;

              (vii) Matters Relating to Flood Hazard Properties. (a) Evidence, which may be in the form of a letter from an insurance broker or a municipal engineer, as to (1) whether such Additional Mortgaged Property is a Flood Hazard Property and (2) if so, whether the community in which such Flood Hazard Property is located is participating in the National Flood Insurance Program, (b) if such Additional Mortgaged Property is a Flood Hazard Property, such Loan Party's written acknowledgement of receipt of written notification from Administrative Agent (1) that such Additional Mortgaged Property is a Flood Hazard Property and (2) as to whether the community in which such Flood Hazard Property is located is participating in the National Flood Insurance Program, and (c) in the event such Additional Mortgaged Property is a Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, evidence that Company has obtained flood insurance in respect of such Flood Hazard Property to the extent required under the applicable regulations of the Board of Governors of the Federal Reserve System; and

              (viii) Environmental Audit. Reports and other information, in form, scope and substance reasonably satisfactory to Agents and prepared by environmental consultants reasonably satisfactory to Agents, concerning any environmental hazards or liabilities to which Company or any of its Subsidiaries may be subject with respect to such Additional Mortgaged Property.

6.10   ADDITIONAL SHIP MORTGAGES, ETC.

              From and after the Initial Funding Date, in the event that Company or any Subsidiary Guarantor acquires any ship, barge or other vessel as part of a Gaming Facility, Company or such Subsidiary Guarantor shall deliver to Administrative Agent, as soon as practicable after such Person acquires such additional ship, barge or other vessel, either (x) a Ship Mortgage with respect to such acquired ship, barge or other vessel or (y) an assignment of an existing Ship Mortgage, in form and substance reasonably satisfactory to Administrative Agent, and such other approvals, opinions or documents in connection with the foregoing as Administrative Agent may reasonably request.

6.11  YEAR 2000 COMPLIANCE.

              Company will promptly notify Administrative Agent in the event an officer of the Company discovers or determines that any computer application (including those of its suppliers and vendors) that is material to its or any of its Subsidiaries' business and operations will not be year 2000 compliant as of January 1, 2000, except to the extent that such failure could not reasonably be expected to have a Material Adverse Effect.

6.12  REDEMPTION OF EXISTING EMPRESS BONDS.

              Company shall promptly offer, or cause Empress to offer, to repurchase the Existing Empress Bonds after the Initial Funding Date and, if different, the Empress Joliet Acquisition Date (either pursuant to the "change of control" provisions or the "asset sale offer" provisions of the Existing Empress Indenture), and shall repurchase all Existing Empress Bonds tendered no later than 30 Business Days after the Empress Joliet Acquisition Date; and provided that if Empress Joliet is not acquired on the Initial Funding Date, Company shall require Empress to offer to repurchase the Existing Empress Bonds pursuant to section 10.13 of the Existing Empress Indenture no later than 30 Business Days after the Initial Funding Date.



SECTION 7.    COMPANY'S NEGATIVE COVENANTS

              Company covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other then outstanding monetary Obligations and the cancellation or expiration of all Letters of Credit, unless Requisite Lenders shall otherwise give prior written consent, Company shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 7.

7.1   INDEBTEDNESS.

              Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

              (i) Company and its Subsidiaries may become and remain liable with respect to the Obligations;

              (ii) Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations permitted by subsection 7.4 and, upon any matured obligations actually arising pursuant thereto, the Indebtedness corresponding to the Contingent Obligations so extinguished;

              (iii) Company may become and remain liable with respect to Indebtedness to any of its wholly-owned Subsidiaries, and any wholly-owned Subsidiary of Company may become and remain liable with respect to Indebtedness to Company or any other wholly-owned Subsidiary of Company; provided that (a) all such intercompany Indebtedness shall be evidenced by promissory notes, (b) all such intercompany Indebtedness owed by Company to any of its Subsidiaries shall be subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement, and (c) any payment by any Subsidiary of Company under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any intercompany Indebtedness owed by such Subsidiary to Company or to any of its Subsidiaries for whose benefit such payment is made;

              (iv) Company and its Subsidiaries, as applicable, may remain liable with respect to Indebtedness described in Schedule 7.1 annexed hereto including all interest and other amounts owing thereon and any extensions, renewals or replacements of such Indebtedness so long as the principal amount thereof is not increased;

              (v) Company and its Subsidiaries, as applicable, may remain liable with respect to the Existing Empress Bonds, the Existing Subordinated Horseshoe Bonds and the New Sub Debt, and, until the Initial Funding Date, the Existing Horseshoe Credit Facility and any replacements of the Existing Subordinated Horseshoe Bonds and the New Sub Debt so long as the terms of such replacement are acceptable to Agents and such replacement occurs after the earliest redemption date under such Indebtedness;

              (vi) After the Signing Date but prior to the earlier of the Empress Joliet Acquisition Date and the date on which the Tranche B Term Loans must be paid in full pursuant to subsection 2.4A, Company and its Subsidiaries may become liable for up to $35,000,000 on terms acceptable to Agents in Indebtedness relating to the repurchase of Company's capital stock from its shareholders (including no more than $3,000,000 to the Majority Shareholders), and Company may remain liable for such Indebtedness;

              (vii) On or after the Empress Joliet Acquisition Date, Company and its Subsidiaries may become and remain liable on terms acceptable to Agents for up to $25,000,000 in Indebtedness relating to the repurchase of Company's capital stock from its shareholders;

              (viii) Company and its Subsidiaries may become and remain liable with respect to other Indebtedness in an aggregate principal amount not to exceed $20,000,000 at any time outstanding; provided that no more than $15,000,000 of such Indebtedness may be secured or in respect of Capital Leases.

7.2    LIENS AND RELATED MATTERS.

       A. PROHIBITION ON LIENS. Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Company or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the Uniform Commercial Code of any State or under any similar recording or notice statute, except:

          (i)    Permitted Encumbrances;

          (ii)   Liens granted pursuant to the Collateral Documents;

              (iii)  Liens described in Schedule 7.2 annexed hereto;

              (iv) Liens on property acquired after the Signing Date that existed at the time of the acquisition by Company or its Subsidiaries thereof, including purchase money Liens; and

              (v) Other Liens securing Indebtedness permitted by subsection 7.1(viii) in an aggregate amount not to exceed $15,000,000 at any time outstanding.

       B. EQUITABLE LIEN IN FAVOR OF LENDERS. If Company or any of its Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Liens excepted by the provisions of subsection 7.2A, it shall make or cause to be made effective provision whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided that, notwithstanding the foregoing, this covenant shall not be construed as a consent by Requisite Lenders to the creation or assumption of any such Lien not permitted by the provisions of subsection 7.2A.

       C. NO FURTHER NEGATIVE PLEDGES. Except with respect to specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to an Asset Sale, neither Company nor any of its Subsidiaries shall enter into any agreement (other than an agreement prohibiting only the creation of Liens securing Subordinated Indebtedness) prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.

       D. NO RESTRICTIONS ON SUBSIDIARY DISTRIBUTIONS TO COMPANY OR OTHER SUBSIDIARIES. Except as provided herein, Company will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to (i) pay dividends or make any other distributions on any of such Subsidiary's capital stock owned by Company or any other Subsidiary of Company, (ii) repay or prepay any Indebtedness owed by such Subsidiary to Company or any other Subsidiary of Company, (iii) make loans or advances to Company or any other Subsidiary of Company, or (iv) transfer any of its property or assets to Company or any other Subsidiary of Company.

7.3    INVESTMENTS; JOINT VENTURES.

              Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, in a single transaction or series of transactions, make or own any Investment in any Person, including any Joint Venture, except:

              (i) Company and its Subsidiaries may make and own Investments in Cash Equivalents;

              (ii) Company and its Subsidiaries may continue to own the Investments owned by them as of the Signing Date in any Subsidiaries of Company;

              (iii) Company and its Subsidiaries may make intercompany loans to the extent permitted under subsection 7.1(iv);

              (iv) Company and its Subsidiaries may make Consolidated Capital Expenditures permitted by 7.6, 7.8 and 7.9;

              (v) Company and its Subsidiaries may own Subsidiaries acquired after the Signing Date in accordance with the terms of this Agreement;

              (vi) Company and its Subsidiaries may make and own other Investments in an aggregate amount not to exceed at any time $5,000,000; and

              (vii) So long as no Event of Default or Potential Event of Default shall exist or be caused thereby and the Applicable Consolidated Leverage Ratio is less than 3.5:1.0 immediately prior to, and after giving pro forma effect to any Indebtedness incurred to make such payment, immediately after, Company and its Subsidiaries may make and own other Investments in an aggregate amount not to exceed the Permitted Distribution Amount.

7.4    CONTINGENT OBLIGATIONS.

              Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or become or remain liable with respect to any Contingent Obligation, except:

              (i) Subsidiaries of Company may become and remain liable with respect to Contingent Obligations in respect of the Subsidiary Guaranty;

              (ii) Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations (other than Contingent Obligations that constitute Indebtedness) in respect of any Indebtedness of Company or any of its Subsidiaries permitted by subsection 7.1; and

              (iii) Company and its Subsidiaries, as applicable, may remain liable with respect to Contingent Obligations described in Schedule 7.4 annexed hereto.

7.5    RESTRICTED JUNIOR PAYMENTS.

       A. PERMITTED PAYMENTS. Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Junior Payment; provided that any Subsidiary may pay dividends or make other distributions to Company and provided further, Company may (i) make and consummate a "Change of Control Offer" (as defined in the Existing Empress Indenture) with respect to the Existing Empress Bonds, (ii) make regularly scheduled payments of interest on the Existing Empress Bonds, the Existing Subordinated Horseshoe Bonds, the New Sub Debt and any other Subordinated Indebtedness (including any Subordinated Indebtedness referred to on Schedule 7.1), in accordance with the terms of, and only to the extent required by, and subject to the subordination provisions contained in, the indenture or other agreement pursuant to which such Subordinated Indebtedness was issued, as such indenture or other agreement may be amended from time to time to the extent permitted under subsection 7.14, (iii) so long as no Event of Default or Potential Event of Default shall exist or be caused thereby and the Applicable Consolidated Leverage Ratio is less than 3.5:1.0 immediately prior to, and after giving pro forma effect to any Indebtedness incurred to make such payment, immediately after, pay dividends or make similar distributions on the capital stock of Company in a cumulative aggregate amount not exceeding the Permitted Distribution Amount, (iv) make Cash payments on and become liable for Indebtedness permitted by subsections 7.1(vi) and (vii) and (v) make Permitted Tax Distributions.

       B. PERMITTED TAX DISTRIBUTIONS. Permitted Tax Distributions shall be made within fifteen days following March 31, May 31, August 31, and December 31 based upon an estimate of the excess of (x) the tax distributions that would be payable for the period beginning on January 1 of such year and ending on March 31, May 31, August 31, and December 31 if such period were a taxable year (computed as provided above) over (y) distributions attributable to all prior periods during such taxable year. Promptly after filing by Company and each such Subsidiary of their respective annual tax return, each Equity Holder shall reimburse Company or the applicable Subsidiary, as the case may be, to the extent such estimated tax distributions made to such Equity Holder exceeded the actual Permitted Tax Distributions, as determined on the basis of such tax returns filed in respect of such taxable year for that Equity Holder and Company or the applicable Subsidiary, as the case may be, shall make a further payment to its respective Equity Holders to the extent such estimated tax distributions were less than the tax distributions actually payable to such Equity Holders with respect to such taxable year. If the appropriate Federal or state taxing authority finally determines that the amount of the items of Company or any Subsidiary's taxable income, gain, deduction or loss (including capital gain or loss) for any taxable year or the aggregate Tax Loss Benefit Amounts carried forward to such taxable year should be changed or adjusted, then each Equity Holder shall reimburse Company or the applicable Subsidiary, as the case may be, to the extent the Permitted Tax Distributions previously made to such Equity Holder in respect of that taxable year exceeded the Permitted Tax Distributions with respect to such taxable year taking into account such change or adjustment for that Equity Holder, or as the case may be, Company shall make a further payment to its respective Equity Holders to the extent the permitted Tax Distributions previously paid to such Equity Holder were less than the Permitted Tax Distributions payable to such Equity Holders with respect to such taxable year taking into account such change or adjustment.

       To the extent that any tax distribution would otherwise be made to any Equity Holder at a time when an obligation of such Equity Holder to make a payment to Company or the applicable subsidiary pursuant to the two previous sentences remains outstanding, the amount of any tax distribution to be made shall be reduced by the amounts such Equity Holder is obligated to pay Company or the applicable Subsidiary.

7.6    FINANCIAL COVENANTS.

       A. MINIMUM FIXED CHARGE COVERAGE RATIO. Company shall maintain a Consolidated Fixed Charge Coverage Ratio of 1.5:1.0.

       B. MAXIMUM LEVERAGE RATIO. Company shall not permit the Consolidated Leverage Ratio as of the last day of each Fiscal Quarter during any of the periods set forth below to exceed the correlative ratio indicated:

PERIOD                                           MAXIMUM LEVERAGE RATIO
------                                           ----------------------
Initial Funding Date
through September 30, 2000                             5.00:1.00

October 1, 2000
through September 30, 2001                             4.75:1.00

October 1, 2001
through March 31, 2002                                 4.50:1.00

April 1, 2002
through September 30, 2002                             4.25:1.00

October 1, 2002 and thereafter                         4.00:1.00

       C. MINIMUM CONSOLIDATED NET WORTH. Company shall not permit Consolidated Net Worth to be less than the sum of (a) 90% of Consolidated Net Worth as of the last day of the Fiscal Quarter next succeeding the Initial Funding Date (the "Net Worth Reference Date") plus (b) 50% of the remainder of
(x) Consolidated Net Income less (y) Permitted Tax Distributions for the period commencing on the Net Worth Reference Date and ending on the date of determination (without giving effect to any losses) plus (c) 50% of the net proceeds of offerings of equity Securities of Company made after the Net Worth Reference Date.

7.7    RESTRICTION ON FUNDAMENTAL CHANGES; ASSET SALES AND ACQUISITIONS.

              Company shall not, and shall not permit any of Company's Subsidiaries to, alter the corporate, capital or legal structure of Company or any of Company's Subsidiaries, or enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or assets, whether now owned or hereafter acquired, or acquire by purchase or otherwise all or substantially all the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business of any Person, except:

              (i)    Company may consummate the Empress Acquisition;

              (ii) any Subsidiary of Company may be merged with or into Company or any wholly-owned Subsidiary Guarantor, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Company or any wholly-owned Subsidiary Guarantor; provided that, in the case of such a merger, Company or such wholly-owned Subsidiary Guarantor shall be the continuing or surviving corporation;

              (iii) Company and its Subsidiaries may make expenditures permitted under subsection 7.8;

              (iv) Company and its Subsidiaries may dispose of obsolete, worn out, or surplus property in the ordinary course of business;

              (v) Company and its Subsidiaries may sell or otherwise dispose of assets in transactions that do not constitute Asset Sales; provided that the consideration received for such assets shall be in an amount at least equal to the fair market value thereof; and

              (vi)   Company may make Excluded Asset Sales.

7.8    CONSOLIDATED CAPITAL EXPENDITURES .

              Except as otherwise approved by the Requisite Lenders, Company will not, and will not permit any of its Subsidiaries to, make or commit to make any Consolidated Capital Expenditures other than:

                     (a) Expansion Capital Expenditures so long as the aggregate amount thereof does not exceed $225,000,000 during the term of this Agreement; provided that if Company's Consolidated Leverage Ratio is less than 4.0:1.0 and is projected to remain less than 4.0:1.0 on a pro forma basis thereafter taking such expenditures into account, the limit on such expenditures shall be $300,000,000; provided that such expenditures shall be permitted only to the extent that Lenders receive a First Priority security interest in substantially all the property so expanded or enhanced; and provided, further that until the earlier of December 31, 1999 or the Empress Joliet Acquisition Date only Expansion Capital Expenditures not in excess of $25,000,000 may be made;

                     (b) Maintenance Capital Expenditures in any Fiscal Year
              (beginning in the 1999 Fiscal Year) in an amount not to exceed $25,000,000; and

                     (c) New Venture Capital Expenditures so long as the
              aggregate amount thereof does not exceed $50,000,000; provided that if Company's Consolidated Leverage Ratio is less than 4.0:1.0 and will remain less than 4.0:1.0 on a pro forma basis taking such expenditures into account, the maximum amount of such expenditures shall be $75,000,000; provided that such expenditures shall be permitted only to the extent that Lenders receive a First Priority security interest in substantially all property so acquired or developed; and provided further that no such expenditures shall be made until the earlier of December 31, 1999 or the Empress Joliet Acquisition Date.

7.9    RESTRICTION ON LEASES.

              Company shall not, and shall not permit any of its Subsidiaries to, become liable in any way, whether directly or by assignment or as a guarantor or other surety, for the obligations of the lessee under any Capital Lease (other than intercompany leases between Company and its wholly-owned Subsidiaries); unless, immediately after giving effect to the incurrence of liability with respect to such lease, the Consolidated Rental Payments shall not exceed $5,000,000 (excluding escalations resulting from a rise in the consumer price or similar index) for any Fiscal Year; provided, however, that any calculations made for purposes of this subsection 7.9 shall exclude any amounts required to be expended for maintenance and repairs, insurance, taxes, assessments and other similar charges.

7.10   SALES AND LEASE-BACKS.

              Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (i) which Company or any of its Subsidiaries has sold or transferred or is to sell or transfer to any other Person (other than Company or any of its Subsidiaries) or (ii) which Company or any of its Subsidiaries intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by Company or any of its Subsidiaries to any Person (other than Company or any of its Subsidiaries) in connection with such lease; provided that Company and its Subsidiaries may become and remain liable as lessee, guarantor or other surety with respect to any such lease with respect to any such lease if and to the extent that Company or any of its Subsidiaries would be permitted to enter into, and remain liable under, such lease to the extent that the transaction would be permitted under subsection 7.1, assuming the sale and lease back transaction constituted Indebtedness in a principal amount equal to the gross proceeds of the sale.

7.11   TRANSACTIONS WITH STOCKHOLDERS AND AFFILIATES.

              Except for the transactions described on Schedule 7.11, Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 5% or more of any class of equity Securities of Company or with any Affiliate of Company or of any such holder, on terms that are less favorable to Company or that Subsidiary, as the case may be, than those that might be obtained at the time from Persons who are not such a holder or Affiliate; provided that the foregoing restriction shall not apply to (i) any transaction between Company and any of its wholly-owned Subsidiaries or between any of its wholly-owned Subsidiaries otherwise permitted hereunder, (ii) reasonable and customary fees paid to members of the Boards of Directors of Company and its Subsidiaries or (iii) compensation for services provided as an officer or employee so long as such compensation is comparable to the amount which would be paid on an arm's length basis; provided further that, except as provided in subsection 7.1(vi), in no circumstances shall Company or its Subsidiaries repurchase shares of Company capital stock owned by Majority Shareholders unless required under Gaming Laws.

7.12   DISPOSAL OF SUBSIDIARY EQUITY.

              Company shall not:

              (i) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any shares of capital stock or other equity Securities of any of its Subsidiaries, except to qualify directors if required by applicable law; or

              (ii) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any shares of capital stock or other equity Securities of any of its Subsidiaries (including such Subsidiary), except to Company, another Subsidiary of Company, or to qualify directors if required by applicable law.

7.13   CONDUCT OF BUSINESS.

              From and after the Signing Date, Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly engage in any of business activity other than a Related Business.

7.14   AMENDMENTS OF DOCUMENTS RELATING TO SUBORDINATED INDEBTEDNESS.

              Company shall not, and shall not permit any of its Subsidiaries to, amend or otherwise change the terms of any Subordinated Indebtedness, or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on such Subordinated Indebtedness, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof, change the subordination provisions thereof (or of any guaranty thereof), or change any collateral therefor (other than to release such collateral), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Subordinated Indebtedness (or a trustee or other representative on their behalf) which would be adverse to Company or Lenders.

7.15   FISCAL YEAR

              Company shall not change its Fiscal Year-end from December 31 of each calendar year.


SECTION 8.    EVENTS OF DEFAULT

              If any of the following conditions or events ("Events of Default") shall occur:

8.1    FAILURE TO MAKE PAYMENTS WHEN DUE.

              Failure by Company to pay any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; failure by Company to pay when due any amount payable to an Issuing Lender in reimbursement of any drawing under a Letter of Credit; or failure by Company to pay any interest on any Loan or any fee or any other amount due under this Agreement within five days after the date due; or

8.2    DEFAULT IN OTHER AGREEMENTS.

              Failure of Company or any of its Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in subsection 8.1) or Contingent Obligations in either an individual or an aggregate principal amount of $10,000,000 or more, in each case beyond the end of any grace period provided therefor; or (ii) breach or default by Company or any of its Subsidiaries with respect to any other material term of (a) one or more items of Indebtedness or Contingent Obligations in the individual or aggregate principal amounts referred to in clause (i) above or (b) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness or Contingent Obligation(s), if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness or Contingent Obligation(s) (or a trustee on behalf of such holder or holders) to cause, that Indebtedness or Contingent Obligation(s) to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (upon the giving or receiving of notice, lapse of time, both, or otherwise); or

8.3    BREACH OF CERTAIN COVENANTS.

              Failure of Company to perform or comply with any term or condition contained in subsection 2.5 or 6.2 or Section 7 of this Agreement; or

8.4    BREACH OF WARRANTY.

              Any representation, warranty, certification or other statement made by Company or any of its Subsidiaries in any Loan Document or in any statement or certificate at any time given by Company or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made; or

8.5    OTHER DEFAULTS UNDER LOAN DOCUMENTS.

              Any Loan Party shall default in the performance of or compliance with any term contained in this Agreement or any of the other Loan Documents, other than any such term referred to in any other subsection of this Section 8, and such default shall not have been remedied or waived within 30 days after the earlier of (i) an officer of Company or such Loan Party becoming aware of such default or (ii) receipt by Company and such Loan Party of notice from any Agent or any Lender of such default; or

8.6    INVOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC.

              (i) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of Company or any of its Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Company or any of its Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Company or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Company or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Company or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for 60 days unless dismissed, bonded or discharged; or



8.7    VOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC.

              (i) Company or any of its Subsidiaries shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Company or any of its Subsidiaries shall make any assignment for the benefit of creditors; or (ii) Company or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Board of Directors of Company or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause (ii); or

8.8    JUDGMENTS AND ATTACHMENTS.

              Any money judgment, writ or warrant of attachment or similar process involving either in any individual case or in the aggregate at any time an amount in excess of $10,000,000 (in either case not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Company or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days (or in any event later than five days prior to the date of any proposed sale thereunder); or

8.9    DISSOLUTION.

              Any order, judgment or decree shall be entered against Company or any of its Subsidiaries decreeing the dissolution or split up of Company or that Subsidiary and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

8.10   EMPLOYEE BENEFIT PLANS.

              There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of Company, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $10,000,000 during the term of this Agreement; or there shall exist an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), which exceeds $10,000,000; or

8.11   CHANGE IN CONTROL.

              A Change in Control occurs; or

8.12 INVALIDITY OF SUBSIDIARY GUARANTY; FAILURE OF SECURITY; REPUDIATION OF OBLIGATIONS.

              At any time after the execution and delivery thereof, (i) any Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, (ii) any Collateral Document shall cease to be in full force and effect (other than by reason of a release of Collateral thereunder in accordance with the terms hereof or thereof, the satisfaction in full of the then outstanding monetary Obligations or any other termination of such Collateral Document in accordance with the terms hereof or thereof) or shall be declared null and void, or Administrative Agent shall not have or shall cease to have a valid and perfected First Priority Lien in any Collateral purported to be covered thereby, in each case for any reason other than the failure of any Agent or any Lender to take any action within its control, or (iii) any Loan Party shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document to which it is a party; or

8.13   LOSS OF GAMING LICENSE.

              The occurrence of a License Revocation by any Gaming Authority in a jurisdiction in which Company or any of its Subsidiaries owns or operates a casino, hotel, casino/hotel, resort, casino/resort, riverboat casino, dock casino, any other type of casino, golf course, entertainment center or similar facility; provided that such License Revocation continues for at least fifteen
(15) calendar days.

THEN (i) upon the occurrence of any Event of Default described in subsection 8.6 or 8.7, each of (a) the unpaid principal amount of and accrued interest on the Loans, (b) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (whether or not any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letter of Credit), and (c) all other then outstanding monetary Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Company, and the obligation of each Lender to make any Loan, the obligation of Administrative Agent to issue any Letter of Credit and the right of any Lender to issue any Letter of Credit hereunder shall thereupon terminate, and (ii) upon the occurrence and during the continuation of any other Event of Default, Administrative Agent shall, upon the written request or with the written consent of Requisite Lenders, by written notice to Company, declare all or any portion of the amounts described in clauses (a) through (c) above to be, and the same shall forthwith become, immediately due and payable, and the obligation of each Lender to make any Loan, the obligation of Administrative Agent to issue any Letter of Credit and the right of any Lender to issue any Letter of Credit hereunder shall thereupon terminate; provided that the foregoing shall not affect in any way the obligations of Revolving Lenders under subsection 3.3C(i) or the obligations of Revolving Lenders to purchase participations in any unpaid Swing Line Loans as provided in subsection 2.1A(iv).

              Any amounts described in clause (b) above, when received by Administrative Agent, shall be held by Administrative Agent and applied as follows:

If for any reason the aggregate amount delivered by Company as aforesaid is less than the amount described in clause (b) above (the "AGGREGATE AVAILABLE AMOUNT"), the aggregate amount so delivered shall be apportioned among all outstanding Letters of Credit in accordance with the ratio of the maximum amount available for drawing under each such Letter of Credit (as to such Letter of Credit, the "MAXIMUM AVAILABLE AMOUNT") to the Aggregate Available Amount. Upon any drawing under any outstanding Letters of Credit in respect of which Company has delivered to Administrative Agent any amounts described above, Administrative Agent shall apply such amounts to reimburse the Issuing Lender for the amount of such drawing. In the event of cancellation or expiration of any Letter of Credit in respect of which Company has delivered any amounts described above, or in the event of any reduction in the Maximum Available Amount under such Letter of Credit, Administrative Agent shall apply the amount then on deposit with it in respect of such Letter of Credit (less, in the case of such a reduction, the Maximum Available Amount under such Letter of Credit immediately after such reduction) first, to the extent of any excess, to the cash collateralization of any outstanding Letters of Credit in respect of which Company has failed to pay all or a portion of the amounts described above (such cash collateralization to be apportioned among all such Letters of Credit in the manner described above), second, to the extent of any further excess, to the payment of any other outstanding Obligations in such order as Administrative Agent shall elect, and third, to the extent of any further excess, to the payment to whomsoever shall be lawfully entitled to receive such funds.

              Notwithstanding anything contained in the second preceding paragraph, if at any time within 60 days after an acceleration of the Loans pursuant to clause (ii) of such paragraph Company shall pay all arrears of interest and all payments on account of principal which shall have become due otherwise than as a result of such acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Potential Events of Default (other than non-payment of the principal of and accrued interest on the Loans, in each case which is due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to subsection 10.6, then Requisite Lenders, by written notice to Company, may at their option rescind and annul such acceleration and its consequences; but such action shall not affect any subsequent Event of Default or Potential Event of Default or impair any right consequent thereon. The provisions of this paragraph are intended merely to bind Lenders to a decision which may be made at the election of Requisite Lenders and are not intended, directly or indirectly, to benefit Company, and such provisions shall not at any time be construed so as to grant Company the right to require Lenders to rescind or annul any acceleration hereunder or to preclude Administrative Agent or Lenders from exercising any of the rights or remedies available to them under any of the Loan Documents, even if the conditions set forth in this paragraph are met.

SECTION 9.    THE AGENTS

9.1    APPOINTMENT.

              A. APPOINTMENT OF AGENTS. CIBC is hereby appointed Administrative Agent hereunder and under the other Loan Documents and each Lender hereby authorizes Administrative Agent to act as its agent in accordance with the terms of this Agreement and the other Loan Documents. DLJ is hereby appointed Syndication Agent hereunder and under the other Loan Documents and each Lender hereby authorizes Syndication Agent to act as its agent in accordance with the terms of this Agreement and the other Loan Documents. Each of Syndication Agent and Administrative Agent agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable. The provisions of this Section 9 are solely for the benefit of each of Syndication Agent and Administrative Agent, and Lenders and Company shall have no rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties under this Agreement, each of Syndication Agent and Administrative Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Company or any of its Subsidiaries.

              B. APPOINTMENT OF SUPPLEMENTAL COLLATERAL AGENTS. It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case Administrative Agent deems that by reason of any present or future law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, it may be necessary that Administrative Agent appoint an additional individual or institution as a separate trustee, co-trustee, collateral agent or collateral co-agent (any such additional individual or institution being referred to herein individually as a "SUPPLEMENTAL COLLATERAL AGENT" and collectively as "SUPPLEMENTAL COLLATERAL AGENTS").


                     In the event that Administrative Agent appoints a Supplemental Collateral Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Collateral Agent to the extent, and only to the extent, necessary to enable such Supplemental Collateral Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Collateral Agent shall run to and be enforceable by either Administrative Agent or such Supplemental Collateral Agent, and (ii) the provisions of this Section 9 and of subsections 10.2 and 10.3 that refer to Administrative Agent shall inure to the benefit of such Supplemental Collateral Agent and all references therein to Administrative Agent shall be deemed to be references to Administrative Agent and/or such Supplemental Collateral Agent, as the context may require.

                     Should any instrument in writing from Company or any other Loan Party be required by any Supplemental Collateral Agent so appointed by Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, Company shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by Administrative Agent. In case any Supplemental Collateral Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall vest in and be exercised by Administrative Agent until the appointment of a new Supplemental Collateral Agent.

9.2    POWERS AND DUTIES; GENERAL IMMUNITY.

              A. POWERS; DUTIES SPECIFIED. Each Lender irrevocably authorizes each Agent to take such action on such Lender's behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified in this Agreement and the other Loan Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason of this Agreement or any of the other Loan Documents, a fiduciary relationship in respect of any Lender; and nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein.

              B. NO RESPONSIBILITY FOR CERTAIN MATTERS. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by such Agent to Lenders or by or on behalf of Company to such Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of Company or any other Person liable for the payment of any Obligations, nor shall such Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or the use of the Letters of Credit or as to the existence or possible existence of any Event of Default or Potential Event of Default. Anything contained in this Agreement to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit Usage or the component amounts thereof.

              C. EXCULPATORY PROVISIONS. Neither of the Agents nor any of their respective officers, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any such Agent under or in connection with any of the Loan Documents except to the extent caused by such Agent's gross negligence or willful misconduct. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection with this Agreement or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Company and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6).

       D. AGENTS ENTITLED TO ACT AS LENDER. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and the term "Lender" or "Lenders" or any similar term shall, unless the context clearly otherwise indicates, include such Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust, financial advisory or other business with Company or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Company for services in connection with this Agreement and otherwise without having to account for the same to Lenders.

9.3 REPRESENTATIONS AND WARRANTIES; NO RESPONSIBILITY FOR APPRAISAL OF CREDITWORTHINESS.

                     Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Company and its Subsidiaries in connection with the making of the Loans and the issuance of Letters of Credit hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Company and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

9.4    RIGHT TO INDEMNITY.

                     Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by Company, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as Administrative Agent or Syndication Agent, as the case may be, in any way relating to or arising out of this Agreement or the other Loan Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from any Agent's gross negligence or willful misconduct. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

9.5    SUCCESSOR AGENTS AND SWING LINE LENDER.

       A. SUCCESSOR AGENTS. Syndication Agent may resign at any time upon one Business Day's prior notice thereof to Company and Administrative Agent. Administrative Agent may resign at any time by giving 30 days' prior written notice thereof to Syndication Agent, Lenders and Company, and Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to Company and Administrative Agent and signed by Requisite Lenders. Upon any such notice of resignation of Syndication Agent or Administrative Agent or any such removal of Administrative Agent, Requisite Lenders shall have the right, upon five Business Days' notice to Company, to appoint a successor Syndication Agent or Administrative Agent, as the case may be. If for any reason Requisite Lenders cannot agree on a successor Administrative Agent or a successor Syndication Agent, the resigning Administrative Agent or Syndication Agent shall have the right to designate a successor Administrative Agent or Syndication Agent, respectively, after consulting with Company. Upon the acceptance of any appointment as Administrative Agent or Syndication Agent, as the case may be, hereunder by a successor Administrative Agent or Syndication Agent, as the case may be, that successor Administrative Agent or Syndication Agent, as the case may be, shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent or Syndication Agent, as the case may be, and the retiring or removed Administrative Agent or Syndication Agent, as the case may be, shall be discharged from its duties and obligations under this Agreement. After any retiring or removed Administrative Agent's or Syndication Agent's resignation or removal hereunder as Administrative Agent or Syndication Agent, as the case may be, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or Syndication Agent, as the case may be, under this Agreement.

       B. SUCCESSOR SWING LINE LENDER. Any resignation or removal of Administrative Agent pursuant to subsection 9.5A shall also constitute the resignation or removal of CIBC or its successor as Swing Line Lender, and any successor Administrative Agent appointed pursuant to subsection 9.5A shall, upon its acceptance of such appointment, become the successor Swing Line Lender for all purposes hereunder. In such event (i) Company shall prepay any outstanding Swing Line Loans made by the retiring or removed Administrative Agent in its capacity as Swing Line Lender, (ii) upon such prepayment, the retiring or removed Administrative Agent and Swing Line Lender shall surrender the Swing Line Note held by it to Company for cancellation, and (iii) Company shall issue a new Swing Line Note to the successor Administrative Agent and Swing Line Lender substantially in the form of Exhibit VI annexed hereto, in the principal amount of the Swing Line Loan Commitment then in effect and with other appropriate insertions.

9.6    COLLATERAL DOCUMENTS AND SUBSIDIARY GUARANTY.

              Each Lender hereby further authorizes Administrative Agent, on behalf of and for the benefit of Lenders, to enter into each Collateral Document as secured party and to be the agent for and representative of Lenders under each Guaranty, and each Lender agrees to be bound by the terms of each Collateral Document and Guaranty; provided that Administrative Agent shall not
(i) enter into or consent to any material amendment, modification, termination or waiver of any provision contained in any Collateral Document or Guaranty or
(ii) release any Collateral (except as otherwise expressly permitted or required pursuant to the terms of this Agreement or the applicable Collateral Document), in each case without the prior consent of Requisite Lenders (or, if required pursuant to subsection 10.6, all Lenders); provided further, however, that, without further written consent or authorization from Lenders, Administrative Agent may execute any documents or instruments necessary to (a) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted by this Agreement or to which Requisite Lenders have otherwise consented or (b) release any Subsidiary Guarantor from the Subsidiary Guaranty if all of the equity Securities of such Subsidiary Guarantor is sold to any Person (other than an Affiliate of Company) pursuant to a sale or other disposition permitted hereunder or to which Requisite Lenders have otherwise consented. Anything contained in any of the Loan Documents to the contrary notwithstanding, Company, each Agent and each Lender hereby agree that
(X) no Lender shall have any right individually to realize upon any of the Collateral under any Collateral Document or to enforce any Guaranty, it being understood and agreed that all rights and remedies under the Collateral Documents and the Subsidiary Guaranty may be exercised solely by Administrative Agent for the benefit of Lenders in accordance with the terms thereof, and (Y) in the event of a foreclosure by Administrative Agent on any of the Collateral pursuant to a public or private sale, any Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Administrative Agent, as agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Administrative Agent at such sale.



SECTION 10.   MISCELLANEOUS

10.1   ASSIGNMENTS AND PARTICIPATIONS IN LOANS AND LETTERS OF CREDIT.

       A. GENERAL. Subject to subsection 10.1B, each Lender shall have the right at any time to (i) sell, assign or transfer to any Eligible Assignee, or
(ii) sell participations to any Person in, all or any part of its Commitments or any Loan or Loans made by it or its Letters of Credit or participations therein or any other interest herein or in any other Obligations owed to it; provided that no such sale, assignment, transfer or participation shall, without the consent of Company, require Company to file a registration statement with the Securities and Exchange Commission or apply to qualify such sale, assignment, transfer or participation under the securities laws of any state; provided, further that no such sale, assignment, transfer or participation of any Letter of Credit or any participation therein may be made separately from a sale, assignment, transfer or participation of a corresponding interest in the Revolving Loan Commitment and the Revolving Loans of the Revolving Lender effecting such sale, assignment, transfer or participation; and provided, further that, anything contained herein to the contrary notwithstanding, the Swing Line Loan Commitment and the Swing Line Loans of Swing Line Lender may not be sold, assigned or transferred as described in clause (i) above to any Person other than a successor Administrative Agent and Swing Line Lender to the extent contemplated by subsection 9.5. Except as otherwise provided in this subsection 10.1, no Lender shall, as between Company and such Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment or transfer of, or any granting of participations in, all or any part of its Commitments or the Loans, the Letters of Credit or participations therein, or the other Obligations owed to such Lender.

       B.     ASSIGNMENTS.

              (i) Amounts and Terms of Assignments. Each Commitment, Loan, Letter of Credit or participation therein, or other Obligation may (a) be assigned in any amount to another Lender, or to an Affiliate or Affiliated Fund of the assigning Lender or another Lender, with the giving of notice to Company and Administrative Agent or (b) be assigned in an aggregate amount of not less than $2,000,000 (or such lesser amount as shall constitute the aggregate amount of the Commitments, Loans, Letters of Credit and participations therein, and other Obligations of the assigning Lender or as may be consented to by Company and Administrative Agent) to any other Eligible Assignee with the consent of Company (which consent shall only be required so long as no Event of Default has occurred and is continuing) and Administrative Agent, with respect to all Lenders other than DLJ and Administrative Agent (which consent of Company and Administrative Agent shall not be unreasonably withheld or delayed), with prompt notification to Company and Administrative Agent of all assignments by DLJ and Administrative Agent. To the extent of any such assignment in accordance with either clause (a) or (b) above, the assigning Lender shall be relieved of its obligations with respect to its Commitments, Loans, Letters of Credit or participations therein, or other Obligations or the portion thereof so assigned. The parties to each such assignment shall execute and deliver to Administrative Agent, for its acceptance, and recording in the Register an Assignment Agreement, together with a processing fee of $3,500 (to be assessed only if the assignee is not an Affiliate or Affiliated Fund of the Lender and otherwise at Administrative Agent's discretion) and such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to subsection 2.7B(iii)(a). Upon such execution, delivery, acceptance and recordation from and after the effective date specified in such Assignment Agreement, (y) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (z) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination of this Agreement under subsection 10.9B) and be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto; provided that, anything contained in any of the Loan Documents to the contrary notwithstanding, if such Lender is the Issuing Lender with respect to any outstanding Letters of Credit such Lender shall continue to have all rights and obligations of an Issuing Lender with respect to such Letters of Credit until the cancellation or expiration of such Letters of Credit and the reimbursement of any amounts drawn thereunder). The Commitments hereunder shall be modified to reflect the Commitment of such assignee and any remaining Commitment of such assigning Lender and, if any such assignment occurs after the issuance of Notes hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon new Notes shall be issued to the assignee and to the assigning Lender, substantially in the form of Exhibit IV, Exhibit V, or Exhibit VI annexed hereto, as the case may be, with appropriate insertions, to reflect the new Commitments and/or outstanding Tranche B Term Loans, as the case may be, of the assignee and the assigning Lender.

              (ii) Acceptance by Administrative Agent, Recordation in Register. Upon its receipt of an Assignment Agreement executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with the processing fee referred to in subsection 10.1B(i) and any forms, certificates or other evidence with respect to United States federal income tax withholding matters that such assignee may be required to deliver to Administrative Agent pursuant to subsection 2.7B(iii)(a), Administrative Agent shall, if Administrative Agent and Company have consented to the assignment evidenced thereby (in each case to the extent such consent is required pursuant to subsection 10.1B(i)),
       (a) accept such Assignment Agreement by executing a counterpart thereof as provided therein (which acceptance shall evidence any required consent of Administrative Agent to such assignment) (b) record the information contained therein in the Register, and (c) give prompt notice thereof to Company. Administrative Agent shall maintain a copy of each Assignment Agreement delivered to and accepted by it as provided in this subsection 10.1B(ii).

              (iii) Mandatory Assignment by Non-Suitable Lender. In the event any Lender is found unsuitable as a Lender by any Gaming Authority (an "Unsuitable Lender"): (a) Administrative Agent shall use its best efforts to find a replacement Lender (a "Substitute Lender"), (b) if Administrative Agent is unable to find a replacement Lender within 10 days, Company shall have an additional 90 day period, or such lesser period as specified by such Gaming Authority, to find a Substitute Lender, (c) the Substitute Lender shall assume the rights and obligations of the Unsuitable Lender pursuant to an Assignment Agreement, which assumption shall be required to comply with, and shall become effective in accordance with, the provisions of subsection 10.1B. In the event that Company shall not have found a Substitute Lender within such period of time, Company shall immediately (i) prepay in full the outstanding principal amount of Loans held by such Unsuitable Lender, together with accrued interest thereon to the earlier of (X) the date of payment or (Y) the last day of any Withdrawal Period, and (ii) at the option of Company either (A) place an amount equal to such Former Lender's Pro Rata Share in each Letter of Credit issued by Administrative Agent, in a separate cash collateral account with Administrative Agent for each outstanding Letter of Credit, which amount will be applied by Administrative Agent to satisfy Company's reimbursement obligations to Administrative Agent in respect of unreimbursed drawings under the applicable Letter of Credit or (B) if no Event of Default then exists, terminate the Commitments of such Former Lender, at which time the other Lenders' Pro Rata Shares will be automatically adjusted as a result thereof; provided that the option specified in this clause (B) may only be exercised if, immediately after giving effect thereto, no Lender's outstanding Revolving Loans, when added to the product of (a) such Lender's Pro Rata Share and (b) the sum of (I) the aggregate amount of all outstanding Letters of Credit at such time and (II) the aggregate amount of all Swing Line Loans then outstanding, would exceed such Lender's Revolving Loan Commitments at such time. Each Lender agrees that, to the extent and for so long as required by any applicable Gaming Authority, such Lender's rights and obligations under this Agreement are subject to the provisions of this subsection 10.1B(iii) and all restrictions of any applicable Gaming Authority.

       C. PARTICIPATIONS. The holder of any participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except action directly affecting (i) the extension of the scheduled final maturity date of any Loan allocated to such participation or (ii) a reduction of the principal amount of or the rate of interest payable on any Loan allocated to such participation, and all amounts payable by Company hereunder (including amounts payable to such Lender pursuant to subsections 2.6D and 2.7) shall be determined as if such Lender had not sold such participation. Company and each Lender hereby acknowledge and agree that, solely for purposes of subsections 10.4 and 10.5,
(a) any participation will give rise to a direct obligation of Company to the participant and (b) the participant shall be considered to be a "Lender".

       D. ASSIGNMENTS TO FEDERAL RESERVE BANKS; INVESTOR PLEDGES. In addition to the assignments and participations permitted under the foregoing provisions of this subsection 10.1, any Lender may assign and pledge all or any portion of its Loans, the other Obligations owed to such Lender, and its Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided that (i) no Lender shall, as between Company and such Lender, be relieved of any of its obligations hereunder as a result of any such assignment and pledge and (ii) in no event shall such Federal Reserve Bank be considered to be a "Lender" or be entitled to require the assigning Lender to take or omit to take any action hereunder. Any Lender that invests in bank loans may, without the consent of the Administrative Agent or Company, pledge all or any portion of its rights and obligations hereunder to any trustee for, or any other representative of, holders of obligations owed, or securities issued, by such fund, as security for such obligations or securities; provided that any foreclosure or similar action by such trustee shall be subject to the provisions of this section concerning assignments (including any required consents).

       E. ASSIGNMENTS AND PARTICIPATIONS SUBJECT TO GAMING LAWS. Subject to the last sentence of this subsection 10.1E, each Lender agrees that all assignments and participations made hereunder shall be subject to, and made in compliance with, all Gaming Laws applicable to Lenders. Company hereby acknowledges that unless Company has provided Lenders with a written opinion of counsel as to the suitability standards applicable to Lenders of any relevant Gaming Authority with jurisdiction over the business of Company and its Subsidiaries, no Lender shall have the responsibility of determining whether or not a potential assignee or participant of such Lender would qualify as a suitable Lender under the Gaming Laws of any such jurisdiction.

       F. INFORMATION. Each Lender may furnish any information concerning Company and its Subsidiaries in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants), subject to subsection 10.19.

       G. REPRESENTATIONS OF LENDERS. Each Lender listed on the signature pages hereof hereby represents and warrants (i) that it is an Eligible Assignee described in clause (A) of the definition thereof; (ii) that it has experience and expertise in the making or acquisition of loans such as the Loans; and (iii) that it will make its Loans for its own account in the ordinary course of its business and without a view to distribution of such Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this subsection 10.1, the disposition of such Loans or any interests therein shall at all times remain within its exclusive control). Each Lender that becomes a party hereto pursuant to an Assignment Agreement shall be deemed to agree that the representations and warranties of such Lender contained in Section 2(c) of such Assignment Agreement are incorporated herein by this reference.

10.2   EXPENSES.

              Whether or not the transactions contemplated hereby shall be consummated, Company agrees to pay promptly (i) all the actual and reasonable costs and expenses of preparation of the Loan Documents and any consents, amendments, waivers or other modifications thereto; (ii) all the costs of furnishing all opinions by counsel for Company (including any opinions requested by Agents or Lenders as to any legal matters arising hereunder) and of Company's performance of and compliance with all agreements and conditions on its part to be performed or complied with under this Agreement and the other Loan Documents including with respect to confirming compliance with environmental, insurance and solvency requirements; (iii) the reasonable fees, expenses and disbursements of counsel to Arrangers, Syndication Agent and Administrative Agent (including allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Company; (iv) all the actual costs and reasonable expenses of creating and perfecting Liens in favor of Administrative Agent on behalf of Lenders pursuant to any Collateral Document, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums, and reasonable fees, expenses and disbursements of counsel to each of Syndication Agent and Administrative Agent and of counsel providing any opinions that Syndication Agent, Administrative Agent or Requisite Lenders may request in respect of the Collateral Documents or the Liens created pursuant thereto; (v) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any auditors, accountants or appraisers and any environmental or other consultants, advisors and agents employed or retained by Syndication Agent, Administrative Agent or their respective counsel) of obtaining and reviewing any appraisals provided for under subsection 4.2T or 6.9, any environmental audits or reports provided for under subsection 4.2M or 6.9B(viii); (vi) the custody or preservation of any of the Collateral; (vii) all other actual and reasonable costs and expenses incurred by Arranger, Syndication Agent or Administrative Agent in connection with the syndication of the Commitments and the negotiation, preparation and execution of the Loan Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (viii) after the occurrence of an Event of Default, all costs and reasonable expenses, including reasonable attorneys' fees (including allocated costs of internal counsel) and costs of settlement, incurred by Agents and Lenders in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents by reason of such Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Subsidiary Guaranty or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or pursuant to any insolvency or bankruptcy proceedings).

10.3   INDEMNITY.

              In addition to the payment of expenses pursuant to subsection 10.2, whether or not the transactions contemplated hereby shall be consummated, Company agrees to defend (subject to Indemnitees' selection of counsel), indemnify, pay and hold harmless Arranger, Agents, Issuing Lenders and Lenders, and the officers, directors, trustees, employees, agents and affiliates of Arranger, Agents and Lenders (collectively called the "Indemnitees"), from and against any and all Indemnified Liabilities (as hereinafter defined); provided that Company shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise solely from the gross negligence or willful misconduct of that Indemnitee as determined by a final judgment of a court of competent jurisdiction.

              As used herein, "INDEMNIFIED LIABILITIES" means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, actions, judgments, suits, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including Lenders' agreement to make the Loans hereunder or the use or intended use of the proceeds thereof or the issuance of Letters of Credit hereunder or the failure of an Issuing Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority or the use or intended use of any thereof, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Subsidiary Guaranty), (ii) the statements contained in the commitment letter delivered by any Lender to Company with respect thereto, or
(iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Company or any of its Subsidiaries.

              To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this subsection 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, Company shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

10.4   SET-OFF; SECURITY INTEREST IN DEPOSIT ACCOUNTS.

              In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender is hereby authorized by Company at any time or from time to time, without notice to Company or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by that Lender to or for the credit or the account of Company against and on account of the obligations and liabilities of Company to that Lender under this Agreement, the Letters of Credit and participations therein and the other Loan Documents, including all claims of any nature or description arising out of or connected with this Agreement, the Letters of Credit and participations therein or any other Loan Document, irrespective of whether or not (i) that Lender shall have made any demand hereunder or (ii) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to
Section 8 and although said obligations and liabilities, or any of them, may be contingent or unmatured. Company hereby further grants to each Agent and each Lender a security interest in all deposits and accounts maintained with such Agent or such Lender as security for the Obligations.

10.5   RATABLE SHARING.

              Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms of this Agreement), by realization upon security, through the exercise of any right of set-off or banker's lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to that Lender hereunder or under the other Loan Documents (collectively, the "AGGREGATE AMOUNTS DUE" to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (i) notify Administrative Agent and each other Lender of the receipt of such payment and
(ii) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Company expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker's lien, set-off or counterclaim with respect to any and all monies owing by Company to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

10.6   AMENDMENTS AND WAIVERS.

              No amendment, modification, termination or waiver of any provision of this Agreement or of the Notes, and no consent to any departure by Company therefrom, shall in any event be effective without the written concurrence of Requisite Lenders; provided that any such amendment, modification, termination, waiver or consent which: reduces the principal amount of any of the Loans; changes in any manner any of the following definitions "Pro Rata Share", "Class", "Requisite Class Lenders" or "Requisite Lenders"; changes in any manner any provision of this Agreement which, by its terms, expressly requires the approval or concurrence of all Lenders; postpones the scheduled final maturity date or the date of any scheduled installment of principal of any of the Loans; postpones the date or reduces the amount of any scheduled reduction of the Revolving Loan Commitments; postpones the date on which any interest or any fees are payable; decreases the interest rate borne by any of the Loans (other than any waiver of any increase in the interest rate applicable to any of the Loans pursuant to subsection 2.2E) or the amount of any fees payable hereunder; increases the maximum duration of Interest Periods permitted hereunder; reduces the amount or postpones the due date of any amount payable in respect of, or extends the required expiration date of, any Letter of Credit; changes in any manner the obligations of Lenders relating to the purchase of participations in Letters of Credit; releases any Lien granted in favor of Administrative Agent with respect to all or substantially all of the Collateral, other than in accordance with the Loan Documents; releases any Subsidiary Guarantor from its obligations under a Guaranty, other than in accordance with the terms of the Loan Documents; or changes in any manner the provisions contained in this subsection 10.6 shall be effective only if evidenced by a writing signed by or on behalf of all Lenders; provided, further, that if any matter described in the foregoing proviso relates only to a Revolving Loan, the approval of all Revolving Lenders shall be sufficient; if any matter described in the foregoing proviso relates only to a Tranche B Term Loan, the approval of all Tranche B Term Loan Lenders shall be sufficient. In addition, (i) any amendment, modification, termination or waiver of any of the provisions contained in Section 4 shall be effective only if evidenced by a writing signed by or on behalf of Agents and Requisite Lenders, (ii) no amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the Lender which is the holder of that Note, (iii) no amendment, modification, termination or waiver of any provision of any Letter of Credit shall be effective without the consent of the Issuing Lender of such Letter of Credit and no amendment, modification, termination or waiver of Section 3 that changes in any manner the rights and obligations of an Issuing Lender with respect to an outstanding Letter of Credit shall be effective without the consent of that Issuing Lender, (iv) no amendment, modification, termination or waiver of subsection 2.1A(iv) or of any other provision of this Agreement relating to the Swing Line Loan Commitment or the Swing Line Loans shall be effective without the written concurrence of Swing Line Lender, (v) no amendment, modification, termination or waiver of any provision of Section 9 or of any other provision of this Agreement which, by its terms, expressly requires the approval or concurrence of Agents shall be effective without the written concurrence of Agents, (vi) no amendment, modification, termination or waiver of any provision of subsection 2.4 that has the effect of changing any voluntary or mandatory prepayments or Commitment reductions applicable to any Class (the "AFFECTED CLASS") in a manner that disproportionately disadvantages such Class relative to the other Class shall be effective without the written concurrence of Requisite Class Lenders of the Affected Class (it being understood and agreed that any amendment, modification, termination or waiver of any such provision that only postpones or reduces voluntary or mandatory prepayment or Commitment reduction upon those set forth in subsection 2.4 with respect to one Class but not the other Class shall be deemed to disproportionately disadvantage one class but not to disproportionately disadvantage such other Class for purposes of this clause
(vi), and it being further understood that any amendment covered by clause
(vii) or clause (viii) shall be deemed not to disproportionately disadvantage any Class), (vii) any increase in the Tranche B Commitments or the Revolving Commitments (and any appropriate conforming and supplemental modifications to this Agreement) shall require only the approval of Requisite Lenders and each Lender increasing its Tranche B Commitment or its Revolving Commitment, as the case may be (provided that increases pursuant to subsection 2.1A(iv) do not require the consent of Requisite Lenders), and (viii) the creation of an additional Class of commitments and loans made thereunder (and any appropriate conforming and supplemental modifications to this Agreement) shall require only the approval of Requisite Lenders and each Lender providing a commitment under such additional Class. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Company in any case shall entitle Company to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this subsection 10.6 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by Company, on Company.

10.7   INDEPENDENCE OF COVENANTS.

              All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

10.8   NOTICES.

              Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that notices to Agents shall not be effective until received. For the purposes hereof, the address of each party hereto shall be as set forth under such party's name on the signature pages hereof or (i) as to Company and Agents, such other address as shall be designated by such Person in a written notice delivered to the other parties hereto and (ii) as to each other party, such other address as shall be designated by such party in a written notice delivered to Administrative Agent.

10.9   SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

       A. All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit hereunder.

       B. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Company set forth in subsections 2.6D, 2.7, 10.2, 10.3 and 10.4 and the agreements of Lenders set forth in subsections 9.2C,
9.4 and 10.5 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination of this Agreement.

10.10  FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE.

              No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

10.11  MARSHALLING; PAYMENTS SET ASIDE.

              None of Agents or Lenders shall be under any obligation to marshal any assets in favor of Company or any other party or against or in payment of any or all of the Obligations. To the extent that Company makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent for the benefit of Lenders), or any of Agents or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.12  SEVERABILITY.

              In case any provision in or obligation under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.13  OBLIGATIONS SEVERAL; INDEPENDENT NATURE OF LENDERS' RIGHTS.

              The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitments of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.14  HEADINGS.

       Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

10.15  APPLICABLE LAW.

              THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

10.16  SUCCESSORS AND ASSIGNS.

              This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders (it being understood that Lenders' rights of assignment are subject to subsection 10.1). Neither Company's rights or obligations hereunder nor any interest therein may be assigned or delegated by Company without the prior written consent of all Lenders.

10.17  CONSENT TO JURISDICTION AND SERVICE OF PROCESS.

              ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST COMPANY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY OBLIGATIONS THEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, COMPANY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY

              (I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

              (II)   WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

              (III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO COMPANY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SUBSECTION 10.8;

              (IV) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER COMPANY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;

              (V) AGREES THAT LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST COMPANY IN THE COURTS OF ANY OTHER JURISDICTION; AND

              (VI) AGREES THAT THE PROVISIONS OF THIS SUBSECTION 10.17 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.

10.18  WAIVER OF JURY TRIAL.

              EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SUBSECTION 10.18 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

10.19  CONFIDENTIALITY.

              Each Lender shall hold all non-public information obtained pursuant to the requirements of this Agreement which has been identified as confidential by Company in accordance with such Lender's customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices, it being understood and agreed by Company that in any event a Lender may make disclosures to Affiliates and professional advisors of such Lender or disclosures reasonably required by (a) any bona fide assignee, transferee or participant in connection with the contemplated assignment or transfer by such Lender of any Loans or any participations therein or (b) by any direct or indirect contractual counterparties in swap agreements or such contractual counterparties' professional advisors provided that such contractual counterparty or professional advisor to such contractual counterparty agrees in writing to keep such information confidential to the same extent required of the Lenders hereunder, or disclosures required or requested by any governmental agency or representative thereof or pursuant to legal process; provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify Company of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information; and provided, further that in no event shall any Lender be obligated or required to return any materials furnished by Company or any of its Subsidiaries.

10.20  COUNTERPARTS; EFFECTIVENESS.

              This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Company and Agents of written or telephonic notification of such execution and authorization of delivery thereof.

10.21  COOPERATION WITH GAMING AUTHORITIES.

              Administrative Agent and each Lender agree to cooperate with all Gaming Boards in connection with the administration of their regulatory jurisdiction over any Loan Party, including the provision of such documents or other information as may be requested by any such Gaming Authority relating to any Loan Party or to the Loan Documents.

                  [Remainder of page intentionally left blank]

              IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.




               COMPANY:

                           HORSESHOE GAMING HOLDING CORP.


                           By:
                                /s/ Kirk C. Saylor
                                ------------------------------
                                Chief Financial Officer and
                                Treasurer

                           Notice Address:

                                568 Colonial Road
                                Memphis, Tennessee 38117
                                Attention: Chief Financial Officer

                  AGENTS AND LENDERS:

                             DLJ CAPITAL FUNDING, INC., individually and as Syndication Agent


                             By:  /s/ Illegible
                                  ----------------------------------
                                  Title: Managing Director

                             Notice Address:

                                  2121 Avenue of the Stars
                                  Los Angeles, CA 90067-5014
                                  Attention:






                             CANADIAN IMPERIAL BANK OF COMMERCE,
                             individually and as Administrative Agent



                             By:  /s/ Illegible
                                  ----------------------------------
                                  Title:  Managing Director
                                          CIBC World Markets Corp., AS AGENT

                             Notice Address:

                                  425 Lexington Avenue
                                  New York, New York  10017
                                  Attention:  Agency Services Department

                             With a copy to:

                                  Canadian Imperial Bank of Commerce
                                  350 South Grand Avenue, Suite 2600
                                  Los Angeles, California  90071
                                  Attention:  Carter Harned

              CIBC INC.,



              By:         /s/ Illegible
                          ----------------------------------------------
                          Title:  Managing Director
                                  CIBC World Markets Corp., AS AGENT

              Notice Address:

                          425 Lexington Avenue
                          New York, New York  10017
                          Attention:  Agency Services Department

              With a copy to:

                          Canadian Imperial Bank of Commerce
                          350 South Grand Avenue, Suite 2600
                          Los Angeles, California  90071
                          Attention:  Carter Harned

              WELLS FARGO BANK, N.A.
              individually and as Documentation Agent


              By:         /s/ Illegible
                          ----------------------------------------------
                          Title: Senior Vice President

              Notice Address:

                          3800 Howard Hughes Parkway
                          Las Vegas, Nevada 89109
                          Attention:  Virginia Christenson

              U.S. BANK


              By:         /s/ David Walquist
                          ----------------------------------------------
                          Name:  David Walquist
                          Title:  Vice President

              Notice Address:

                          U.S. Bank
                          2300 W. Sahara, Suite 120
                          Las Vegas, NV  89102
                          Attention:  D. Walquist
                          Telephone:  (702) 386-3938
                          Telecopy:   (702) 386-3916

              SUMMIT BANK


              By:         /s/ Carter E. Evans
                          ----------------------------------------------
                          Name:  Carter E. Evans, Summit Bank
                          Title:  Vice President and Associate Director

              Notice Address:

                          Summit Bank
                          750 Walnut Avenue, Large Corporate Group
                          Cranford, NJ  07016
                          Attention:  Carter Evans
                          Telephone:  (908) 709-6421
                          Telecopy:   (908) 709-6433

              FIRST SECURITY BANK, N.A.


              By:         /s/ David P. Williams
                          ----------------------------------------------
                          Name:  David P. Williams
                          Title:  Vice President

              Notice Address:

                          First Security Bank, N.A.
                          Corporate Banking Division
                          15 East 100 South, 2nd Floor
                          Salt Lake City, Utah  84111
                          Telephone:  (801) 246-5540
                          Telecopy:   (801) 246-5532

              BANK OF HAWAII


              By:         /s/ Robert M. Wheeler, III
                          ----------------------------------------------
                          Name:  Robert M. Wheeler, III
                          Title:  Vice President

              Notice Address:

                          130 Merchant Street
                          20th Floor
                          Honolulu, HI 96813
                          Telephone: (808) 537-8237
                          Telecopy: (808) 537-8301

              THE FIRST NATIONAL BANK OF CHICAGO


              By:         /s/ William H. Powell
                          ----------------------------------------------
                          Name:  William Powell
                          Title:  Assistant Vice President

              Notice Address:

                          The First National Bank of Chicago
                          One First National Plaza
                          Chicago, IL  60670
                          Attention:  Robert F. Simon
                          Telephone:  (312) 732-8543
                          Telecopy:   (312) 732-4840

              MERCANTILE NATIONAL BANK OF INDIANA


              By:         /s/ Daryl D. Pomranke, V.P.
                          ----------------------------------------------
                          Name:  Daryl D. Pomranke
                          Title:  Vice President

              Notice Address:

                          Mercantile National Bank of IN
                          5243 Hohman Avenue
                          Hammond, IN 46320
                          Attention:  Daryl D. Pomranke
                          Telephone:  (219) 933-3807
                          Telecopy:   (219) 933-3719

              BANK OF SCOTLAND


              By:         /s/ Annie Glynn
                          ----------------------------------------------
                          Name:  Annie Glynn
                          Title:  Senior Vice President

              Notice Address:

                          Bank of Scotland
                          565 Fifth Avenue
                          New York, NY 10017
                          Attention: Karen Workman
                          Telephone: (212) 450-0877
                          Telecopy:  (212) 687-4412

              FIRST AMERICAN NATIONAL BANK, OPERATING AS
              DEPOSIT GUARANTY NATIONAL BANK


              By:         /s/ Larry C. Ratzlaff
                          ----------------------------------------------
                          Name:  Larry C. Ratzlaff
                          Title:  Senior Vice President

              Notice Address:

                          Deposit Guaranty National Bank
                          210 East Capitol Street
                          Mail Code- JA3226
                          Jackson, MS 39201
                          Attention:  Larry C. Ratzlaff
                          Telephone:  (601) 968-4749
                          Telecopy:   (601) 354-8315

              HIBERNIA NATIONAL BANK


              By:         /s/ Christopher K. Haskew
                          ----------------------------------------------
                          Name:  Christopher K. Haskew
                          Title:  Vice President

              Notice Address:

                          Hibernia National Bank
                          333 Travis Street
                          Shreveport, Louisiana 71101
                          Attention:  Christopher K. Haskew
                          Telephone:  (318) 674-3796
                          Telecopy:   (318) 674-3758

              IMPERIAL BANK


              By:         /s/ Steven K. Johnson
                          ----------------------------------------------
                          Steven K. Johnson
                          Title:  Senior Vice President

              Notice Address:

                          Imperial Bank
                          9920 South La Cienega Blvd, 14th Floor
                          Inglewood, California 90310
                          Attention:  Steven K. Johnson
                          Telephone:  (310) 417-5657
                          Telecopy:   (310) 417-5997

              THE CIT GROUP/ EQUIPMENT FINANCING,
              INC.


              By:         /s/ Stephen Turpin
                          ----------------------------------------------
                          Name:  Stephen Turpin
                          Title:  Vice President

              Notice Address:

                          The CIT Group/ Equipment Financing, Inc.
                          900 Ashwood Parkway
                          Suite 600
                          Atlanta, Georgia 30338
                          Attention:  John Palmer
                          Telephone:  (770) 551-7827
                          Telecopy:   (770) 206-9295

              COMERICA WEST INCORPORATED


              By:         /s/ Eoin P. Collins
                          ----------------------------------------------
                          Name: Eoin P. Collins
                          Title:  Account Officer

              Notice Address:

                          3980 Howard Hughes Parkway
                          Suite 350
                          Las Vegas, Nevada 89109
                          Attention:  Eoin P. Collins
                          Telephone:  (702) 791-4802
                          Telecopy:   (702) 791-2371

                                  EXHIBIT I

                        [FORM OF NOTICE OF BORROWING]

                             NOTICE OF BORROWING

      Pursuant to that certain Credit Agreement dated as of June __, 1999, as amended, supplemented or otherwise modified to the date hereof (said Credit Agreement, as so amended, supplemented or otherwise modified, being the "CREDIT AGREEMENT", the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Horseshoe Gaming Holding Corp., a Delaware corporation ("COMPANY"), the financial institutions listed therein as Lenders ("LENDERS"), DLJ Capital Funding, Inc., as Syndication Agent, and Canadian Imperial Bank of Commerce, as Administrative Agent ("ADMINISTRATIVE AGENT"), this represents Company's request to borrow as follows:

      1.    Date of borrowing:      ___________________, _________

      2.    Amount of borrowing:    $___________________

      3.    Lender(s):              a.    Lenders, in accordance with their
                                          applicable Pro Rata Shares
                                    b.    Swing Line Lender

      4.    Type of Loans:          a.    Tranche B Term Loans
                                    b.    Revolving Loans
                                    c.    Swing Line Loan

      5.    Interest rate option:   a.    Base Rate Loan(s) (must select for
                                          Swing Line Loans and Loans made on
                                          the Initial Funding Date)
                                    b.    Adjusted Eurodollar Rate Loans with
                                          an initial Interest Period of
                                          ______ month(s)

The proceeds of such Loans are to be deposited in Company's account at Administrative Agent.

            The undersigned officer, to the best of his or her knowledge and without any personal liability to such officer, on behalf of the Company certifies that:

            (i) The representations and warranties contained in the Credit Agreement and the other Loan Documents are true, correct and complete in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true, correct and complete in all material respects on and as of such earlier date;

            (ii) No event has occurred and is continuing or would result from the consummation of the borrowing contemplated hereby that would constitute an Event of Default or a Potential Event of Default; and

            (iii) Company has performed in all material respects all agreements and satisfied all conditions which the Credit Agreement provides shall be performed or satisfied by it on or before the date hereof.

DATED:                              HORSESHOE GAMING HOLDING CORP.
       --------------------
                                    By:
                                        -----------------------------------

                                    Title:
                                           --------------------------------

                                   EXHIBIT II

                   [FORM OF NOTICE OF CONVERSION/CONTINUATION]

                        NOTICE OF CONVERSION/CONTINUATION

       Pursuant to that certain Credit Agreement dated as of June __, 1999, as amended, supplemented or otherwise modified to the date hereof (said Credit Agreement, as so amended, supplemented or otherwise modified, being the "CREDIT AGREEMENT", the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Horseshoe Gaming Holding Corp., a Delaware corporation ("COMPANY"), the financial institutions listed therein as Lenders, DLJ Capital Funding, Inc., as Syndication Agent, and Canadian Imperial Bank of Commerce, as Administrative Agent, this represents Company's request to convert or continue Loans as follows:

      1.    Date of conversion/continuation:    __________________, _______

      2.    Amount of Loans being converted/continued: $___________________

      3.    Type of Loans being           a.    Tranche B Term Loans
            converted/continued:          b.    Revolving Loans

      4.    Nature of conversion/continuation:
                  a. Conversion of Base Rate Loans to Adjusted Eurodollar Rate Loans
                  b. Conversion of Adjusted Eurodollar Rate Loans to Base Rate Loans
                  c.    Continuation of Adjusted Eurodollar Rate Loans as such

      5. If Loans are being continued as or converted to Adjusted Eurodollar Rate Loans, the duration of the new Interest Period that commences on the conversion/ continuation date: _______________ month(s)

      In the case of a conversion to or continuation of Adjusted Eurodollar Rate Loans, the undersigned officer, to the best of his or her knowledge and without any personal liability to such officer, on behalf of the Company certifies that no Event of Default or Potential Event of Default has occurred and is continuing under the Credit Agreement.

DATED:                              HORSESHOE GAMING HOLDING CORP.
       ---------------------
                                    By:
                                        -----------------------------------

                                    Title:
                                           --------------------------------

                                   EXHIBIT III

                [FORM OF NOTICE OF ISSUANCE OF LETTER OF CREDIT]

                     NOTICE OF ISSUANCE OF LETTER OF CREDIT

     Pursuant to that certain Credit Agreement dated as of June __, 1999, as amended, supplemented or otherwise modified to the date hereof (said Credit Agreement, as so amended, supplemented or otherwise modified, being the "CREDIT AGREEMENT", the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Horseshoe Gaming Holding Corp., a Delaware corporation ("COMPANY"), the financial institutions listed therein as Lenders, DLJ Capital Funding, Inc., as Syndication Agent, and Canadian Imperial Bank of Commerce, as Administrative Agent ("ADMINISTRATIVE AGENT"), this represents Company's request for the issuance of a Letter of Credit as follows:

      1. Date of issuance of Letter of Credit:  ________________, ________

      2. Face amount of Letter of Credit: $________________________

      3. Expiration date of Letter of Credit: ________________, ________

      4. Name and address of beneficiary:

                        -------------------------------------------

                        -------------------------------------------

                        -------------------------------------------

                        -------------------------------------------

      5.    Attached hereto is:
            a. the verbatim text of such proposed Letter of Credit
            b. a description of the proposed terms and conditions of such Letter of Credit, including a precise description of any documents to be presented by the beneficiary which, if presented by the beneficiary prior to the expiration date of such Letter of Credit, would require the Issuing Lender to make payment under such Letter of Credit.

            The undersigned officer, to the best of his or her knowledge and without any personal liability to such officer, on behalf of the Company certifies that:

            (i) The representations and warranties contained in the Credit Agreement and the other Loan Documents are true, correct and complete in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true, correct and complete in all material respects on and as of such earlier date;

            (ii) No event has occurred and is continuing or would result from the issuance of the Letter of Credit contemplated hereby that would constitute an Event of Default or a Potential Event of Default; and

            (iii) Company has performed in all material respects all agreements and satisfied all conditions which the Credit Agreement provides shall be performed or satisfied by it on or before the date hereof.

DATED:                              HORSESHOE GAMING HOLDING CORP.
       --------------------
                                    By:
                                        -----------------------------------

                                    Title:
                                           --------------------------------

                                   EXHIBIT IV

                        [FORM OF TRANCHE B TERM NOTE]

                         HORSESHOE GAMING HOLDING CORP.

                     PROMISSORY NOTE DUE SEPTEMBER 30, 2006

$___[1]_______                                                               [2]
                                                                             [3]

      FOR VALUE RECEIVED, HORSESHOE GAMING HOLDING CORP., a Delaware corporation ("COMPANY"), promises to pay to ______[4]__________ ("PAYEE") or its registered assigns the principal amount of ________[5]__________ ($____[1]_____) in the installments referred to below.

      Company also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit Agreement dated as of June __, 1999 by and among Company, the financial institutions listed therein as Lenders, DLJ Capital Funding, Inc., as Syndication Agent, and Canadian Imperial Bank of Commerce, as Administrative Agent (said Credit Agreement, as it may be amended, supplemented or otherwise modified from time to time, being the "CREDIT AGREEMENT", the terms defined therein and not otherwise defined herein being used herein as therein defined).

      Company shall make principal payments on this Note in consecutive quarterly installments, commencing on December 31, 1999 and ending on September 30, 2006. Each such installment shall be due on the date specified in the Credit Agreement and in an amount determined in accordance with the provisions thereof; provided that the last such installment shall be in an amount sufficient to repay the entire unpaid principal balance of this Note, together with all accrued and unpaid interest thereon.

      This Note is one of Company's "Tranche B Term Notes" that collectively have an aggregate principal amount of $125,000,000, subject to increases pursuant to 2.1A(iv), and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Tranche B Term Loan evidenced hereby was made and is to be repaid.

      All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Funding and Payment Office or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment Agreement effecting the

------------
1  Insert amount of Lender's Tranche B Term Loan in numbers.
2  Insert place of delivery of Note.
3  Insert Initial Funding Date.
4  Insert Lender's name in capital letters
5  Insert amount of Lender's Tranche B Term Loan in words.

assignment or transfer of this Note shall have been accepted by Administrative Agent and recorded in the Register as provided in subsection 10.1B(ii) of the Credit Agreement, Company and Administrative Agent shall be entitled to deem and treat Payee as the owner and holder of this Note and the Loan evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, however, that the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of Company hereunder with respect to payments of unpaid principal of or unpaid interest accrued on this Note.

      Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on this Note.

      This Note is subject to mandatory prepayment as provided in subsection 2.4C(iii) of the Credit Agreement and to prepayment at the option of Company as provided in subsection 2.4C(i) of the Credit Agreement.

      THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF COMPANY AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

      Upon the occurrence and during the continuance of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

      The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

      This Note is subject to restrictions on transfer or assignment as provided in subsections 10.1 and 10.16 of the Credit Agreement.

      No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of Company, which are absolute and unconditional, to pay the unpaid principal of and unpaid interest accrued on this Note at the place, at the respective times, and in the currency herein prescribed.

      Company promises to pay all costs and reasonable expenses, including reasonable attorneys' fees, all as provided in subsection 10.2 of the Credit Agreement, incurred in the collection and enforcement of this Note. Company and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

      IN WITNESS WHEREOF, Company has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

                                    HORSESHOE GAMING HOLDING CORP.

                                    By:
                                        -----------------------------------

                                    Title:
                                           --------------------------------

                                  EXHIBIT V

                            [FORM OF REVOLVING NOTE]

                         HORSESHOE GAMING HOLDING CORP.

                     PROMISSORY NOTE DUE SEPTEMBER 30, 2004

$___[1]______                                                                [2]
                                                                             [3]

      FOR VALUE RECEIVED, HORSESHOE GAMING HOLDING CORP., a Delaware corporation ("COMPANY"), promises to pay to _____[4]___________ ("PAYEE") or its registered assigns, on or before September 30, 2004, the lesser of (x) _____[5]______ ($____[1]________) and (y) the unpaid principal amount of all advances made by Payee to Company as Revolving Loans under the Credit Agreement referred to below.

      Company also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit Agreement dated as of June __, 1999 by and among Company, the financial institutions listed therein as Lenders, DLJ Capital Funding, Inc., as Syndication Agent, and Canadian Imperial Bank of Commerce, as Administrative Agent (said Credit Agreement, as it may be amended, supplemented or otherwise modified from time to time, being the "CREDIT AGREEMENT", the terms defined therein and not otherwise defined herein being used herein as therein defined).

      This Note is one of Company's "Revolving Notes" that collectively have an aggregate principal amount of $250,000,000, subject to increases pursuant to 2.1A(iv) and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Revolving Loans evidenced hereby were made and are to be repaid.

      All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Funding and Payment Office or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment Agreement effecting the assignment or transfer of this Note shall have been accepted by Agent and recorded in the Register as provided in subsection 10.1B(ii) of the Credit Agreement, Company and Agent shall be entitled to deem and treat Payee as the owner and holder of this Note and the Loans evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, however, that the failure to

---------------
1 Insert amount of Lender's Revolving Loan Commitment in numbers. 2 Insert place of delivery of Note.
3  Insert Initial Funding Date.
4  Insert Lender's name in capital letters.
5  Insert amount of Lender's Revolving Loan Commitment in words.

make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of Company hereunder with respect to payments of unpaid principal of or unpaid interest accrued on this Note.

      Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on this Note.

      This Note is subject to mandatory prepayment as provided in subsections 2.4B and 2.4C(iii) of the Credit Agreement and to prepayment at the option of Company as provided in subsection 2.4C(i) of the Credit Agreement.

      THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF COMPANY AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

      Upon the occurrence and during the continuance of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

      The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

      This Note is subject to restrictions on transfer or assignment as provided in subsections 10.1 and 10.16 of the Credit Agreement.

      No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of Company, which are absolute and unconditional, to pay the unpaid principal of and unpaid interest accrued on this Note at the place, at the respective times, and in the currency herein prescribed.

      Company promises to pay all costs and reasonable expenses, including reasonable attorneys' fees, all as provided in subsection 10.2 of the Credit Agreement, incurred in the collection and enforcement of this Note. Company and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

      IN WITNESS WHEREOF, Company has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

                                    HORSESHOE GAMING HOLDING CORP.

                                    By:
                                        -----------------------------------

                                    Title:
                                           --------------------------------

                                  TRANSACTIONS
                                       ON
                                 REVOLVING NOTE

                                                     Outstanding
             Type of     Amount of     Amount of      Principal
            Loan Made    Loan Made   Principal Paid    Balance     Notation
   Date     This Date    This Date      This Date      This Date   Made By
   ----     ---------    ---------   --------------  -----------   --------

                                   EXHIBIT VI

                          [FORM OF SWING LINE NOTE]

                         HORSESHOE GAMING HOLDING CORP.

                     PROMISSORY NOTE DUE SEPTEMBER 30, 2004

$____[1]_______                                                              [2]
                                                                             [3]

      FOR VALUE RECEIVED, HORSESHOE GAMING HOLDING CORP., a Delaware corporation ("COMPANY"), promises to pay to ________[4]___________ ("PAYEE"), on or before September 30, 2004, the lesser of (x) _____[5]____________ and no/100 Dollars
($___[1]_____) and (y) the unpaid principal amount of all advances made by Payee to Company as Swing Line Loans under the Credit Agreement referred to below.

      Company also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit Agreement dated as of June __, 1999 by and among Company, the financial institutions listed therein as Lenders, DLJ Capital Funding, Inc., as Syndication Agent, and Canadian Imperial Bank of Commerce, as Administrative Agent (said Credit Agreement, as it may be amended, supplemented or otherwise modified from time to time, being the "CREDIT AGREEMENT", the terms defined therein and not otherwise defined herein being used herein as therein defined).

      This Note is Company's "Swing Line Note" and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Swing Line Loans evidenced hereby were made and are to be repaid.

      All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Funding and Payment Office or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement.

      Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on this Note.

      This Note is subject to mandatory prepayment as provided in subsection 2.4C(iii) of the Credit Agreement and to prepayment at the option of Company as provided in subsection 2.4C(i) of the Credit Agreement.

------------------------------
1 Insert amount of Lender's Swing Line Loan Commitment in numbers. 2 Insert place of delivery of Note.
3  Insert Initial Funding Date.
4  Insert name of Lender in capital letters.
5  Insert amount of Lender's Swing Line Loan Commitment in words.

      THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF COMPANY AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

      Upon the occurrence and during the continuance of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

      The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

      This Note is subject to restrictions on transfer or assignment as provided in subsections 10.1 and 10.16 of the Credit Agreement.

      No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of Company, which are absolute and unconditional, to pay the unpaid principal of and unpaid interest accrued on this Note at the place, at the respective times, and in the currency herein prescribed.

      Company promises to pay all costs and reasonable expenses, including reasonable attorneys' fees, all as provided in subsection 10.2 of the Credit Agreement, incurred in the collection and enforcement of this Note. Company and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

      IN WITNESS WHEREOF, Company has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

                                    HORSESHOE GAMING HOLDING CORP.

                                    By:
                                        -----------------------------------

                                    Title:
                                           --------------------------------

                                  TRANSACTIONS

                                       ON

                                 SWING LINE NOTE

                            Amount of    Outstanding
             Amount of      Principal     Principal
             Loan Made         Paid        Balance     Notation
   Date      This Date      This Date     This Date    Made By
   ----      ----------    -----------   -----------   --------

                                 EXHIBIT VII

                        [FORM OF COMPLIANCE CERTIFICATE]

                             COMPLIANCE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFIES (WITH NO PERSONAL LIABILITY TO THE UNDERSIGNED) THAT:

            (1) I am the duly elected ______________ of Horseshoe Gaming Holding Corp., a Delaware corporation ("COMPANY");

            (2) I have reviewed or am familiar with the terms of that certain Credit Agreement dated as of June __, 1999 as amended, supplemented or otherwise modified to the date hereof (said Credit Agreement, as so amended, supplemented or otherwise modified, being the "CREDIT AGREEMENT", the terms defined therein and not otherwise defined in this Certificate (including Attachment No. 1 annexed hereto and made a part hereof) being used in this Certificate as therein defined), by and among Company, the financial institutions listed therein as Lenders, DLJ Capital Funding, Inc., as Syndication Agent and Canadian Imperial Bank of Commerce, as Administrative Agent, and the terms of the other Loan Documents, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the material transactions and condition of Company and its Subsidiaries during the accounting period covered by the attached financial statements; and

            (3) The examination described in paragraph (2) above did not disclose, and we have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Potential Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate[, except as set forth below].

      Set forth below are all exceptions to paragraph (3) above listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Company has taken, is taking, or proposes to take with respect to each such condition or event:

      The foregoing certifications, together with the computations set forth in Attachment No. 1 annexed hereto and made a part hereof and the financial statements delivered with this Certificate in support hereof, are made and delivered this __________ day of _____________, _____ pursuant to subsection 6.1(iv) of the Credit Agreement.

                                    HORSESHOE GAMING HOLDING CORP.

                                    By:
                                        -----------------------------------

                                    Title:
                                           ----------------------------------

                                ATTACHMENT NO. 1

                          TO COMPLIANCE CERTIFICATE

            This Attachment No. 1 is attached to and made a part of a Compliance Certificate dated as of ____________, _____ and pertains to the period from ____________, ____ to ____________, ____. Subsection references herein relate to subsections of the Credit Agreement.

A.    INDEBTEDNESS
      1. Indebtedness permitted under subsection 7.1(vi):                       $
                                                                                 -------------

      2. Maximum permitted under subsection 7.1(vi):                            $   35,000,000

      3.    Indebtedness to the Majority Shareholders
            permitted under subsection 7.1(vi):                                 $
                                                                                 -------------

      4.    Maximum Indebtedness to the Majority Shareholders permitted under
            subsection 71.(vi):                                                 $    3,000,000

      5. Indebtedness permitted under subsection 7.1(vii):                      $
                                                                                 -------------

      6. Maximum permitted under subsection 7.1(vii):                           $   25,000,000

      7. Indebtedness permitted under subsection 7.1(viii):                     $
                                                                                 -------------

      8. Maximum permitted under subsection 7.1(viii):                          $   20,000,000

      9.    Secured Indebtedness and Indebtedness in respect of Capital Leases
            permitted under subsection 7.1(viii):                               $
                                                                                 -------------

      10.   Maximum secured Indebtedness and Indebtedness in respect of Capital
            Leases permitted under subsection 7.1(viii):                        $   15,000,000

B.    INVESTMENTS

      1.    Investments permitted under subsection 7.3(vi):                     $
                                                                                 -------------

      2.    Maximum permitted under subsection 7.3(vi):                         $    5,000,000

C. CONSOLIDATED EBITDA (for the four-Fiscal Quarter period ending _____________, ___)

      1.    Consolidated Net Income:                                            $
                                                                                 -------------

      2.    Consolidated Interest Expense:                                      $
                                                                                 -------------

      3.    Provisions for taxes based on income:                               $
                                                                                 -------------

      4.    Total depreciation expense:                                         $
                                                                                 -------------

      5.    Total amortization expense:                                         $
                                                                                 -------------

      6.    Consolidated Preopening Expenses                                    $
                                                                                 -------------

      7.    Other non-cash items reducing Consolidated
            Net Income:                                                         $
                                                                                 -------------
      8.    Other non-cash items increasing Consolidated
            Net Income:                                                         $
                                                                                 -------------

      9.    Consolidated EBITDA (1+2+3+4+5+6+7-8):                              $
                                                                                 -------------
      10.   [describe and set forth calculations for any
            pro forma adjustments]

D. MINIMUM FIXED CHARGE COVERAGE RATIO (for the four-Fiscal Quarter period ending _____________, ____) (annualized in accordance with the Credit
      Agreement for the first three full Fiscal Quarters following the Initial
      Funding Date)

      1.    Consolidated Adjusted EBITDA (C.9 above):                           $
                                                                                 -------------

      2.    Maintenance Capital Expenditures:                                   $
                                                                                 -------------

      3.    Consolidated Interest Expense:                                      $
                                                                                 -------------

      4.    Provisions for taxes based on income and Permitted Tax
            Distributions:                                                      $
                                                                                 -------------

      5.    Scheduled principal payments on Consolidated
            Total Debt:                                                         $
                                                                                 -------------

      6.    All dividends and distributions paid on and all Cash repurchases
            and redemptions of, any shares of capital stock of Company:         $
                                                                                 -------------

      7.    Consolidated Fixed Charges (3+4+5+6):                               $
                                                                                 -------------

      8.    Fixed Charge Coverage Ratio (1-2):(7):                               ____:1.00

      9. Minimum ratio required under subsection 7.6A:                           1.50:1.00

E.    MAXIMUM LEVERAGE RATIO (as of _____________, ____)

      1.    Consolidated Total Debt:                                            $
                                                                                 -------------

      2.    Consolidated EBITDA (C.9 above):                                    $
                                                                                 -------------
      3.    Consolidated Leverage Ratio (1):(2):                                 ____:1.00

      4.    Maximum ratio permitted under
            subsection 7.6B:                                                     ____:1.00

F.    MINIMUM CONSOLIDATED NET WORTH (as of ____________, ____)

      1.    Consolidated Net Worth:                                             $
                                                                                 -------------

      2.    Minimum required under subsection 7.6C:                             $
                                                                                 -------------

G.    CONSOLIDATED CAPITAL EXPENDITURES

      1.    Expansion Capital Expenditures:                                     $
                                                                                 -------------

      2.    Maximum amount of Expansion Capital Expenditures permitted under
            subsection 7.8(a):                                                  $
                                                                                 -------------

      3.    Maintenance Capital Expenditures in Fiscal Year:                    $
                                                                                 -------------

      4.    Maintenance Capital Expenditures permitted
            under subsection 7.8(b):                                            $   25,000,000

      5.    New Venture Capital Expenditures:                                   $
                                                                                 -------------

      6.    New Venture Capital Expenditures permitted under subsection
            7.8(c):                                                             $
                                                                                 -------------

H.    LEASES

      1.    Consolidated Rental Payments in
            effect during current Fiscal Year:                                  $
                                                                                 -------------

      2.    Maximum permitted under subsection 7.9:                             $    5,000,000

I.    RESTRICTION ON ASSET SALES

      1.    Aggregate value of assets sold in largest single
            transaction:                                                        $
                                                                                 -------------

      2.    Maximum value of assets sold in a single
            transaction permitted as Excluded Asset Sales:                      $    5,000,000

      3.    Aggregate value of assets sold:                                     $
                                                                                 -------------

      4     Maximum aggregate value of assets sold
            permitted as Excluded Asset Sales:                                  $   10,000,000


J.    PERMITTED DISTRIBUTION AMOUNT

      1.    Aggregate amount of investments pursuant
            to subsection 7.3(vii) from October 1, 1999
            (must be 0 if conditions are not met):                              $
                                                                                 -------------

      2.    Aggregate amount of dividends and distributions pursuant to subsection 7.5A(iii) from October 1, 1999 (must be 0 if
            conditions are not met):                                            $
                                                                                 -------------

      3.    Sum of 1 + 2:                                                       $
                                                                                 -------------

      4.    Consolidated Net Income from October 1, 1999:                       $
                                                                                 -------------

      5.    Permitted Tax Distributions from October 1, 1999:                   $
                                                                                 -------------

      6.    50% of (4-5):                                                       $
                                                                                 -------------

      7.    6 - 3:                                                              $
                                                                                 -------------

      8.    Permitted dividends and similar distributions under most
            restrictive of New Sub Debt Indenture, Existing Horseshoe
            Indenture and Existing Empress Indenture:                           $
                                                                                 -------------

      9. Permitted Distribution Amount (lesser of 7 or 8):                      $
                                                                                 -------------

                                  EXHIBIT VIII

                        [FORM OF SIGNING DATE OPINION OF

                    SWIDLER BERLIN SHEREFF FRIEDMAN, LLP]

                            [to be provided by SBSF]

                                   EXHIBIT IX

                    [FORM OF INITIAL FUNDING DATE OPINION OF
                      SWIDLER BERLIN SHEREFF FRIEDMAN, LLP]

                             [Initial funding date]

DLJ Capital Funding, Inc.
2121 Avenue of the Stars
Los Angeles, CA 90067-5014

Canadian Imperial Bank of Commerce
425 Lexington Avenue
New York, NY 10017
Attn: Agency Services Department

       and

The Lenders Listed on
 Schedule A Hereto

       Re: Credit Agreement dated as of June __, 1999 among Horseshoe Gaming Holding Corp., the financial institutions listed therein as Lenders, DLJ Capital Funding, Inc., as Syndication Agent, and Canadian Imperial Bank of Commerce, as Administrative Agent

Ladies and Gentlemen:

              We have acted as counsel to Horseshoe Gaming Holding Corp., a Delaware corporation ("Company"), in connection with that certain Credit Agreement dated as of June __, 1999 (the "Credit Agreement") among Company, the financial institutions listed therein as Lenders ("Lenders"), DLJ Capital Funding, Inc., as Syndication Agent, and Canadian Imperial Bank of Commerce, as Administrative Agent ("Administrative Agent"). This opinion is rendered to you at the request of the Company and the other Loan Parties in compliance with subsection 4.2I of the Credit Agreement. Capitalized terms used herein without definition have the same meanings as in the Credit Agreement. We have also acted as counsel to the Subsidiaries of Company that have executed the Subsidiary Guaranty are collectively referred to herein as the "Subsidiary Guarantors"). The Company and the Subsidiary Guarantors are collectively referred to herein as the "Loan Parties").

              In our capacity as such counsel, we have examined originals, or copies identified to our satisfaction as being true copies, of such records, documents or other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. These records, documents and instruments included the following:

              (a) The Certificates or Articles of Incorporation of each Loan Party, as amended to date;

              (b) The Bylaws of each Loan Party, as amended to date;

              (c) All records of proceedings and actions of the Board of Directors of each Loan Party relating to the Credit Agreement, the other Loan Documents (as herein defined), the Empress Acquisition Agreement, and the transactions contemplated thereby;

              (d) The Credit Agreement;

              (e) The Tranche B Term Loan Notes, the Revolving Loan Notes, and the Swing Line Loan Note delivered today (the "Notes");

              (f) The Security Agreement;

              (g) executed copies of UCC-1 Financing Statements naming the Company as debtor and the Administrative Agent as secured party to be filed in the states of [LIST JURISDICTIONS](the "Company Filing States"), which Financing Statements we understand will be filed for the Company in the respective filing offices listed on Schedule 1 hereto (the "Company Filing Offices");

              (h) The Subsidiary Guaranty;

              (i) executed copies of UCC-1 Financing Statements naming the Subsidiary Guarantors as debtors and the Administrative Agent as secured party to be filed in the states of [LIST STATES](the "Subsidiary Guarantor Filing States") which Financing Statements we understand will be Filed for the Subsidiary Guarantors in the respective filing offices listed on Schedule 1 (the "Subsidiary Guarantors Filing Offices");

             [(j) describe real property mortgage documents]

              (k) The Empress Acquisition Agreement; and

              (l) The New Sub Debt Indenture.

              The documents referred to in paragraphs (d), (e), (f) and (g) above are collectively referred to herein as the "Company Loan Documents." The documents referred to in paragraphs (f), (h), (i) and (j) above are collectively referred to herein as the "Subsidiary Loan Documents." The Company Loan Documents, the Notes, and the Subsidiary Loan Documents are collectively referred to herein as the "Loan Documents." The documents referred to in (k) and
(l) above are collectively referred to herein as the "Related Agreements."

              We have been furnished with, and with Lenders' consent have relied upon, certificates of officers of each Loan Party with respect to certain factual matters, copies of which have been delivered to Lenders. In addition, we have obtained and relied upon such certificates and assurances from public officials as we have deemed necessary, copies of which have been delivered to Lenders. In all such examinations, we have assumed the genuineness of all signatures on original and certified documents, and the conformity to original or certified documents of all documents submitted to us as conformed or photostatic copies.

              We have investigated such questions of law for the purpose of rendering this opinion as we have deemed necessary. We are opining herein as to the effect on the subject transactions of only United States Federal law, the General Corporation Law of the State of Delaware, the General Corporation Law of the states of [states of organization for Subsidiary Guarantors], the laws of the State of New York, and, for purposes of paragraph 12 the Uniform Commercial Code as in effect in each of the Company Filing States and Subsidiary Guarantor Filing States.

              On the basis of the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth below, we are of the opinion that:

       1. The Company has been duly organized and is validly existing and in good standing under the laws of Delaware. The Company has all requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted. The Company is qualified to do business and is in good standing in Louisiana, Mississippi, Illinois and Indiana.

       2. Each Subsidiary Guarantor has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Subsidiary Guarantor has all requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted. Each Subsidiary Guarantor is qualified to do business and is in good standing in [LIST OTHER JURISDICTIONS].

       3. The Company has all requisite corporate power and authority to execute, deliver and perform the Company Loan Documents and the Related Agreements, to issue the Notes and to carry out the transactions contemplated thereby.

       4. Each Subsidiary Guarantor has all requisite corporate power and authority to execute, deliver and perform the Subsidiary Loan Documents and to carry out the transactions contemplated thereby.

       5. The execution, delivery and performance of the Company Loan Documents and the Related Agreements and the issuance and payment of the Notes have been duly authorized by all necessary corporate action on the part of Company. The Company Loan Documents, the Related Agreements and the Notes have been duly executed and delivered by Company and constitute the legally valid and binding obligations of Company, enforceable against Company in accordance with their respective terms.

       6. The execution, delivery and performance of the Subsidiary Loan Documents have been duly authorized by all necessary corporate action on the part of each Subsidiary Guarantor that is a party thereto. The Subsidiary Loan Documents have been duly executed and delivered by each Subsidiary Guarantor that is a party thereto and constitute the legally valid and binding obligations of such Subsidiary Guarantor, enforceable against each such Subsidiary Guarantor in accordance with their respective terms.

       7. Neither the execution and delivery of the Loan Documents and Related Agreements by the Loan Parties to which they are a party nor the issuance and payment of the Notes by Company nor the consummation of the transactions contemplated thereby nor the compliance with the terms and conditions thereof by the Loan Parties (A) conflicts with, results in a breach or violation of, or constitutes a default under, any of the terms, conditions or provisions of (x) the Certificate or Articles of Incorporation or Bylaws of any Loan Party, (y) any term of any material agreement, instrument, order, writ, judgment or decree known to us after due inquiry to which any Loan Party is a party or by which any of its respective properties or assets are bound, or (z) any present federal, Delaware corporation[, other state corporate law] or New York statute, rule or regulation binding on any Loan Party, or (B) results in the creation of any Lien upon any of the properties or assets of any Loan Party under any agreement or order referred to in clause (y) above (other than Liens created pursuant to the Collateral Documents).

       8. No consents or approvals of, authorizations by, or registrations, declarations or filings with, any federal, Delaware[, other state corporate law] or New York governmental authority are required by any Loan Party in connection with the execution and delivery by the Loan Parties of the Loan Documents and Related Agreements to which they are a party or the extensions of credit under the Credit Agreement or the payment by Company of the Obligations thereunder or the issuance and payment of the Notes or the consummation of the transactions contemplated thereby [other than filings in Indiana and Illinois to effect the merger of Horseshoe subsidiaries into Empress Hammond and Empress Joliet.

       9. To the best of our knowledge after due inquiry, (i) there are no actions, suits or proceedings pending or threatened against any Loan Party which have a significant likelihood of materially and adversely affecting either the ability of any Loan Party to perform its obligations under any Loan Document or Related Agreement or the financial condition or operations of any Loan Party individually or the Loan Parties taken as a whole and (ii) there are no action, suits or proceedings pending against any Loan Party that seek to enjoin the consummation of the Empress Joliet Acquisition.

       10. Schedule B hereto sets forth the number of shares of each class of capital stock of each Subsidiary Guarantor that are authorized and that are issued and outstanding. Such issued and outstanding shares have been duly authorized by all necessary corporate action on the part of the applicable Subsidiary Guarantor and are validly issued, fully-paid and nonassessable.

       11. The Security Agreement creates in favor of the Administrative Agent a security interest in such of the Collateral (as defined in such Security Agreement) of the Company and each Subsidiary Guarantor that is a party thereto that is of a type in which a security interest can be created under Article 9 of the Uniform Commercial Code as in effect in the State of New York (the "Code").

       12. The Administrative Agent upon the filing of the UCC-1 Financing Statements with the Company Filing Offices and the Subsidiary Guarantors Filing Offices will have a perfected security interest in the Company's and each Subsidiary Guarantor's interest in the Collateral described therein, to the extent a security interest in such Collateral can be perfected by the filing of a financing statement in the Company Filing States and the Subsidiary Guarantor Filing States under the Uniform Commercial Code as in effect in such States.

       13. The Security Agreement, together with delivery of the Instruments (as defined below) to the Agent in the State of New York, create in favor of the Agent a perfected security interest under the New York UCC, in that portion of the Article 9 Collateral consisting of the Instruments identified on Schedule __ to the Security Agreement. For purposes of this paragraph, "Instruments" means "instruments" as defined in Section 9-105 of the New York UCC (but excluding any instruments constituting "certificated securities" as defined in Section 8-102(1)(a) of the New York UCC).

       14. The Security Agreement and delivery to the Administrative Agent in the State of New York of the certificated securities representing the Pledged Shares, endorsed to the Administrative Agent or in blank, create in favor of the Administrative Agent a perfected security interest under the New York UCC, in the Pledged Shares free of adverse claims.

       15. [Opinions relating to Mortgages]

       16. [Opinions relating to Empress Acquisitions]

       17. The making of the Loans and the application of the proceeds thereof as provided in the Credit Agreement do not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.

       18. It is not necessary in connection with the execution and delivery of the Notes or the Credit Agreement to the Lenders to register the Notes, the Credit Agreement or the Loans under the Securities Act of 1933, as amended, or to qualify any indenture in respect thereof under the Trust Indenture Act of 1939, as amended.

       19. No Loan Party is an "investment company" or a company "controlled" by an "investment company" as such terms are defined in the Investment Company Act of 1940, as amended.

               [STATE QUALIFICATIONS AND LIMITATIONS FOR OPINIONS]

              This opinion is rendered only to the Agents and the Lenders and is solely for their benefit in connection with the above transactions. This opinion may not be relied upon by any Agent or Lender for any other purpose, or quoted to or relied upon by any other person, firm or corporation for any purpose without our prior written consent. However, a copy of this opinion may be delivered to the accountants, attorneys and other professional advisors of any Agent or Lender, to regulatory agencies having jurisdiction over any Agent or Lender and to permitted assignees and participants of any Lender; any such assignee or participant may rely on this opinion as if it were addressed and had been delivered to it on the date of this opinion.

                                        Very truly yours,

                                   SCHEDULE A

LENDERS:

                                   SCHEDULE B

                            AUTHORIZED CAPITAL STOCK

SUBSIDIARY GUARANTOR                AUTHORIZED            ISSUED AND OUTSTANDING

                                   SCHEDULE C

FILING OFFICES

LOAN PARTY                  STATE FILING OFFICES            LOCAL FILING OFFICES


COMPANY

                                  EXHIBIT X

                        [FORM OF SIGNING DATE OPINION OF
                             O'MELVENY & MYERS LLP]

                                June __, 1999

                                                                     218,107-019

 DLJ Capital Funding, Inc.
 2121 Avenue of the Stars
 Los Angeles, CA 90067-5014

 Canadian Imperial Bank of Commerce
 425 Lexington Avenue
 New York, NY 10017
 Attn:  Agency Services Department

       and

 The Lenders Party to the Credit
   Agreement Referenced Below

             Re:  Credit Agreement of  Horseshoe Gaming Holding Corp.

 Ladies and Gentlemen:

      We have acted as counsel to DLJ Capital Funding, Inc., as Syndication Agent (the "Syndication Agent") and Canadian Imperial Bank of Commerce, as Administrative Agent (in such capacity, "Administrative Agent"), in connection with the preparation, execution and delivery of a Credit Agreement dated as of June __, 1999 (the "Credit Agreement") among Horseshoe Gaming Holding Corp., a Delaware corporation ("Company"), the financial institutions listed therein as lenders, the Syndication Agent and Administrative Agent.

      We have reviewed the form of the Credit Agreement, and the opinion of Swidler Berlin Shereff Friedman, LLP (the "Opinion") and the officer's certificates and other documents delivered at the Signing Date. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals or copies and the due authority of all persons executing the same, and we have relied as to factual matters on the documents that we have reviewed.

      Although we have not independently considered all of the matters covered by the Opinion to the extent necessary to enable us to express the conclusions therein stated, we believe that the Credit Agreement is in substantially acceptable legal form and that the Opinion and the officers' certificates and other documents delivered in connection with the execution and delivery of, and as conditions to the effectiveness of the Credit Agreement are substantially responsive to the requirements of the Credit Agreement.

                                    Respectfully submitted,

                                   EXHIBIT XI

                    [FORM OF INITIAL FUNDING DATE OPINION OF
                             O'MELVENY & MYERS LLP]

                               _______ __, 1999

                                                                     218,107-019

 DLJ Capital Funding, Inc.
 2121 Avenue of the Stars
 Los Angeles, CA 90067-5014
 Attn:

 Canadian Imperial Bank of Commerce
 425 Lexington Avenue
 New York, NY 10017
 Attn:  Agency Services Department

       and

 The Lenders Party to the Credit
   Agreement Referenced Below

             Re:  Loans to Horseshoe Gaming Holding Corp.

 Ladies and Gentlemen:

      We have acted as counsel to DLJ Capital Funding, Inc. as Syndication Agent (in such capacity, the "Syndication Agent") and Canadian Imperial Bank of Commerce, as Administrative Agent (in such capacity, "Administrative Agent"), in connection with the preparation and delivery of a Credit Agreement dated as of June __, 1999 (the "Credit Agreement") among Horseshoe Gaming Holding Corp., a Delaware corporation ("Company"), the financial institutions listed therein as lenders, Syndication Agent and Administrative Agent and in connection with the preparation and delivery of certain related documents.

      We have participated in various conferences with representatives of Company and Administrative Agent and conferences and telephone calls with Swidler Berlin Shereff Friedman LLP, counsel to Company, and with your representatives, during which the Credit Agreement and related matters have been discussed, and we have also participated in the meeting held on the date hereof (the "Initial Funding Date") incident to the funding of the initial loans made under the Credit Agreement. We have reviewed the forms of the Credit Agreement and the exhibits thereto, including the forms of the promissory notes annexed thereto (the "Notes"), and the opinions of Swidler Berlin Shereff Friedman LLP and [local counsel] (the "Opinions") delivered at the Initial Funding Date and the officers' certificates and other documents delivered at the Initial Funding Date. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals or copies and the due authority of all persons executing the same, and we have relied as to factual matters on the documents that we have reviewed.

      Although we have not independently considered all of the matters covered by the Opinion to the extent necessary to enable us to express the conclusions therein stated, we believe that the Credit Agreement and the exhibits thereto are in substantially acceptable legal form and that the Opinion and the officers' certificates and other documents delivered in connection with the execution and delivery of, and as conditions to the making of the initial loans under, the Credit Agreement and the Notes are substantially responsive to the requirements of the Credit Agreement.

                                    Respectfully submitted,

                                   EXHIBIT XII

                         [FORM OF ASSIGNMENT AGREEMENT]

                              ASSIGNMENT AGREEMENT

       This ASSIGNMENT AGREEMENT (this "AGREEMENT") is entered into by and between the parties designated as Assignor ("ASSIGNOR") and Assignee ("ASSIGNEE") above the signatures of such parties on the Schedule of Terms attached hereto and hereby made an integral part hereof (the "Schedule OF Terms") and relates to that certain Credit Agreement described in the Schedule of Terms (said Credit Agreement, as amended, supplemented or otherwise modified to the date hereof and as it may hereafter be amended, supplemented or otherwise modified from time to time, being the "CREDIT AGREEMENT", the terms defined therein and not otherwise defined herein being used herein as therein defined).

       IN CONSIDERATION of the agreements, provisions and covenants herein contained, the parties hereto hereby agree as follows:

       SECTION 1. ASSIGNMENT AND ASSUMPTION.

       (a) Effective upon the Settlement Date* specified in Item 4 of the Schedule of Terms (the "SETTLEMENT DATE"), Assignor hereby sells and assigns to Assignee, without recourse, representation or warranty (except as expressly set forth herein), and Assignee hereby purchases and assumes from Assignor, that percentage interest in all of Assignor's rights and obligations as a Lender arising under the Credit Agreement and the other Loan Documents with respect to Assignor's Commitments and outstanding Loans, if any, which represents, as of the Settlement Date, the percentage interest specified in Item 3 of the Schedule of Terms of all rights and obligations of Lenders arising under the Credit Agreement and the other Loan Documents with respect to the Commitments and any outstanding Loans (the "ASSIGNED SHARE"). Without limiting the generality of the foregoing, the parties hereto hereby expressly acknowledge and agree that any assignment of all or any portion of Assignor's rights and obligations relating to Assignor's Revolving Loan Commitment shall include (i) in the event Assignor is an Issuing Lender with respect to any outstanding Letters of Credit (any such Letters of Credit being "ASSIGNOR LETTERS OF CREDIT"), the sale to Assignee of a participation in the Assignor Letters of Credit and any drawings thereunder as contemplated by subsection 3.1C of the Credit Agreement and (ii) the sale to Assignee of a ratable portion of any participations previously purchased by Assignor pursuant to said subsection 3.1C with respect to any Letters of Credit other than the Assignor Letters of Credit.

       (b) In consideration of the assignment described above, Assignee hereby agrees to pay to Assignor, on the Settlement Date, the principal amount of any outstanding Loans included within the Assigned Share, such payment to be made by wire transfer of immediately available funds in accordance with the applicable payment instructions set forth in Item 5 of the Schedule of Terms.

--------------------
* If mutually agreed by Assignor and Assignee, may be revised to indicate that the Settlement Date and the Effective Date are the same day.

       (c) Assignor hereby represents and warrants that Item 3 of the Schedule of Terms correctly sets forth the amount of the Commitments, the outstanding Tranche B Term Loan and the Pro Rata Share corresponding to the Assigned Share.

       (d) Assignor and Assignee hereby agree that, upon giving effect to the assignment and assumption described above, (i) Assignee shall be a party to the Credit Agreement and shall have all of the rights and obligations under the Loan Documents, and shall be deemed to have made all of the covenants and agreements contained in the Loan Documents, arising out of or otherwise related to the Assigned Share, and (ii) Assignor shall be absolutely released from any of such obligations, covenants and agreements assumed or made by Assignee in respect of the Assigned Share. Assignee hereby acknowledges and agrees that the agreement set forth in this Section 1(d) is expressly made for the benefit of Company, Administrative Agent, Assignor and the other Lenders and their respective successors and permitted assigns.

       (e) Assignor and Assignee hereby acknowledge and confirm their understanding and intent that (i) this Agreement shall effect the assignment by Assignor and the assumption by Assignee of Assignor's rights and obligations with respect to the Assigned Share, (ii) any other assignments by Assignor of a portion of its rights and obligations with respect to the Commitments and any outstanding Loans shall have no effect on the Commitments, the outstanding Tranche B Term Loan and the Pro Rata Share corresponding to the Assigned Share as set forth in Item 3 of the Schedule of Terms or on the interest of Assignee in any outstanding Revolving Loans corresponding thereto, and (iii) from and after the Settlement Date, Agent shall make all payments under the Credit Agreement in respect of the Assigned Share (including all payments of principal and accrued but unpaid interest, commitment fees and letter of credit fees with respect thereto) (A) in the case of any such interest and fees that shall have accrued prior to the Settlement Date, to Assignor, and (B) in all other cases, to Assignee; provided that Assignor and Assignee shall make payments directly to each other to the extent necessary to effect any appropriate adjustments in any amounts distributed to Assignor and/or Assignee by Agent under the Loan Documents in respect of the Assigned Share in the event that, for any reason whatsoever, the payment of consideration contemplated by Section 1(b) occurs on a date other than the Settlement Date.

       SECTION 2. CERTAIN REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

       (a) Assignor represents and warrants that it is the legal and beneficial owner of the Assigned Share, free and clear of any adverse claim.

       (b) Assignor shall not be responsible to Assignee for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of any of the Loan Documents or for any representations, warranties, recitals or statements made therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by Assignor to Assignee or by or on behalf of Company or any of its Subsidiaries to Assignor or Assignee in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of Company or any other Person liable for the payment of any Obligations, nor shall Assignor be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or the use of the Letters of Credit or as to the existence or possible existence of any Event of Default or Potential Event of Default.

       (c) Assignee represents and warrants that it is an Eligible Assignee; that it has experience and expertise in the making or acquisition of loans such as the Loans; that it has acquired the Assigned Share for its own account in the ordinary course of its business and without a view to distribution of the Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of subsection 10.1 of the Credit Agreement, the disposition of the Assigned Share or any interests therein shall at all times remain within its exclusive control); and that it has received, reviewed and approved a copy of the Credit Agreement (including all Exhibits and Schedules thereto).

       (d) Assignee represents and warrants that it has received from Assignor such financial information regarding Company and its Subsidiaries as is available to Assignor and as Assignee has requested, that it has made its own independent investigation of the financial condition and affairs of Company and its Subsidiaries in connection with the assignment evidenced by this Agreement, and that it has made and shall continue to make its own appraisal of the creditworthiness of Company and its Subsidiaries. Assignor shall have no duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Assignee or to provide Assignee with any other credit or other information with respect thereto, whether coming into its possession before the making of the initial Loans or at any time or times thereafter, and Assignor shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to Assignee.

       (e) Each party to this Agreement represents and warrants to the other party hereto that it has full power and authority to enter into this Agreement and to perform its obligations hereunder in accordance with the provisions hereof, that this Agreement has been duly authorized, executed and delivered by such party and that this Agreement constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and by general principles of equity.

       SECTION 3. MISCELLANEOUS.

       (a) Each of Assignor and Assignee hereby agrees from time to time, upon request of the other such party hereto, to take such additional actions and to execute and deliver such additional documents and instruments as such other party may reasonably request to effect the transactions contemplated by, and to carry out the intent of, this Agreement.

       (b) Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except by an instrument in writing signed by the party (including, if applicable, any party required to evidence its consent to or acceptance of this Agreement) against whom enforcement of such change, waiver, discharge or termination is sought.

       (c) Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed. For the purposes hereof, the notice address of each of Assignor and Assignee shall be as set forth on the Schedule of Terms or, as to either such party, such other address as shall be designated by such party in a written notice delivered to the other such party. In addition, the notice address of Assignee set forth on the Schedule of Terms shall serve as the initial notice address of Assignee for purposes of subsection 10.8 of the Credit Agreement.

       (d) In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

       (e) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

       (f) This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

       (g) This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

       (h) This Agreement shall become effective upon the date (the "EFFECTIVE DATE") upon which all of the following conditions are satisfied: (i) the execution of a counterpart hereof by each of Assignor and Assignee, (ii) the execution of a counterpart hereof by Company as evidence of its consent hereto to the extent required under subsection 10.1B(i) of the Credit Agreement, (iii) the receipt by Administrative Agent of the processing and recordation fee referred to in subsection 10.1B(i) of the Credit Agreement, (iv) in the event Assignee is a Non-US Lender (as defined in subsection 2.7B(iii)(a) of the Credit Agreement), the delivery by Assignee to Administrative Agent of such forms, certificates or other evidence with respect to United States federal income tax withholding matters as Assignee may be required to deliver to Administrative Agent pursuant to said subsection 2.7B(iii)(a), (v) the execution of a counterpart hereof by Administrative Agent as evidence of its acceptance hereof in accordance with subsection 10.1B(ii) of the Credit Agreement, (vi) the receipt by Administrative Agent of originals or telefacsimiles of the counterparts described above and authorization of delivery thereof, and (vii) the recordation by Administrative Agent in the Register of the pertinent information regarding the assignment effected hereby in accordance with subsection 10.1B(ii) of the Credit Agreement.

              IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized, such execution being made as of the Effective Date in the applicable spaces provided on the Schedule of Terms.

                                SCHEDULE OF TERMS

1.     Borrower: Horseshoe Gaming Holding Corp.

2. Name and Date of Credit Agreement: Credit Agreement dated as of June __, 1999 by and among Horseshoe Gaming Holding Corp., the financial institutions listed therein as Lenders, DLJ Capital Funding, Inc., as Syndication Agent, and Canadian Imperial Bank of Commerce, as Administrative Agent.

3.     Amounts:

                                                                   Re: Tranche B     Re: Revolving
                                                                    Term Loans           Loans
                                                                    ----------           -----
       (a)    Aggregate Commitments of all Lenders:                 $________          $________
       (b)    Assigned Share/Pro Rata Share:                         _____%             _____%
       (c)    Amount of Assigned Share of Commitments:              $________          $________
       (d)    Amount of Assigned Share of Tranche B Term Loans:     $________

4.     Settlement Date: ____________, ____

5.     Payment Instructions:
       ASSIGNOR:                           ASSIGNEE:

       ----------------------------        ----------------------------
       ----------------------------        ----------------------------
       ----------------------------        ----------------------------
       Attention: _________________        Attention: _________________
       Reference: _________________        Reference: _________________

6.     Notice Addresses:
       ASSIGNOR:                           ASSIGNEE:

       ----------------------------        ----------------------------
       ----------------------------        ----------------------------
       ----------------------------        ----------------------------
       ----------------------------        ----------------------------

7.     Signatures:

_____________________________________,     ____________________________________,
as Assignor                                as Assignee

By:                                        By:
   -----------------------------------        ----------------------------------

Title:                                     Title:
      --------------------------------           -------------------------------

[Consented to in accordance with               [Consented to in accordance with subsection
subsection 10.1B(i) of the Credit Agreement    10.1B(i) of the Credit Agreement and
                                               accepted in accordance with subsection
                                               10.1B(ii) of the Credit Agreement

HORSESHOE GAMING HOLDING CORP.                 CANADIAN IMPERIAL BANK OF
                                                COMMERCE, as Administrative Agent

By:                                            By:
   -----------------------------------            ----------------------------------

Title:                                ]        Title:                               ]
      --------------------------------               -------------------------------

                                  EXHIBIT XIII
                    [FORM OF CERTIFICATE RE NON-BANK STATUS]

                         CERTIFICATE RE NON-BANK STATUS

       Reference is hereby made to that certain Credit Agreement dated as of June __, 1999 (said Credit Agreement, as amended, supplemented or otherwise modified to the date hereof, being the "CREDIT AGREEMENT") by and among Horseshoe Gaming Holding Corp., a Delaware corporation, the financial institutions listed therein as Lenders, DLJ Capital Funding, Inc., as Syndication Agent and Canadian Imperial Bank of Commerce, as Administrative Agent. Pursuant to subsection 2.7B(iii)(b) of the Credit Agreement, the undersigned hereby certifies that it is not a "bank" or other Person described in Section 881(c)(3) of the Internal Revenue Code of 1986, as amended.


                                             -----------------------------------


                                             By:
                                                --------------------------------

                                             Title:
                                                   -----------------------------

                                   EXHIBIT XIV

                         [FORM OF SOLVENCY CERTIFICATE]

                              SOLVENCY CERTIFICATE

       This FINANCIAL CONDITION CERTIFICATE (this "CERTIFICATE") is delivered in connection with that certain Credit Agreement dated as of June __, 1999 (the "CREDIT AGREEMENT") by and among Horseshoe Gaming Holding Corp., a Delaware corporation ("COMPANY"), the financial institutions referred to therein as Lenders ("LENDERS"), DLJ Capital Funding, Inc., as Syndication Agent, and Canadian Imperial Bank of Commerce, as Administrative Agent ("ADMINISTRATIVE AGENT"). Capitalized terms used herein without definition have the same meanings as in the Credit Agreement.

       A. I am, and at all pertinent times mentioned herein have been, the duly qualified and acting Chief Financial Officer of Company. In such capacity I am a senior financial officer of Company and I have participated actively in the management of its financial affairs and am familiar with its financial statements and those of its Subsidiaries. I have, together with other officers of Company, acted on behalf of Company in connection with the negotiation of the Credit Agreement and I am familiar with the terms and conditions thereof.

       B. I have carefully reviewed the contents of this Certificate, and I have conferred with counsel for Company for the purpose of discussing the meaning of its contents.

       C. In connection with preparing for the consummation of the Empress Acquisition and financings contemplated by the Credit Agreement (the "PROPOSED TRANSACTIONS"), I have participated in the preparation of, and I have reviewed, pro forma projections of net income and cash flows for Company and its Subsidiaries for the fiscal years of Company ending 1999 through ____, inclusive (the "PROJECTED FINANCIAL STATEMENTS"). The Projected Financial Statements, attached hereto as Exhibit A, give effect to the consummation of the Proposed Transactions and assume that the debt obligations of Company will be paid from the cash flow generated by the operations of Company and its Subsidiaries and other cash resources. The Projected Financial Statements were prepared on the basis of information available at __________, 1999. I know of no facts that have occurred since such date that would lead me to believe that the Projected Financial Statements are inaccurate in any material respect. The Projected Financial Statements do not reflect (i) any potential changes in interest rates from those assumed in the Projected Financial Statements, (ii) any potential material, adverse changes in general business conditions, or (iii) any potential changes in income tax laws.

       D. I have also participated in the preparation of, and I have reviewed, a pro forma summary balance sheet of Company and its Subsidiaries (the "FAIR VALUE SUMMARY BALANCE SHEET") as of [date of most recent available quarterly financial statements], giving effect to the Proposed Transactions. The Fair Value Summary Balance Sheet is attached hereto as Exhibit B and has been prepared as described in paragraphs F and G below and not in accordance with GAAP.

       E. In connection with the preparation of the Projected Financial Statements, I have made such investigations and inquiries as I have deemed necessary and prudent therefor and, specifically, have relied on historical information with respect to revenues, expenses and other relevant items supplied by the supervisory personnel of Company and its Subsidiaries directly responsible for the various operations involved. The assumptions upon which the Projected Financial Statements are based are stated therein. Although any assumptions and any projections by necessity involve uncertainties and approximations, I believe, based on my discussions with other members of management, that the assumptions on which the Projected Financial Statements are based are reasonable. Based thereon, I believe that the projections for Company and its Subsidiaries, taken as a whole, reflected in the Projected Financial Statements provide reasonable estimations of future performance, subject, as stated above, to the uncertainties and approximations inherent in any projections.

       F. The Fair Value Summary Balance Sheet has been prepared in a manner which I believe reflects a conservative estimate of the fair value of the assets of Company on a parent-company basis (which reflects the estimated fair value of the stock of Company's Subsidiaries rather than consolidating the individual assets and liabilities of such Subsidiaries) and the probable liability on all of its debts, contingent or otherwise. For purposes of this Certificate, I understand "fair value" of any assets to mean the amount which may be realized within a reasonable time, either through collection of such assets or through sale of such assets at the regular market value thereof, conceiving of the latter as the amount which could be obtained for the property in question within such period by a capable and diligent businessman from an interested buyer who is willing to purchase under ordinary selling conditions. The specific methodology used by management for valuing Company and its Subsidiaries is set forth in paragraph G below.

       G. For purposes of constructing the Fair Value Summary Balance Sheet, I have utilized the following procedures:

       I have separately estimated the fair value of the stock of each of Company's Subsidiaries by calculating the difference between the fair value of the assets of such Subsidiary and the probable liability on all of its debts, contingent or otherwise.

       With respect to the asset values reflected in the Fair Value Summary Balance Sheet (including the asset values used to calculate the fair value of the stock of each of Company's Subsidiaries), [I have included the net working capital of Company and its Subsidiaries, calculated as the difference between the current assets and current liabilities reported in their December 31, 1998 financial statements, and I have reviewed and utilized the separate appraised values of each of the Subsidiaries as prepared by HVS International].

       With respect to liabilities reflected in the Fair Value Summary Balance Sheet (including liabilities used to calculate the fair value of the stock of each of Company's Subsidiaries), I have included long-term liabilities reported by Company and its Subsidiaries in their __________, 1999 financial statements and debts to be incurred or assumed by Company and its Subsidiaries under the Credit Agreement and the Proposed Transactions. In addition, with respect to contingent liabilities (such as litigation, guaranties and pension plan liabilities), I have consulted with legal, financial and other personnel of Company and its Subsidiaries and have reflected as liabilities our best judgment as to the maximum exposure that can reasonably be expected to result therefrom in light of all the facts and circumstances existing at this time, recognizing that any such estimation is inherently subject to uncertainties.

              Based on the foregoing, I have reached the following conclusions:

              1. Company is not now, nor will the incurrence of the Obligations under the Credit Agreement and the incurrence of the other obligations contemplated by the Proposed Transactions render Company "insolvent" as defined in this paragraph 1. The recipients of this Certificate and I have agreed that, in this context, "insolvent" means that the present fair value of assets is less than the amount that will be required to pay the probable liability on existing debts as they become absolute and matured. We have also agreed that the term "debts" includes any legal liability, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent. My conclusion expressed above is supported by the Fair Value Summary Balance Sheet. Valuation of Company on the basis thereof would reflect the net value of Company as $__________ representing the difference between asset values of $__________ and liabilities of $__________.

              2. By the incurrence of the Obligations under the Credit Agreement and the incurrence of the other obligations contemplated by the Proposed Transactions, Company will not incur debts beyond its ability to pay as such debts mature. I have based my conclusion in part on the Projected Financial Statements, which demonstrate that Company will have positive cash flow after paying all of its scheduled anticipated indebtedness (including scheduled payments under the Credit Agreement, the other obligations contemplated by the Proposed Transactions and other permitted indebtedness). I have concluded that the realization of current assets in the ordinary course of business will be sufficient to pay recurring current debt and short-term and long-term debt service as such debts mature, and that the cash flow (including earnings plus non-cash charges to earnings [and the disposition of surplus fixed assets held for sale]) will be sufficient to provide cash necessary to repay the Loans and other Obligations under the Credit Agreement, the other obligations contemplated by the Proposed Transactions and other long-term indebtedness as such debt matures.

              3. The incurrence of the Obligations under the Credit Agreement and the incurrence of the other obligations contemplated by the Proposed Transactions will not leave Company with property remaining in its hands constituting "unreasonably small capital." In reaching this conclusion, I understand that "unreasonably small capital" depends upon the nature of the particular business or businesses conducted or to be conducted, and I have reached my conclusion based on the needs and anticipated needs for capital of the businesses conducted or anticipated to be conducted by Company and its Subsidiaries in light of the Projected Financial Statements and available credit capacity.

              4. To the best of my knowledge, Company has not executed the Credit Agreement or any documents mentioned therein, or made any transfer or incurred any obligations thereunder, with actual intent to hinder, delay or defraud either present or future creditors.

       I understand that Agent and Lenders are relying on the truth and accuracy of the foregoing in connection with the extension of credit to Company pursuant to the Credit Agreement.

       I represent the foregoing information to be, to the best of my knowledge and belief and without any personal liability, true and correct and execute this Certificate this _____ day of __________, 1999.


                                            HORSESHOE GAMING HOLDING CORP.

                                            By: ________________________________
                                            Name: ______________________________
                                            Title: _____________________________

                                   EXHIBIT XV

                          [FORM OF SUBSIDIARY GUARANTY]

                               SUBSIDIARY GUARANTY

              This SUBSIDIARY GUARANTY is entered into as of _________ __, 1999 by THE UNDERSIGNED (each a "GUARANTOR" and collectively, "GUARANTORS") in favor of and for the benefit of CANADIAN IMPERIAL BANK OF COMMERCE, as Administrative Agent for and representative of (in such capacity herein called "GUARANTIED PARTY") the financial institutions ("LENDERS") party to the Credit Agreement referred to below, and, subject to subsection 3.12, for the benefit of the other Beneficiaries (as hereinafter defined).

                                    RECITALS

              A. Horseshoe Gaming Holding Corp., a Delaware corporation ("COMPANY"), has entered into that certain Credit Agreement dated as of June __, 1999 with Guarantied Party, DLJ Capital Funding, Inc. and Lenders (said Credit Agreement, as it may hereafter be amended, supplemented or otherwise modified from time to time, being the "CREDIT AGREEMENT"; capitalized terms defined therein and not otherwise defined herein being used herein as therein defined).

              B. A portion of the proceeds of the Loans may be advanced to Guarantors and thus the Guarantied Obligations (as hereinafter defined) are being incurred for and will inure to the benefit of Guarantors (which benefits are hereby acknowledged).

              C. It is a condition precedent to the making of the initial Loans under the Credit Agreement that Company's obligations thereunder be guarantied by Guarantors.

              D. Guarantors are willing irrevocably and unconditionally to guaranty such obligations of Company.

              NOW, THEREFORE, based upon the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce Lenders and Guarantied Party to enter into the Credit Agreement and to make Loans and other extensions of credit thereunder, Guarantors hereby agree as follows:

SECTION 1. DEFINITIONS

              1.1 CERTAIN DEFINED TERMS. As used in this Guaranty, the following terms shall have the following meanings unless the context otherwise requires:

              "BENEFICIARIES" means Guarantied Party and Lenders.

              "GUARANTIED OBLIGATIONS" has the meaning assigned to that term in subsection 2.1.

              "GUARANTY" means this Subsidiary Guaranty dated as of ________ __, 1999, as it may be amended, supplemented or otherwise modified from time to time.

              "PAYMENT IN FULL", "PAID IN FULL" or any similar term means payment in full of the Guarantied Obligations, including all principal, interest, costs, fees and expenses (including reasonable legal fees and expenses) of Beneficiaries as required under the Loan Documents.

       1.2    INTERPRETATION.

              (a) References to "Sections" and "subsections" shall be to Sections and subsections, respectively, of this Guaranty unless otherwise specifically provided. (b) In the event of any conflict or inconsistency between the terms, conditions and provisions of this Guaranty and the terms, conditions and provisions of the Credit Agreement, the terms, conditions and provisions of this Guaranty shall prevail.

SECTION 2. THE GUARANTY

              2.1 GUARANTY OF THE GUARANTIED OBLIGATIONS. Subject to the provisions of subsection 2.2(a), Guarantors jointly and severally hereby irrevocably and unconditionally guaranty the due and punctual payment in full of all Guarantied Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. Section 362(a)). The term "GUARANTIED OBLIGATIONS" is used herein in its most comprehensive sense and includes:

              (a) any and all Obligations of Company now or hereafter made, incurred or created, whether absolute or contingent, liquidated or unliquidated, whether due or not due, and however arising under or in connection with the Credit Agreement and the other Loan Documents, including those arising under successive borrowing transactions under the Credit Agreement which shall either continue the Obligations of Company or from time to time renew them after they have been satisfied and including interest which, but for the filing of a petition in bankruptcy with respect to Company, would have accrued on any Guarantied Obligations, whether or not a claim is allowed against Company for such interest in the related bankruptcy proceeding; and

              (b) those expenses set forth in subsection 2.9 hereof.

              2.2    LIMITATION ON AMOUNT GUARANTIED; CONTRIBUTION BY
GUARANTORS.

              (a) Anything contained in this Guaranty to the contrary notwithstanding, if any Fraudulent Transfer Law (as hereinafter defined) is determined by a court of competent jurisdiction to be applicable to the obligations of any Guarantor under this Guaranty, such obligations of such Guarantor hereunder shall be limited to a maximum aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any applicable provisions of comparable state law (collectively, the "FRAUDULENT TRANSFER LAWS"), in each case after giving effect to all other liabilities of such Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Guarantor (x) in respect of intercompany indebtedness to Company or other affiliates of Company to the extent that such indebtedness would be discharged in an amount equal to the amount paid by such Guarantor hereunder and (y) under any guaranty of Subordinated Indebtedness which guaranty contains a limitation as to maximum amount similar to that set forth in this subsection 2.2(a), pursuant to which the liability of such Guarantor hereunder is included in the liabilities taken into account in determining such maximum amount) and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, reimbursement, indemnification or contribution of such Guarantor pursuant to applicable law or pursuant to the terms of any agreement (including any such right of contribution under subsection 2.2(b)).

              (b) Guarantors under this Guaranty together desire to allocate among themselves (collectively, the "CONTRIBUTING GUARANTORS"), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by any Guarantor under this Guaranty (a "FUNDING GUARANTOR") that exceeds its Fair Share (as defined below) as of such date, that Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in the amount of such other Contributing Guarantor's Fair Share Shortfall (as defined below) as of such date, with the result that all such contributions will cause each Contributing Guarantor's Aggregate Payments (as defined below) to equal its Fair Share as of such date. "FAIR SHARE" means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (i) the ratio of (x) the Adjusted Maximum Amount (as defined below) with respect to such Contributing Guarantor to (y) the aggregate of the Adjusted Maximum Amounts with respect to all Contributing Guarantors multiplied by (ii) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations guarantied. "FAIR SHARE SHORTFALL" means, with respect to a Contributing Guarantor as of any date of determination, the excess, if any, of the Fair Share of such Contributing Guarantor over the Aggregate Payments of such Contributing Guarantor. "ADJUSTED MAXIMUM AMOUNT" means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty, determined as of such date, in the case of any Guarantor, in accordance with subsection 2.2(a); provided that, solely for purposes of calculating the "Adjusted Maximum Amount" with respect to any Contributing Guarantor for purposes of this subsection 2.2(b), any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. "AGGREGATE PAYMENTS" means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (i) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this subsection 2.2(b)) minus (ii) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this subsection 2.2(b). The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this subsection 2.2(b) shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder.

              2.3 CONTRIBUTION BY GUARANTORS. Guarantors under this Guaranty together desire to allocate among themselves (collectively, the "CONTRIBUTING GUARANTORS"), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by any Guarantor under this Guaranty (a "FUNDING GUARANTOR") that exceeds its Fair Share (as defined below) as of such date, that Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in the amount of such other Contributing Guarantor's Fair Share Shortfall (as defined below) as of such date, with the result that all such contributions will cause each Contributing Guarantor's Aggregate Payments (as defined below) to equal its Fair Share as of such date. "FAIR SHARE" means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (i) the ratio of (x) the Fair Share Contribution Amount (as defined below) with respect to such Contributing Guarantor to (y) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors, multiplied by (ii) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations guarantied. "FAIR SHARE SHORTFALL" means, with respect to a Contributing Guarantor as of any date of determination, the excess, if any, of the Fair Share of such Contributing Guarantor over the Aggregate Payments of such Contributing Guarantor. "FAIR SHARE CONTRIBUTION AMOUNT" means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under
Section 548 of Title 11 of the United States Code or any applicable provisions of comparable state law; provided that, solely for purposes of calculating the "Fair Share Contribution Amount" with respect to any Contributing Guarantor for purposes of this subsection 2.3, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. "AGGREGATE PAYMENTS" means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (i) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty or the Holdings Guaranty, as applicable (including in respect of this subsection 2.3 minus (ii) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this subsection 2.3. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this subsection 2.3 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder.

              2.4 PAYMENT BY GUARANTORS; APPLICATION OF PAYMENTS. Subject to the provisions of subsection 2.2(a), Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Company to pay any of the Guarantied Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. Section 362(a)), Guarantors will upon demand pay, or cause to be paid, in cash, to Guarantied Party for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guarantied Obligations then due as aforesaid, accrued and unpaid interest on such Guarantied Obligations (including interest which, but for the filing of a petition in bankruptcy with respect to Company, would have accrued on such Guarantied Obligations, whether or not a claim is allowed against Company for such interest in the related bankruptcy proceeding) and all other Guarantied Obligations then due to Beneficiaries as aforesaid. All such payments shall be applied promptly from time to time by Guarantied Party as provided in subsection 2.4E(ii) of the Credit Agreement.

              2.5 LIABILITY OF GUARANTORS ABSOLUTE. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guarantied Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

              (a) This Guaranty is a guaranty of payment when due and not of collectibility.

              (b) Guarantied Party may enforce this Guaranty upon the occurrence and during the continuance of an Event of Default under the Credit Agreement (an "EVENT OF DEFAULT" for purposes of this Guaranty) notwithstanding the existence of any dispute between Company and any Beneficiary with respect to the existence of such Event of Default.

              (c) The obligations of each Guarantor hereunder are independent of the obligations of Company under the Loan Documents and the obligations of any other guarantor (including any other Guarantor) of the obligations of Company under the Loan Documents, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Company or any of such other guarantors and whether or not Company is joined in any such action or actions.

              (d) Payment by any Guarantor of a portion, but not all, of the Guarantied Obligations shall in no way limit, affect, modify or abridge any Guarantor's liability for any portion of the Guarantied Obligations which has not been paid. Without limiting the generality of the foregoing, if Guarantied Party is awarded a judgment in any suit brought to enforce any Guarantor's covenant to pay a portion of the Guarantied Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guarantied Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor's liability hereunder in respect of the Guarantied Obligations.

              (e) Any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability of this Guaranty or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor's liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guarantied Obligations, (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guarantied Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guarantied Obligations and take and hold security for the payment of this Guaranty or the Guarantied Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guarantied Obligations, any other guaranties of the Guarantied Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guarantied Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect of this Guaranty or the Guarantied Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent with the Credit Agreement and any applicable security agreement and law, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales if and to the extent permitted under applicable law; whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against Company or any security for the Guarantied Obligations; and (vi) exercise any other rights available to it under the Loan Documents.

              (f) This Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guarantied Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents, at law, in equity or otherwise) with respect to the Guarantied Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guarantied Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) of the Credit Agreement, any of the other Loan Documents, or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guarantied Obligations, in each case whether or not in accordance with the terms of the Credit Agreement or such Loan Document, or any agreement relating to such other guaranty or security; (iii) the Guarantied Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the Loan Documents or from the proceeds of any security for the Guarantied Obligations or from any of the Guarantors, except to the extent such security also serves as collateral for indebtedness other than the Guarantied Obligations) to the payment of indebtedness other than the Guarantied Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guarantied Obligations; (v) any Beneficiary's consent to the change, reorganization or termination of the corporate structure or existence of Company or any of its Subsidiaries and to any corresponding restructuring of the Guarantied Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guarantied Obligations; (vii) any defenses, set-offs or counterclaims which Company may allege or assert against any Beneficiary in respect of the Guarantied Obligations (other than payment), including failure of consideration, breach of warranty, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guarantied Obligations.

              2.6 WAIVERS BY GUARANTORS. Each Guarantor hereby waives, for the benefit of Beneficiaries:

              (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Company, any other guarantor (including any other Guarantor) of the Guarantied Obligations or any other Person, (ii) proceed against or exhaust any security held from Company, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of any Beneficiary in favor of Company or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever;

              (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Company including any defense based on or arising out of the lack of validity or the unenforceability of the Guarantied Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Company from any cause other than payment of the Guarantied Obligations;

              (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal;

              (d) any defense based upon any Beneficiary's errors or omissions in the administration of the Guarantied Obligations, except behavior which amounts to gross negligence or bad faith;

              (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of this Guaranty and any legal or equitable discharge of such Guarantor's obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor's liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto;

              (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance of this Guaranty, notices of default under the Credit Agreement or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guarantied Obligations or any agreement related thereto, notices of any extension of credit to Company and notices of any of the matters referred to in subsection 2.4 and any right to consent to any thereof; and

              (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Guaranty.

              2.7 GUARANTORS' RIGHTS OF SUBROGATION, CONTRIBUTION, ETC. Each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Company or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Company, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Company, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary, in each case until the Guarantied Obligations shall have been indefeasibly paid in full and the Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled. Further, until such time, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guarantied Obligations. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Company or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Company, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guarantied Obligations shall not have been paid in full, such amount shall be held in trust for Guarantied Party on behalf of Beneficiaries and shall forthwith be paid over to Guarantied Party for the benefit of Beneficiaries to be credited and applied against the Guarantied Obligations, whether matured or unmatured, in accordance with the terms hereof.

              2.8 SUBORDINATION OF OTHER OBLIGATIONS. Any indebtedness of Company or any Guarantor now or hereafter held by any Guarantor (the "OBLIGEE GUARANTOR") is hereby subordinated in right of payment to the Guarantied Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Guarantied Party on behalf of Beneficiaries and shall forthwith be paid over to Guarantied Party for the benefit of Beneficiaries to be credited and applied against the Guarantied Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision of this Guaranty.

              2.9 EXPENSES. Guarantors jointly and severally agree to pay, or cause to be paid, on demand, and to save Beneficiaries harmless against liability for, any and all costs and expenses (including reasonable fees and disbursements of counsel and the reasonably allocated costs of internal counsel) incurred or expended by any Beneficiary in connection with the enforcement of or preservation of any rights under this Guaranty.

              2.10 CONTINUING GUARANTY. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guarantied Obligations shall have been paid in full and the Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guarantied Obligations.

              2.11 AUTHORITY OF GUARANTORS OR COMPANY. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Company or the officers, directors or any agents acting or purporting to act on behalf of any of them.

              2.12 FINANCIAL CONDITION OF COMPANY. Any Loans may be granted to Company or continued from time to time without notice to or authorization from any Guarantor regardless of the financial or other condition of Company at the time of any such grant or continuation, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor's assessment, of the financial condition of Company. Each Guarantor has adequate means to obtain information from Company on a continuing basis concerning the financial condition of Company and its ability to perform its obligations under the Loan Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Company and of all circumstances bearing upon the risk of nonpayment of the Guarantied Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Company now known or hereafter known by any Beneficiary.

              2.13 RIGHTS CUMULATIVE. The rights, powers and remedies given to Beneficiaries by this Guaranty are cumulative and shall be in addition to and independent of all rights, powers and remedies given to Beneficiaries by virtue of any statute or rule of law or in any of the other Loan Documents, or any agreement between any Guarantor and any Beneficiary or Beneficiaries or between Company and any Beneficiary or Beneficiaries. Any forbearance or failure to exercise, and any delay by any Beneficiary in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

              2.14   BANKRUPTCY; POST-PETITION INTEREST; REINSTATEMENT OF
GUARANTY.

              (a) So long as any Guarantied Obligations remain outstanding, no Guarantor shall, without the prior written consent of Guarantied Party acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency proceedings of or against Company. The obligations of Guarantors under this Guaranty shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Company or by any defense which Company may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

              (b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guarantied Obligations which accrues after the commencement of any proceeding referred to in clause (a) above (or, if interest on any portion of the Guarantied Obligations ceases to accrue by operation of law by reason of the commencement of said proceeding, such interest as would have accrued on such portion of the Guarantied Obligations if said proceedings had not been commenced) shall be included in the Guarantied Obligations because it is the intention of Guarantors and Beneficiaries that the Guarantied Obligations which are guarantied by Guarantors pursuant to this Guaranty should be determined without regard to any rule of law or order which may relieve Company of any portion of such Guarantied Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay Guarantied Party, or allow the claim of Guarantied Party in respect of, any such interest accruing after the date on which such proceeding is commenced.

              (c) In the event that all or any portion of the Guarantied Obligations are paid by Company, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guarantied Obligations for all purposes under this Guaranty.

              2.15 NOTICE OF EVENTS. As soon as any Guarantor obtains knowledge thereof, such Guarantor shall give Guarantied Party written notice of any condition or event which has resulted in (a) a material adverse change in the financial condition of such Guarantor or

Company or (b) a breach of or noncompliance with any term, condition or covenant contained herein, or any other document delivered pursuant hereto.

              2.16 SET OFF. In addition to any other rights any Beneficiary may have under law or in equity, if any amount shall at any time be due and owing by any Guarantor to any Beneficiary under this Guaranty, such Beneficiary is authorized at any time or from time to time, without notice (any such notice being hereby expressly waived), to set off and to appropriate and to apply any and all deposits (general or special, including indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness of such Beneficiary owing to such Guarantor and any other property of such Guarantor held by such Beneficiary to or for the credit or the account of such Guarantor against and on account of the Guarantied Obligations and liabilities of such Guarantor to such Beneficiary under this Guaranty.

              2.17 DISCHARGE OF GUARANTY UPON SALE OF GUARANTOR. If all of the stock of any Guarantor or any of its successors in interest under this Guaranty shall be sold or otherwise disposed of (including by merger or consolidation) in an Asset Sale not prohibited by subsection 7.7 of the Credit Agreement or otherwise consented to by Requisite Lenders, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such Asset Sale; provided that, as a condition precedent to such discharge and release, Guarantied Party shall have received evidence reasonably satisfactory to it that arrangements reasonably satisfactory to it have been made for delivery to Guarantied Party of the applicable Net Asset Sale Proceeds.

SECTION 3. MISCELLANEOUS

              3.1 SURVIVAL OF WARRANTIES. All agreements, representations and warranties made herein shall survive the execution and delivery of this Guaranty and the other Loan Documents and any increase in the Commitments under the Credit Agreement.

              3.2 NOTICES. Any communications between Guarantied Party and any Guarantor and any notices or requests provided herein to be given may be given by mailing the same, postage prepaid, or by telex, facsimile transmission or cable to each such party at its address set forth in the Credit Agreement, on the signature pages hereof or to such other addresses as each such party may in writing hereafter indicate. Any notice, request or demand to or upon Guarantied Party or any Guarantor shall not be effective until received.

              3.3 SEVERABILITY. In case any provision in or obligation under this Guaranty shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

              3.4 AMENDMENTS AND WAIVERS. No amendment, modification, termination or waiver of any provision of this Guaranty, and no consent to any departure by any Guarantor therefrom, shall in any event be effective without the written concurrence of Guarantied Party and, in the case of any such amendment or modification, each Guarantor against whom enforcement of such amendment or modification is sought. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

              3.5 HEADINGS. Section and subsection headings in this Guaranty are included herein for convenience of reference only and shall not constitute a part of this Guaranty for any other purpose or be given any substantive effect.

              3.6 APPLICABLE LAW; RULES OF CONSTRUCTION. THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF GUARANTORS AND BENEFICIARIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES. The rules of construction set forth in subsection 1.3 of the Credit Agreement shall be applicable to this Guaranty mutatis mutandis.

              3.7 SUCCESSORS AND ASSIGNS. This Guaranty is a continuing guaranty and shall be binding upon each Guarantor and its respective successors and assigns. This Guaranty shall inure to the benefit of Beneficiaries and their respective successors and assigns. No Guarantor shall assign this Guaranty or any of the rights or obligations of such Guarantor hereunder without the prior written consent of all Lenders. Any Beneficiary may, without notice or consent, assign its interest in this Guaranty in whole or in part. The terms and provisions of this Guaranty shall inure to the benefit of any transferee or assignee of any Loan, and in the event of such transfer or assignment the rights and privileges herein conferred upon such Beneficiary shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof.

              3.8 CONSENT TO JURISDICTION AND SERVICE OF PROCESS. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY GUARANTOR ARISING OUT OF OR RELATING TO THIS GUARANTY, OR ANY OBLIGATIONS HEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH GUARANTOR, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY

              (I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

              (II)   WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

              (III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO SUCH GUARANTOR AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SUBSECTION 3.2;

              (IV) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER SUCH GUARANTOR IN ANY SUCH PROCEEDING IN ANY

              SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;

              (V) AGREES THAT BENEFICIARIES RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST SUCH GUARANTOR IN THE COURTS OF ANY OTHER JURISDICTION; AND

              (VI) AGREES THAT THE PROVISIONS OF THIS SUBSECTION 3.8 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW
              SECTION 5-1402 OR OTHERWISE.

              3.9 WAIVER OF TRIAL BY JURY. EACH GUARANTOR AND, BY ITS ACCEPTANCE OF THE BENEFITS HEREOF, EACH BENEFICIARY EACH HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS GUARANTY. The scope of this waiver is intended to be all encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each Guarantor and, by its acceptance of the benefits hereof, each Beneficiary, each (i) acknowledges that this waiver is a material inducement for such Guarantor and Beneficiaries to enter into a business relationship, that such Guarantor and Beneficiaries have already relied on this waiver in entering into this Guaranty or accepting the benefits thereof, as the case may be, and that each will continue to rely on this waiver in their related future dealings and (ii) further warrants and represents that each has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SUBSECTION 3.9 AND EXECUTED BY GUARANTIED PARTY AND EACH GUARANTOR), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS GUARANTY. In the event of litigation, this Guaranty may be filed as a written consent to a trial by the court.

              3.10 NO OTHER WRITING. This writing is intended by Guarantors and Beneficiaries as the final expression of this Guaranty and is also intended as a complete and exclusive statement of the terms of their agreement with respect to the matters covered hereby. No course of dealing, course of performance or trade usage, and no parol evidence of any nature, shall be used to supplement or modify any terms of this Guaranty. There are no conditions to the full effectiveness of this Guaranty.

              3.11 FURTHER ASSURANCES. At any time or from time to time, upon the request of Guarantied Party, Guarantors shall execute and deliver such further documents and do such other acts and things as Guarantied Party may reasonably request in order to effect fully the purposes of this Guaranty.

              3.12 ADDITIONAL GUARANTORS. The initial Guarantors hereunder shall be such of the Subsidiaries of Company as are signatories hereto on the date hereof. From time to time subsequent to the date hereof, additional Subsidiaries of Company may become parties hereto, as additional Guarantors (each an "ADDITIONAL GUARANTOR"), by executing a counterpart of this Guaranty. Upon delivery of any such counterpart to Agent, notice of which is hereby waived by Guarantors, each such Additional Guarantor shall be a Guarantor and shall be as fully a party hereto as if such Additional Guarantor were an original signatory hereof. Each Guarantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Guarantor hereunder, nor by any election of Agent not to cause any Subsidiary of Company to become an Additional Guarantor hereunder. This Guaranty shall be fully effective as to any Guarantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Guarantor hereunder.

              3.13 COUNTERPARTS; EFFECTIVENESS. This Guaranty may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original for all purposes; but all such counterparts together shall constitute but one and the same instrument. This Guaranty shall become effective as to each Guarantor upon the execution of a counterpart hereof by such Guarantor (whether or not a counterpart hereof shall have been executed by any other Guarantor) and receipt by Guarantied Party of written or telephonic notification of such execution and authorization of delivery thereof.

              3.14   GUARANTIED PARTY AS ADMINISTRATIVE AGENT.

              (a) Guarantied Party has been appointed to act as Guarantied Party hereunder by Lenders. Guarantied Party shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action, solely in accordance with this Guaranty and the Credit Agreement; provided that Guarantied Party shall exercise, or refrain from exercising, any remedies hereunder in accordance with the instructions of Requisite Lenders.

              (b) Guarantied Party shall at all times be the same Person that is Administrative Agent under the Credit Agreement. Written notice of resignation by Administrative Agent pursuant to subsection 9.5A of the Credit Agreement shall also constitute notice of resignation as Guarantied Party under this Guaranty; removal of Agent pursuant to subsection 9.5A of the Credit Agreement shall also constitute removal as Guarantied Party under this Guaranty; and appointment of a successor Administrative Agent pursuant to subsection 9.5A of the Credit Agreement shall also constitute appointment of a successor Guarantied Party under this Guaranty. Upon the acceptance of any appointment as Administrative Agent under subsection 9.5A of the Credit Agreement by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Guarantied Party under this Guaranty, and the retiring or removed Guarantied Party under this Guaranty shall promptly (i) transfer to such successor Guarantied Party all sums held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Guarantied Party under this Guaranty, and (ii) take such other actions as may be necessary or appropriate in connection with the assignment to such successor Guarantied Party of the rights created hereunder, whereupon such retiring or removed Guarantied Party shall be discharged from its duties and obligations under this Guaranty. After any retiring or removed Guarantied Party's resignation or removal hereunder as Guarantied Party, the provisions of this Guaranty shall inure to its benefit as to any actions taken or omitted to be taken by it under this Guaranty while it was Guarantied Party hereunder.

              IN WITNESS WHEREOF, each of the undersigned Guarantors has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first written above.



                                             -----------------------------------

                                             By
                                               ---------------------------------
                                             Title
                                                  ------------------------------

                                             Address:
                                                     ---------------------------

                                                     ---------------------------

                                                     ---------------------------




                                             -----------------------------------

                                             By
                                               ---------------------------------
                                             Title
                                                  ------------------------------

                                             Address:
                                                     ---------------------------

                                                     ---------------------------

                                                     ---------------------------

              IN WITNESS WHEREOF, the undersigned Additional Guarantor has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of ______________, ____


                                             -----------------------------------
                                                (Name of Additional Guarantor)

                                             By
                                               ---------------------------------
                                             Title
                                                  ------------------------------

                                             Address:
                                                     ---------------------------

                                                     ---------------------------

                                                     ---------------------------

                                   EXHIBIT XVI

                          [FORM OF SECURITY AGREEMENT]

                               SECURITY AGREEMENT

              This SECURITY AGREEMENT (this "AGREEMENT") is dated as of ________ __, 1999 and entered into by and among Horseshoe Gaming Holding Corp., a Delaware corporation ("COMPANY"), each of THE UNDERSIGNED DIRECT AND INDIRECT SUBSIDIARIES of Company (each of such undersigned Subsidiaries being a "SUBSIDIARY GRANTOR" and collectively "SUBSIDIARY GRANTORS") and each ADDITIONAL GRANTOR that may become a party hereto after the date hereof in accordance with
Section 22 hereof (each of the Company, each Subsidiary Grantor, and each Additional Grantor being a "GRANTOR" and collectively the "GRANTORS") and Canadian Imperial Bank of Commerce, as Administrative Agent for and representative of (in such capacity herein called "SECURED PARTY") the financial institutions ("LENDERS") party to the Credit Agreement referred to below.

                             PRELIMINARY STATEMENTS

              A. Pursuant to the Credit Agreement dated as of June __, 1999 (said Credit Agreement, as amended, to the date hereof, and as it may hereafter be further amended, restated, supplemented or otherwise modified from time to time, being the "CREDIT AGREEMENT"; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Company, the financial institutions listed therein as Lenders, DLJ Capital Funding, Inc., as Syndication Agent, and Canadian Imperial Bank of Commerce, as Administrative Agent (in such capacity, "ADMINISTRATIVE Agent"), Lenders have made certain commitments, subject to the terms and conditions set forth in the Credit Agreement, to extend certain credit facilities to Company.

              B. Subsidiary Grantors have executed and delivered that certain Subsidiary Guaranty dated the date hereof (said Subsidiary Guaranty, as amended, to the date hereof, and as it may hereafter be further amended, restated, supplemented or otherwise modified from time to time, being the "SUBSIDIARY GUARANTY") in favor of Secured Party for the benefit of Lenders, pursuant to which each Subsidiary Grantor has guarantied the prompt payment and performance when due of all obligations of Company under the Credit Agreement, including without limitation the obligation of Company to make payments thereunder in the event of early termination thereof.

              C. It is a condition precedent to the initial extensions of credit by Lenders under the Credit Agreement that Grantors listed on the signature pages hereof shall have granted the security interests and undertaken the obligations contemplated by this Agreement.

              NOW, THEREFORE, in consideration of the premises and in order to induce Lenders to make Loans and other extensions of credit under the Credit Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, each Grantor hereby agrees with Secured Party as follows:

SECTION 1. GRANT OF SECURITY.

              Each Grantor hereby assigns to Secured Party, and hereby grants to Secured Party a security interest in, all of such Grantor's right, title and interest in and to the following, in each case whether now or hereafter existing, whether tangible or intangible, or in which such Grantor now has or hereafter acquires an interest and wherever the same may be located (the "COLLATERAL"):

              (a) all equipment in all of its forms, all parts thereof and all accessions thereto (any and all such equipment, parts and accessions being the "EQUIPMENT");

              (b) all inventory in all of its forms, including but not limited to (i) all goods held by such Grantor for sale or lease or to be furnished under contracts of service or so leased or furnished, (ii) all raw materials, work in process, finished goods, and materials used or consumed in the manufacture, packing, shipping, advertising, selling, leasing, furnishing or production of such inventory or otherwise used or consumed in such Grantor's business, (iii) all goods in which such Grantor has an interest in mass or a joint or other interest or right of any kind, and (iv) all goods which are returned to or repossessed by such Grantor and all accessions thereto and products thereof (collectively the "INVENTORY") and all negotiable and non-negotiable documents of title (including without limitation warehouse receipts, dock receipts and bills of lading) issued by any Person covering any Inventory (any such negotiable document of title being a "NEGOTIABLE DOCUMENT OF TITLE");

              (c) all accounts, contract rights, chattel paper, documents, instruments, general intangibles and other rights and obligations of any kind owned by or owing to such Grantor and all rights in, to and under all security agreements, leases and other contracts securing or otherwise relating to any such accounts, contract rights, chattel paper, documents, instruments, general intangibles or other obligations (any and all such accounts, contract rights, chattel paper, documents, instruments, general intangibles and other obligations being the "ACCOUNTS", and any and all such security agreements, leases and other contracts being the "RELATED CONTRACTS");

              (d) all deposit accounts ("DEPOSIT ACCOUNTS") including the restricted deposit account established and maintained by Secured Party pursuant to Section 12 (the "COLLATERAL ACCOUNT"), together with (i) all amounts on deposit from time to time in such deposit accounts and (ii) all interest, cash, instruments, securities and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing;

              (e)    the "SECURITIES COLLATERAL", which term means:

                     (i) the shares of stock, partnership interests, interests in joint ventures, limited liability company interests and all other equity interests in a Person, including all securities convertible into, and rights, warrants, options and other rights to purchase or otherwise acquire, any of the foregoing now or hereafter owned by such Grantor, including those owned on the date hereof and described on
       Schedule 1(e)(i), and the certificates or other instruments representing any of the foregoing and any interest of such Grantor in the entries on the books of any securities intermediary pertaining thereto (the "PLEDGED SHARES"), and all dividends, distributions, returns of capital, cash, warrants, option, rights, instruments, rights to vote or manage the business of such Person pursuant to organizational documents governing the rights and obligations of the stockholders, partners, members or other owners thereof and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Pledged Shares; provided, that if the issuer of any of such Pledged Shares is a controlled foreign corporation (used hereinafter as such term is defined in Section 975(a) or a successor provision of the Internal Revenue Code), the Pledged Shares shall not include any shares of stock of such issuer in excess of the number of shares of such issuer possessing up to but not exceeding 65% of the voting power of all classes of capital stock entitled to vote of such issuer, and all dividends, cash, warrants, rights, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Pledged Shares;

                     (ii) the indebtedness from time to time owed to such Grantor by any obligor that is, or becomes, a direct or indirect Subsidiary of such Grantor, including the indebtedness described on
       Schedule 1(e)(ii) and issued by the obligors named therein, and the instruments evidencing such indebtedness (the "PLEDGED DEBT"), and all interest, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Debt; and

                     (iii) all other investment property as that term is defined in the Uniform Commercial Code of any relevant jurisdiction (the "UCC"), of such Grantor;

              (f)    the "INTELLECTUAL PROPERTY COLLATERAL", which term means:

                     (i) all rights, title and interest (including rights acquired pursuant to a license or otherwise) in and to all trademarks, service marks, designs, logos, indicia, tradenames, trade dress, corporate names, company names, business names, fictitious business names, trade styles and/or other source and/or business identifiers and applications pertaining thereto, owned by such Grantor, or hereafter adopted and used, in its business (including, without limitation, the trademarks specifically identified in Schedule 1(f)(i), as the same may be amended pursuant hereto from time to time) (collectively, the "TRADEMARKS"), all registrations that have been or may hereafter be issued or applied for thereon in the United States and any state thereof and in foreign countries (including, without limitation, the registrations and applications specifically identified in Schedule 1(f)(i), as the same may be amended pursuant hereto from time to time) (the "TRADEMARK REGISTRATIONS"), all common law and other rights in and to the Trademarks in the United States and any state thereof and in foreign countries (the "TRADEMARK RIGHTS"), and all goodwill of such Grantor's business symbolized by the Trademarks and associated therewith (the "ASSOCIATED GOODWILL"):

                     (ii) all rights, title and interest (including rights acquired pursuant to a license or otherwise) in and to all patents and patent applications and rights and interests in patents and patent applications under any domestic or foreign law that are presently, or in the future may be, owned or held by such Grantor and all patents and patent applications and rights, title and interests in patents and patent applications under any domestic or foreign law that are presently, or in the future may be, owned by such

       Grantor in whole or in part (including, without limitation, the patents and patent applications listed in Schedule 1(f)(ii), as the same may be amended pursuant hereto from time to time), all rights corresponding thereto (including, without limitation, the right, exercisable only upon the occurrence and during the continuation of an Event of Default, to sue for past, present and future infringements in the name of such Grantor or in the name of Secured Party or Lenders), and all re-issues, divisions, continuations, renewals, extensions and continuations-in-part thereof (all of the foregoing being collectively referred to as the "PATENTS"); it being understood that the rights and interests included in the Intellectual Property Collateral hereby shall include, without limitation, all rights and interests pursuant to licensing or other contracts in favor of such Grantor pertaining to patent applications and patents presently or in the future owned or used by third parties but, in the case of third parties which are not Affiliates of such Grantor, only to the extent permitted by such licensing or other contracts and, if not so permitted, only with the consent of such third parties; and

                     (iii) all rights, title and interest (including rights acquired pursuant to a license or otherwise) under copyright in various published and unpublished works of authorship including, without limitation, computer programs, computer data bases, other computer software, layouts, trade dress, drawings, designs, writings, owned by such Grantor (including, without limitation, the works listed on Schedule 1(f)(iii), as the same may be amended pursuant hereto from time to time) (collectively, the "COPYRIGHTS"), all copyright registrations issued to such Grantor and applications for copyright registration that have been or may hereafter be issued or applied for thereon by such Grantor in the United States and any state thereof and in foreign countries (including, without limitation, the registrations listed on Schedule 1(f)(iii), as the same may be amended pursuant hereto from time to time) (collectively, the "COPYRIGHT REGISTRATIONS"), all common law and other rights in and to the Copyrights in the United States and any state thereof and in foreign countries including all copyright licenses (but with respect to such copyright licenses, only to the extent permitted by such licensing arrangements) (the "COPYRIGHT RIGHTS"), including, without limitation, each of the Copyrights, rights, titles and interests in and to the Copyrights, all derivative works and other works protectable by copyright, which are presently, or in the future may be, owned, created (as a work for hire for the benefit of such Grantor), authored (as a work for hire for the benefit of such Grantor), or acquired by such Grantor, in whole or in part, and all Copyright Rights with respect thereto and all Copyright Registrations therefor, heretofore or hereafter granted or applied for, and all renewals and extensions thereof, throughout the world, including all proceeds thereof (such as, by way of example and not by limitation, license royalties and proceeds of infringement suits), the right to renew and extend such Copyright Registrations and Copyright Rights and to register works protectable by copyright and the right to sue for past, present and future infringements of the Copyrights and Copyright Rights;

              (g) all information used or useful or arising from the business including all goodwill, trade secrets, trade secret rights, know-how, customer lists, processes of production, ideas, confidential business information, techniques, processes, and all other proprietary information;

              (h) the agreements listed in Schedule 1(h), as each such agreement may be amended, restated, supplemented or otherwise modified from time to time (said agreements, as so amended, restated, supplemented or otherwise modified, being referred to herein individually as an "ASSIGNED AGREEMENT" and collectively as the "ASSIGNED AGREEMENTS"), including, without limitation, (i) all rights of such Grantor to receive moneys due or to become due under or pursuant to the Assigned Agreements, (ii) all rights of such Grantor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Assigned Agreements, (iii) all claims of such Grantor for damages arising out of any breach of or default under the Assigned Agreements, and (iv) all rights of such Grantor to terminate, amend, supplement, modify or exercise rights or options under the Assigned Agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder;

              (i)    to the extent not included in any other paragraph of this
Section 1, all other general intangibles (including without limitation tax refunds, rights to payment or performance, choses in action and judgments taken on any rights or claims included in the Collateral);

              (j) all plant fixtures, business fixtures and other fixtures and storage and office facilities, and all accessions thereto and products thereof;

              (k) all books, records, ledger cards, files, correspondence, computer programs, tapes, disks and related data processing software that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon; and

              (l) all proceeds, products, rents and profits of or from any and all of the foregoing Collateral and, to the extent not otherwise included, all payments under insurance (whether or not Secured Party is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral. For purposes of this Agreement, the term "PROCEEDS" includes whatever is receivable or received when Collateral or proceeds are sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary.

              Notwithstanding anything herein to the contrary, in no event shall the Collateral include, and no Grantor shall be deemed to have granted a security interest in (i) any of such Grantor's rights or interests in any property that would otherwise constitute Collateral, in any license, contract or agreement to which such Grantor is a party or any of its rights or interests thereunder to the extent, but only to the extent, that such a grant with respect to such license, contract or agreement or with respect to such other property would, under the terms of such license, contract or agreement or otherwise, result in a breach of the terms of, or constitute a default under any license, contract or agreement to which such Grantor is a party (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-318(4) of the UCC or any other applicable law (including the Bankruptcy Code) or principles of equity); provided, that immediately upon the ineffectiveness, lapse or termination of any such provision, the Collateral shall include, and such Grantor shall be deemed to have granted a security interest in, all such rights and interests as if such provision had never been in effect, or (ii) any real property leasehold, unless a Grantor has executed a leasehold mortgage or leasehold deed of trust covering such real property leasehold.

SECTION 2. SECURITY FOR OBLIGATIONS.

              This Agreement secures, and the Collateral assigned by each Grantor is collateral security for, the prompt payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including without limitation the payment of amounts that would become due but for the operation of the automatic stay under
Section 362(a) of the Bankruptcy Code), of all Secured Obligations of such Grantor. "SECURED OBLIGATIONS" means:

              (a) with respect to Company, all obligations and liabilities of every nature of Company now or hereafter existing under or arising out of or in connection with the Credit Agreement and the other Loan Documents, and

              (b) with respect to each Subsidiary Grantor and Additional Grantor, all obligations and liabilities of every nature of such Grantors now or hereafter existing under or arising out of or in connection with the Subsidiary Guaranty;

in each case together with all extensions or renewals thereof, whether for principal, interest (including without limitation interest that, but for the filing of a petition in bankruptcy with respect to Company or any other Grantor, would accrue on such obligations, whether or not a claim is allowed against Company or such Grantor for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnities or otherwise, whether voluntary or involuntary, direct or indirect, absolute or contingent, liquidated or unliquidated, whether or not jointly owed with others, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations or liabilities that are paid, to the extent all or any part of such payment is avoided or recovered directly or indirectly from Secured Party as a preference, fraudulent transfer or otherwise, and all obligations of every nature of Grantors now or hereafter existing under this Agreement.

SECTION 3. GRANTORS REMAIN LIABLE.

              Anything contained herein to the contrary notwithstanding, (a) each Grantor shall remain liable under any contracts and agreements included in the Collateral, to the extent set forth therein, to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by Secured Party of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral, and (c) Secured Party shall not have any obligation or liability under any contracts, licenses, and agreements included in the Collateral by reason of this Agreement, nor shall Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

SECTION 4. REPRESENTATIONS AND WARRANTIES.

       Each Grantor represents and warrants as follows:

              (a) OWNERSHIP OF COLLATERAL. Except as expressly permitted by the Credit Agreement and for the security interest created by this Agreement, such Grantor owns the Collateral owned by such Grantor free and clear of any Lien. Except as expressly permitted by the Credit Agreement and such as may have been filed in favor of Secured Party relating to this Agreement, no effective financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office.

              (b) LOCATIONS OF EQUIPMENT AND INVENTORY. All of the Equipment and Inventory is, as of the date hereof, or in the case of an Additional Grantor, the date of the applicable counterpart entered into pursuant to Section 22 (each, a "COUNTERPART") located at the places specified in Schedule 4(b), except for Inventory which, in the ordinary course of business, is in transit either (i) from a supplier to a Grantor, (ii) between the locations specified in
Schedule 4(b), or (ii) to customers of a Grantor.

              (c) OFFICE LOCATIONS. The chief place of business, the chief executive office and the office where such Grantor keeps its records regarding the Accounts and all originals of all chattel paper that evidence Accounts are, as of the date hereof, and [, except as set forth on Schedule 4(d),] have been for the four month period preceding the date hereof, or, in the case of an Additional Grantor, the date of the applicable Counterpart, located at the locations set forth on Schedule 4(d);

              (d) NAMES. No Grantor (or predecessor by merger or otherwise of such Grantor) has, within the four month period preceding the date hereof, or, in the case of an Additional Grantor, the date of the applicable Counterpart, had a different name from the name of such Grantor listed on the signature pages hereof, [except the names listed in Schedule 4(e) annexed hereto].

              (e) DELIVERY OF CERTAIN COLLATERAL. All certificates or instruments (excluding checks) evidencing, comprising or representing the Securities Collateral have been delivered to Secured Party duly endorsed or accompanied by duly executed instruments of transfer or assignment in blank.

              (f) SECURITIES COLLATERAL. (i) All of the Pledged Shares described on Schedule 1(e)(i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) all of the Pledged Debt described on
Schedule 1(e)(ii) has been duly authorized, authenticated or issued, and delivered and is the legal, valid and binding obligation of the issuers thereof and is not in default; (iii) the Pledged Shares constitute all of the issued and outstanding shares of stock or other equity interests of each issuer thereof (subject to the proviso to Section 1(e)(i) with respect to shares of a foreign controlled corporation), and there are no outstanding warrants, options or other rights to purchase, or other agreements outstanding with respect to, or property that is now or hereafter convertible into, or that requires the issuance or sale of, any Pledged Shares; (iv) the Pledged Debt constitutes all of the issued and outstanding intercompany indebtedness evidenced by a promissory note of the respective issuers thereof owing to such Grantor; (v) Schedule 1(e)(i) sets forth all of the Pledged Shares owned by each

Grantor on the date hereof; and (vi) Schedule 1(e)(ii) sets forth all of the Pledged Debt in existence on the date hereof.

              (g)    INTELLECTUAL PROPERTY COLLATERAL.

                     (i) a true and complete list of all Trademark Registrations and Trademark applications owned, held (whether pursuant to a license or otherwise) or used by such Grantor, in whole or in part, is set forth in Schedule 1(f)(i);

                     (ii) a true and complete list of all Patents owned, held (whether pursuant to a license or otherwise) or used by such Grantor, in whole or in part, is set forth in Schedule 1(f)(ii);

                     (iii) a true and complete list of all Copyright Registrations and applications for Copyright Registrations held (whether pursuant to a license or otherwise) by such Grantor, in whole or in part, is set forth in Schedule 1(f)(iii);

                     (iv) such Grantor is not aware of any pending or threatened claim by any third party that any of the Intellectual Property Collateral owned, held or used by such Grantor is invalid or unenforceable; and

                     (v) no effective security interest or other Lien covering all or any part of the Intellectual Property Collateral is on file in the United States Patent and Trademark Office or the United States Copyright Office.

              (h) PERFECTION. The security interests in the Collateral granted to Secured Party for the ratable benefit of the Lenders hereunder constitute valid security interests in the Collateral, securing the payment of the Secured Obligations. Upon (i) in the case of Collateral with respect to which perfection requires the filing of UCC financing statements, the filing and proper indexing of UCC financing statements naming each Grantor as "debtor", naming Secured Party as "secured party" and describing the Collateral in the filing offices with respect to such Grantor set forth on Schedule 4(i), (ii) in the case of the Securities Collateral consisting of certificated securities or evidenced by instruments, delivery of the certificates representing such certificated securities and delivery of such instruments to Secured Party, in each case duly endorsed or accompanied by duly executed instruments of assignment or transfer in blank, (iii) in the case of the Intellectual Property Collateral, in addition to the filing of such UCC financing statements, the filing of a Grant of Trademark Security Interest, substantially in the form of
Exhibit I, and a Grant of Patent Security Interest, substantially in the form of
Exhibit II, with the United States Patent and Trademark Office and the filing of a Grant of Copyright Security Interest, substantially in the form of Exhibit III, with the United States Copyright Office (each such Grant of Trademark Security Interest, Grant of Patent Security Interest and Grant of Copyright Security Interest being referred to herein as a "GRANT"), and (iv) in the case of Equipment that is covered by a certificate of title, the filing with the registrar of motor vehicles or other appropriate authority in the applicable jurisdiction of an application requesting the notation of the security interest created hereunder on such certificate of title, the security interests in the Collateral granted to Secured Party for the ratable benefit of the Lenders will constitute perfected security interests therein prior to all other Liens (except for those Permitted Encumbrances not intended to be junior to the Lien created by this Agreement), and all filings and other actions necessary or desirable to perfect and protect such security interest have been duly made or taken.

SECTION 5.    FURTHER ASSURANCES.

       (a) GENERALLY. Each Grantor agrees that from time to time, at the expense of Grantors, such Grantor will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that Secured Party may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable Secured Party to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, each Grantor will: (i) at the request of Secured Party, mark conspicuously each item of chattel paper included in the Accounts, each Related Contract and, at the request of Secured Party, each of its records pertaining to the Collateral, with a legend, in form and substance satisfactory to Secured Party, indicating that such Collateral is subject to the security interest granted hereby, (ii) at the request of Secured Party, deliver and pledge to Secured Party hereunder all promissory notes and other instruments (including checks) and all original counterparts of chattel paper constituting Collateral, duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance reasonably satisfactory to Secured Party,
(iii) execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary, or as Secured Party may reasonably request, in order to perfect and preserve the security interests granted or purported to be granted hereby, (iv) furnish to Secured Party from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as Secured Party may reasonably request, all in reasonable detail,
(v) promptly after the acquisition by such Grantor of any item of Equipment that is covered by a certificate of title under a statute of any jurisdiction under the law of which indication of a security interest on such certificate is required as a condition of perfection thereof, execute and file with the registrar of motor vehicles or other appropriate authority in such jurisdiction an application or other document requesting the notation or other indication of the security interest created hereunder on such certificate of title, (vi) within 30 days after the end of each calendar quarter, deliver to Secured Party copies of all such applications or other documents filed during such calendar quarter and copies of all such certificates of title issued during such calendar quarter indicating the security interest created hereunder in the items of Equipment covered thereby, (vii) at any reasonable time during normal business hours, upon request by Secured Party, exhibit the Collateral to and allow inspection of the Collateral by Secured Party, or persons designated by Secured Party, (viii) at Secured Party's request, appear in and defend any action or proceeding that may affect such Grantor's title to or Secured Party's security interest in all or any part of the Collateral, and (ix) use commercially reasonable efforts to obtain any necessary consents of third parties to the assignment and perfection of a security interest to Secured Party with respect to any Collateral. Each Grantor hereby authorizes Secured Party to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of any Grantor. Each Grantor agrees that a carbon, photographic or other reproduction of this Agreement or of a financing statement signed by such Grantor shall be sufficient as a financing statement and may be filed as a financing statement in any and all jurisdictions.

       (b) SECURITIES COLLATERAL. Without limiting the generality of the foregoing Section 5(a), each Grantor agrees that it will, upon obtaining any additional shares of stock or other securities required to be pledged hereunder, promptly (and in any event within five Business Days) deliver to Secured Party a Pledge Supplement, duly executed by such Grantor, in substantially the form of
Exhibit IV (a "PLEDGE SUPPLEMENT"), in respect of the additional Pledged Shares or Pledged Debt to be pledged pursuant to this Agreement. Upon each delivery of a Pledge Supplement to Secured Party, the representations and warranties contained in clauses (i)-(iv) of Section 4(g) hereof shall be deemed to have been made by such Grantor as to the Securities Collateral described in such Pledge Supplement as of the date thereof. Each Grantor hereby authorizes Secured Party to attach each Pledge Supplement to this Agreement and agrees that all Pledged Shares or Pledged Debt of such Grantor listed on any Pledge Supplement shall for all purposes hereunder be considered Collateral of such Grantor; provided, the failure of any Grantor to execute a Pledge Supplement with respect to any additional Pledged Shares or Pledged Debt pledged pursuant to this Agreement shall not impair the security interest of Secured Party therein or otherwise adversely affect the rights and remedies of Secured Party hereunder with respect thereto.

       (c) INTELLECTUAL PROPERTY COLLATERAL. Without limiting the generality of the foregoing Section 5(a), if any Grantor shall hereafter obtain rights to any new Intellectual Property Collateral or become entitled to the benefit of
(i) any patent application or patent or any reissue, division, continuation, renewal, extension or continuation-in-part of any Patent or any improvement of any Patent or (ii) any Copyright Registration, application for Copyright Registration or renewals or extension of any Copyright, then in any such case, the provisions of this Agreement shall automatically apply thereto. Each Grantor shall promptly notify Secured Party in writing of any of the foregoing rights acquired by such Grantor after the date hereof and of (i) any Trademark Registrations issued or application for a Trademark Registration or application for a Patent made, and (ii) any Copyright Registrations issued or applications for Copyright Registration made, in any such case, after the date hereof. Promptly after the filing of an application for any (1) Trademark Registration;
(2) Patent; and (3) Copyright Registration, each Grantor shall execute and deliver to Secured Party and record in all places where a Grant is recorded an IP Supplement, substantially in the form of Exhibit V (an "IP SUPPLEMENT"), pursuant to which such Grantor shall grant to Secured Party a security interest to the extent of its interest in such Intellectual Property Collateral; provided, if, in the reasonable judgment of such Grantor, after due inquiry, or upon the advice of counsel, granting such interest would result in the grant of a Trademark Registration or Copyright Registration in the name of Secured Party, such Grantor shall give written notice to Secured Party as soon as reasonably practicable and the filing shall instead be undertaken as soon as practicable but in no case later than immediately following the grant of the applicable Trademark Registration or Copyright Registration, as the case may be. Upon delivery to Secured Party of an IP Supplement, Schedules 1(f)(i), 1(f)(ii), and 1(f)(iii) hereto and Schedule A to each Grant, as applicable, shall be deemed modified to include reference to any right, title or interest in any existing Intellectual Property Collateral or any Intellectual Property Collateral included on Schedule A to such IP Supplement. Each Grantor hereby authorizes Secured Party to modify this Agreement without the signature or consent of any Grantor by attaching Schedules 1(f)(i), 1(f)(ii), and 1(f)(iii), as applicable, that have been modified to include such Intellectual Property Collateral or to delete any reference to any right, title or interest in any Intellectual Property Collateral in which any Grantor no longer has or claims any right, title or interest; provided, the failure of any Grantor to execute an IP

Supplement with respect to any additional Intellectual Property Collateral pledged pursuant to this Agreement shall not impair the security interest of Secured Party therein or otherwise adversely affect the rights and remedies of Secured Party hereunder with respect thereto.

SECTION 6.    CERTAIN COVENANTS OF GRANTORS.

     Each Grantor shall:

              (a) not use or permit any Collateral to be used unlawfully or in violation of any provision of this Agreement or any applicable statute, regulation or ordinance or any policy of insurance covering the Collateral;

              (b) notify Secured Party of any change in such Grantor's name, identity or corporate structure within 15 days of such change;

              (c) give Secured Party 30 days' prior written notice of any change (other than a change necessitated by casualty or other emergency) in such Grantor's chief place of business, chief executive office or residence or the office where such Grantor keeps its records regarding the Accounts and all originals of all chattel paper that evidence Accounts;

              (d) if Secured Party gives value to enable such Grantor to acquire rights in or the use of any Collateral, use such value for such purposes; and

              (e) except as expressly permitted by the Credit Agreement, pay promptly when due all property and other taxes, assessments and governmental charges or levies imposed upon, and all claims (including claims for labor, services, materials and supplies) against, the Collateral, except to the extent the validity thereof is being contested in good faith; provided that such Grantor shall in any event pay such taxes, assessments, charges, levies or claims not later than five days prior to the date of any proposed sale under any judgment, writ or warrant of attachment entered or filed against such Grantor or any of the Collateral as a result of the failure to make such payment.

SECTION 7.    SPECIAL WITH RESPECT TO EQUIPMENT AND INVENTORY.

     Each Grantor shall:

              (a) keep the Equipment and Inventory owned by such Grantor at the places therefor specified on Schedule 4(b) or, upon 30 days' prior written notice to Secured Party (except in the event of casualty or other emergency), at such other places in jurisdictions where all action that may be necessary, or that Secured Party may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby, or to enable Secured Party to exercise and enforce its rights and remedies hereunder, with respect to such Equipment and Inventory shall have been taken;

              (b) cause the Equipment owned by such Grantor to be maintained and preserved in the same condition, repair and working order as when new, ordinary wear and tear excepted, and in accordance with such Grantor's past practices, and shall forthwith make or cause to be made all repairs, replacements and other improvements in connection therewith that are necessary or desirable and reasonable to such end. Each Grantor shall promptly furnish to Secured Party a statement respecting any material loss or damage to any of the Equipment owned by such Grantor;

              (c) keep correct and accurate records of Inventory owned by such Grantor, itemizing and describing the kind, type and quantity of such Inventory, such Grantor's cost therefor and (where applicable) the current list prices for such Inventory;

              (d) if any Inventory is in possession or control of any of such Grantor's agents or processors, if the aggregate book value of all such Inventory exceeds $_________, and in any event upon the occurrence of an Event of Default (as defined in Section 16(a)), instruct such agent or processor to hold all such Inventory for the account of Secured Party and subject to the instructions of Secured Party;

              (e) promptly upon the issuance and delivery to such Grantor of any Negotiable Document of Title with respect to Equipment or Inventory, deliver such Negotiable Document of Title to Secured Party;

              (f) at its own expense, maintain insurance with respect to the Equipment and Inventory in accordance with the terms of the Credit Agreement; and

              (g) upon (i) the occurrence and during the continuation of any Event of Default or (ii) the actual or constructive loss (in excess of $_______ per occurrence) of any Equipment or Inventory, all insurance payments in respect of such Equipment or Inventory shall be paid to and applied by Secured Party as specified in Section 18.

SECTION 8.    SPECIAL COVENANTS WITH RESPECT TO ACCOUNTS AND RELATED CONTRACTS.

              (a) Each Grantor shall keep its chief place of business and chief executive office and the office where it keeps its records concerning the Accounts and Related Contracts, and all originals of all chattel paper that evidence Accounts, at the locations therefor set forth on Schedule 4(d), upon 30 days' prior written notice to Secured Party (except in the event of casualty or other emergency), at such other location in a jurisdiction where all action that may be necessary, or that Secured Party may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby, or to enable Secured Party to exercise and enforce its rights and remedies hereunder, with respect to such Accounts and Related Contracts shall have been taken. Each Grantor will hold and preserve such records and chattel paper and will permit representatives of Secured Party upon notice at any time during normal business hours to inspect and make abstracts from such records and chattel paper, and each Grantor agrees to render to Secured Party, at Grantor's cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto. Promptly upon the request of Secured Party, each Grantor shall deliver to Secured Party complete and correct copies of each Related Contract.

              (b) Each Grantor shall, for not less than three (3) years from the date on which each Account of such Grantor arose, maintain (i) complete records of such Account, including records of all payments received, credits granted and merchandise returned, and (ii) all documentation relating thereto.

              (c) Except as otherwise provided in this subsection (c), each Grantor shall continue to collect, at its own expense, all amounts due or to become due to such Grantor under the Accounts and Related Contracts. In connection with such collections, each Grantor may take (and, at Secured Party's direction, shall take) such action as such Grantor or Secured Party may reasonably deem necessary or advisable to enforce collection of amounts due or to become due under the Accounts; provided, however, that Secured Party shall have the right at any time, upon the occurrence and during the continuation of an Event of Default and upon written notice to such Grantor of its intention to do so, to notify the account debtors or obligors under any Accounts of the assignment of such Accounts to Secured Party and to direct such account debtors or obligors to make payment of all amounts due or to become due to such Grantor thereunder directly to Secured Party, to notify each Person maintaining a lockbox or similar arrangement to which account debtors or obligors under any Accounts have been directed to make payment to remit all amounts representing collections on checks and other payment items from time to time sent to or deposited in such lockbox or other arrangement directly to Secured Party and, upon such notification and at the expense of Grantors, to enforce collection of any such Accounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done. After receipt by such Grantor of the notice from Secured Party referred to in the proviso to the preceding sentence, (i) all amounts and proceeds (including checks and other instruments) received by such Grantor in respect of the Accounts and the Related Contracts shall be received in trust for the benefit of Secured Party hereunder, shall be segregated from other funds of such Grantor and shall be forthwith paid over or delivered to Secured Party in the same form as so received (with any necessary endorsement) to be held as cash Collateral and applied as provided by Section 18, and (ii) such Grantor shall not adjust, settle or compromise the amount or payment of any Account, or release wholly or partly any account debtor or obligor thereof, or allow any credit or discount thereon.

SECTION 9.    SPECIAL COVENANTS WITH RESPECT TO THE SECURITIES COLLATERAL.

              (a) DELIVERY. Each Grantor agrees that all certificates or instruments representing or evidencing the Securities Collateral shall be delivered to and held by or on behalf of Secured Party pursuant hereto and shall be in suitable form for transfer by delivery or, as applicable, shall be accompanied by such Grantor's endorsement, where necessary, or duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to Secured Party. Secured Party shall have the right at any time to exchange certificates or instruments representing or evidencing Securities Collateral for certificates or instruments of smaller or larger denominations.

              (b) COVENANTS. Each Grantor shall (i) not, except as expressly permitted by the Credit Agreement, permit any issuer of Pledged Shares to merge or consolidate unless all the outstanding capital stock or other equity interests of the surviving or resulting Person is, upon such merger or consolidation, pledged hereunder and no cash, securities or other property is distributed in respect of the outstanding shares of any other constituent corporation; provided, if the surviving or resulting Person upon any such merger or consolidation involving an issuer of Pledged Shares which is a controlled foreign corporation is a controlled foreign corporation, then such Grantor shall only be required to pledge outstanding capital stock of such surviving or resulting Person possessing up to but not exceeding 65% of the voting power of all classes of capital stock of such issuer entitled to vote; (ii) cause each issuer of Pledged Shares not to issue any stock, other equity interests or other securities in addition to or in substitution for the Pledged Shares issued by such issuer, except to such Grantor; (iii) pledge hereunder, immediately upon its acquisition (directly or indirectly) thereof, any and all additional shares of stock, other equity interests or other securities of each issuer of Pledged Shares; (iv) pledge hereunder, immediately upon its acquisition (directly or indirectly) thereof, any and all shares of stock or other equity interests of any Person that, after the date of this Agreement, becomes, as a result of any occurrence, a direct Subsidiary of such Grantor; provided, notwithstanding anything contained in this clause (iv) to the contrary, such Grantor shall only be required to pledge the outstanding capital stock of a controlled foreign corporation possessing up to but not exceeding 65% of the voting power of all classes of capital stock of such controlled foreign corporation entitled to vote; (v) pledge hereunder, immediately upon their issuance, any and all instruments or other evidences of additional indebtedness from time to time owed to such Grantor by any obligor on the Pledged Debt; (vi) pledge hereunder, immediately upon their issuance, any and all instruments or other evidences of indebtedness from time to time owed to such Grantor by any Person that after the date of this Agreement becomes, as a result of any occurrence, a direct or indirect Subsidiary of such Grantor; (vii) promptly notify Secured Party of any event of which such Grantor becomes aware causing loss or depreciation in the value of the Securities Collateral; (viii) promptly deliver to Secured Party all written notices received by it with respect to the Securities Collateral; and
(ix), at the request of Secured Party, promptly execute and deliver to Secured Party an agreement providing for the control, as that term is defined in the UCC, by Secured Party of all securities entitlements and securities accounts of such Grantor.

              (c) VOTING AND DISTRIBUTIONS. So long as no Event of Default shall have occurred and be continuing, (i) each Grantor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Securities Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement or the Credit Agreement; provided, no Grantor shall exercise or refrain from exercising any such right if Secured Party shall have notified such Grantor that, in Secured Party's judgment, such action would have a material adverse effect on the value of the Securities Collateral or any part thereof; and provided further, such Grantor shall give Secured Party at least three Business Days' prior written notice of the manner in which it intends to exercise, or the reasons for refraining from exercising, any such right (it being understood, however, that neither (A) the voting by such Grantor of any Pledged Shares for or such Grantor's consent to the election of directors or other members of a governing body of an issuer of Pledged Shares at a regularly scheduled annual or other meeting of stockholders or holders of equity interests or with respect to incidental matters at any such meeting, nor (B) such Grantor's consent to or approval of any action otherwise permitted under this Agreement and the Credit Agreement shall be deemed inconsistent with the terms of this Agreement or the Credit Agreement within the meaning of this Section, and no notice of any such voting or consent need be given to Secured Party);
(ii) each Grantor shall be entitled to receive and retain, and to utilize (including, to the extent permitted in the Credit Agreement, the making of further distributions to its equity holders) free and clear of the lien of this Agreement, any and all dividends, other distributions and interest paid in respect of the Securities Collateral; provided, any and all (A) dividends, distributions and interest paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Securities Collateral, (B) dividends and other distributions paid or payable in cash in respect of any Securities Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in-surplus, and (C) cash paid, payable or otherwise distributed in respect of principal or in redemption of or in exchange for any Securities Collateral, shall be, and shall forthwith be delivered to Secured Party to hold as, Securities Collateral and shall, if received by such Grantor, be received in trust for the benefit of Secured Party, be segregated from the other property or funds of such Grantor and be forthwith delivered to Secured Party as Securities Collateral in the same form as so received (with all necessary endorsements); and (iii) Secured Party shall promptly execute and deliver (or cause to be executed and delivered) to such Grantor all such proxies, dividend payment orders and other instruments as such Grantor may from time to time reasonably request for the purpose of enabling such Grantor to exercise the voting and other consensual rights which it is entitled to exercise pursuant to clause (i) above and to receive the dividends, distributions, principal and interest payments which it is authorized to receive and retain pursuant to clause (ii) above.

              Upon the occurrence and during the continuation of an Event of Default, (x) upon written notice from Secured Party to any Grantor, all rights of such Grantor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant hereto shall cease, and all such rights shall thereupon become vested in Secured Party who shall thereupon have the sole right to exercise such voting and other consensual rights; (y) all rights of such Grantor to receive the dividends, other distributions and interest payments which it would otherwise be authorized to receive and retain pursuant hereto shall cease, and all such rights shall thereupon become vested in Secured Party who shall thereupon have the sole right to receive and hold as Securities Collateral such dividends, other distributions and interest payments; and (z) all dividends, principal, interest payments and other distributions which are received by such Grantor contrary to the provisions of clause (ii) of the immediately preceding paragraph or clause (y) above shall be received in trust for the benefit of Secured Party, shall be segregated from other funds of such Grantor and shall forthwith be paid over to Secured Party as Securities Collateral in the same form as so received (with any necessary endorsements).

              In order to permit Secured Party to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder, (I) each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to Secured Party all such proxies, dividend payment orders and other instruments as Secured Party may from time to time reasonably request, and (II) without limiting the effect of clause (I) above, each Grantor hereby grants to Secured Party an irrevocable proxy to vote the Pledged Shares and to exercise all other rights, powers, privileges and remedies to which a holder of the Pledged Shares would be entitled (including giving or withholding written consents of shareholders or other holders of equity interests, calling special meetings of shareholders or other holders of equity interests and voting at such meetings), which proxy shall be effective, automatically and without the necessity of any action (including any transfer of any Pledged Shares on the record books of the issuer thereof) by any other Person (including the issuer of the Pledged Shares or any officer or agent thereof), upon the occurrence of an Event of Default and which proxy shall only terminate upon the payment in full of the Secured Obligations or the cure or other resolution of such Event of Default.

SECTION 10. SPECIAL COVENANTS WITH RESPECT TO THE INTELLECTUAL PROPERTY COLLATERAL.

       (a)    Each Grantor shall:

              (i) diligently keep reasonable records respecting the Intellectual Property Collateral and at all times keep at least one complete set of its records concerning such Collateral at its chief executive office or principal place of business;

              (ii) use commercially reasonable efforts so as not to permit the inclusion in any contract to which it hereafter becomes a party of any provision that could reasonably be expected to impair or prevent the creation of a security interest in, or the assignment of, such Grantor's rights and interests in any property included within the definitions of any Intellectual Property Collateral acquired under such contracts;

              (iii) take any and all reasonable steps to protect the secrecy of all trade secrets relating to the products and services sold or delivered under or in connection with the Intellectual Property Collateral, including, without limitation, where appropriate entering into confidentiality agreements with employees and restricting access to secret information and documents;

              (iv) use proper statutory notice in connection with its use of any of the Intellectual Property Collateral;

              (v) use a commercially appropriate standard of quality (which may be consistent with such Grantor's past practices) in the manufacture, sale and delivery of products and services sold or delivered under or in connection with the Trademarks; and

              (vi) furnish to Secured Party from time to time at Secured Party's reasonable request statements and schedules further identifying and describing any Intellectual Property Collateral and such other reports in connection with such Collateral, all in reasonable detail.

       (b) Except as otherwise provided in this Section 10, each Grantor shall continue to collect, at its own expense, all amounts due or to become due to such Grantor in respect of the Intellectual Property Collateral or any portion thereof. In connection with such collections, each Grantor may take (and, at Secured Party's reasonable direction, shall take) such action as such Grantor or Secured Party may deem reasonably necessary or advisable to enforce collection of such amounts; provided, Secured Party shall have the right at any time, upon the occurrence and during the continuation of an Event of Default and upon written notice to such Grantor of its intention to do so, to notify the obligors with respect to any such amounts of the existence of the security interest created hereby and to direct such obligors to make payment of all such amounts directly to Secured Party, and, upon such notification and at the expense of such Grantor, to enforce collection of any such amounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done. After receipt by any Grantor of the notice from Secured Party referred to in the proviso to the preceding sentence and during the continuation of any Event of Default, (i) all amounts and proceeds (including checks and other instruments) received by each Grantor in respect of amounts due to such Grantor in respect of the Intellectual Property Collateral or any portion thereof shall be received in trust for the benefit of Secured Party hereunder, shall be segregated from other funds of such Grantor and shall be forthwith paid over or delivered to Secured Party in the same form as so received (with any necessary endorsement) to be held as cash Collateral and applied as provided by Section 18, and (ii) such Grantor shall not adjust, settle or compromise the amount or payment of any such amount or release wholly or partly any obligor with respect thereto or allow any credit or discount thereon.

       (c) Each Grantor shall have the duty diligently, through counsel reasonably acceptable to Secured Party, to prosecute, file and/or make, unless and until such Grantor, in its commercially reasonable judgment, decides otherwise, (i) any application relating to any of the Intellectual Property Collateral owned, held or used by such Grantor and identified on Schedules 1(f)(i), 1(f)(ii) or 1(f)(iii), as applicable, that is pending as of the date of this Agreement, (ii) any Copyright Registration on any existing or future unregistered but copyrightable works (except for works of nominal commercial value or with respect to which such Grantor has determined in the exercise of its commercially reasonable judgment that it shall not seek registration), (iii) application on any future patentable but unpatented innovation or invention comprising Intellectual Property Collateral, and (iv) any Trademark opposition and cancellation proceedings, renew Trademark Registrations and Copyright Registrations and do any and all acts which are necessary or desirable to preserve and maintain all rights in all Intellectual Property Collateral. Any expenses incurred in connection therewith shall be borne solely by Grantors. Subject to the foregoing, each Grantor shall give Secured Party prior written notice of any abandonment of any Intellectual Property Collateral or any pending patent application or any Patent.

       (d) Except as provided herein, each Grantor shall have the right to commence and prosecute in its own name, as real party in interest, for its own benefit and at its own expense, such suits, proceedings or other actions for infringement, unfair competition, dilution, misappropriation or other damage, or reexamination or reissue proceedings as are necessary to protect the Intellectual Property Collateral. Secured Party shall provide, at such Grantor's expense, all reasonable and necessary cooperation in connection with any such suit, proceeding or action including, without limitation, joining as a necessary party. Each Grantor shall promptly, following its becoming aware thereof, notify Secured Party of the institution of, or of any adverse determination in, any proceeding (whether in the United States Patent and Trademark Office, the United States Copyright Office or any federal, state, local or foreign court) or regarding such Grantor's ownership, right to use, or interest in any Intellectual Property Collateral. Each Grantor shall provide to Secured Party any information with respect thereto requested by Secured Party.

       (e) In addition to, and not by way of limitation of, the granting of a security interest in the Collateral pursuant hereto, each Grantor, effective upon the occurrence and during the continuation of an Event of Default, hereby assigns, transfers and conveys to Secured Party the nonexclusive right and license to use all trademarks, tradenames, copyrights, patents or technical processes (including, without limitation, the Intellectual Property Collateral) owned or used by such Grantor that relate to the Collateral, together with any goodwill associated therewith, all to the extent necessary to enable Secured Party to realize on the Collateral in accordance with this Agreement and to enable any transferee or assignee of the Collateral to enjoy the benefits of the Collateral. This right shall inure to the benefit of all successors, assigns and transferees of Secured Party and its successors, assigns and transferees, whether by voluntary conveyance, operation of law, assignment, transfer, foreclosure, deed in lieu of foreclosure or otherwise. Such right and license shall be granted free of charge, without requirement that any monetary payment whatsoever be made to such Grantor. In addition, each Grantor hereby grants to Secured Party and its employees, representatives and agents the right to visit such Grantor's and any of its Affiliate's or subcontractor's plants, facilities and other places of business that are utilized in connection with the manufacture, production, inspection, storage or sale of products and services sold or delivered under any of the Intellectual Property Collateral (or which were so utilized during the prior six month period), and to inspect the quality control and all other records relating thereto upon reasonable advance written notice to such Grantor and at reasonable dates and times and as often as may be reasonably requested. If and to the extent that any Grantor is permitted to license the Intellectual Property Collateral, Secured Party shall promptly enter into a non-disturbance agreement or other similar arrangement, at such Grantor's request and expense, with such Grantor and any licensee of any Intellectual Property Collateral permitted hereunder in form and substance reasonably satisfactory to Secured Party pursuant to which (i) Secured Party shall agree not to disturb or interfere with such licensee's rights under its license agreement with such Grantor so long as such licensee is not in default thereunder, and (ii) such licensee shall acknowledge and agree that the Intellectual Property Collateral licensed to it is subject to the security interest created in favor of Secured Party and the other terms of this Agreement.

SECTION 11.   SPECIAL PROVISIONS WITH RESPECT TO THE ASSIGNED AGREEMENTS.

       (a)    Each Grantor shall at its expense:

              (i) if consistent with sound business practices, perform and observe all terms and provisions of the Assigned Agreements to be performed or observed by it, maintain the Assigned Agreements in full force and effect, enforce the Assigned Agreements in accordance with their terms, and take all such action to such end as may be from time to time reasonably requested by Secured Party; and

              (ii) upon the reasonable request of Secured Party, (A) furnish to Secured Party, promptly upon receipt thereof, copies of all notices, requests and other documents received by such Grantor under or pursuant to the Assigned Agreements, and (B) from time to time (1) furnish to Secured Party such information and reports regarding the Assigned Agreements as Secured Party may reasonably request and (2) make to the parties to such Assigned Agreements such demands and requests for information and reports or for action as such Grantor is entitled to make under the Assigned Agreements.

       (b) Upon the occurrence and during the continuance of an Event of Default, no Grantor shall:

              (i) cancel or terminate any of the Assigned Agreements or consent to or accept any cancellation or termination thereof;

              (ii) amend or otherwise modify the Assigned Agreements or give any consent, waiver or approval thereunder;

              (iii)  waive any default under or breach of the Assigned
       Agreements;

              (iv) consent to or permit or accept any prepayment of amounts to become due under or in connection with the Assigned Agreements, except as expressly provided therein; or

              (v) take any other action in connection with the Assigned Agreements that could reasonably be expected to materially impair the value of the interest or rights of such Grantor thereunder or that could reasonably be expected to materially impair the interest or rights of Secured Party.

SECTION 12.   COLLATERAL ACCOUNT.

       Secured Party is hereby authorized to establish and maintain at its office at 425 Lexington Avenue, New York, New York 10017, as a blocked account in the name of Company and under the sole dominion and control of Secured Party, a restricted deposit account designated as "Horseshoe Gaming Holding Corp. Collateral Account". All amounts at any time held in the Collateral Account shall be beneficially owned by Grantors but shall be held in the name of Secured Party hereunder, for the benefit of Lenders, as collateral security for the Secured Obligations upon the terms and conditions set forth herein. Grantors shall have no right to withdraw, transfer or, except as expressly set forth herein, otherwise receive any funds deposited into the Collateral Account. Anything contained herein to the contrary notwithstanding, the Collateral Account shall be subject to such applicable laws, and such applicable regulations of the Board of Governors of the Federal Reserve System and of any other appropriate banking or governmental authority, as may now or hereafter be in effect. All deposits of funds in the Collateral Account shall be made by wire transfer (or, if applicable, by intra-bank transfer from another account of a Grantor) of immediately available funds, in each case addressed in accordance with instructions of Secured Party. Each Grantor shall, promptly after initiating a transfer of funds to the Collateral Account, give notice to Secured Party by telefacsimile of the date, amount and method of delivery of such deposit. Cash held by Secured Party in the Collateral Account shall not be invested by Secured Party but instead shall be maintained as a cash deposit in the Collateral Account pending application thereof as elsewhere provided in this Agreement. To the extent permitted under Regulation Q of the Board of Governors of the Federal Reserve System, any cash held in the Collateral Account shall bear interest at the standard rate paid by Secured Party to its customers for deposits of like amounts and terms. Subject to Secured Party's rights hereunder, any interest earned on deposits of cash in the Collateral Account shall be deposited directly in, and held in the Collateral Account.

SECTION 13.   SECURED PARTY APPOINTED ATTORNEY-IN-FACT.

       Each Grantor hereby irrevocably appoints Secured Party as such Grantor's attorney-in-fact, such appointment to be effective only upon and during the continuance of an Event of Default, with full authority in the place and stead of such Grantor and in the name of such Grantor, Secured Party or otherwise, from time to time in Secured Party's discretion to take any action and to execute any instrument that Secured Party may reasonably deem necessary or advisable to accomplish the purposes of this Agreement, including without limitation:

       (a) to obtain and adjust insurance required to be maintained by such Grantor or paid to Secured Party pursuant to Section 7;

       (b) to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

       (c) to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection with clauses (a) and (b) above;

       (d) to file any claims or take any action or institute any proceedings that Secured Party may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of Secured Party with respect to any of the Collateral;

       (e) to sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications and notices in connection with Accounts and other documents relating to the Collateral; and

       (f) subject to the provisions of the UCC and any other applicable law, and the provisions of the Credit Agreement, generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though Secured Party were the absolute owner thereof for all purposes, and to do, at Secured Party's option and Grantors' expense, at any time or from time to time, all acts and things that Secured Party reasonably deems necessary to protect, preserve or realize upon the Collateral and Secured Party's security interest therein in order to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

SECTION 14.   SECURED PARTY MAY PERFORM.

       If any Grantor fails to perform any agreement contained herein, Secured Party may itself perform, or cause performance of, such agreement, and the reasonable out-of-pocket expenses of Secured Party incurred in connection therewith shall be payable by Grantors under Section 19(b).

SECTION 15.   STANDARD OF CARE.

       The powers conferred on Secured Party hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder and as otherwise required by applicable law, Secured Party shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. Secured Party shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which Secured Party accords its own property.

SECTION 16.   REMEDIES.6.

       (a) GENERALLY. If any Event of Default (as defined in the Credit Agreement) shall have occurred and be continuing, Secured Party may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the UCC (whether or not the UCC applies to the affected Collateral), and also may (i) require each Grantor to, and each Grantor hereby agrees that it will at its expense and upon request of Secured Party forthwith, assemble all or part of the Collateral as directed by Secured Party and make it available to Secured Party at a place to be designated by Secured Party that is reasonably convenient to both parties, (ii) enter onto the property where any Collateral is located and take possession thereof with or without judicial process, (iii) prior to the disposition of the Collateral, store, process, repair or recondition the Collateral or otherwise prepare the Collateral for disposition in any manner to the extent Secured Party reasonably deems appropriate, (iv) take possession of any Grantor's premises or place custodians in exclusive control thereof, remain on such premises and use the same and any of such Grantor's equipment for the purpose of completing any work in process, taking any actions described in the preceding clause (iii) and collecting any Secured Obligation, (v) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of Secured Party's offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as Secured Party may deem commercially reasonable, (vi) exercise dominion and control over and refuse to permit further withdrawals from any Deposit Account maintained with Secured Party or any Lender constituting a part of the Collateral and (vii) without notice to any Grantor, transfer to or register in the name of Secured Party or any of its nominees any or all of the Securities Collateral. Secured Party or any Lender may be the purchaser of any or all of the Collateral at any such sale and Secured Party, as agent for and representative of Lenders (but not any Lender in its individual capacity unless Requisite Obligees (as defined in Section 21(a)) shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by Secured Party at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days' notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. Secured Party shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Secured Party may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Grantor hereby waives any claims against Secured Party arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if Secured Party accepts the first offer received and does not offer such Collateral to more than one offeree. If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Secured Obligations, Grantors shall be jointly and severally liable for the deficiency and the fees of any attorneys employed by Secured Party to collect such deficiency. Each Grantor further agrees that a breach of any of the covenants contained in this Section will cause irreparable injury to Secured Party, that Secured Party has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section shall be specifically enforceable against such Grantor, and each Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no default has occurred giving rise to the Secured Obligations becoming due and payable prior to their stated maturities.

       (b)    SECURITIES COLLATERAL.

              (i) Each Grantor recognizes that, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws, Secured Party may be compelled, with respect to any sale of all or any part of the Securities Collateral conducted without prior registration or qualification of such Securities Collateral under the Securities Act and/or such state securities laws, to limit purchasers to those who will agree, among other things, to acquire the Securities Collateral for their own account, for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges that any such private sales may be at prices and on terms less favorable than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act) and, notwithstanding such circumstances and the registration rights granted to Secured Party by such Grantor pursuant hereto, each Grantor agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that Secured Party shall have no obligation to engage in public sales and no obligation to delay the sale of any Securities Collateral for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would, or should, agree to so register it. If Secured Party determines to exercise its right to sell any or all of the Securities Collateral, upon written request, each Grantor shall and shall cause each issuer of any Pledged Shares to be sold hereunder from time to time to furnish to Secured Party all such information as Secured Party may request in order to determine the number of shares and other instruments included in the Securities Collateral which may be sold by Secured Party in exempt transactions under the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.

              (ii) If Secured Party shall determine to exercise its right to sell all or any of the Securities Collateral pursuant to this Section, each Grantor agrees that, upon request of Secured Party (which request may be made by Secured Party in its sole discretion), such Grantor will, at its own expense (A) execute and deliver, and cause each issuer of the Securities Collateral contemplated to be sold and the directors and officers thereof to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts and things, as may be necessary or, in the reasonable opinion of Secured Party, advisable to register such Securities Collateral under the provisions of the Securities Act and to cause the registration statement relating thereto to become effective and to remain effective for such period as prospectuses are required by law to be furnished, and to make all amendments and supplements thereto and to the related prospectus which, in the reasonable opinion of Secured Party, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto; (B) use its commercially reasonable efforts to qualify the Securities Collateral under all applicable state securities or "Blue Sky" laws and to obtain all necessary governmental approvals for the sale of the Securities Collateral, as requested by Secured Party; (C) cause each such issuer to make available to its security holders, as soon as practicable, an earnings statement which will satisfy the provisions of Section 11(a) of the Securities Act; (D) do or cause to be done all such other acts and things as may be necessary to make such sale of the Securities Collateral or any part thereof valid and binding and in compliance with applicable law;

       and (E) bear all costs and expenses, including reasonable attorneys' fees, of carrying out its obligations under this Section; provided, however, that, notwithstanding the foregoing, no Grantor shall, by reason of anything contained in this Agreement, be required to qualify generally to conduct business in any jurisdiction where it is not otherwise required to do so, to subject staff to taxation in any such jurisdiction or to consent to service of process in any such jurisdiction.

              (iii)  Without limiting the generality of subsections 10.2 and
       10.3 of the Credit Agreement, in the event of any public sale described herein, each Grantor agrees to indemnify and hold harmless Secured Party and each Lender and each of their respective directors, officers, employees and agents from and against any loss, fee, cost, expense, damage, liability or claim, joint or several, to which any such Persons may become subject or for which any of them may be liable, under the Securities Act or otherwise, insofar as such losses, fees, costs, expenses, damages, liabilities or claims (or any litigation commenced or threatened in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus, registration statement, prospectus or other such document published or filed in connection with such public sale, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse Secured Party and such other Persons for any legal or other expenses reasonably incurred by Secured Party and such other Persons in connection with any litigation, of any nature whatsoever, commenced or threatened in respect thereof (including any and all fees, costs and expenses whatsoever reasonably incurred by Secured Party and such other Persons and counsel for Secured Party and such other Persons in investigating, preparing for, defending against or providing evidence, producing documents or taking any other action in respect of, any such commenced or threatened litigation or any claims asserted). This indemnity shall be in addition to any liability which any Grantor may otherwise have and shall extend upon the same terms and conditions to each Person, if any, that controls Secured Party or such Persons within the meaning of the Securities Act.

       (c) COLLATERAL ACCOUNT. If an Event of Default has occurred and is continuing and, in accordance with Section 8 of the Credit Agreement, Company is required to pay to Secured Party an amount (the "AGGREGATE AVAILABLE AMOUNT") equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding under the Credit Agreement, Company shall deliver funds in such an amount for deposit in the Collateral Account. If for any reason the aggregate amount delivered by Company for deposit in the Collateral Account as aforesaid is less than the Aggregate Available Amount, the aggregate amount so delivered by Company shall be apportioned among all outstanding Letters of Credit for purposes of this Section in accordance with the ratio of the maximum amount available for drawing under each such Letter of Credit (as to such Letter of Credit, the "MAXIMUM AVAILABLE AMOUNT") to the Aggregate Available Amount. Upon any drawing under any outstanding Letter of Credit in respect of which Company has deposited in the Collateral Account any amounts described above, Secured Party shall apply such amounts to reimburse the Issuing Lender for the amount of such drawing. In the event of cancellation or expiration of any Letter of Credit in respect of which Company has deposited in the Collateral Account any amounts described above, or in the event of any reduction in the Maximum Available Amount under such Letter of Credit, Secured Party shall apply the amount then on deposit in the Collateral Account in respect of such Letter of Credit (less, in the case of such a reduction, the Maximum Available Amount under such Letter of Credit immediately after such reduction) first, to the payment of any amounts payable to Secured Party pursuant to Section 18 hereof, second, to the extent of any excess, to the cash collateralization pursuant to the terms of this Agreement of any outstanding Letters of Credit in respect of which Company has failed to pay all or a portion of the amounts described above (such cash collateralization to be apportioned among all such Letters of Credit in the manner described above), third, to the extent of any further excess, to the payment of any other outstanding Secured Obligations in such order as Secured Party shall elect, and fourth, to the extent of any further excess, to the payment to Grantor or whoever shall be lawfully entitled to receive such funds.

SECTION 17.   ADDITIONAL REMEDIES FOR INTELLECTUAL PROPERTY COLLATERAL.

       (a) Anything contained herein to the contrary notwithstanding, upon the occurrence and during the continuation of an Event of Default, (i) Secured Party shall have the right (but not the obligation) to bring suit, in the name of any Grantor, Secured Party or otherwise, to enforce any Intellectual Property Collateral, in which event each Grantor shall, at the request of Secured Party, do any and all lawful acts and execute any and all documents required by Secured Party in aid of such enforcement and each Grantor shall promptly, upon demand, reimburse and indemnify Secured Party as provided in Sections 10.2 and 10.3 of the Credit Agreement and Section 19 hereof, as applicable, in connection with the exercise of its rights under this Section, and, to the extent that Secured Party shall elect not to bring suit to enforce any Intellectual Property Collateral as provided in this Section, each Grantor agrees to use all reasonable measures, whether by action, suit, proceeding or otherwise, to prevent the infringement of any of the Intellectual Property Collateral by others and for that purpose agrees to use its commercially reasonable judgement in maintaining any action, suit or proceeding against any Person so infringing reasonably necessary to prevent such infringement; (ii) upon written demand from Secured Party, each Grantor shall execute and deliver to Secured Party an assignment or assignments of the Intellectual Property Collateral and such other documents as are necessary or appropriate to carry out the intent and purposes of this Agreement; (iii) each Grantor agrees that such an assignment and/or recording shall be applied to reduce the Secured Obligations outstanding only to the extent that Secured Party (or any Lender) receives cash proceeds in respect of the sale of, or other realization upon, the Intellectual Property Collateral; and (iv) within five Business Days after written notice from Secured Party, each Grantor shall make available to Secured Party, to the extent within such Grantor's power and authority, such personnel in such Grantor's employ on the date of such Event of Default as Secured Party may reasonably designate, by name, title or job responsibility, to permit such Grantor to continue, directly or indirectly, to produce, advertise and sell the products and services sold or delivered by such Grantor under or in connection with the Trademarks, Trademark Registrations and Trademark Rights, such persons to be available to perform their prior functions on Secured Party's behalf and to be compensated by Secured Party at such Grantor's expense on a per diem, pro-rata basis consistent with the salary and benefit structure applicable to each as of the date of such Event of Default.

       (b) If (i) an Event of Default shall have occurred and, by reason of cure, waiver, modification, amendment or otherwise, no longer be continuing,
(ii) no other Event of Default shall have occurred and be continuing, (iii) an assignment to Secured Party of any rights, title and interests in and to the Intellectual Property Collateral shall have been previously made, and (iv) the Secured Obligations shall not have become immediately due and payable, upon the written request of any Grantor, Secured Party shall promptly execute and deliver to such Grantor such assignments as may be necessary to reassign to such Grantor any such rights, title and interests as may have been assigned to Secured Party as aforesaid, subject to any disposition thereof that may have been made by Secured Party; provided, after giving effect to such reassignment, Secured Party's security interest granted pursuant hereto, as well as all other rights and remedies of Secured Party granted hereunder, shall continue to be in full force and effect; and provided further, the rights, title and interests so reassigned shall be free and clear of all Liens other than Liens (if any) encumbering such rights, title and interest at the time of their assignment to Secured Party and Permitted Encumbrances.

SECTION 18.   APPLICATION OF PROCEEDS.

       Except as expressly provided elsewhere in this Agreement, all proceeds received by Secured Party in respect of any sale of, collection from, or other realization upon all or any part of the Collateral shall be applied as provided in the Credit Agreement.

SECTION 19.   INDEMNITY AND EXPENSES.

       (a) Grantors jointly and severally agree to indemnify Secured Party and each Lender from and against any and all claims, losses and liabilities in any way relating to, growing out of or resulting from this Agreement and the transactions contemplated hereby (including without limitation enforcement of this Agreement), except to the extent such claims, losses or liabilities result from Secured Party's or such Lender's gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.

       (b) Grantors jointly and severally agree to pay to Secured Party upon demand the amount of any and all costs and expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, that Secured Party may incur in connection with (i) the administration of this Agreement,
(ii) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, any of the Collateral, (iii) the exercise or enforcement of any of the rights of Secured Party hereunder, or (iv) the failure by any Grantor to perform or observe any of the provisions hereof.

       (c) The obligations of Grantors in this Section 19 shall survive the termination of this Agreement and the discharge of Grantors' other obligations under this Agreement, the Credit Agreement and the other Loan Documents.

SECTION 20. CONTINUING SECURITY INTEREST; TRANSFER OF LOANS; TERMINATION AND RELEASE.

       (a) This Agreement shall create a continuing security interest in the Collateral and shall (i) remain in full force and effect until the payment in full of the Secured Obligations, the cancellation or termination of the Commitments and the cancellation or expiration of all outstanding Letters of Credit, (ii) be binding upon Grantors and their respective successors and assigns, and (iii) inure, together with the rights and remedies of Secured Party hereunder, to the benefit of Secured Party and its successors, transferees and assigns. Without limiting the generality of the foregoing clause (iii), but subject to the provisions of subsection 10.1 of the Credit Agreement, any Lender may assign or otherwise transfer any Loans held by it to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to Lenders herein or otherwise.

       (b) Upon the payment in full of all Secured Obligations, the cancellation or termination of the Commitments and the cancellation or expiration of all outstanding Letters of Credit, the security interest granted hereby shall terminate and all rights to the Collateral shall revert to the applicable Grantors. Upon any such termination Secured Party will, at Grantors' expense, execute and deliver to Grantors such documents as Grantors shall reasonably request to evidence such termination. In addition, upon the proposed sale, transfer or other disposition of any Collateral by a Grantor in accordance with the Credit Agreement for which such Grantor desires to obtain a security interest release from Secured Party, such Grantor shall deliver an Officers' Certificate (x) stating that the Collateral subject to such disposition is being sold, transferred or otherwise disposed of in compliance with the terms of the Credit Agreement and (y) specifying the Collateral being sold, transferred or otherwise disposed of in the proposed transaction. Upon the receipt of such Officers' Certificate, Secured Party shall, at Grantor's expense, so long as Secured Party has no reason to believe that the Officers' Certificate delivered by such Grantor with respect to such sale is not true and correct, execute and deliver such releases of its security interest in such Collateral which is to be so sold, transferred or disposed of, as may be reasonably requested by such Grantor.

SECTION 21.   SECURED PARTY AS AGENT.

       (a) Secured Party has been appointed to act as Secured Party hereunder by Lenders. Secured Party shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including without limitation the release or substitution of Collateral), solely in accordance with this Agreement and the Credit Agreement; provided that Secured Party shall exercise, or refrain from exercising, any remedies provided for in
Section 16 in accordance with the instructions of Requisite Lenders.

       (b) Secured Party shall at all times be the same Person that is Administrative Agent under the Credit Agreement. Written notice of resignation by Administrative Agent pursuant to subsection 9.5A of the Credit Agreement shall also constitute notice of resignation as Secured Party under this Agreement; removal of Administrative Agent pursuant to subsection 9.5A of the Credit Agreement shall also constitute removal as Secured Party under this Agreement; and appointment of a successor Administrative Agent pursuant to subsection 9.5A of the Credit Agreement shall also constitute appointment of a successor Secured Party under this Agreement. Upon the acceptance of any appointment as Administrative Agent under subsection 9.5A of the Credit Agreement by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Secured Party under this Agreement, and the retiring or removed Secured Party under this Agreement shall promptly (i) transfer to such successor Secured Party all sums, securities and other items of Collateral held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Secured Party under this Agreement, and (ii) execute and deliver to such successor Secured Party such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Secured Party of the security interests created hereunder, whereupon such retiring or removed Secured Party shall be discharged from its duties and obligations under this Agreement. After any retiring or removed Administrative Agent's resignation or removal hereunder as Secured Party, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was Secured Party hereunder.

SECTION 22.   ADDITIONAL GRANTORS.

       The initial Subsidiary Grantors hereunder shall be such of the Subsidiaries of Company as are signatories hereto on the date hereof. From time to time subsequent to the date hereof, additional Subsidiaries of Company may become parties hereto as additional Grantors (each an "ADDITIONAL GRANTOR"), by executing a Counterpart substantially in the form of Exhibit VI annexed hereto. Upon delivery of any such Counterpart to Secured Party, notice of which is hereby waived by Grantors, each such Additional Grantor shall be a Grantor and shall be as fully a party hereto as if such Additional Grantor were an original signatory hereto. Each Grantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Grantor hereunder, nor by any election of Administrative Agent not to cause any Subsidiary of Company to become an Additional Grantor hereunder. This Agreement shall be fully effective as to any Grantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Grantor hereunder.

SECTION 23.   AMENDMENTS; ETC.

       No amendment, modification, termination or waiver of any provision of this Agreement, and no consent to any departure by any Grantor therefrom, shall in any event be effective unless the same shall be in writing and signed by Secured Party and, in the case of any such amendment or modification, by Grantors; provided this Agreement may be modified by the execution of a Counterpart by an Additional Grantor in accordance with Section 22 and Grantors hereby waive any requirement of notice of or consent to any such amendment. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

SECTION 24.   NOTICES.

       Any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that notices to Secured Party shall not be effective until received. For the purposes hereof, the address of each party hereto shall be as provided in subsection 10.8 of the Credit Agreement or as set forth under such party's name on the signature pages hereof or such other address as shall be designated by such party in a written notice delivered to the other parties hereto.

SECTION 25.   FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE.

       No failure or delay on the part of Secured Party in the exercise of any power, right or privilege hereunder shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

SECTION 26.   SEVERABILITY.

       In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

SECTION 27.   HEADINGS.

       Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

SECTION 28.   GOVERNING LAW; TERMS; RULES OF CONSTRUCTION.

       THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING WITHOUT LIMITATION SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, EXCEPT TO THE EXTENT THAT THE UCC PROVIDES THAT THE PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK. Unless otherwise defined herein or in the Credit Agreement, terms used in Articles 8 and 9 of the Uniform Commercial Code in the State of New York are used herein as therein defined. The rules of construction set forth in subsection 1.3 of the Credit Agreement shall be applicable to this Agreement mutatis mutandis.

SECTION 29.   CONSENT TO JURISDICTION AND SERVICE OF PROCESS.

       ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY GRANTOR ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY OBLIGATIONS HEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH GRANTOR, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (II) WAIVES ANY DEFENSE OF FORUM NON

CONVENIENS; (III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO SUCH GRANTOR AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 24; (IV) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER SUCH GRANTOR IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; (V) AGREES THAT SECURED PARTY RETAINS THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST SUCH GRANTOR IN THE COURTS OF ANY OTHER JURISDICTION; AND (VI) AGREES THAT THE PROVISIONS OF THIS SECTION 29 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.

SECTION 30.   WAIVER OF JURY TRIAL.

       GRANTORS AND SECURED PARTY HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. Each Grantor and Secured Party acknowledge that this waiver is a material inducement for Grantors and Secured Party to enter into a business relationship, that Grantors and Secured Party have already relied on this waiver in entering into this Agreement and that each will continue to rely on this waiver in their related future dealings. Each Grantor and Secured Party further warrant and represent that each has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 30 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

SECTION 31.   COUNTERPARTS.

       This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

       IN WITNESS WHEREOF, Grantors and Secured Party have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

              HORSESHOE GAMING HOLDING CORP.


              By:
                 -----------------------------
                Name:
                     --------------------------
                Title:
                      ---------------------------



              EACH OF THE ENTITIES LISTED ON SCHEDULE A ANNEXED
              HERETO



              By:
                          ---------------------------------
                          on behalf of each of the entities listed on
                          Schedule A annexed hereto

                          Name:
                               ----------------------------
                          Title:
                                ----------------------------

                                   SCHEDULE A

Name                                Notice Address for each Subsidiary Grantor

              CANADIAN IMPERIAL BANK OF
              COMMERCE, as Secured Party


              By:
                 ---------------------------------
                Name:
                     --------------------------
                Title:
                      ---------------------------

                               SCHEDULE 1(e)(i) TO
                               SECURITY AGREEMENT

-------------------------------------------------------------------------------------------------------------------------------
                               CLASS                                                                       PERCENTAGE OF
                                OF                    STOCK                 PAR           NUMBER OF         OUTSTANDING
    STOCK ISSUER               STOCK            CERTIFICATE NOS.           VALUE           SHARES          SHARES PLEDGED
-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------





                                   1(e)(i)-1

                              SCHEDULE 1(e)(ii) TO
                               SECURITY AGREEMENT

-----------------------------------------------------------------------------------------------------------
                                                                            AMOUNT OF
                            DEBT ISSUER                                   INDEBTEDNESS
-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------



                                   1(e)(ii)-1

                               SCHEDULE 1(f)(i) TO
                               SECURITY AGREEMENT


U.S. TRADEMARKS:


                                                Trademark                     Registration                 Registration
             Registered Owner                  Description                       Number                        Date
             ----------------                  -----------                       ------                        ----

FOREIGN TRADEMARKS:


                                                Trademark                     Registration                 Registration
             Registered Owner                  Description                       Number                        Date
             ----------------                  -----------                       ------                        ----



                                    1(f)(i)-1

                              SCHEDULE 1(f)(ii) TO
                               SECURITY AGREEMENT


U.S. PATENTS ISSUED:

               Patent No.                 Issue Date                      Invention                   Inventor
               ----------                 ----------                      ---------                   --------




U.S. PATENTS PENDING:

          Applicant's             Date            Application
              Name               Filed              Number                 Invention                       Inventor
              ----               -----              ------                 ---------                       --------








FOREIGN PATENTS ISSUED:

               Patent No.                   Issue Date                 Invention                Inventor
               ----------                   ----------                 ---------                --------







                                   1(f)(ii)-1

FOREIGN PATENTS PENDING:

          Applicant's                Date                 Application
              Name                  Filed                   Number                 Invention                       Inventor
              ----                  -----                   ------                 ---------                       --------







                                   1(f)(ii)-2

                              SCHEDULE 1(f)(iii) TO
                               SECURITY AGREEMENT


U.S. COPYRIGHTS:

Title         Registration No.        Date of Issue           Registered Owner
-----         ----------------        -------------           ----------------


FOREIGN COPYRIGHT REGISTRATIONS:

Country     Title       Registration No.        Date of Issue
-------     -----       ----------------        -------------


PENDING U.S. COPYRIGHT REGISTRATIONS & APPLICATIONS:

Title       Reference No.           Date of Application     Copyright Claimant
-----       -------------           -------------------     ------------------


PENDING FOREIGN COPYRIGHT REGISTRATIONS & APPLICATIONS:

Country     Title       Registration No.        Date of Issue
-------     -----       ----------------        -------------


                                   1(f)(iii)-1

                                SCHEDULE 1(h) TO
                               SECURITY AGREEMENT

                               ASSIGNED AGREEMENTS


                                     1(h)-1

                                  SCHEDULE 4(b)
                                       TO
                               SECURITY AGREEMENT

                      LOCATIONS OF EQUIPMENT AND INVENTORY

NAME OF GRANTOR                                                          LOCATIONS OF EQUIPMENT AND INVENTORY
---------------                                                          ------------------------------------





                                     4(b)-1

                                  SCHEDULE 4(d)
                                       TO
                               SECURITY AGREEMENT

                                OFFICE LOCATIONS


NAME OF GRANTOR                                               OFFICE LOCATIONS
---------------                                               ----------------






                                     4(d)-1

                                  SCHEDULE 4(e)
                                       TO
                               SECURITY AGREEMENT

                                   OTHER NAMES

NAME OF GRANTOR                                                                 OTHER NAMES
---------------                                                                 -----------









                                     4(e)-1

                                  SCHEDULE 4(i)
                                       TO
                               SECURITY AGREEMENT

                                 FILING OFFICES


Grantor                                                     Filing Offices
-------                                                     --------------






                                     4(i)-1

                                                                    EXHIBIT I TO
                                                              SECURITY AGREEMENT

                 [FORM OF GRANT OF TRADEMARK SECURITY INTEREST]

                      GRANT OF TRADEMARK SECURITY INTEREST


       WHEREAS, _______________, a ___________ corporation ("GRANTOR"), owns and uses in its business, and will in the future adopt and so use, various intangible assets, including the Trademark Collateral (as defined below); and

       WHEREAS, Horseshoe Gaming Holding Corp., a Delaware corporation ("COMPANY"), has entered into a Credit Agreement dated as of June __, 1999 (said Credit Agreement, as it may heretofore have been and as it may hereafter be amended, supplemented, restated or otherwise modified from time to time, being the "CREDIT AGREEMENT") with the financial institutions named therein (collectively, together with their respective successors and assigns party to the Credit Agreement from time to time, the "LENDERS"), DLJ Capital Funding, Inc., as Syndication Agent, and Canadian Imperial Bank of Commerce, as Administrative Agent for the Lenders (in such capacity, "SECURED PARTY"), pursuant to which Lenders have made certain commitments, subject to the terms and conditions set forth in the Credit Agreement, to extend certain credit facilities to Company; and

       WHEREAS, Grantor has executed and delivered that certain Subsidiary Guaranty dated as of June __, 1999 (said Subsidiary Guaranty, as it may hereafter be amended, supplemented or otherwise modified from time to time, being the "GUARANTY") in favor of Secured Party for the benefit of Lenders, pursuant to which Grantor has guarantied the prompt payment and performance when due of all obligations of Company under the Credit Agreement and the other Loan Documents; and

       WHEREAS, pursuant to the terms of a Security Agreement dated as of June __, 1999 (as amended, supplemented or otherwise modified from time to time, the "SECURITY AGREEMENT"), among Grantor, Secured Party and the other grantors named therein, Grantor has agreed to create in favor of Secured Party a secured and protected interest in, and Secured Party has agreed to become a secured creditor with respect to, the Trademark Collateral;

       NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, subject to the terms and conditions of the Security Agreement, Grantor hereby grants to Secured Party a security interest in all of Grantor's right, title and interest in and to the following, in each case whether now or hereafter existing or in which Grantor now has or hereafter acquires an interest and wherever the same may be located (the "TRADEMARK COLLATERAL"):

              (i) all rights, title and interest (including rights acquired pursuant to a license or otherwise but only to the extent permitted by agreements governing such license or other use) in and to all trademarks, service marks, designs, logos, indicia, tradenames, trade dress, corporate names, company names, business names, fictitious business names, trade styles and/or other source and/or business identifiers and applications pertaining thereto, owned by such Grantor, or hereafter adopted and used, in its business (including, without limitation, the trademarks specifically identified in Schedule A) (collectively, the "TRADEMARKS"), all registrations that have been or may hereafter be issued or applied for thereon in the United States and any state thereof and in foreign countries (including, without limitation, the registrations and applications specifically identified in Schedule A) (the "TRADEMARK REGISTRATIONS"), all common law and other rights (but in no event any of the obligations) in and to the Trademarks in the United States and any state thereof and in foreign countries (the "TRADEMARK RIGHTS"), and all goodwill of such Grantor's business symbolized by the Trademarks and associated therewith (the "ASSOCIATED GOODWILL"); and

              (ii) all proceeds, products, rents and profits of or from any and all of the foregoing Trademark Collateral and, to the extent not otherwise included, all payments under insurance (whether or not Secured Party is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Trademark Collateral. For purposes of this Grant of Trademark Security Interest, the term "PROCEEDS" includes whatever is receivable or received when Trademark Collateral or proceeds are sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary.

          Notwithstanding anything herein to the contrary, in no event shall the Trademark Collateral include, and Grantor shall be not deemed to have granted a security interest in, any of Grantor's rights or interests in any license, contract or agreement to which Grantor is a party or any of its rights or interests thereunder to the extent, but only to the extent, that such a grant would, under the terms of such license, contract or agreement or otherwise, result in a breach of the terms of, or constitute a default under any license, contract or agreement to which Grantor is a party; provided, that immediately upon the ineffectiveness, lapse or termination of any such provision, the Trademark Collateral shall include, and Grantor shall be deemed to have granted a security interest in, all such rights and interests as if such provision had never been in effect.

          Grantor does hereby further acknowledge and affirm that the rights and remedies of Secured Party with respect to the security interest in the Trademark Collateral granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.



                  [Remainder of page intentionally left blank]

       IN WITNESS WHEREOF, Grantor has caused this Grant of Trademark Security Interest to be duly executed and delivered by its officer thereunto duly authorized as of the __ day of _______, _____.


                                  ---------------------------


                                  By:
                                     -----------------------------
                                    Name:
                                         -------------------------
                                    Title:
                                          --------------------------

                                   SCHEDULE A
                                       TO
                      GRANT OF TRADEMARK SECURITY INTEREST

                                   United States
                                     Trademark                     Registration                  Registration
Registered Owner                    Description                       Number                         Date
----------------                    -----------                       ------                         ----



                                     I-A-1

                                                                   EXHIBIT II TO
                                                              SECURITY AGREEMENT

                   [FORM OF GRANT OF PATENT SECURITY INTEREST]

                        GRANT OF PATENT SECURITY INTEREST


       WHEREAS, _______________, a ___________ corporation ("GRANTOR"), owns and uses in its business, and will in the future adopt and so use, various intangible assets, including the Patent Collateral (as defined below); and

       WHEREAS, Horseshoe Gaming Holding Corp., a Horseshoe Gaming Holding Corp., a Delaware corporation ("COMPANY"), has entered into a Credit Agreement dated as of June __, 1999 (said Credit Agreement, as it may heretofore have been and as it may hereafter be amended, supplemented or otherwise modified from time to time, being the "CREDIT AGREEMENT") with the financial institutions named therein (collectively, together with their respective successors and assigns party to the Credit Agreement from time to time, the "LENDERS"), DLJ Capital Funding, Inc., as Syndication Agent, and Canadian Imperial Bank of Commerce, as Administrative Agent for the Lenders (in such capacity, "SECURED PARTY"), pursuant to which Lenders have made certain commitments, subject to the terms and conditions set forth in the Credit Agreement, to extend certain credit facilities to Company; and

       WHEREAS, Grantor has executed and delivered that certain Subsidiary Guaranty dated as of June __, 1999 (said Subsidiary Guaranty, as it may hereafter be amended, supplemented or otherwise modified from time to time, being the "GUARANTY") in favor of Secured Party for the benefit of, pursuant to which Grantor has guarantied the prompt payment and performance when due of all obligations of Company under the Credit Agreement and the other Loan Documents; and

       WHEREAS, pursuant to the terms of a Security Agreement dated as of June __, 1999 (as amended, supplemented or otherwise modified from time to time, the "SECURITY AGREEMENT"), among Grantor, Secured Party and the other grantors named therein, Grantor has agreed to create in favor of Secured Party a secured and protected interest in, and Secured Party has agreed to become a secured creditor with respect to, the Patent Collateral;

       NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, subject to the terms and conditions of the Security Agreement, Grantor hereby grants to Secured Party a security interest in all of Grantor's right, title and interest in and to the following, in each case whether now or hereafter existing or in which Grantor now has or hereafter acquires an interest and wherever the same may be located (the "PATENT COLLATERAL"):

       (i) all rights, title and interest (including rights acquired pursuant to a license or otherwise but only to the extent permitted by agreements governing such license or other use) in and to all patents and patent applications and rights and interests in patents and patent applications under any domestic or foreign law that are presently, or in the future may be, owned or held by such Grantor and all patents and patent applications and rights, title and interests in patents and patent applications under any domestic or foreign law that are presently, or in the future may be, owned by such Grantor in whole or in part (including, without limitation, the patents and patent applications listed in Schedule A), all rights (but not obligations) corresponding thereto to sue for past, present and future infringements and all re-issues, divisions, continuations, renewals, extensions and continuations-in-part thereof (all of the foregoing being collectively referred to as the "PATENTS"); and

       (ii) all proceeds, products, rents and profits of or from any and all of the foregoing Patent Collateral and, to the extent not otherwise included, all payments under insurance (whether or not Secured Party is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Patent Collateral. For purposes of this Grant of Patent Security Interest, the term "PROCEEDS" includes whatever is receivable or received when Patent Collateral or proceeds are sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary.

          Notwithstanding anything herein to the contrary, in no event shall the Patent Collateral include, and Grantor shall be not deemed to have granted a security interest in, any of Grantor's rights or interests in any license, contract or agreement to which Grantor is a party or any of its rights or interests thereunder to the extent, but only to the extent, that such a grant would, under the terms of such license, contract or agreement or otherwise, result in a breach of the terms of, or constitute a default under any license, contract or agreement to which Grantor is a party; provided, that immediately upon the ineffectiveness, lapse or termination of any such provision, the Patent Collateral shall include, and Grantor shall be deemed to have granted a security interest in, all such rights and interests as if such provision had never been in effect.

          Grantor does hereby further acknowledge and affirm that the rights and remedies of Secured Party with respect to the security interest in the Patent Collateral granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.



                  [Remainder of page intentionally left blank]

       IN WITNESS WHEREOF, Grantor has caused this Grant of Patent Security Interest to be duly executed and delivered by its officer thereunto duly authorized as of the ___ day of ____________, _____.


                              ---------------------


                              By:
                                 -----------------------------
                                Name:
                                     -------------------------
                                Title:
                                      --------------------------

                                   SCHEDULE A
                                       TO
                        GRANT OF PATENT SECURITY INTEREST



PATENTS ISSUED:

   Patent No.                    Issue Date             Invention                 Inventor
   ----------                    ----------             ---------                 --------





PATENTS PENDING:

          Applicant's                 Date               Application
              Name                   Filed                 Number                Invention               Inventor
              ----                   -----                 ------                ---------               --------







                                     II-A-1

                                                                  EXHIBIT III TO
                                                              SECURITY AGREEMENT

                 [FORM OF GRANT OF COPYRIGHT SECURITY INTEREST]

                      GRANT OF COPYRIGHT SECURITY INTEREST


       WHEREAS, ________________, a ___________ corporation ("GRANTOR"), owns and uses in its business, and will in the future adopt and so use, various intangible assets, including the Copyright Collateral (as defined below); and

       WHEREAS, Horseshoe Gaming Holding Corp., a Delaware corporation ("COMPANY"), has entered into a Credit Agreement dated as of June __, 1999 (said Credit Agreement, as it may heretofore have been and as it may hereafter be amended, supplemented or otherwise modified from time to time, being the "CREDIT AGREEMENT") with the financial institutions named therein (collectively, together with their respective successors and assigns party to the Credit Agreement from time to time, the "LENDERS"), DLJ Capital Funding, Inc., as Syndication Agent, and Canadian Imperial Bank of Commerce, as Administrative Agent for the Lenders (in such capacity, "SECURED PARTY"), pursuant to which Lenders have made certain commitments, subject to the terms and conditions set forth in the Credit Agreement, to extend certain credit facilities to Company; and

       WHEREAS, Grantor has executed and delivered that certain Subsidiary Guaranty dated as of June __, 1999 (said Subsidiary Guaranty, as it may hereafter be amended, supplemented or otherwise modified from time to time, being the "GUARANTY") in favor of Secured Party for the benefit of Lenders, pursuant to which Grantor has guarantied the prompt payment and performance when due of all obligations of Company under the Credit Agreement and the other Loan Documents; and

       WHEREAS, pursuant to the terms of a Security Agreement dated as of June __, 1999 (as amended, supplemented or otherwise modified from time to time, the "SECURITY AGREEMENT"), among Grantor, Secured Party and the other grantors named therein, Grantor has agreed to create in favor of Secured Party a secured and protected interest in, and Secured Party has agreed to become a secured creditor with respect to, the Copyright Collateral;

       NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, subject to the terms and conditions of the Security Agreement, Grantor hereby grants to Secured Party a security interest in all of Grantor's right, title and interest in and to the following, in each case whether now or hereafter existing or in which Grantor now has or hereafter acquires an interest and wherever the same may be located (the "COPYRIGHT COLLATERAL"):

       (i) all rights, title and interest (including rights acquired pursuant to a license or otherwise but only to the extent permitted by agreements governing such license or other use) under copyright in various published and unpublished works of authorship including, without limitation, computer programs, computer data bases, other computer software layouts, trade dress, drawings, designs, writings, and formulas (including, without


                                     III-1
       limitation, the works listed on Schedule A, as the same may be amended pursuant hereto from time to time) (collectively, the "COPYRIGHTS"), all copyright registrations issued to Grantor and applications for copyright registration that have been or may hereafter be issued or applied for thereon in the United States and any state thereof and in foreign countries (including, without limitation, the registrations listed on Schedule A, as the same may be amended pursuant hereto from time to time) (collectively, the "COPYRIGHT REGISTRATIONS"), all common law and other rights in and to the Copyrights in the United States and any state thereof and in foreign countries including all copyright licenses (but with respect to such copyright licenses, only to the extent permitted by such licensing arrangements) (the "COPYRIGHT RIGHTS"), including, without limitation, each of the Copyrights, rights, titles and interests in and to the Copyrights, all derivative works and other works protectable by copyright, which are presently, or in the future may be, owned, created (as a work for hire for the benefit of Grantor), authored (as a work for hire for the benefit of Grantor), or acquired by Grantor, in whole or in part, and all Copyright Rights with respect thereto and all Copyright Registrations therefor, heretofore or hereafter granted or applied for, and all renewals and extensions thereof, throughout the world, including all proceeds thereof (such as, by way of example and not by limitation, license royalties and proceeds of infringement suits), the right (but not the obligation) to renew and extend such Copyright Registrations and Copyright Rights and to register works protectable by copyright and the right (but not the obligation) to sue in the name of such Grantor or in the name of Secured Party or Lenders for past, present and future infringements of the Copyrights and Copyright Rights; and

       (ii) all proceeds, products, rents and profits of or from any and all of the foregoing Copyright Collateral and, to the extent not otherwise included, all payments under insurance (whether or not Secured Party is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Copyright Collateral. For purposes of this Grant of Copyright Security Interest, the term "PROCEEDS" includes whatever is receivable or received when Copyright Collateral or proceeds are sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary.

          Notwithstanding anything herein to the contrary, in no event shall the Copyright Collateral include, and Grantor shall be not deemed to have granted a security interest in, any of Grantor's rights or interests in any license, contract or agreement to which Grantor is a party or any of its rights or interests thereunder to the extent, but only to the extent, that such a grant would, under the terms of such license, contract or agreement or otherwise, result in a breach of the terms of, or constitute a default under any license, contract or agreement to which Grantor is a party; provided, that immediately upon the ineffectiveness, lapse or termination of any such provision, the Copyright Collateral shall include, and Grantor shall be deemed to have granted a security interest in, all such rights and interests as if such provision had never been in effect.

          Grantor does hereby further acknowledge and affirm that the rights and remedies of Secured Party with respect to the security interest in the Copyright Collateral granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.



                                     III-2

       IN WITNESS WHEREOF, Grantor has caused this Grant of Copyright Security Interest to be duly executed and delivered by its officer thereunto duly authorized as of the ___ day of ___________, _____.


                             ---------------------


                             By:
                                -----------------------------
                               Name:
                                    --------------------------
                               Title:
                                      -------------------------


                                     III-3

                                   SCHEDULE A
                                       TO
                      GRANT OF COPYRIGHT SECURITY INTEREST



U.S. COPYRIGHTS:

Title          Registration No.        Date of Issue           Registered Owner
-----          ----------------        -------------           ----------------


PENDING U.S. COPYRIGHT REGISTRATIONS & APPLICATIONS:

Title       Reference No.           Date of Application     Copyright Claimant
-----       -------------           -------------------     ------------------







                                     III-A-1

                                                                   EXHIBIT IV TO
                                                              SECURITY AGREEMENT

                                PLEDGE SUPPLEMENT

       This Pledge Supplement, dated __________________, is delivered pursuant to the Security Agreement, dated June __, 1999 between the Horseshoe Gaming Holding Corp.,, ____________________, a _______________ ("GRANTOR"), the other
Grantors named therein and Canadian Imperial Bank of Commerce, as Secured Party (as it may be from time to time amended, modified or supplemented, the "SECURITY AGREEMENT"). Capitalized terms used herein not otherwise defined herein shall have the meanings ascribed thereto in the Security Agreement.

       Grantor hereby agrees that the [Pledged Shares] [Pledged Debt] listed on the schedule attached hereto shall be deemed to be part of the [Pledged Shares] [Pledged Debt] and shall become part of the Securities Collateral and shall secure all Secured Obligations.

       IN WITNESS WHEREOF, Grantor has caused this Amendment to be duly executed and delivered by its duly authorized officer as of ---------------.

                                              ------------------------


                                              By:
                                                  ---------------------------
                                              Title:

                                                                    EXHIBIT V TO
                                                              SECURITY AGREEMENT

                                  IP SUPPLEMENT

       This IP SUPPLEMENT, dated _______, ____is delivered pursuant to and supplements (i) the Security Agreement, dated as of June __, 1999 (as it may be from time to time amended, modified or supplemented, the "SECURITY AGREEMENT"), among Horseshoe Gaming Holding Corp., __________________ ("GRANTOR"), the other Grantors named therein, and Canadian Imperial Bank of Commerce, as Secured Party, and (ii) the [Grant of Trademark Security Interest] [Grant of Patent Security Interest] [Grant of Copyright Security Interest] dated as of ___________, _____ (the "GRANT") executed by Grantor. Capitalized terms used herein not otherwise defined herein shall have the meanings ascribed thereto in the Grant.

       Grantor grants to Secured Party a security interest in all of Grantor's right, title and interest in and to the [Trademark Collateral] [Patent Collateral] [Copyright Collateral] listed on Schedule A attached hereto. All such [Trademark Collateral] [Patent Collateral] [Copyright Collateral] shall be deemed to be part of the [Trademark Collateral] [Patent Collateral] [Copyright Collateral] and shall be hereafter subject to each of the terms and conditions of the Security Agreement and the Grant.

       IN WITNESS WHEREOF, Grantor has caused this Supplement to be duly executed and delivered by its duly authorized officer as of ______________.

                                   --------------------------


                                   By:
                                      ------------------------------------
                                               Name:
                                               Title:

                                                                   EXHIBIT VI TO
                                                              SECURITY AGREEMENT

                              [FORM OF COUNTERPART]

       COUNTERPART (this "COUNTERPART"), dated _______, ____is delivered pursuant to Section 22 of the Security Agreement referred to below. The undersigned hereby agrees that this Counterpart may be attached to the Security Agreement, dated as of June __, 1999 (as it may be from time to time amended, modified or supplemented, the "SECURITY AGREEMENT"; capitalized terms used herein not otherwise defined herein shall have the meanings ascribed therein), among Horseshoe Gaming Holding Corp., the other Grantors named therein, and Canadian Imperial Bank of Commerce, as Secured Party. The undersigned by executing and delivering this Counterpart hereby becomes a Grantor under the Security Agreement in accordance with Section 22 thereof and agrees to be bound by all of the terms thereof. Without limiting the generality of the foregoing, the undersigned hereby:

              (i) authorizes the Secured Party to add the information set forth on the Schedules to this Agreement to the correlative Schedules attached to the Security Agreement;

              (ii) agrees that all Collateral of the undersigned, including the items of property described on the Schedules hereto, shall become part of the Collateral and shall secure all Secured Obligations; and

              (iii) makes the representations and warranties set forth in the Security Agreement, as amended hereby, to the extent relating to the undersigned.

                                   ------------------------


                                   By:
                                       ---------------------------
                                   Name:
                                   Title:

                                  EXHIBIT XVII

               [FORM OF CONFIRMATION OF EFFECTIVENESS CERTIFICATE]

                    CONFIRMATION OF EFFECTIVENESS CERTIFICATE


       This CONFIRMATION OF EFFECTIVENESS CERTIFICATE (this "CERTIFICATE") is delivered pursuant to subsection 4.1H of that certain Credit Agreement dated as of June __, 1999 (the "CREDIT AGREEMENT") by and among Horseshoe Gaming Holding Corp., a Delaware corporation ("COMPANY"), the financial institutions referred to therein as Lenders (the "LENDERS"), DLJ Capital Funding, Inc., as Syndication Agent ("SYNDICATION AGENT"), and Canadian Imperial Bank of Commerce, as Administrative Agent ("ADMINISTRATIVE AGENT" and together with Syndication Agent, "AGENTS"). Capitalized terms used herein without definition have the same meanings as in the Credit Agreement.

       The undersigned hereby certifies (with no personal liability to the undersigned) as follows:

       1.     I am the duly qualified and acting ___________ of Company;

       2. In such capacity I have participated actively in the management of Company and am familiar with the transactions described herein;

       2.     The New Sub Debt was issued on May 11, 1999;

       3. All of the Former Senior Horseshoe Bonds have been repaid [or defeased];

       4. At least 90% of the membership interests in Horseshoe are held by Company; and

       5. All conditions to the effectiveness of the Credit Agreement have been satisfied or waived.

       I understand that Agents and Lenders are relying on the truth and accuracy of the foregoing in connection with the entry into the Credit Agreement.

       I represent, without any personal liability to myself and on behalf of the Company, the foregoing information to be true and correct.



DATED:_______________                           HORSESHOE GAMING HOLDING
                                                  CORP.



                                                By:
                                                   ----------------------------
                                                Name:
                                                Title:

Based upon the representations made and the documents delivered on or prior to this date, including the representations made in this Certificate, the undersigned Agents confirm that all conditions to effectiveness of the Credit Agreement have been satisfied or waived.

DATED:_______________         DLJ CAPITAL FUNDING, INC.,
                              as Syndication Agent


                              By:
                                 -------------------------------
                              Name:
                              Title:

                              CANADIAN IMPERIAL BANK OF
                                COMMERCE, as Administrative Agent


                              By:
                                 -------------------------------
                              Name:
                              Title:

                                  EXHIBIT XVIII


                         [FORM OF AGREEMENT OF JOINDER]


                              AGREEMENT OF JOINDER


       This AGREEMENT OF JOINDER TO CREDIT AGREEMENT (this "JOINDER AGREEMENT") is dated as of ________, ____and entered into by and among HORSESHOE GAMING HOLDING CORP., a Delaware corporation ("COMPANY"), the LENDERS LISTED ON THE SIGNATURE PAGES HEREOF (collectively, the "NEW LENDERS" and together with the Lenders listed on the signature pages of the Credit Agreement (as defined below)(the "EXISTING LENDERS"), the "LENDERS"), DLJ CAPITAL FUNDING, INC., as syndication agent (in such capacity, "SYNDICATION AGENT") and CANADIAN IMPERIAL BANK OF COMMERCE, as administrative agent (the "ADMINISTRATIVE AGENT" and, together with the Syndication Agent, the "AGENTS"). All terms not herein defined shall have the meanings set forth in the Credit Agreement.

                                    RECITALS

       WHEREAS, the Company, the Existing Lenders and the Agents are parties to that certain Credit Agreement dated as of June __, 1999 (the "CREDIT AGREEMENT");

       WHEREAS, subsection 2.1A(iv) of the Credit Agreement provides that additional financial institutions as well as Existing Lenders may furnish additional [Tranche B Term Loans and/or Revolving Loan Commitments] and join and become parties to the Credit Agreement;

       WHEREAS, the Existing Lenders have provided Tranche B Term Loans in the amount of $125,000,000 (the "EXISTING LOANS") and Revolving Loan Commitments in the amount of $250,000,000 (the "EXISTING COMMITMENTS") and New Lenders have collectively agreed to join and become parties to the Credit Agreement and [the Existing Lenders and] the New Lenders have collectively agreed to provide additional [Tranche B Term Loans in the amount of $___________ (the "ADDITIONAL LOANS" and together with the Existing Loans, the "LOANS")][and][Revolving Loan Commitments in the amount of $___________] [total no more than $50,000,000](the "ADDITIONAL COMMITMENTS" and together with the Existing Commitments, the "COMMITMENTS");

       NOW, THEREFORE, in consideration of the foregoing premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:


                                    SECTION 1
                          JOINDER AND WAIVER; EXPENSES

                        The parties to this Joinder Agreement hereby agree that upon this Joinder Agreement becoming effective in accordance with Section 7 hereof, (a) each New Lender shall become a party to the Credit Agreement, shall constitute a "Lender" as defined in the Credit Agreement and shall become bound by all terms and conditions of the Credit Agreement as though each New Lender had been an original party thereto.



                                    SECTION 2
                                   COMMITMENTS

       Each New Lender hereby agrees to provide, and each Existing Lender hereby reaffirms its agreement to provide, the Tranche B Term Loans and/or Revolving Loan Commitments set forth opposite its name on Schedule 1 (revised Schedule 2.1 to the Credit Agreement).


                                    SECTION 3
                         PREPAYMENT OF OUTSTANDING LOANS


       In connection with the provision of the Additional Commitments under this Joinder Agreement, the Company hereby agrees to prepay, no later than ten (10) days after the date hereof, outstanding Revolving Loans held by the Existing Lenders under the Credit Agreement. Borrowings made at the time of such prepayment and thereafter shall be made from all New Lenders and Existing Lenders pro rata in accordance with the terms of the Credit Agreement, as amended by this Joinder Agreement.


                                    SECTION 4
                                   LIMITATIONS

       The agreements set forth above shall be limited precisely by their terms, shall not have any force or effect with respect to any other matter except as expressly provided above, and nothing in this Joinder Agreement shall be deemed to:

       (i) constitute a waiver or modification of any other term, provision or condition of the Credit Agreement or any other instrument or agreement referred to therein; or

       (ii) prejudice any right or remedy that either Agent or any Lender may now have (except to the extent such right or remedy was based upon existing defaults that will not exist after giving effect to this Joinder Agreement) or may have in the future under or in connection with the Credit Agreement or any other instrument or agreement referred to therein.

       Except as expressly set forth herein, the terms, provisions and conditions of the Credit Agreement and the other Loan Documents shall remain in full force and effect and in all other respects are hereby ratified and confirmed.

                                    SECTION 5
                    COMPANY'S REPRESENTATIONS AND WARRANTIES

       The Company represents and warrants that after giving effect to this Joinder Agreement:

       (i) as of the date hereof, there exists no Default or Event of Default under the Credit Agreement;

       (ii) all representations and warranties contained in the Credit Agreement and the other Loan Documents are true, correct and complete in all material respects on and as of the date hereof except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true, correct and complete in all material respects on and as of such earlier date;

       (iii) as of the date hereof, the Company has performed all agreements to be performed on their part as set forth in the Credit Agreement; and

       (iv) the [Additional Loans/Additional Commitments] are permitted by any applicable Gaming Laws.


                                    SECTION 6
                     LENDERS' REPRESENTATIONS AND WARRANTIES

       Each New Lender, severally and not jointly, represents and warrants that
(i) as of the date hereof it is duly authorized to enter into and perform the terms of this Joinder Agreement, and (ii) it has received a copy of the Credit Agreement and the other Credit Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Joinder Agreement.


                                    SECTION 7
                           COUNTERPARTS; EFFECTIVENESS

       This Joinder Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Joinder Agreement shall become effective upon (i) the execution of a counterpart hereof by the Company, each of the New Lenders and the Agents;
(ii) receipt by the Company and Agents of written or telephonic notification of such execution and authorization of delivery thereof; and (iii) receipt by the Agents of such evidence of appropriate corporate authorization on the part of the Company with respect to the [Additional Commitments and/or Additional Loans] contemplated by this Joinder Agreement and such opinions of counsel for the

Company with respect to such Additional Commitments as the Administrative Agent may reasonably request.

                                    SECTION 8
                                  GOVERNING LAW

       THIS JOINDER AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING WITHOUT LIMITATION SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW
YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.



                  [Remainder of page intentionally left blank]

       IN WITNESS WHEREOF, the parties hereto have caused this Joinder Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.


                         HORSESHOE GAMING HOLDING CORP.



                             By:
                                     -----------------------------------------
                                     Name:
                                     Title:

                       DLJ CAPITAL FUNDING, INC.,
                       as Syndication Agent


                       By:
                                   -----------------------------------------
                                   Name:
                                   Title:

                        CANADIAN IMPERIAL BANK OF COMMERCE, as
                        Administrative Agent


                        By:
                                    -----------------------------------------
                                    Name:
                                    Title:

[SIGNATURE BLOCKS FOR NEW LENDERS]

                                   EXHIBIT XIX

                       [FORM OF DEBT CAPACITY CERTIFICATE]

                            DEBT CAPACITY CERTIFICATE


       This DEBT CAPACITY CERTIFICATE (this "CERTIFICATE") is delivered pursuant to subsection [4.2T/6.1(ii)/6.1(iii)] of that certain Credit Agreement dated as of June __, 1999 (the "CREDIT AGREEMENT") by and among Horseshoe Gaming Holding Corp., a Delaware corporation ("COMPANY"), the financial institutions referred to therein as Lenders (the "LENDERS"), DLJ Capital Funding, Inc., as Syndication Agent ("SYNDICATION AGENT"), and Canadian Imperial Bank of Commerce, as Administrative Agent ("ADMINISTRATIVE AGENT" and together with Syndication Agent, "AGENTS"). Capitalized terms used herein without definition have the same meanings as in the Credit Agreement.

       I hereby certify (with no personal liability to myself) as follows:

       1.     I am the duly qualified and acting ___________ of Company;

       2. In such capacity I have participated actively in the management of Company's financial affairs and am familiar with its financial statements and those of its Subsidiaries; and

       3. I have performed the calculations set forth on Exhibit A hereto and have concluded as a result of such calculations that as at [insert date of last day of Fiscal Quarter for which this Certificate is being calculated] the maximum amount of Indebtedness of Company permitted under the most restrictive of the debt incurrence provisions of the Debt Restrictive Agreements was [insert debt limitation], that the principal amount of Indebtedness of Company and its Subsidiaries on that date was [insert amount], that the amount of Indebtedness of Company and its Subsidiaries is [insert amount] and that the incurrence of all Indebtedness and Liens incurred or to be incurred on the date hereof do not contravene the Debt Restrictive Agreements.

       I understand that Agents and Lenders are relying on the truth and accuracy of the foregoing in connection with the making of Loans to Company pursuant to the Credit Agreement.

       I represent, to the best of my knowledge and on behalf of the Company, the foregoing information to be true and correct.

DATED:_________________             HORSESHOE GAMING HOLDING
                                    CORP.



                                     By:
                                        -----------------------------
                                     Name:
                                     Title:

                                    EXHIBIT A